   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 2001

                                                      REGISTRATION NO. 333-72314
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                               AMENDMENT NO. 2 TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                         TOREADOR RESOURCES CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          1311                         74-5-091164
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                4809 COLE AVENUE
                                   SUITE 108
                              DALLAS, TEXAS 75205
                                 (214) 559-3933
              (Address, including zip code, and telephone number,
        including area code of Registrant's principal executive offices)

                              G. THOMAS GRAVES III
                         TOREADOR RESOURCES CORPORATION
                                4809 COLE AVENUE
                                   SUITE 108
                              DALLAS, TEXAS 75205
                                 (214) 559-3933
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)
                             ---------------------

                                   COPIES TO:

                             JANICE V. SHARRY, ESQ.
                             HAYNES AND BOONE, LLP
                          901 MAIN STREET, SUITE 3100
                            DALLAS, TEXAS 75202-3789
                                 (214) 651-5000
                           (214) 651-5940 (FACSIMILE)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the merger, pursuant to the Agreement and Plan of Merger, dated as of October 3, 2001, described in the enclosed joint proxy statement/prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[TOREADOR RESOURCES CORPORATION                             [MADISON OIL COMPANY
               LOGO TO COME]                                 LOGO TO COME]

                   PROPOSED MERGER -- YOUR VOTE IS IMPORTANT

     The boards of directors of Toreador Resources Corporation and Madison Oil Company have agreed to the combination of the two companies through a merger of MOC Acquisition Corporation, a wholly-owned subsidiary of Toreador, with and into Madison. This merger will cause Madison to become a wholly-owned subsidiary of Toreador and create on a consolidated basis an independent international oil and gas exploration, development and production company with pro forma estimated net proved reserves of 12.6 million barrels of oil and 14.6 billion cubic feet of gas at September 30, 2001 (or a total of 15.0 million barrels of oil equivalent based on one barrel of oil for every 6,000 cubic feet of gas). Estimated pro forma production for the combined entity is 2,621 barrels of oil per day and 5.1 million cubic feet of gas (or a total of 3,470 barrels of oil equivalent) based on such reserves.

     Pursuant to the Agreement and Plan of Merger by and among Toreador, MOC Acquisition and Madison and as a result of the merger, all shares of Madison common stock will be converted into Toreador common stock and options and warrants to purchase Madison common stock (along with other Madison convertible securities) that are issued and outstanding at the time the merger becomes effective will be converted into rights to receive Toreador common stock. As additional consideration, the Madison stockholders will receive a right to receive additional shares or cash after the third anniversary of the effective date of the merger based on a percentage of the amount, if any, Toreador receives as a return of capital under the terms of the registered capital provisions of Section 116 of the Turkish Petroleum Regulations.

     Toreador common stock is quoted on The Nasdaq National Market System under the symbol "TRGL." Madison common stock is traded on The Toronto Stock Exchange, under the symbol "MDO."

     We cannot complete the merger unless (i) at a special meeting of Toreador stockholders at which at least one-third of the outstanding shares of Toreador common stock are represented in person or by proxy and voting, the holders of a majority of such shares of Toreador common stock cast at the meeting approve the issuance of up to 6,800,000 shares of Toreador common stock pursuant to the terms of the merger agreement; and (ii) at a special meeting of Madison stockholders, holders of a majority of the outstanding shares of Madison common stock approve and adopt the merger agreement. Additionally, at the Toreador special meeting, the Toreador stockholders are being asked to approve a new stock option plan. The vote required to approve this 2002 Stock Option Plan is the same as that required to approve the issuance of shares of Toreador common stock described above. Holders of a majority of the issued and outstanding shares of Madison common stock have already agreed to vote for the merger agreement pursuant to the terms of a voting agreement.

     This document is a prospectus under U.S. law relating to the shares of Toreador common stock to be issued in the merger and a joint proxy statement for Toreador to solicit proxies at a Toreador special meeting and for Madison to solicit proxies at a Madison special meeting, both currently scheduled for December 31, 2001. It contains answers to frequently asked questions and a summary of the important terms of the merger and related transactions, followed by a more detailed discussion.


     This joint proxy statement/prospectus is dated November 29, 2001 and is first being mailed to Toreador and Madison stockholders on or about December 6, 2001.

                         TOREADOR RESOURCES CORPORATION
                                4809 COLE AVENUE
                                   SUITE 108
                              DALLAS, TEXAS 75205
                                 (214) 559-3933

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 31, 2001

To the Stockholders of Toreador Resources Corporation:

     A special meeting of stockholders of Toreador Resources Corporation will be held at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 2900, Dallas, Texas 75202, on December 31, 2001 at 8:30 a.m., Dallas, Texas time, for the following purposes:


     1. To consider and vote upon a proposal to issue up to 6,800,000 shares of Toreador common stock pursuant to the terms of that certain Agreement and Plan of Merger, dated October 3, 2001, by and among Toreador, MOC Acquisition Corporation, a wholly-owned subsidiary of Toreador, and Madison Oil Company, as described in the attached Joint Proxy Statement/Prospectus dated November 29, 2001;


     2. To consider and vote upon a proposed 2002 Stock Option Plan pursuant to which 500,000 shares of Toreador common stock will be reserved for issuance pursuant to future stock option grants; and

     3. To transact such other business incident to the conduct of the meeting as may properly come before the Toreador special meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on November 5, 2001, are entitled to notice of and to vote at the Toreador special meeting or at any adjournments or postponements thereof. Each share of Toreador common stock is entitled to one vote per share. A complete list of stockholders entitled to vote at the special meeting will be available for examination at the offices of Toreador in Dallas, Texas, during normal business hours by any holder of Toreador common stock for any purpose relevant to the Toreador special meeting for a period of 10 days prior to the Toreador special meeting. Such list will also be available at the special meeting and may be inspected by any Toreador stockholder for any purpose relevant to the special meeting. Holders of Toreador common stock are not entitled to dissenters' appraisal rights under the Delaware General Corporation Law in respect of the merger.

                                          By Order of the Board of Directors,

                                          Gerry Cargile, Secretary

Dallas, Texas
December   , 2001

Your vote is important. Even if you plan to attend the Special Meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                              MADISON OIL COMPANY
                         9400 NORTH CENTRAL EXPRESSWAY
                                   SUITE 1209
                              DALLAS, TEXAS 75231
                                 (214) 373-6071

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 31, 2001

To the Stockholders of Madison Oil Company:

     A special meeting of stockholders of Madison Oil Company will be held at the offices of Madison Oil Company, 9400 North Central Expressway, Suite 1209, Dallas, Texas 75231, on December 31, 2001, at 8:30 a.m., Dallas, Texas time, for the following purposes:


     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated October 3, 2001, by and among Toreador Resources Corporation, MOC Acquisition Corporation, a wholly-owned subsidiary of Toreador, and Madison, as described in the attached Joint Proxy Statement/Prospectus dated November 29, 2001; and


     2. To transact such other business incident to the conduct of the meeting as may properly come before the Madison special meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on November 11, 2001, are entitled to notice of and to vote at the Madison special meeting or at any adjournments or postponements thereof. Each share of Madison common stock is entitled to one vote per share. A complete list of stockholders entitled to vote at the special meeting will be available for examination at the offices of Madison in Dallas, Texas during normal business hours by any holder of Madison common stock for any purpose relevant to the Madison special meeting for a period of 10 days prior to the Madison special meeting. Such list will also be available at the special meeting and may be inspected by any Madison stockholder for any purpose relevant to the special meeting. Holders of approximately 52% of the Madison common stock have already agreed to vote in favor of the merger.

     Holders of our common stock who comply with certain requirements and procedures set forth in Section 262 of the Delaware General Corporation Law may be entitled to assert dissenters' rights. A copy of Section 262 is attached as Annex C.

                                          By Order of the Board of Directors,

                                          --------------------------------------
                                          Richard D. Preston
                                          Secretary

Dallas, Texas
December   , 2001

Your vote is important. Even if you plan to attend the Special Meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                PROXY STATEMENT
                                       OF

                              MADISON OIL COMPANY
                             ---------------------

                           PROXY STATEMENT/PROSPECTUS
                                       OF

                         TOREADOR RESOURCES CORPORATION

     Toreador Resources Corporation and Madison Oil Company have entered into a merger agreement whereby Madison will merge with a wholly-owed subsidiary of Toreador. After the merger, Madison will continue as the surviving corporation and become a wholly-owned subsidiary of Toreador. Upon completion of the merger, Madison stockholders will receive 0.118 of a share of Toreador common stock, subject to certain adjustments, as well as the right to certain payments if the Turkish government returns capital to Madison for each outstanding share of Madison common stock they own.

     This joint proxy statement/prospectus is being furnished to stockholders of Madison in connection with the solicitation by the board of directors of Madison of proxies for use at the Special Meeting of Stockholders to be held at Madison's principal executive offices located at 9400 North Central Expressway, Dallas, Texas at 8:30 a.m., local time, on December 31, 2001. At this meeting, Madison stockholders will be asked to consider and vote upon the approval of the merger.

     This joint proxy statement/prospectus is being furnished to stockholders of Toreador in connection with the solicitation by the Board of Directors of Toreador of proxies for use at the Special Meeting of Stockholders to be held at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 2900, Dallas, Texas at 8:30 a.m., local time, on December 31, 2001. At this meeting, Toreador stockholders will be asked to consider and vote upon the issuance of up to 6,800,000 shares of Toreador common stock pursuant to the terms of the merger agreement and to consider and vote upon the proposed 2002 stock option plan. This joint proxy statement/ prospectus also constitutes the prospectus of Toreador under U.S. law with respect to the shares of Toreador common stock to be issued to Madison stockholders if the merger is approved.

     Shares of Madison common stock are quoted on the Toronto Stock Exchange under the symbol "MDO" and shares of Toreador common stock are currently listed for trading on the Nasdaq National Market System under the symbol "TRGL." On
December   , 2001, the last trading day for which information was available prior to the printing of this joint proxy statement/prospectus, the closing
sales price of Toreador common stock and Madison common stock was $     per
share and Cdn$     per share, respectively.

     All information concerning Toreador contained in this joint proxy statement/prospectus has been furnished by Toreador, and all information concerning Madison contained in this joint proxy statement/ prospectus has been furnished by Madison. Stockholders are encouraged to read all information contained in this joint proxy statement/prospectus carefully and understand it before they vote.

     SEE RISK FACTORS BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY THE STOCKHOLDERS OF MADISON IN DETERMINING HOW TO VOTE UPON THE MERGER PROPOSAL.

     The information in this joint proxy statement/prospectus is not complete and may be changed. Toreador may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR CANADIAN PROVINCIAL SECURITIES REGULATORS HAVE APPROVED OR DISPROVED THE SECURITIES TO BE ISSUED IN THIS TRANSACTION OR DETERMINED THAT THIS JOINT PROXY
STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This joint proxy statement/prospectus is dated November 29, 2001 and is first being mailed to stockholders on or about December 6, 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................     1
Summary.....................................................     5
  The Companies.............................................     5
  The Merger................................................     6
  Reasons for the Merger -- Toreador........................     7
  Opinions of Financial Advisors............................     7
  Board of Directors and Management of Toreador Following
     the Merger.............................................     7
  The Special Meetings......................................     7
  Record Dates..............................................     8
  Votes Required............................................     8
  Voting Agreements.........................................     8
  Share Ownership of Management.............................     8
  Risks Relating to The Merger..............................     8
  Accounting Treatment......................................     9
  Conditions to the Merger..................................     9
  Termination of the Merger Agreement.......................     9
  Termination Fees..........................................     9
  Interests of Certain Persons in the Merger that Differ
     from Your Interests....................................    10
  Limitation on Discussing or Negotiating Other Acquisition
     Proposals..............................................    11
  Material Differences in the Rights of Stockholders........    11
  Comparative Per Share Market Price Information............    11
  Exchange Rate of Canadian and U.S. Dollars................    11
Summary Selected Historical Financial Data..................    12
Toreador (Historical).......................................    12
Madison (Historical)........................................    12
Summary Selected Unaudited Pro Forma Combined Consolidated
  Financial Data............................................    14
Unaudited Comparative Per Share Data........................    15
Summary Historical and Pro Forma Oil and Gas Reserve
  Information...............................................    16
Risk Factors................................................    17
  Risks Relating to the Merger..............................    17
  Risk Factors Relating to the Business of Toreador After
     the Merger.............................................    19
  Combined Company Risks....................................    19
  Investment Risks in Common Stock of Combined Company......    21
Market Price and Dividend Information.......................    23
  Historical Market Prices of Toreador and Madison..........    23
  No Dividends Expected in the Foreseeable Future...........    24
The Special Meetings........................................    25
  Time and Place............................................    25
  Purpose of the Special Meetings...........................    25
  Voting and Record Dates...................................    25
  Toreador Proxies..........................................    26
  Madison Proxies...........................................    26

                                                              PAGE
                                                              ----
  Solicitation of Proxies...................................    27
  Voting Agreements.........................................    27
The Combined Company........................................    28
The Merger..................................................    29
  Background of the Merger..................................    29
  Reasons for the Merger -- Madison.........................    31
  Reasons for the Merger -- Toreador........................    32
  Opinion of Financial Advisor of Toreador..................    34
  Comparable Companies Analysis.............................    36
  Comparable Mergers and Acquisitions Analysis..............    37
  Barrels of Oil Equivalent (BOE) Valuation Analysis........    38
  Discounted Cash Flows Analysis............................    39
  Premium Analysis..........................................    39
  Pro Forma Impact of Merger................................    40
  Engagement of Morgan Keegan...............................    40
  Accounting Treatment......................................    41
  Board of Directors and Management of Toreador Following
     the Merger.............................................    41
  Interests of Certain Persons in the Merger That Differ
     from Your Interests....................................    42
  Material Contracts with Madison...........................    44
  Appraisal Rights..........................................    44
  Enforcement of Judgments by Canadian Investors............    47
  Termination of Trading of Madison Common Stock............    47
Terms of the Merger Agreement...............................    47
  Effective Time of the Merger..............................    47
  Manner and Basis of Converting Shares.....................    47
  Surrender and Exchange of Stock Certificates..............    49
  Contingent Turkish Payment................................    50
  Payment Procedure for Turkish Payment.....................    51
  Percentage Ownership of Toreador Common Stock by Madison
     Stockholders...........................................    51
  Representations and Warranties............................    52
  Conduct of Business Prior to the Merger...................    52
  Limitation on Discussing or Negotiating Other Acquisition
     Proposals..............................................    53
  Certain Additional Agreements.............................    53
  Conditions to the Merger..................................    53
  Termination of the Merger Agreement.......................    55
  Termination Fees and Expenses.............................    55
Material U.S. Federal Income Tax Consequences of the
  Merger....................................................    56
  Tax Consequences to Madison Stockholders..................    57
  Tax Consequences to Toreador..............................    57
  Tax Consequences to Madison...............................    57
  Tax Consequences to Toreador Stockholders.................    58
Material Canadian Tax Consequences of the Merger............    58
  Madison Stockholders Resident in Canada...................    58
  Employee Holders of Madison Stock Options Resident in
     Canada.................................................    61

                                                              PAGE
                                                              ----
  Non-Employee Holders of Madison Stock Options and Warrants
     Resident in Canada.....................................    61
  Proposed Amendments Relating to Foreign Investment
     Entities...............................................    61
  Madison Stockholders not Resident in Canada...............    62
  Eligibility for Investment by Deferred Plans..............    63
Selected Historical Consolidated Financial Data.............    64
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Toreador.....................    67
  General...................................................    67
Selected Quarterly Financial Data (Unaudited)...............    68
  Results of Operations.....................................    68
  Liquidity and Capital Resources...........................    71
  New Accounting Pronouncements.............................    72
  Market Risk Disclosure; Hedging...........................    73
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Madison......................    75
  General...................................................    75
  Liquidity and Capital Resources...........................    77
  New Accounting Pronouncements.............................    78
  Market Risk Disclosure; Oil Hedges........................    79
  Oil Hedges................................................    79
Information about Toreador..................................    80
  Overview..................................................    80
  Subsidiaries..............................................    80
  Significant Developments..................................    81
  Other Major Corporate Actions 1998-2000...................    83
  Principal Properties......................................    83
  Oil and Gas Reserves......................................    86
  Productive Wells..........................................    86
  Acreage...................................................    87
  Drilling Activities.......................................    87
  Net Production, Unit Prices and Costs.....................    87
  Title to Properties.......................................    88
  Markets and Competition...................................    89
  Regulation................................................    89
  Material Contracts........................................    93
  Employees.................................................    93
  Legal Proceedings.........................................    93
Description of Toreador Capital Stock.......................    93
  Common Stock..............................................    94
  Preferred Stock...........................................    94
  Outstanding Stock Options.................................    95
  Sales of Common Stock.....................................    96
Toreador Directors and Executive Officers...................    96
  Directors.................................................    96
  Executive Officers........................................    97

                                                              PAGE
                                                              ----
Executive Compensation and Other Transactions of Toreador...    98
  Summary Compensation Table................................    98
  Option Grants and Exercises...............................    99
  Employment Agreement......................................   100
  Change in Control Arrangements............................   100
  Compensation of Directors.................................   100
  Compensation Committee Interlocks and Insider
     Participation..........................................   100
Certain Relationships and Related Transactions of
  Toreador..................................................   101
  Relationships with H.R. Sanders and Herschel Sanders......   101
  Relationships with Wilco and Wilco Properties'
     Agreements.............................................   101
  Securities Purchase Related to the Howell Transaction.....   101
Security Ownership of Certain Beneficial Owners and
  Management of Toreador....................................   103
Toreador Stockholders' Proposals............................   106
Disclosure of Commission Position on Indemnification of
  Securities Act Liabilities................................   106
Information About Madison...................................   106
  Overview..................................................   106
  Subsidiaries..............................................   106
  Significant Developments..................................   107
  Principal Properties......................................   108
  Oil and Gas Reserves......................................   110
  Productive Wells..........................................   110
  Acreage...................................................   111
  Drilling Activities.......................................   111
  Net Production, Unit Prices and Costs.....................   111
  Average Sales Price and Average Production Cost...........   112
  Title to Properties.......................................   113
  Markets and Competition...................................   113
  Regulation................................................   113
  Employees.................................................   114
  Legal Proceedings.........................................   114
Description of Madison Capital Stock........................   115
  Common Stock..............................................   115
Madison Directors and Executive Officers....................   115
Madison Executive Compensation and Other Transactions.......   117
  Summary Compensation Table................................   117
  Employment Agreements.....................................   117
  Compensation of Directors.................................   118
  Options, Grants and Exercises.............................   118
  Aggregated Option Exercises in 2000 and December 31, 2000
     Option Values..........................................   118
  Stock Option Plan.........................................   118
Certain Relationships and Related Transactions of Madison...   119
  Indebtedness..............................................   119
  Convertible Debenture.....................................   119
Comparison of Stockholder Rights............................   121

                                                              PAGE
                                                              ----
Adoption of 2002 Stock Option Plan..........................   123
  General...................................................   123
  Terms of The 2002 Stock Option Plan.......................   123
  Federal Income Tax Consequences...........................   124
Experts.....................................................   125
Legal Matters...............................................   126
Auditors....................................................   126
Transfer Agent..............................................   126
Where You Can Find More Information.........................   126
Glossary of Oil and Gas Terms...............................   128
Index to Consolidated Financial Statements..................   F-1
Toreador Resources Corporation Consolidated Financial
  Statements................................................   F-2
Madison Oil Company Consolidated Financial Statements.......  F-23
Texona Petroleum Company Index to Consolidated Financial
  Statements................................................  F-44
Unaudited Pro Forma Consolidated Financial Statements.......  F-55


LIST OF ANNEXES

Annex A -- Agreement and Plan of Merger

Annex B -- Opinion of Morgan Keegan & Company, Inc.

Annex C -- Section 262 of Delaware General Corporation Law

Annex D -- 2002 Stock Option Plan

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE TOREADOR AND MADISON MERGING?

A: We believe that the merger will create a stronger exploration, development and production company. We believe the merger will:

   - Create a larger company with the ability to grow through acquisitions of properties and companies.

   - Expand capital base and trading liquidity.

   - Add significantly to reserve base.

   - Improve access to capital markets.

   - Provide Madison stockholders with access to increased liquidity and the opportunity for investment appreciation.

   - Create cost savings.

   - Expand and strengthen Toreador's board of directors and management.

Q: WILL TOREADOR STOCKHOLDERS RECEIVE ANY SHARES IN THE MERGER?

A: No. Toreador stockholders will continue to hold the common stock they own at the time of the merger.

Q: WHERE WILL MY SHARES BE TRADED AFTER THE MERGER?

A: Your Toreador common stock will be quoted on The Nasdaq National Market
   System under the symbol "TRGL," as it currently is traded. In addition, Toreador has applied to list its common stock for trading on The Toronto Stock Exchange either upon the merger becoming effective or as soon thereafter as practicable. Listing will be subject to Toreador fulfilling all of the original listing requirements of The Toronto Stock Exchange. The merger is not conditioned upon such listing.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect to complete the merger either the same day as or within one business day after the Toreador special meeting.

Q: WHY IS TOREADOR HAVING A SPECIAL MEETING TO APPROVE THE MERGER?

A: The rules of The Nasdaq National Market System require that stockholders approve the issuance of shares that is equal to or in excess of 20% of the issued and outstanding shares in a single transaction or a series of related transactions.

Q: HOW DO I VOTE AT THE TOREADOR SPECIAL MEETING?

A: If you own Toreador common stock, after reading this document, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the Toreador special meeting. In order to ensure that Toreador obtains your vote, please vote as instructed on your proxy card, even if you plan to attend the Toreador special meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted at the Toreador special meeting. You may revoke your proxy on or before the day of the Toreador special meeting by following the instructions on page 26. You then may either change your vote or attend the Toreador special meeting and vote in person.

Q: HOW DO I VOTE AT THE MADISON SPECIAL MEETING?

A: If you own Madison common stock, after reading this document, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the Madison special meeting. In order to ensure that Madison obtains your vote, please vote as instructed on your proxy card, even if you plan to attend the Madison special meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposal submitted at the Madison special meeting. You may revoke your proxy on or before the day of the Madison special meeting by following the instructions on page 26. You then may

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

   either change your vote or attend the Madison special meeting and vote in person. Madison stockholders who own in excess of a majority of the Madison common stock have executed a voting agreement pursuant to which such stockholders have agreed to vote their shares in favor of the merger. Approval of the merger by the Madison stockholders is therefore assured.

Q: WHAT HAPPENS IF I DO NOT SUBMIT A PROXY OR VOTE AT THE SPECIAL MEETING?

A: If a Toreador stockholder does not submit a proxy or vote at the Toreador special meeting, it could have the effect of preventing a quorum (holders of at least one-third of the outstanding shares of Toreador common stock on November 5, 2001 present in person or represented by proxy) from being present at the Toreador special meeting, and if a quorum is not present, no action can be taken at the Toreador special meeting. If a quorum is present at the Toreador special meeting, the failure of a Toreador stockholder to submit a proxy or vote will not have any effect on the vote, so long as a majority of the votes cast at the meeting approve the matters submitted pursuant to the rules and regulations of the Nasdaq National Market System. If a Madison stockholder does not submit a proxy or vote at the Madison special meeting, it will have the effect of voting against approval and adoption of the merger agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE THEM
   FOR ME?

A: If you are a Madison stockholder, your broker will not be able to vote your Madison shares of common stock in connection with the merger without instructions from you. If you are a Toreador stockholder, your broker will not be able to vote your shares in connection with the issuance of up to 6,800,000 shares of Toreador common stock pursuant to the merger agreement or the 2002 Stock Option Plan without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger, if you are a Madison stockholder we will send written instructions on how to exchange your Madison stock certificates for certificates representing Toreador common stock.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Madison stockholders are entitled to dissenters' rights of appraisal in connection with the merger under Delaware law, subject to compliance with the procedures of Section 262 of the Delaware General Corporation Law. To exercise such appraisal rights, a Madison stockholder must prior to the vote taken to approve the merger at the Madison special meeting deliver a written document to Madison indicating the name of such stockholder and that such stockholder demands the appraisal of such stockholder's shares of Madison common stock. If you do not make a timely demand for appraisal rights, you will lose them. Voting against the merger does not constitute a timely demand of appraisal rights. Pursuant to the merger agreement, Toreador is not obligated to complete the merger if holders of more than 2% of the Madison common stock exercise their appraisal rights. See the information under heading "The Merger -- Appraisal Rights" and Section 262 of the Delaware General Corporation Law attached hereto as Annex C for specific information regarding exercising appraisal rights.

   Toreador stockholders will not be entitled to dissenter's rights of appraisal under Delaware law in connection with the merger.

Q: WHAT ARE THE TERMS OF THE CREDIT AGREEMENT BETWEEN TOREADOR AND MADISON?

A: Contemporaneously with the execution of the merger agreement, Toreador and Madison entered into a subordinated revolving credit agreement pursuant to which Toreador has agreed to provide Madison with a $5,000,000 credit facility for Madison's use. The borrowings are unsecured and subordinated to Madison's existing senior credit facility with Barclays Bank Plc. Madison is subject to specific operational limitations during the term of the Toreador credit agreement.

Q: WHAT ARE THE RAMIFICATIONS UNDER THE TOREADOR CREDIT AGREEMENT IF THE MERGER
   DOES NOT OCCUR?

A: Subject to specific exceptions, the termination of the merger agreement or a breach of the voting agreement with Madison stockholders holding over a majority of the Madison common stock are events of default under the Toreador credit agreement and under Madison's existing senior credit facility, as amended.

Q: IS THE MERGER TAXABLE?

A: A Madison stockholder that receives only shares of Toreador common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes. A Madison stockholder that receives Toreador common stock and cash in the merger will recognize a gain equal to the lesser of (i) the excess of sum of the merger consideration received over the aggregate tax basis of Madison common shares exchanged therefor and (ii) the amount of cash and the fair market value of property (other than Toreador common stock) received in the merger. Generally, such gain or loss will constitute a capital gain or loss. At Toreador's option, cash, in lieu of shares of Toreador common stock, may be paid to Madison stockholders if Toreador receives certain payments pursuant to Section 116 of the Turkish Petroleum Regulations as described in detail under the heading "Terms of the Merger Agreement -- Contingent Turkish Payment." Toreador has agreed not to pay an amount in cash to Madison stockholders to the extent it would cause the merger not to be tax free for U.S. federal income tax purposes to Madison stockholders that are U.S. residents.

   It is a condition to closing that Madison receive a tax opinion that the merger will constitute a reorganization for U.S. federal income tax purposes, and that neither Toreador nor Madison will recognize any gain or loss for U.S. federal income tax purposes in the merger.

   Madison stockholders that are residents of Canada will be fully taxable in Canada as a result of the merger. Any gains or losses from the disposition of Madison shares are expected to be treated as capital gains or capital losses to such stockholders in Canada. Generally, a Madison stockholder who is a Canadian resident and who receives cash in the merger will not be taxed in the United States on any such capital gains derived from the merger, unless Madison is deemed to be a "U.S. real property holding corporation" as defined in the Code. Madison believes that it is not a U.S. real property holding corporation.

   Please review carefully the information under the caption "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 56 for a description of the material U.S. federal income tax consequences of the merger and the information under the caption "Material Canadian Federal Income Tax Consequences of the Merger" beginning on page 58 for a description of the material Canadian federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q: WHY IS TOREADOR PROPOSING THE 2002 STOCK OPTION PLAN?

A: Toreador is proposing the adoption of the 2002 Stock Option Plan pursuant to which 500,000 shares of Toreador common stock will be reserved for issuance to permit grants of stock options to Toreador directors, employees and consultants (including former Madison employees who are subsequently employed by Toreador). Under Toreador's current stock option plan, there are no shares available for issuance pursuant to new grants.

Q: ARE THERE ANY RISKS IN THE MERGER THAT I SHOULD CONSIDER?

A: Yes. There are risks associated with all business combinations, including the proposed merger. The number of shares of Toreador common stock issued to Madison stockholders is 0.118 shares of Toreador common stock for each share of Madison common stock and this ratio will not change even if the price of Toreador common stock and/or the Madison common stock changes prior to the merger. We have described this risk and other risks in more detail under "Risk Factors."

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have more questions about the merger, please call Doug Weir of Toreador at (214) 559-3933 or (800) 966-2141 or Richard D. Preston of Madison at (214) 373-6071.

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Toreador files periodic reports with the Securities and Exchange Commission.
   You may read and copy this information at the Securities and Exchange Commission's Public Reference Office located in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information about these facilities. This information is also available through the Internet at the Edgar database maintained by the SEC at http://www.sec.gov. Madison files periodic reports with various Canadian provincial securities authorities. This information is available through the Internet at the website maintained by the Canadian securities regulators at http://www.sedar.com. If you would like to request any documents from us, please do so by December 21, 2001, in order to receive them prior to the Toreador and Madison special meetings.

                                    SUMMARY

     This summary is intended to provide a brief description of the material information otherwise included in this joint proxy statement/prospectus and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus. The merger agreement is included as Annex A to this document. It is the legal document that governs the merger. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary. If you are not familiar with the terms used to describe the assets and operations of oil and gas companies, you should read "Glossary of Oil and Gas Terms" on page 127. There are no United States federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the merger other than having the registration statement declared effective by the Securities and Exchange Commission.

     All references to "U.S.$," "$" or "dollars" in this joint proxy statement/prospectus are references to United States dollars unless stated in "Cdn$," "Canadian $" or "Canadian dollars," which are references to Canadian dollars.

THE COMPANIES

                         Toreador Resources Corporation
                                4809 Cole Avenue
                                   Suite 108
                              Dallas, Texas 75205
                                 (214) 559-3933
                                 (800) 966-2141

     Toreador is an independent energy company engaged in oil and natural gas exploration, development and production activities. Toreador principally conducts its business through its ownership of perpetual mineral and royalty interests in approximately 2,643,000 gross (1,368,000 net) acres. These properties include 766,000 gross (461,000 net) acres located in the Texas Panhandle and West Texas. In Alabama, Mississippi and Louisiana, Toreador owns 1,775,000 gross (876,000 net) acres. Toreador also owns various royalty interests in Arkansas, California, Kansas and Michigan covering 102,000 gross (31,000 net) acres. In addition to the aforementioned holdings, Toreador owns various working interest properties in Texas, Kansas, New Mexico and Oklahoma. Toreador does not currently have any property interests anywhere other than the United States.

     During 2000, Toreador had net income of $2.9 million, or $0.50 per share on a fully diluted basis. Toreador generated earnings before interest, taxes, depreciation, depletion and amortization of $9.0 million during 2000. At September 30, 2001, Toreador had estimated net proved reserves of approximately
2.4 MMBbls of oil, which represented 49% of total proved reserves, and 14.6 Bcf of natural gas, which represented 51% of total proved reserves, for a total of
4.8 MMBOE.

                              Madison Oil Company
                         9400 North Central Expressway
                                   Suite 1209
                              Dallas, Texas 75231
                                 (214) 373-6071

     Madison is an independent international exploration, development and production company. Madison is engaged in the exploration for, and the acquisition and development of, oil and natural gas reserves. Madison holds interests in 3,400,000 gross acres (2,200,000 net acres) of developed and undeveloped oil and gas properties in the Paris Basin, France, the Cendere and Zeynel Fields in Turkey and the Bonasse Field and Southwest Cedros Peninsula Licence in Trinidad, West Indies.

     During 2000, Madison had a net income of $0.4 million, or $0.02 per share on a fully diluted basis. Madison generated earnings before interest, taxes, depreciation, depletion, amortization of $2.8 million during

2000. At September 30, 2001, Madison had estimated net proved reserves of approximately 10.2 MMBbls of oil.

THE MERGER (SEE PAGES 28-47)

     Pursuant to the merger agreement, MOC Acquisition, a wholly-owned subsidiary of Toreador, will merge with and into Madison and holders of Madison common stock not exercising their appraisal rights will receive 0.118 shares of Toreador common stock for each share of Madison common stock outstanding when the merger becomes effective (with fractional shares being rounded to the nearest whole share except that stockholders who will own less than one share of Toreador common stock due to the 0.118 ratio will receive one share of Toreador common stock) and the right to certain additional consideration relating to payments that may be received by Toreador pursuant to Section 116 of the Turkish Petroleum Regulations (as further described below). If holders of more than 2% of the Madison common stock indicate that they will exercise their appraisal rights, Toreador is not obligated to effectuate the merger.

     Each stock option to purchase Madison common stock outstanding when the merger becomes effective will represent an option to purchase the number of shares of Toreador common stock determined by multiplying the number of shares of Madison common stock into which such stock option was exercisable prior to the merger by 0.118 (with fractional shares being rounded as set forth above) at an exercise price per share equal to the exercise price per share set forth in such stock option divided by 0.118, with such new exercise price being converted into U.S. dollars at an exchange rate of Cdn$1 per U.S.$0.6332 (with such number being rounded to the nearest cent). In addition, Toreador has agreed to issue stock options to J. Joseph Ciavarra, a former President, Chief Executive Officer and Director of Madison, to purchase 29,500 shares of Toreador common stock at an exercise price of $7.51 per share. Holders of Madison stock options may exercise any vested Madison stock options prior to the merger becoming effective, in which case they will be entitled to receive the same consideration as other holders of Madison common stock in the merger.

     Toreador has agreed to issue these stock options to Mr. Ciavarra since in July 2001 Madison entered into a termination agreement and release of claims with Mr. Ciavarra pursuant to which his prior stock option agreement was modified to entitle him to purchase 250,000 shares of Madison common stock at Cdn$1.40 per share. Based on the exchange ratio of 0.118 shares of Toreador common stock per share of Madison common stock and an exchange rate of Cdn$1 per U.S.$0.6332, Toreador has agreed to issue to Mr. Ciavarra an option to purchase 29,500 shares of Toreador common stock at an exercise price of $7.51 per share in exchange for his previously outstanding options. Although the terms of Mr. Ciavarra's option did not require it, this was agreed to by Toreador as a means of providing Mr. Ciavarra the right to receive his proportionate interest in the consideration the holders of Madison common stock are otherwise receiving in the merger.

     Each warrant to purchase Madison common stock outstanding when the merger becomes effective will represent a warrant to purchase the number of shares of Toreador common stock determined by multiplying the number of shares of Madison common stock into which such warrant was exercisable prior to the merger by
0.118 (with fractional shares being rounded as set forth above) at an exercise price per share equal to the exercise price per share set forth in such warrant divided by 0.118, with such new exercise price being converted into U.S. dollars at an exchange rate of Cdn$1 per U.S.$0.6332 (with such number being rounded to the nearest cent). Holders of Madison warrants may exercise their Madison warrants prior to the merger, in which case they will be entitled to receive the same consideration as other holders of Madison common stock in the merger.

     Prior to the merger, the currently outstanding Madison convertible debenture will be amended such that when the merger becomes effective interest on it will be payable in cash or shares of Toreador common stock and the principal will be convertible into shares of Toreador common stock at a conversion price of $6.75 per share. The holder of the Madison convertible debenture may convert such debenture prior to the merger, in which case the holder will be entitled to receive the same consideration as other holders of Madison common stock in the merger.

     Additionally, two of Madison's subsidiaries that operate in Turkey may be owed funds by the Turkish government pursuant to Section 116 of the Turkish Petroleum Regulations for investments made by such subsidiaries in Turkey for petroleum operations. Toreador has agreed to (i) apply for such money on or prior to the second anniversary of the merger becoming effective and (ii) attempt to receive such money on or prior to the third anniversary date of the merger becoming effective. If on or prior to the third anniversary date of the merger Toreador receives any such payments for which an application is made on or prior to the second anniversary of the merger, the holders of Madison common stock when the merger becomes effective will receive in cash or in shares of Toreador common stock an amount equal to 30% of the amount so received, minus certain expenses. If any amount is to be paid to the former Madison stockholders, Toreador has agreed not to pay such amount in cash to the extent it would cause the merger not to be tax free for U.S. federal income tax purposes to Madison stockholders that are U.S. residents. If shares of Toreador common stock are issued to satisfy this contingent obligation, the number of shares to be issued will be determined based on the weighted average trading prices of Toreador common stock for the 20 consecutive trading days ending at least three business days prior to the date such shares are delivered.

REASONS FOR THE MERGER -- TOREADOR (SEE PAGES 32-33)

     The members of the board of directors of Toreador who voted on the merger unanimously approved the merger and recommended that Toreador stockholders vote in favor of the issuance of shares of Toreador common stock to be issued pursuant to the merger agreement. One of Toreador's directors abstained from voting on the merger because he owns stock in Madison and is a former member of the board of directors of Madison. In addition, the board of directors unanimously recommended that Toreador stockholders vote in favor of the 2002 Stock Option Plan.

     The board of directors of Madison unanimously approved the merger and recommended adoption and approval of the merger agreement by Madison's shareholders.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 33-40)

     Toreador has received a written opinion from its financial advisor, Morgan, Keegan & Company, Inc. to the effect that as of the date of such opinion, the ratio of 0.118 shares of Toreador common stock to be issued for each share of Madison common stock is fair to the Toreador stockholders, from a financial point of view.

     The full text of this opinion describes the basis and assumptions on which it was rendered and is attached hereto as Annex B. Toreador stockholders should read this opinion in its entirety.

BOARD OF DIRECTORS AND MANAGEMENT OF TOREADOR FOLLOWING THE MERGER (SEE PAGES 41-42)

     If the merger is approved, Toreador has agreed to increase the size of the Toreador board of directors from eight directors to eleven directors, and use all reasonable efforts to cause three existing Madison directors who have been nominated by Madison, Ernest C. Mercier, Herbert L. Brewer and David M. Brewer, to be appointed to the Toreador board to serve in such capacity until the 2002 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

     After the merger, it is anticipated that the current management of Toreador will remain and Toreador has also agreed to elect Richard D. Preston, Michael J. FitzGerald, Edward Ramirez and Dean L. Eiland as executive officers or non-executive officers of Toreador. The executive committee of the Toreador board of directors after the merger will elect such persons as executive officers or non-executive officers of Toreador.

THE SPECIAL MEETINGS (SEE PAGES 24-27)

     Toreador. At the Toreador special meeting, holders of Toreador common stock will be asked to approve the issuance of up to 6,800,000 shares of Toreador common stock that may be issued pursuant to the merger agreement. Toreador is seeking this approval in accordance with the requirements of The Nasdaq National Market System. In addition, Toreador stockholders will be asked to approve the adoption of the 2002 Stock Option Plan that provides for the authorization and reservation for issuance of 500,000 shares.

     Madison. At the Madison special meeting, holders of Madison common stock will be asked to approve the merger agreement. Holders of in excess of a majority of the Madison common stock have executed a voting agreement pursuant to which they have agreed to vote in favor of the merger agreement. Approval and adoption of the merger agreement by Madison stockholders is therefore assured.

RECORD DATES (SEE PAGE 25)

     Toreador. You can vote at the special meeting of Toreador stockholders if you owned Toreador common stock at the close of business on November 5, 2001.

     Madison. You can vote at the special meeting of Madison stockholders if you owned Madison common stock at the close of business on November 11, 2001.

VOTES REQUIRED (SEE PAGE 25)

     Toreador. Each share of Toreador common stock will be entitled to one vote at the special meeting. Approval of the issuance of the shares of Toreador common stock pursuant to the merger agreement and approval of the adoption of the 2002 Stock Option Plan each require the affirmative vote of a majority of the shares of Toreador common stock cast at the special meeting pursuant to the rules and regulations of the Nasdaq National Market System. Abstentions and broker "non-votes" will be considered present at the special meeting for the purpose of determining a quorum (holders of at least one-third of the outstanding shares of Toreador common stock on November 5, 2001 present in person or represented by proxy), but will not be treated as voting at the special meeting so that abstentions and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

     Madison. Each share of Madison common stock will be entitled to one vote at the special meeting. Approval and adoption of the merger agreement by Madison requires the affirmative vote of a majority of the Madison common stock. Holders of Madison common stock with enough shares to approve the merger have executed a voting agreement pursuant to which they have agreed to vote in favor of the merger agreement.

VOTING AGREEMENTS (SEE PAGE 27)

     In connection with the signing of the merger agreement, Herbert L. Brewer, David M. Brewer and PHD Partners LP, entered into voting agreements to vote all of their shares of Madison common stock in favor of the merger agreement. The total number of shares of Madison common stock subject to these voting agreements represents approximately 51% of the currently issued and outstanding shares of Madison common stock and represented approximately 51% of the issued and outstanding shares of Madison common stock on the record date for the Madison special meeting.

SHARE OWNERSHIP OF MANAGEMENT (SEE PAGES 103-105 AND 118-119)

     Toreador. As of the record date for the Toreador special meeting, there were 6,296,944 shares of Toreador common stock outstanding. Directors and executive officers of Toreador own approximately 34% of the shares entitled to vote at the Toreador special meeting.

     Madison. As of the record date for the Madison special meeting, there were 25,933,096 shares of Madison common stock outstanding. An additional 350,000 shares of Madison Common Stock have been authorized for issuance to Madison's senior lender. Directors and executive officers of Madison own approximately 59% of the shares entitled to vote at the Madison special meeting.

RISKS RELATING TO THE MERGER (SEE PAGES 17-21)

     You should be aware of and carefully consider the risks relating to the merger described under "Risk Factors." These risks include the possible difficulties in combining two companies that have previously operated independently.

ACCOUNTING TREATMENT (SEE PAGE 40)

     Toreador intends to account for the merger as a purchase in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations."

CONDITIONS TO THE MERGER (SEE PAGES 53-54)

     We will complete the merger only if the conditions to the merger are satisfied, including, but not limited to, the following:

     - the approval for trading of the shares of Toreador common stock to be issued pursuant to the merger agreement on The Nasdaq National Market System;

     - the approval of the issuance of up to 6,800,000 shares of Toreador common stock pursuant to the merger agreement by the Toreador stockholders;

     - the adoption and approval of the merger agreement by the Madison stockholders, subject to holders of no more than 2% of the Madison common stock indicating that they intend to exercise their appraisal rights;

     - the receipt by Madison of a tax opinion that the merger constitutes a tax free reorganization for U.S. federal income tax purposes under Section 368(a) of the U.S. Internal Revenue Code; and

     - the absence of any law or court order that prohibits the merger.

     Either of us may choose to complete the merger even though a condition has not been satisfied if the law allows us to do so. Madison has received a tax opinion that the merger constituted a tax free reorganization for U.S. federal income tax purposes and is entitled to receive an update of such opinion contemporaneously with the effectiveness of the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 55)

     We can agree to terminate the merger agreement at any time. In addition, either of us can unilaterally terminate the merger agreement in various circumstances, including the following:

     - if the merger has not been completed by February 28, 2002, subject to the terminating party not breaching its obligations under the merger agreement such that the breach caused the merger not to be completed by February 28, 2002;

     - if the stockholders of either company fail to obtain the requisite stockholder approval as described in this document; and

     - if the Madison board determines that its fiduciary duties require termination and it pays Toreador the requisite termination fee.

     The merger agreement can be terminated in other circumstances which are
described on page   .

TERMINATION FEES (SEE PAGES 55-56)

     If the merger agreement is terminated (i) by Toreador due to Madison's board of directors taking certain actions or omitting to take certain actions, due to Madison being in breach of the merger agreement, or due to the merger not being effective by February 28, 2002 and Madison is then in breach of the merger agreement or (ii) by Madison due to the Madison board determining that its fiduciary duties require termination, then Madison will be required to pay Toreador a termination fee of $5.0 million and the Toreador expenses.

     If the merger agreement is terminated by Madison due to Toreador being in breach of the merger agreement or due to the merger not being effective by February 28, 2002 and Toreador is then in breach of the merger agreement, Toreador will forgive any indebtedness owed by Madison pursuant to the credit agreement between Toreador and Madison with a borrowing base of up to $5.0 million and pay the Madison expenses. As of November 26, 2001, the outstanding indebtedness under the credit agreement between Toreador and Madison was approximately $1,260,000.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (SEE PAGES 42-44)

     Mr. William I. Lee, one of Toreador's directors, has interests in the merger that differ from, or are in addition to, your interests as stockholders of Toreador since he owns 66,700 shares of common stock of Madison and is a former director of Madison. Mr. Lee also has vested stock options to acquire 25,000 shares of common stock of Madison at an exercise price of Cdn $1.40. Mr. Lee's interests were disclosed to and considered by Toreador's board in connection with its consideration of the merger. Mr. Lee abstained from voting on the merger agreement because of these interests.

     Mr. Herbert L. Brewer, one of Madison's directors, has interests in the merger that differ from, or are in addition to, your interests as stockholders of Madison since he owned as of November 26, 2001, 38,733 shares of common stock of Toreador. As of November 5, 2001 (the applicable record date), he owned 33,833 shares of Toreador common stock.

     Mr. David L. Brewer one of Madison's directors, has interests in the merger that differ from, or are in addition to your interests as stockholders of Madison since he owned as of November 26, 2001, 38,733 shares of common stock of Toreador. As of November 5, 2001 (the applicable record date), he owned 33,833 shares of Toreador common stock.

     Some of Madison's directors and officers have interests in the merger that differ from, or are in addition to, your interests as stockholders of Madison. These interests include:

     - the nomination of three members of the Madison board to the Toreador board;

     - becoming executive officers of Toreador or remaining as officers of Madison after the merger;

     - having stock options that vested upon the execution of the merger agreement (although terminable when the merger becomes effective);

     - a partnership controlled by David M. Brewer owns the Madison convertible debenture in the principal amount of $2,159,746 and when the merger becomes effective, the convertible debenture will be amended so that interest is payable on it, at Madison's option, in shares of Toreador common stock or in cash and the principal can be converted at the partnership's option into shares of Toreador common stock at $6.75 per share; and

     - receiving cash payments (aggregating $200,000) pursuant to their employment agreements with Madison upon completion of the merger.

     Assuming these three members of the Madison board of directors that have been nominated by Madison to be members of the Toreador board of directors are elected to the Toreador board of directors upon the merger becoming effective, each of them will receive (i) $6,000 in May 2002 for serving as a director, (ii) $2,000 for each board meeting that they attend in person and (iii) $1,500 for each board meeting that they attend telephonically. As Toreador directors, they will also receive stock options to purchase 10,000 shares of Toreador common stock (similar to those received by other Toreador directors). Those Madison executive officers that become executive officers or non-executive officers of Toreador or remain as officers of Madison after the merger will continue to receive their current annual salaries, which are as follows:

Michael J. FitzGerald.......................................  $185,000
Richard D. Preston..........................................  $180,000
Edward Ramirez..............................................  $145,000
Dean L. Eiland..............................................  $125,000

     After the effective date of the merger, Toreador will also provide as compensation stock options to purchase Toreador common stock as are provided to similarly situated executive officers or non-executive officers of Toreador.

LIMITATION ON DISCUSSING OR NEGOTIATING OTHER ACQUISITION PROPOSALS (SEE PAGE
53)

     Madison has agreed not to initiate or engage in any discussions with another party regarding a business combination while the merger is pending, subject to Madison being permitted to do so if required by its board's fiduciary duties.

MATERIAL DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (SEE PAGES 120-121)

     Although both Toreador and Madison are Delaware corporations and, therefore, their rights are governed by Delaware law, Madison stockholders should consider the fact that the Toreador charter and bylaws will differ in some material respects from Madison's charter and bylaws.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGES 22-24)

     Toreador's common stock is quoted on The Nasdaq National Market System and Madison's common stock is listed on The Toronto Stock Exchange. On October 3, 2001, the last full trading day prior to public announcement of the merger, Toreador's common stock closed at $5.40 per share and Madison's common stock closed at Cdn$0.50 per share (U.S. $0.32 based on an exchange rate of Cdn $1 per U.S. $0.6332). On November 26, 2001, Toreador's common stock closed at $4.23 per share and Madison's common stock closed at Cdn$0.75 per share (approximately U.S. $0.47 based on an exchange rate of Cdn $1 per U.S. $0.6332). We urge you to obtain current market quotations before making any decision with respect to the merger.

EXCHANGE RATE OF CANADIAN AND U.S. DOLLARS

     The following table sets forth, for each period indicated, the highest, lowest and average rate for one U.S. dollar expressed in Canadian dollars on the last day of each month during such period and the exchange rate at the end of such period, based upon the noon spot rate of the Bank of Canada:

                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,                             YEAR ENDED DECEMBER 31,
                       --------------------------   --------------------------------------------------------------
                           2001           2000         2000         1999         1998         1997         1996
                       -------------   ----------   ----------   ----------   ----------   ----------   ----------
High.................   Cdn$1.5789     Cdn$1.5081   Cdn$1.5593   Cdn$1.5475   Cdn$1.5845   Cdn$1.4399   Cdn$1.3865
Low..................       1.4936         1.4341       1.4341       1.4420       1.4040       1.3345       1.3287
Average..............       1.5380         1.4721       1.4850       1.4858       1.4831       1.3844       1.3636
Period End...........       1.5790         1.5070       1.5002       1.4433       1.5333       1.4305       1.3706

     On November 26, 2001, the noon spot rate of the Bank of Canada for one U.S. dollar expressed in Canadian dollars was Cdn$1.6000.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA

     The following tables present (1) selected historical financial data of Toreador, (2) selected historical financial data of Madison and (3) selected unaudited pro forma combined financial data of Toreador which reflects completion of the merger.

TOREADOR (HISTORICAL)


     Toreador prepared the selected historical financial data in the table below using the consolidated financial statements. Toreador derived the statement of operations data for each of the five years ended December 31, 2000, and the balance sheet data as of December 31 of each year from 1996 through 2000, from its audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. Toreador derived the statement of operations data for the nine months ended September 30, 2001 and 2000, and the balance sheet data as of September 30, 2001 and 2000 from its unaudited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. In the opinion of Toreador's management, the unaudited interim financial statement for the nine months ended September 30, 2001 and 2000 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The historical data are only a summary and should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this joint proxy statement/prospectus.


                                                                                        NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                        ---------------------------------------------   -----------------
                                         1996     1997     1998      1999     2000(1)    2000      2001
                                        ------   ------   -------   -------   -------   -------   -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues..............................  $2,425   $2,613   $ 2,137   $ 4,722   $13,501   $ 8,664   $13,078
Costs and expenses....................   2,124    2,750     2,748     3,964     7,346     4,725     7,567
Net income (loss).....................     727      (51)     (242)      508     3,353     2,099     3,012
Income (loss) attributable to common
  shares..............................     727      (51)     (262)      148     2,993     1,829     2,742
Basic income (loss) per share.........    0.14    (0.01)    (0.05)     0.03      0.54      0.35      0.43
Diluted income (loss) per share.......    0.14    (0.01)    (0.05)     0.03      0.50      0.32      0.40
BALANCE SHEET DATA:
Working capital.......................   3,384    3,007     1,988       439     3,178     1,507     1,771
Properties and equipment, net.........   3,306    3,210    16,210    24,424    34,630    31,683    42,910
Total assets..........................   7,009    6,527    19,782    26,456    40,325    36,109    47,847
Long-term debt........................      --       --     7,880    14,667    15,244    15,644    18,904
Stockholders' equity..................   6,624    6,217    10,595    10,650    20,261    18,593    23,170

---------------

(1) 2000 results contain results of Texona Petroleum Corporation from September 19, 2000 through December 31, 2000.

MADISON (HISTORICAL)


     Madison prepared the selected historical financial data in the table below using the consolidated financial statements. Madison derived the statement of operations data for each of the five years ended December 31, 2000, and the balance sheet data as of December 31 of each year from 1996 through 2000, from its audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. Madison derived the statement of operations data for the nine months ended September 30, 2001 and 2000, and the balance sheet data as of September 30, 2001 and 2000 from its unaudited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. In the opinion of Madison's management, the unaudited interim financial statement for the nine months ended September 30, 2001 and 2000 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The historical data are only a summary and should be read in conjunction with the consolidated financial statements, related notes, and other financial information included in this joint proxy statement/prospectus.

                                                                                       NINE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                 ---------------------------------------------------   -----------------
                                   1996      1997      1998      1999     2000(1)(2)    2000      2001
                                 --------   -------   -------   -------   ----------   -------   -------
                                                                          (RESTATED)
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues.......................  $    753   $   618   $ 4,719   $ 6,417    $ 9,436     $ 6,940   $10,898
Costs and expenses.............     2,383     2,748     6,418     6,060      8,589       6,222     7,839
Net income (loss)..............    (1,624)   (1,999)   (1,822)      123        704         552     2,192
Income (loss) attributable to
  common shares................    (1,624)   (1,243)   (1,133)      443        428         (71)    2,192
Basic income (loss) per
  share........................   (162.36)   (31.08)   (28.33)     0.04       0.02        0.00      0.08
Diluted income (loss) per
  share........................   (162.36)   (31.08)   (28.33)     0.04       0.02        0.00      0.08
BALANCE SHEET DATA:
Working capital................       (76)    2,651    (2,912)   (2,799)       898       1,281    (3,092)
Equipment and property, net....     1,354     5,011    14,829    11,284     17,441      14,126    32,155
Total assets...................     1,845     8,823    16,675    15,332     25,709      23,831    36,793
Long-term debt.................        --         1     5,842     4,185      1,983       1,508    16,525
Stockholders' equity...........     1,116     2,530       802    (1,372)     9,759       7,987    10,568

---------------


(1) Madison initially accounted for the purchase of ARCO Turkey, Inc. during 2000 since the negotiations and documentation for the purchase were substantially complete as of December 31, 2000. Because the transaction did not close until February 20, 2001, Madison has restated its financial statements to record the acquisition at February 20, 2001. As a result of the restatement, 2000 revenues were reduced by $1,570,000, net income was reduced by $1,160,000, earnings per share was reduced by $.04 per share, and Equipment and Property and Current Liabilities were reduced by $3,393,000, and Current Assets were reduced by $1,160,000. The net effect of the restatement was to apply the net cash proceeds from ARCO Turkey, Inc. production which were accounted for in Madison's financial statements prior to February 20, 2001 against the purchase price in accordance with Accounting Principles Board Opinion No. 16, Business Combinations.


(2) 2000 results contain results of Trans-Dominion Energy Corporation for the year ended December 31, 2000.

        SUMMARY SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     We have included the following selected unaudited pro forma combined financial data only for the purposes of illustration. The pro forma statement of operations data for the nine months ended September 30, 2001 and for the year ended December 31, 2000 assume that the merger between Toreador and Madison was completed on January 1, 2000, and the pro forma balance sheet data assumes that the merger was completed on September 30, 2001. The pro forma statement of operations data for the year ended December 31, 2000 also assumes that the merger between Toreador and Texona Petroleum Corporation was completed on January 1, 2000. The pro forma information does not necessarily indicate what the operating results or financial position would have been if the mergers had been completed at the dates indicated. Additionally, this information does not necessarily indicate what the future operating results or financial position of Toreador will be.

     You should read this selected unaudited pro forma combined financial information in conjunction with the "Unaudited Pro Forma Consolidated Financial Statements" on pages F-55-F-61.

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2000           2001
                                                              ------------   -------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                   PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues....................................................    $24,652         $23,976
Costs and expenses..........................................     17,500          15,585
Net income..................................................      4,187           5,025
Income attributable to common shares........................      3,551           4,755
Basic income per share......................................       0.38            0.50
Diluted income per share....................................       0.37            0.47
BALANCE SHEET DATA:
Working capital (deficit)...................................                     (2,321)
Properties and equipment, net...............................                     80,124
Total assets................................................                     88,699
Long-term debt..............................................                     35,429
Stockholders' equity........................................                     37,797

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table compares the net income, cash dividends, and book value per share data for Toreador and Madison on an historical combined and per share equivalent basis.

     You should read the information below together with the historical financial statements and related notes included elsewhere in this document. The unaudited pro forma data is for informational purposes only. The companies may have performed differently had they always been combined. You should not rely on the pro forma data as being indicative of the historical results that would have been achieved had the companies always been combined, or the future results that the combined company will experience after the merger.

                                                                            PRO FORMA
                                                                  -----------------------------
                                            HISTORICAL              COMBINED       EQUIVALENT
                                   ----------------------------      COMPANY        UNAUDITED
                                   TOREADOR PER    MADISON PER    UNAUDITED PER    MADISON PER
                                      COMMON         COMMON          COMMON          COMMON
                                    SHARE DATA    SHARE DATA(1)   SHARE DATA(2)   SHARE DATA(3)
                                   ------------   -------------   -------------   -------------
                                                   (RESTATED)
NINE MONTHS ENDED SEPTEMBER 30,
  2001
Earnings per share:
  Basic..........................      $0.43          $0.08           $0.50           $0.06
  Diluted........................       0.40           0.08            0.47            0.06
Dividends per share(4)...........         --             --              --              --
Book value per share at September
  30, 2001.......................       3.65           0.41            4.00            0.47
YEAR ENDED DECEMBER 31, 2000
Earnings per share:
  Basic..........................       0.54           0.02            0.38            0.04
  Diluted........................       0.50           0.02            0.37            0.04
Dividends per share(4)...........       0.01             --              --              --

---------------


(1) Madison initially accounted for the purchase of ARCO Turkey, Inc. during 2000 since the negotiations and documentation for the purchase were substantially complete as of December 31, 2000. Because the transaction did not close until February 20, 2001, Madison has restated its financial statements to record the acquisition at February 20, 2001. As a result of the restatement, 2000 revenues were reduced by $1,570,000, net income was reduced by $1,160,000, earnings per share was reduced by $.04 per share, and Equipment and Property and Current Liabilities were reduced by $3,393,000, and Current Assets were reduced by $1,160,000. The net effect of the restatement was to apply the net cash proceeds from ARCO Turkey, Inc. production which were accounted for in Madison's financial statements prior to February 20, 2001 against the purchase price in accordance with Accounting Principles Board Opinion No. 16, Business Combinations.


(2) See "Unaudited Pro Forma Consolidated Financial Statements" on pages F-55-F-61.

(3) Equivalent per share data represents the combined company pro forma per share data multiplied by the merger ratio of 0.118.

(4) Toreador paid a cash dividend of $51,775 during 2000. Toreador does not anticipate paying future dividends. Pro forma amounts per share were less than one cent per share, and accordingly, have been expressed here as zero.

        SUMMARY HISTORICAL AND PRO FORMA OIL AND GAS RESERVE INFORMATION

     The following tables set forth summary information with respect to Toreador's and Madison's estimated net proved oil and gas reserves as of September 30, 2001.

                                                                             PRO FORMA
                                                       TOREADOR   MADISON    COMBINED
                                                       --------   --------   ---------
GAS RESERVES (MMCF):
  Proved developed...................................    14,497         --     14,497
  Proved undeveloped.................................        88         --         88
                                                       --------   --------   --------
     Total...........................................    14,585         --     14,585
                                                       ========   ========   ========
OIL RESERVES (MBBL):
  Proved developed...................................     2,295      7,126      9,421
  Proved undeveloped.................................        72      3,098      3,170
                                                       --------   --------   --------
     Total...........................................     2,367     10,224     12,591
                                                       ========   ========   ========
     TOTAL RESERVES (MBOE)...........................     4,798     10,224     15,022
                                                       ========   ========   ========
TOTAL RESERVES (MBOE)
  Proved developed...................................     4,711      7,126     11,837
  Proved undeveloped.................................        87      3,098      3,185
                                                       --------   --------   --------
     Total...........................................     4,798     10,224     15,022
                                                       ========   ========   ========
DISCOUNTED PRESENT VALUE (in thousands)..............  $ 38,780   $ 62,381   $101,161
                                                       ========   ========   ========
STANDARDIZED MEASURE (in thousands)..................  $ 32,185   $ 56,133   $ 88,318
                                                       ========   ========   ========

                                  RISK FACTORS

     In deciding whether as a Toreador stockholder to approve the issuance of the shares of Toreador common stock pursuant to the merger agreement or as a Madison stockholder to approve and adopt the merger agreement, you should consider the following risks related to the merger and to your investment in Toreador following the merger. You should consider carefully these risks along with the other information in this joint proxy statement/prospectus.

RISKS RELATING TO THE MERGER

  WE MAY NOT REALIZE THE BENEFITS OF INTEGRATING OUR COMPANIES

     To be successful after the merger, we will need to combine and integrate the operations of our separate companies into one company. It will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, such as the loss of key employees. We could encounter problems in conducting foreign as well as domestic operations. If we cannot integrate our businesses successfully, we may fail to realize the benefits we expect to realize from the merger, including any expected cost savings.


  THE MADISON STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF TOREADOR SHARES, NOT A FIXED VALUE AND THEREFORE THERE MAY BE A DECREASE IN THE VALUE OF THE SECURITIES THE MADISON STOCKHOLDERS RECEIVE WHEN THEY VOTE AT THE SPECIAL MEETING



     Pursuant to the merger agreement, each share of Madison common stock will be converted into 0.118 shares of Toreador common stock. Consequently, depending on the price of the Toreador common stock and the Madison common stock prior to the merger becoming effective, the actual value received by the Madison stockholders in shares of Toreador common stock may decrease in value when the Madison stockholders vote at the special meeting.


  YOUR INTERESTS MAY NOT BE REPRESENTED IN THE MERGER BECAUSE SEVERAL DIRECTORS AND EXECUTIVE OFFICERS OF MADISON AND ONE DIRECTOR OF TOREADOR HAVE INTERESTS IN THE MERGER DIFFERENT FROM THE INTERESTS OF OTHER STOCKHOLDERS

     Some of the directors and executive officers of Madison are parties to agreements or own interests that give them interests in the merger that are different from your interests as a stockholder of Madison. One of the directors of Toreador is a party to agreements and owns interests in the merger that are different from your interest as a stockholder of Toreador. Madison and Toreador stockholders should consider these interests in voting on the merger. We have described these different interests under "The Merger -- Interests of Certain Persons in the Merger that Differ from Your Interests" on pages 42-44.

  TOREADOR WILL INCUR SIGNIFICANT CHARGES AND EXPENSES AS A RESULT OF THE MERGER WHICH WILL NOT BE AVAILABLE TO FUND ITS OPERATIONS AFTER THE MERGER

     We expect to incur approximately $1.0 million of costs of Toreador and Madison related to the merger. These expenses will include investment banking fees, bank commitment fees, legal, accounting and reserve engineering fees, and printing costs, transition costs and other related charges. We may also incur unanticipated costs in the merger.

  TOREADOR'S HIGHER LEVELS OF INDEBTEDNESS MAY LIMIT ITS FINANCIAL AND OPERATING FLEXIBILITY AND IT MAY NOT BE ABLE TO REPAY ITS INDEBTEDNESS

     Following the merger, Toreador's debt to equity ratio is expected to be 0.99:1.00. Toreador may incur additional indebtedness in the future as it continues to execute its acquisition and exploration strategy.

     You should consider that Toreador on a consolidated basis will have higher levels of debt and interest expense than either company on a stand-alone basis. Following the merger, Toreador's long-term debt, on a pro forma basis as of September 30, 2001, would have been $35.4 million compared with $18.9 million for

Toreador and $16.5 million for Madison prior to the merger. The level of combined indebtedness after the merger will have important effects on Toreador's future operations, including:

     - A substantial portion of Toreador's cash flow will be used to pay interest and principal on debt and will not be available for other purposes.

     - Covenants contained in its debt obligations will require Toreador to meet certain financial tests (including a debt coverage ratio of 1.25 to 1.0 and a current ratio of 1.0 to 1.0), and other restrictive covenants, such as an inability to sell properties mortgaged to its lender if the sale of such properties exceeds 10% of Toreador's borrowing base or an inability to incur any indebtedness in an amount greater than $1,000,000 other than indebtedness incurred in the ordinary course of business, may affect its flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities.

     - A default under Toreador's credit facility would permit the lender to accelerate repayments of the loan and to foreclose on the collateral securing the loan, including a substantial portion of Toreador's oil and gas properties.

     - Toreador's ability to refinance existing debt or to obtain additional financing for capital expenditures and other purposes may be limited.

     - Toreador may be more leveraged than its competitors, which may place it at a competitive disadvantage.

     - Toreador may be unable to adjust rapidly to changing market conditions.

     These considerations may make Toreador more vulnerable than a less leveraged competitor in the event of a downturn in its business or general economic conditions.

  MONEY MAY NOT BE RECEIVED PURSUANT TO THE REGISTERED CAPITAL PROVISIONS OF
  SECTION 116 OF THE TURKISH PETROLEUM REGULATIONS

     In addition to the consideration to be received on effectiveness of the merger, stockholders of Madison are entitled to certain contingent consideration. This contingent consideration arises out of the fact that two of Madison's subsidiaries that operate in Turkey may be owed payments by the Turkish government pursuant to Section 116 of the Turkish Petroleum Regulations for investments made by such subsidiaries in Turkey for petroleum operations prior to the effective date of the merger. Pursuant to the merger agreement, Toreador has agreed to (i) apply for such money on or prior to the second anniversary of the merger becoming effective and (ii) attempt to receive such money on or prior to the third anniversary of the merger becoming effective. If on or prior to the third anniversary of the merger, Toreador receives any such payments for which an application is made on or prior to the second anniversary date of the merger, the holders of Madison common stock when the merger becomes effective are entitled to receive in cash or in shares of Toreador common stock, an amount equal to 30% of the amount received minus certain expenses. This payment is dependent on the actions of the Turkish government and, thus, Madison stockholders may not receive any such additional consideration.


  A SUFFICIENT NUMBER OF SHARES OF TOREADOR COMMON STOCK TO BE ISSUED TO THE FORMER MADISON STOCKHOLDERS MAY NOT BE AUTHORIZED FOR ISSUANCE



     Toreador is permitted to pay the portion of a Turkish payment described above due to the former Madison stockholders in cash or in shares of Toreador common stock. Since the number of shares of Toreador common stock that could be issued is dependent on the market price of such shares prior to issuance, Toreador may not have authorized a sufficient number of shares for issuance.

  IF TOREADOR PAYS ANY CASH DUE TO A TURKISH PAYMENT, FOR U.S. FEDERAL INCOME TAX PURPOSES, MADISON STOCKHOLDERS WILL BE TAXED

     Madison stockholders who receive cash due to a Turkish payment will recognize gain, if any, equal to the lesser of (i) the excess of the sum of the merger consideration received over the aggregate tax basis of Madison common shares exchanged therefor and (ii) the amount of cash and the fair market value of property (other than Toreador common stock) received in the merger.

  IF TOREADOR PAYS ANY CASH DUE TO A TURKISH PAYMENT, FOR CANADIAN FEDERAL INCOME TAX PURPOSES, MADISON STOCKHOLDERS WILL BE TAXED

     Madison stockholders who receive cash due to a Turkish payment will generally be considered to have received a capital gain to the extent that such payment exceeds the stockholder's cost for income tax purposes of the Turkish consideration acquired in the merger.

RISK FACTORS RELATING TO THE BUSINESS OF TOREADOR AFTER THE MERGER

  CONTINUED FINANCIAL SUCCESS DEPENDS ON TOREADOR'S ABILITY TO ACQUIRE ADDITIONAL RESERVES IN THE FUTURE

     Following the merger, Toreador's future success as an oil and gas producer will depend upon its ability to find, develop and acquire additional oil and gas reserves that are profitable. If Toreador is unable to conduct successful development activities or acquire properties containing proved reserves, its proved reserves will generally decline as reserves are produced.

  TOREADOR FACES NUMEROUS DRILLING RISKS IN FINDING COMMERCIALLY PRODUCTIVE OIL AND GAS RESERVOIRS

     Following the merger, Toreador's drilling will involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. Toreador may incur significant expenditures for the identification and acquisition of properties and for the drilling and completion of wells. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment. In addition, any use by Toreador of 3-D seismic and other advanced technology to explore for oil and gas requires greater pre-drilling expenditures than traditional drilling strategies.

  THE MERGER WILL BE DILUTIVE TO TOREADOR'S CASH FLOW PER SHARE

     Due to Madison's level of anticipated development capital expenditures, Toreador believes that the merger will be dilutive to Toreador's projected cash flow per share through 2002. See "Pro Forma Impact of Merger."

COMBINED COMPANY RISKS


  A LARGE PERCENTAGE OF TOREADOR'S COMMON STOCK WILL BE OWNED BY ITS OFFICERS AND DIRECTORS AND SUCH STOCKHOLDERS MAY CONTROL TOREADOR'S BUSINESS AND AFFAIRS



     Following the merger, the officers and directors of Toreador as a group are expected to hold a beneficial interest in approximately 49% of its common stock (including shares issuable upon exercise of stock options for common stock, conversion of Toreador's Series A Preferred Stock held by affiliates of certain directors and conversion of Madison's convertible debenture). The officers and directors control Toreador's business and affairs, and due to their large ownership percentage, they may remain entrenched in their positions.

  FOLLOWING THE MERGER, A SIGNIFICANT PORTION OF TOREADOR'S OPERATIONS WILL BE CONDUCTED IN FRANCE AND TURKEY AND TOREADOR WILL OWN INTERESTS IN TRINIDAD. TOREADOR WILL THUS BE SUBJECT TO POLITICAL, ECONOMIC AND OTHER UNCERTAINTIES

     Following the merger, Toreador will have international operations and will be subject to the following foreign issues and uncertainties:

     - the risk of expropriation, nationalization, war, revolution, border disputes, renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;

     - taxation policies, including royalty and tax increases and retroactive tax claims;

     - exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over international operations;

     - laws and policies of the United States affecting foreign trade, taxation and investment;

     - the possibility of being subjected to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

     - the possibility of restrictions on repatriation of earnings or capital from foreign countries.

     The occurrences of any of these uncertainties may adversely affect Toreador's foreign operations following the merger.


  TOREADOR'S INCREASED SIZE AND SCOPE OF OPERATIONS MAY PREVENT TOREADOR FROM BEING PROPERLY MANAGED



     The contemplated merger with Madison, the Texona Petroleum Corporation merger, the Four States Property Acquisition and the Lario Property Acquisition represent major steps in Toreador's growth strategy. However, Toreador's increased size and scope of operations will require its management to expend increased time and resources, and Toreador's management may not properly be able to manage the expanded Toreador.


  FOLLOWING THE MERGER, TOREADOR'S ABILITY TO GROW WILL DEPEND ON ITS ABILITY TO OBTAIN ADDITIONAL CAPITAL ON SATISFACTORY TERMS AND CONDITIONS

     Following the merger, the growth of Toreador's business will require substantial capital on a continuing basis. It may be unable to obtain additional capital on satisfactory terms and conditions. Thus, Toreador may lose opportunities to acquire oil and gas properties and businesses. In addition, its pursuit of additional capital could result in incurring additional indebtedness or issuing and adding potentially dilutive equity securities. Toreador also may utilize the capital currently expected to be available for its present operations. The amount and timing of Toreador's future capital requirements, if any, will depend upon a number of factors, including:

     - drilling costs;

     - transportation costs;

     - equipment costs;

     - marketing expenses;

     - oil and gas prices;

     - staffing levels and competitive conditions; and

     - any purchases or dispositions of assets.

     Toreador's failure to obtain any required additional financing could materially and adversely affect its growth, cash flow and earnings.

  FOLLOWING THE MERGER, THE MARKETING OF TOREADOR'S OIL AND GAS PRODUCTION PRINCIPALLY WILL DEPEND UPON FACILITIES OPERATED BY OTHERS, AND THESE OPERATIONS MAY CHANGE AND HAVE A MATERIAL ADVERSE EFFECT ON THE MARKETING OF TOREADOR'S OIL AND GAS PRODUCTION

     Following the merger, the marketing of Toreador's oil and gas production principally will depend upon facilities operated by others. The operations of those facilities may change and have a material adverse effect on the marketing of Toreador's oil and gas production. In addition, Toreador relies upon third parties to operate many of its properties and may have no control over the timing, extent and cost of development and operations. As a result of these third party operations, Toreador cannot control the timing and volumes of production.


 THE MERGER MAY NOT BE SUCCESSFUL AT CURRENT PRICES



     Toreador and Madison's current production costs per BOE are at or near the current market price per BOE. As a result, a small downward movement in oil prices may significantly reduce the profitability of the combined company. For the nine months ended September 30, 2001, Toreador's average sales price per BOE exceeded its average production costs per BOE by approximately $6.28 per BOE. For the nine months ended September 30, 2001, Madison's average sales price per BOE exceeded its average production costs per BOE by approximately $3.15 per BOE.


INVESTMENT RISKS IN COMMON STOCK OF COMBINED COMPANY

  DUE TO THE RESTRICTIONS PLACED ON IT BY TOREADOR'S CREDIT FACILITY AND ITS OUTSTANDING SHARES OF PREFERRED STOCK, TOREADOR DOES NOT EXPECT TO PAY CASH DIVIDENDS IN THE NEAR FUTURE

     From time to time, Toreador has paid cash dividends on its common stock. However, it does not anticipate paying cash dividends on its common stock in the foreseeable future. Toreador's credit facility and its outstanding shares of preferred stock restrict Toreador's ability to pay dividends on its common stock. Therefore, Toreador's common stock is not a suitable investment for persons requiring current income.

  TOREADOR MAY NOT HAVE PRODUCTION TO OFFSET HEDGES. BY HEDGING TOREADOR MAY NOT BENEFIT FROM PRICE INCREASES

     Toreador may, from time to time, reduce its exposure to the volatility of oil and gas prices by hedging a portion of its production. In a typical hedge transaction, Toreador will have the right to receive from the counterparty to the hedge, the excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, Toreador will be required to pay the counterparty this difference multiplied by the quantity hedged. In such case, Toreador will be required to pay the difference regardless of whether Toreador has sufficient production to cover the quantities specified in the hedge. Significant reductions in production at times when the floating price exceeds the fixed price could require Toreador to make payments under the hedge agreements even though such payments are not offset by sales of production. Hedging will also prevent Toreador from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge.

  CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

     This document includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 about Toreador and the combined company after the merger that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under "Summary," "The Merger," "The Combined Company," "Unaudited Pro Forma Consolidated Financial Statements of Toreador," and the risk factors in Toreador's periodic reports filed under the Exchange Act and elsewhere in this document regarding the financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for the future operations of Toreador or the combined company after the merger, and statements regarding integration of the businesses of forming the combined company and general economic conditions.

     Forward-looking statements are subject to risks and uncertainties and include information concerning cost savings from the merger. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

     When used in this document, the words "should," "believes," "expects," "anticipates," "intends" or similar expressions are intended to identify such forward-looking statements. The following important factors, in addition to those discussed under "Risk Factors" and elsewhere in this document, could affect the future results of the energy industry in general, and Toreador and the combined company after the merger in particular, and could cause those results to differ materially from those expressed in such forward-looking statements:

     - the effect of changes in oil and gas prices, hedging activities and conditions in the capital markets;

     - risks incident to the drilling and operation of oil and gas wells;

     - future production and development costs;

     - the effect of existing and future laws and regulatory actions;

     - the political and economic climate in the foreign jurisdictions in which Toreador will conduct oil and gas operations;

     - a significant delay in the expected closing of the merger; and

     - competition from others in the energy industry.

     All written and oral forward-looking statements attributable to Toreador or persons acting on behalf of Toreador and the combined company after the merger are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see "Where You Can Find More Information" on pages 125-126.

                     MARKET PRICE AND DIVIDEND INFORMATION

HISTORICAL MARKET PRICES OF TOREADOR AND MADISON

     Toreador's common stock is quoted on The Nasdaq National Market System under the symbol "TRGL." Madison's common stock is quoted on The Toronto Stock Exchange under the symbol "MDO." The following tables set forth the high and low trading prices per share of Toreador common stock on The Nasdaq National Market for the specified periods and contain trading volume information, and the high and low bid prices of Madison common stock on The Toronto Stock Exchange. Note that prior to May 30, 2000, Madison was known as Trans-Dominion Energy Corporation and was traded on The Toronto Stock Exchange under the symbol "TDE." Also, on May 30, 2000, Madison effectuated a 50 for 1 reverse stock split. The Madison stock prices reflected below are adjusted for such split.

                                                                  TOREADOR
                                                                   COMMON
                                                                   STOCK
                                                              ----------------
                                                              HIGH         LOW
                                                              ----         ---
1999
  First Quarter.............................................   $3 3/4      $2 1/4
  Second Quarter............................................    3 3/8       2 3/8
  Third Quarter.............................................    3 9/16      2 15/16
  Fourth Quarter............................................    4 3/4       3 7/16
2000
  First Quarter.............................................    8           3 5/8
  Second Quarter............................................    5 1/2       4 7/8
  Third Quarter.............................................    6 1/2       4 7/8
  Fourth Quarter............................................    6 1/4       5 3/4
2001
  First Quarter.............................................    7 5/8       5 1/4
  Second Quarter............................................    6 5/8       5 1/2
  Third Quarter.............................................    6           5 3/8
  Fourth Quarter (through November 26, 2001)................    5 3/4       3 5/8

                                                                    MADISON
                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
1999
  First Quarter.............................................  Cdn$5.50   Cdn$1.75
  Second Quarter............................................      5.50       2.75
  Third Quarter.............................................      6.00       2.75
  Fourth Quarter............................................      4.50       1.50
2000 First Quarter..........................................     17.00       4.00
  Second Quarter............................................      7.81       2.79
  Third Quarter.............................................      1.55       0.80
  Fourth Quarter............................................      1.10       0.60
2001
  First Quarter.............................................      1.40       0.75
  Second Quarter............................................      1.95       1.20
  Third Quarter.............................................      1.85       0.35
  Fourth Quarter (through November 26, 2001)................      0.75       0.35

     For Canadian securities law purposes, the following table sets forth the trading volume and high and low prices of Toreador common stock.

                                                                           TOREADOR
                                                                         COMMON STOCK
                                                              ----------------------------------
                                                              HIGH         LOW          VOLUME
                                                              ----         ---         ---------
1999
  First Quarter.............................................   $3 3/4      $2 1/4        630,966
  Second Quarter............................................    3 3/8       2 3/8        500,312
  Third Quarter.............................................    3 9/16      2 15/16      459,460
  Fourth Quarter............................................    4 3/4       3 7/16       407,339
2000
  First Quarter.............................................    8           3 5/8      1,877,590
  Second Quarter............................................    5 1/2       4 7/8        906,241
  Third Quarter.............................................    6 1/2       4 7/8        623,771
  Fourth Quarter............................................    6 1/4       5 3/4        713,278
2001
  First Quarter.............................................    7 5/8       5 1/4        538,029
  Second Quarter............................................    6 5/8       5 1/2        266,017
  July......................................................    6           5 1/2        166,078
  August....................................................    5 5/8       5 3/8         96,362
  September.................................................    5 3/4       5 1/2        143,339
  October...................................................    5 3/4       3 5/8        535,908
  November (through November 26, 2001)......................    4 3/8       3 11/16      299,600

     On October 3, 2001, the last full trading day before the public announcement of the proposed merger, the closing price per share of Toreador common stock on The Nasdaq National Market System was $5.40 and the closing price per share of Madison common stock on The Toronto Stock Exchange was Cdn$0.50 (U.S. $0.32 based on an exchange rate of Cdn$1 per U.S. $0.6332).

     As of November 5, 2001, there were approximately 455 record holders of Toreador common stock, and as of November 11, 2001, there were approximately 435 record holders of Madison common stock.

     The beneficial ownership of common stock and Series A Preferred Stock of Toreador (the only equity securities of Toreador presently outstanding) by (i) each director and nominee for director of Toreador, (ii) beneficial owners of more than five percent of the outstanding shares of common stock, (iii) directors and executive officers as a group and (iv) certain officers and directors of Madison who it is currently contemplated will become directors, executive or non-executive officers of Toreador following the merger as of a recent date is set forth under the heading "Security Ownership of Certain Beneficial Owners and Management of Toreador."

NO DIVIDENDS EXPECTED IN THE FORESEEABLE FUTURE

     Neither Toreador nor Madison is currently paying dividends on its common stock. After the merger, Toreador expects that it will retain all available earnings generated by its operations for the development and growth of the business. Therefore, Toreador does not anticipate paying cash dividends on its common stock in the foreseeable future.

     Toreador's credit facility and its outstanding shares of preferred stock restrict Toreador's ability to pay dividends on its common stock.

     Madison's credit facility limits Madison's ability to pay dividends on its common stock. Following the merger, this credit facility will continue to place limitations on the ability of Madison to pay dividends to its stockholder, Toreador.

                              THE SPECIAL MEETINGS

     The Toreador board and the Madison board are using this document to solicit proxies from Toreador stockholders and Madison stockholders, respectively, for use at Toreador's special meeting of stockholders and Madison's special meeting of stockholders, respectively. In addition, this document constitutes a prospectus covering the issuance of Toreador common stock pursuant to the merger agreement.

TIME AND PLACE

     The Toreador special meeting will be held at 8:30 a.m. Dallas, Texas time, on December 31, 2001, at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 2900, Dallas, Texas 75202. The Madison special meeting with be held at 8:30 a.m. Dallas, Texas time, on December 31, 2001, at the offices of Madison, 9400 North Central Expressway, Suite 1209, Dallas, Texas 75231. Holders of approximately 51% of the issued and outstanding shares of Madison common stock on the record date have executed a voting agreement pursuant to which they have agreed to vote for approval and adoption of the merger agreement.

PURPOSE OF THE SPECIAL MEETINGS

     The purpose of the Toreador special meeting is to consider and vote upon a proposal to issue up to 6,800,000 shares of Toreador common stock pursuant to the merger agreement. In addition, Toreador stockholders will vote on the following proposals:

     - the adoption of the 2002 Stock Option Plan to reserve for issuance up to 500,000 shares of Toreador common stock pursuant to stock options to be granted pursuant to such plan; and

     - any other matter which may properly come before the meeting.

     Approval of the issuance of additional shares in accordance with the terms of the merger agreement is required under applicable rules of The Nasdaq National Market System.

     Toreador knows of no other matters to come before the special meeting.

     The members of the Toreador board participating in the board decision on the merger unanimously recommend that Toreador stockholders vote at the special meeting to approve the issuance of shares of Toreador common stock pursuant to the merger agreement. All the members of the Toreador board unanimously recommend that the Toreador stockholders vote at the special meeting to approve the adoption of the 2002 Stock Option Plan.

     The purpose of the Madison special meeting is to approve and adopt the merger agreement. The members of the Madison board unanimously approved the merger and recommend that Madison stockholders vote at the special meeting to approve and adopt the merger agreement.

VOTING AND RECORD DATES

     Only holders of record of shares of Toreador common stock at the close of business on November 5, 2001, are entitled to notice of and to vote at the Toreador special meeting. Only holders of record of shares of Madison common stock at the close of business on November 11, 2001, are entitled to notice of and to vote at the Madison special meeting.

     Toreador. The presence, in person or by proxy, of the holders of one-third of the shares of Toreador common stock outstanding is necessary to constitute a quorum at the Toreador special meeting. Approval of the issuance of up to 6,800,000 shares of Toreador common stock pursuant to the merger agreement (which is required pursuant to the rules and regulations of the Nasdaq National Market System) and adoption of the 2002 Stock Option Plan each requires the affirmative vote of a majority of the shares of Toreador common stock cast at the special meeting. Each share of Toreador common stock will be entitled to one vote per share.

     On November 5, 2001, there were 6,296,944 shares of Toreador common stock outstanding held by approximately 455 holders of record.

     Madison. The presence, in person or by proxy, of the holders of a majority of the shares of Madison common stock outstanding is necessary to constitute a quorum at the Madison special meeting. Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Madison common stock. Each share of Madison common stock will be entitled to one vote per share.

     On November 11, 2001 there were 25,933,096 shares of Madison common stock outstanding held by approximately 435 holders of record. In addition, 350,000 shares of Madison common stock have been authorized for issuance to Madison's senior lender.

TOREADOR PROXIES

     A proxy card will be sent to each holder of Toreador common stock on the record date. If you receive a proxy card, you may grant a proxy vote on the proposals by marking and signing your proxy card and returning it to Toreador. If you hold your Toreador common stock in the name of a bank, broker or other nominee, you should follow the instructions of the bank, broker or nominee when voting your shares. All shares of Toreador common stock represented by properly executed proxies received prior to or at the Toreador special meeting will be voted in accordance with the instructions indicated on such proxies. Proxies that have been revoked properly and on time will not be counted. If no instructions are indicated on a properly executed returned proxy, that proxy will be voted "FOR" the issuance of up to 6,800,000 shares of Toreador common stock pursuant to the merger agreement and "FOR" the adoption of the 2002 Stock Option Plan.

     Voting. In accordance with The Nasdaq National Market System rules, brokers and nominees who hold shares in street name for customers are precluded from exercising their voting discretion with respect to the approval of the issuance of up to 6,800,000 shares of Toreador common stock pursuant to the merger agreement and the adoption of the 2002 Stock Option Plan. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees will not be able to vote such shares with respect to the approval or adoption of those proposals. Shares represented by these "broker non-votes" will be counted for purposes of determining whether there is a quorum (holders of at least one-third of the outstanding shares of Toreador common stock on November 5, 2001, present in person or represented by proxy) at the Toreador special meeting but will not be voted. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum (holders of at least one-third of the outstanding shares of Toreador common stock on November 5, 2001, present in person or represented by proxy) at the Toreador special meeting, will not be voted. An abstention or broker non-vote has no effect on the matters being proposed, so long as a majority of the shares of Toreador common stock cast at the special meeting at which there is a quorum approve the issuance of up to 6,800,000 shares of Toreador common stock pursuant to the merger agreement and the adoption of the 2002 Stock Option Plan.

     Other Business. The Toreador board is not currently aware of any business to be acted upon at the special meeting other than the matters described herein. If, however, other matters are properly brought before the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.

     Revocation of Proxies. You may revoke your Toreador proxy before it is voted by:

     - submitting a new proxy with a later date;

     - notifying Toreador's corporate secretary in writing before the special meeting that you have revoked your proxy; or

     - voting in person, or notifying Toreador's corporate secretary orally at the annual meeting of your wish to revoke your proxy.

MADISON PROXIES

     A proxy card will be sent to each holder of Madison common stock on the record date. If you receive a proxy card, you may grant a proxy vote on the proposal by marking and signing your proxy card and returning it to Madison. If you hold your Madison common stock in the name of a bank, broker or other nominee, you should follow the instructions of the bank, broker or nominee when voting your shares. All shares of Madison common stock represented by properly executed proxies received prior to or at the Madison special meeting will be voted in accordance with the instructions indicated on such proxies. Proxies that have been revoked properly and on time will not be counted. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED RETURNED PROXY, THAT PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Voting. In accordance with applicable Canadian securities legislation, regulations and rules, brokers and nominees who hold shares in street name for customers are precluded from exercising their voting discretion with respect to the approval and adoption of the merger agreement. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees will not be able to vote such shares with respect to the approval and adoption of the merger agreement. Shares represented by these "broker non-votes" will be counted for purposes of determining whether there is a quorum at the Madison special meeting but will have the effect of a vote against the approval and adoption of the merger agreement.

     A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, if a Madison stockholder marks its proxy "ABSTAIN," that will have the effect of a vote against approval and adoption of the merger agreement.

     Revocation of Proxies. You may revoke your Madison proxy before it is voted by:

     - submitting a new proxy with a later date;

     - notifying Madison's corporate secretary in writing before the special meeting that you have revoked your proxy; or

     - voting in person, or notifying Madison's corporate secretary orally at the special meeting of your wish to revoke your proxy.

SOLICITATION OF PROXIES

     Toreador has retained Corporate Investor Communications, Inc., a proxy solicitation firm in Carlstadt, New Jersey to distribute broker search cards and to distribute this joint proxy statement/prospectus and the attached form of proxy, for a fee of less than $1,000, plus certain expenses. The directors, officers and employees of Toreador and Madison may solicit proxies by telephone, telecopy, fax, telegram or in person. These directors and employees will receive no additional compensation for doing so.

     To ensure sufficient representation at the special meeting, Toreador and Madison may request the return of proxy cards by telephone, telegram, or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

     The cost of soliciting proxies, including the cost of preparing and mailing this document and the expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners, will be paid by Toreador, directly or indirectly, if the merger is consummated. In the merger agreement, we have each agreed to pay our own costs and split most of the costs of preparing and distributing this document if the merger agreement is terminated.

VOTING AGREEMENTS

     In connection with the execution of the merger agreement, Herbert L. Brewer and David M. Brewer, solely in their capacities as stockholders, and PHD Partners LP, a partnership controlled by David M. Brewer, a greater than 5% stockholder, each entered into a voting agreement with Toreador to vote all of the shares of Madison common stock owned or controlled by them in favor of the merger agreement and other matters to be acted upon at the special meeting. In addition, they have each agreed not to transfer their shares of Madison common stock, not to deposit such shares in a voting trust, grant a proxy with respect to such shares or enter into a voting agreement with respect to such shares and not to solicit or vote in favor of any competing transaction to the merger. The aggregate amount of shares of Madison common stock subject to these voting agreements represents approximately 51% of the issued and outstanding Madison common stock on

November 26, 2001 and represented approximately 51% of the issued and outstanding Madison common stock on the Madison record date.

                              THE COMBINED COMPANY

     The combination of Toreador and Madison will create an independent international exploration, development and production oil and gas company with an aggregate of approximately 15,022 MBOE of pro forma estimated net proved reserves at September 30, 2001, and with estimated pro forma production of approximately 3.5 MBOE per day based on such reserves. We expect the merger to provide Toreador with the following advantages:

     - Create a larger company with the ability to grow through acquisitions of properties and companies. The merger is expected to position Toreador for further acquisitions of oil and gas properties both domestically and internationally. We also believe that the merger will allow Toreador to seek additional acquisitions of small independent exploration, development and production companies through its enhanced asset base and the increased liquidity of its stock.

     - Expand capital base and trading liquidity. We believe that the larger trading base and the expanded size and scope of Toreador's operations will increase investor awareness of Toreador. Additionally, it is contemplated that there will be an additional trading market for Toreador's shares, since Toreador has applied to list its shares on The Toronto Stock Exchange upon the merger becoming effective or as soon thereafter as practicable. Listing is subject to fulfilling all the original listing requirements of The Toronto Stock Exchange.

     - Add significantly to reserve base.  The merger will add approximately
       10.2 MMBOE to Toreador's reserve base, thus resulting in an approximate 210% increase at September 30, 2001. The reserve base following the merger will be more diversified and will increase the prospect inventory.

     - Improve access to capital markets. We believe the merger will give Toreador a larger capital base and more efficient access to capital. Toreador will be better positioned to fund future growth or reduce leverage through the possible sale of equity and/or the possible divestiture of non-core properties.

     - Provide Madison stockholders with access to increased liquidity and the opportunity for investment appreciation. The merger consideration provides the Madison stockholders with access to The Nasdaq National Market System trading market and provides the opportunity for long-term gain with their continued investment in Toreador.

     - Create cost savings. Given the complementary nature of their operations, the merger is expected to result in significant cost savings. Toreador expects to reduce costs through consolidation of reporting requirements and corporate headquarters, elimination of duplicative expenses and other savings.

     - Expand and strengthen Toreador's board of directors and management. Herbert L. Brewer, who has over 50 years experience in the oil and gas business, will join Toreador, as a director. Mr. Brewer, who served as Senior Vice President of Triton Energy Corporation, has extensive experience in the international oil and gas business. Also, joining Toreador as directors will be David M. Brewer, who was a co-founder of Madison and was previously an attorney involved in strategic planning and mergers and acquisitions, and Ernest C. Mercier, who founded the venture capital unit of a Canadian chartered bank and is currently Chairman of Oxford Properties Group Inc., one of Canada's leading owner and manager of office buildings. Toreador also agreed to elect certain officers of Madison as executive officers or non-executive officers of Toreador.

                                   THE MERGER

BACKGROUND OF THE MERGER

     G. Thomas Graves III, President and CEO of Toreador, began general discussions with David M. Brewer, a director of Madison, during June 2001 regarding the feasibility of a possible business combination of the two companies after Mr. William I. Lee, then a director of both Madison and Toreador, suggested that Madison might be interested in such a possibility. Mr. Brewer presently serves as Vice Chairman of Madison's board and is Madison's single largest shareholder.

     Mr. Herbert L. Brewer, David M. Brewer's father, has served as Chairman, President and Chief Executive Officer of Madison since the resignation of Mr. J.
J. Ciavarra as President and Chief Executive Officer on July 12, 2001. Mr. Graves and Mr. Herbert Brewer previously worked together at Triton Energy Corporation, where they both served as Senior Vice Presidents. In addition, Mr. Graves succeeded Mr. Herbert Brewer as Chairman and Chief Executive of Triton Europe plc, a London Stock Exchange-traded subsidiary of Triton Energy. Mr. Herbert Brewer also served as a director of Triton Energy.

     During their discussions in June 2001 and early July 2001, Mr. Graves and Mr. David Brewer discussed the following strategic goals that could be successfully served by the combination of Toreador and Madison:

     - Madison's high potential international exploration program would fit well with Toreador's strong cash flow, domestic exploration program and portfolio of domestic working interests and fee mineral and royalty interests. The result would be a set of exploration prospects with a good risk-reward balance.

     - The increased resources of the combined company would permit additional growth in the international sector at a time at which consolidation among the major companies and the large independents was creating new opportunities similar to those presently pursued by Madison.

     - Toreador had executive level senior management in place that would allow Mr. Herbert Brewer to retire and return to the position of a non-executive director.

     - Madison's strong technical team would strengthen Toreador's pre-existing exploration, operating and exploitation capacity.

     - The combination would create an entity with sufficient size to attract a broader range of investors which would provide a variety of sources of outside capital and increase the liquidity in the surviving combined company's securities.

     - Due to the "domestic versus international" structure of the existing companies, there would be no overlap among existing employees. As a result, the combination would be efficient from a staffing perspective.

     Because of these discussions and the positive possibilities discussed with Mr. Brewer, Mr. Graves notified the executive committee of the Toreador board of directors of the opportunity. The executive committee authorized Mr. Graves to proceed with further discussions, investigation and due diligence with his counterparts at Madison. Mr. Graves notified the Madison board by letter on July 17, 2001, that Toreador had a strong interest in pursuing a combination of the two companies. No specific terms of the combination were referenced in such letter other than that a stock-for-stock exchange was contemplated at a value for Madison stock of approximately Cdn$1.50 per share (the final determination of such amount being dependent on a subsequent review of asset values).


     On July 19, 2001, the Madison board met and decided that a possible combination would be in the best interests of the stockholders and notified Toreador in writing of their decision to proceed with mutual due diligence and negotiations. In connection with these discussions, Madison retained R. Reid Investments, Inc., as its financial advisors, to advise its board regarding the acquisition. At the same time, Madison's board appointed a special committee consisting of Ernest C. Mercier, Charles B. Wheeler and Joseph J. Simon to oversee the negotiation and due diligence process on behalf of the board. Mr. Ray Reid of R. Reid Investments, Inc. was to advise this special committee of the board of directors.

     Toreador and Madison executed a letter agreement dated July 23, 2001. The letter agreement contained provisions which included: (i) allowing access to pertinent information of both companies on a confidential basis and (ii) allowing Toreador until September 7, 2001, which date was subsequently extended, to negotiate the terms of any proposed combination along with a restriction on Madison to solicit any outside offers. However, no specific terms of the combination were referenced.

     On August 6, 2001, John M. McLaughlin, Chairman of Board of Toreador, appointed a special committee of the Toreador board of directors to review recommendations from Toreador's management regarding the proposed combination and to consider independently the merits of such a combination, with a view to subsequently making a report to the full board of directors of Toreador regarding any future combination. Mr. McLaughlin served as chairman and was joined by Peter L. Falb and H.R. Sanders as members of the committee.

     During August and September of 2001, representatives of Toreador and Madison management, directors and Madison's financial advisor met on various occasions and exchanged detailed information regarding their respective properties and reserves. They discussed in general terms the future of the oil and gas industry, the direction of their respective companies, their strategies for growth, management philosophies and a framework for possible combined growth strategies.


     Toreador provided detailed historical financial information and its reserve report which contained information regarding discounted present values of its proved reserves to Madison during the negotiating process and Madison also provided historical financial information and similar discounted present values of its proved reserves to Toreador during the same period. The reserve information supplied by each company is consistent with the reserve information included under "Information About Toreador" and "Information About Madison" and their respective audited financial statements included herein. All of the aforementioned information was provided to assist in the negotiating process and was relied upon by the recipients.


     Mr. Graves had numerous discussions with Mr. David Brewer and the special committee of the Madison board of directors that was represented by Mr. Ray Reid regarding the exchange ratio, the percentage that each company's shareholders would own after the merger was complete and various valuation issues. The negotiations of these terms were done through numerous discussions between these individuals and were based on many factors, including the recent trading prices of the shares of the company's underlying asset values, actual reserve amounts and projected cash flows therefrom, the relative proportions of oil as compared to gas reserves, and various due diligence concerns. None of these factors were given any heightened significance and all of these factors were discussed in arriving at the exchange ratio and relative ownership of the combined company by the Madison and Toreador stockholders post-merger. Outside advisors of both companies were consulted from time to time, particularly on matters relating to transaction structure (a reverse triangular merger was determined to be the appropriate structure), notes required and deal protection provisions (including obtaining a voting agreement from certain Madison stockholders). The management of both companies also worked closely with their independent petroleum engineering consultants to develop reserve valuations on which common agreement could be reached.

     These discussions were extensive and were directed toward developing a set of terms that the representatives of both companies could take to the special committees and boards of directors of their respective companies. At no time were any proposals exchanged in writing, as the Toreador special committee of its board had not authorized any such undertaking.

     During this period, Madison management was also in discussions with its senior lender to address the contravention of certain covenants in the credit agreement with the lender, which had arisen because of poorer than expected results from Madison's French development program. Agreement was reached with the lender to reduce the principal amount of the loan outstanding in installments, and Madison then negotiated with Toreador to provide interim funding to make these payments as well as to fund Madison's operations and commitments in connection with its properties pending the merger taking effect.

     As a result of these negotiations, the merger agreement, described below, that was executed by Madison and by Toreador on October 3, 2001 contained a provision by which Toreador would provide Madison with a line of credit with a $5.0 million to fund certain obligations that might come payable by Madison prior to the closing of the merger. This loan is unsecured. Toreador's position as a creditor is junior to that of Madison's commercial lender, Barclays Bank.

     The commitment and cooperation of Barclays Bank was a key element to ultimate success of this merger. Had Toreador not been willing to provide a line of credit to Madison to fund certain ongoing expenditures that would occur prior to closing, Barclays Bank would have most likely been unwilling to consent to Madison proceeding with the combination by continuing to waive certain existing financial covenant defaults.

     On September 9, 10 and 11, 2001, Toreador's special committee met to consider management's recommendation on the Madison merger and to discuss various strategies for proceeding further with the merger. As a result of the committee's deliberations and recommendation after three separate meetings, a meeting of Toreador's board of directors was held on September 15, 2001. Management made a presentation regarding their review of Madison and the material terms of the proposed merger. The board, with Mr. William I. Lee abstaining, approved a resolution offered by the special committee authorizing management to extend an offer of merger to Madison. A letter was sent by Mr. Graves on September 17, 2001, to the Madison board of directors proposing a merger based upon the exchange of 0.118 shares of Toreador stock for each Madison share. The Madison board of directors voted to accept the terms of the offer on September 17, 2001, subject to due diligence and the execution of a mutually acceptable merger agreement.

     Between September 17, 2001 and October 3, 2001, meetings were held between Toreador, its legal counsel, financial advisors and other representatives and Madison, its counsel, financial advisors and representatives. During this period, the parties completed their due diligence review and negotiated a merger agreement. During the negotiation of the merger agreement, no new substantive issues between Toreador and Madison were raised, and the specific wording of the merger agreement was finalized.

     On September 24, 2001, Morgan Keegan and Company, Inc. was retained in order to render an opinion regarding the fairness of the transaction to the Toreador stockholders.

     On October 1, 2001, Madison's board of directors voted to accept the merger agreement and authorized Herbert L. Brewer, Chairman, to execute the final agreement.

     On October 3, 2001, Toreador's board of directors voted to approve the merger agreement and authorized Mr. Graves to execute the final agreement. The merger agreement was signed on this date.

     Immediately prior to the execution of the merger agreement, Herbert L. Brewer, David M. Brewer and PHD Partners LP each entered into a voting agreement with Toreador. Under these voting agreements, each of these stockholders agreed to vote in favor of the merger. Each of these persons is a member or an affiliate of a member of Madison's board of directors. Toreador required these signatures to provide greater assurances that the merger would be consummated.

REASONS FOR THE MERGER -- MADISON

     At its October 1, 2001 meeting the Madison board approved the merger. All of the directors voted in favor of the merger.

     The Madison board believes that the merger agreement and the terms of the merger are fair to, and in the best interests of, Madison and the Madison stockholders. Therefore, the Madison board recommended that the stockholders of Madison vote "FOR" approval and adoption of the merger agreement.

     In reaching its recommendation, the Madison board consulted with Madison's management, as well as its financial and legal advisors, and considered the following material factors:

     - that as a result of the merger Madison stockholders would receive continuing investment in Toreador on a tax-free basis for U.S. holders;

     - that as a result of the merger, Madison stockholders would have an available U.S. market to sell their shares;

     - that after the merger, because of its larger size Toreador would have better access to capital than Madison had on a stand-alone basis which should provide it with greater financial flexibility;

     - that after the merger, the combined company would have a more diversified asset base, both domestically and internationally;

     - that the continued involvement of key members of Madison management and the three Madison board representatives would provide input for ongoing operations; and

     - that Toreador would immediately fund pursuant to a revolving credit facility required principal repayments under Madison's senior credit facility, as well as operating costs and other commitments.

     In reaching the decision to recommend the merger to its stockholders, the Madison board also considered a number of additional factors, including:

     - its discussions with Madison's management concerning the results of Madison's investigation of Toreador;

     - the strategic, operational and financial opportunities available to Madison in the normal course of its business compared to those that might be available following the merger;

     - the possibility of alternative strategic transactions;

     - the historical and current market prices of Madison common stock and Toreador common stock; and

     - the proposed structure of the transaction and the other terms of the merger agreement and related agreements.

     The Madison board also considered the risks and potential disadvantages associated with the merger, including:

     - the increased level of long-term debt that the combined company would have;

     - the risk that the operations of the two companies may not be successfully integrated;

     - the risk that anticipated cost savings may not be realized to the degree anticipated;

     - the risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the merger agreement; and

     - other matters described under "Risk Factors."

     In the judgment of the Madison board, the potential benefits of the merger outweigh these considerations. The foregoing discussion of the information and factors that were given weight by the Madison board is not intended to be exhaustive, but it is believed to include all material factors the Madison board considered.

     In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Madison board did not believe it was practicable to quantify or assign relative weights to the factors considered in reaching its conclusion. In addition, individual Madison directors may have given different weights to different factors.

     In considering the recommendation of the Madison board with respect to the merger, the merger agreement and the transactions contemplated thereby, Madison stockholders should be aware that certain officers and directors of Madison have certain interests in the proposed merger that are different from and in addition to the interests of Madison stockholders generally. The Madison board was aware of these interests and considered them in approving the merger and merger agreement. Please refer to "The Merger -- Interests of Certain Persons in the Merger that Differ from Your Interests" for more information about these interests.

REASONS FOR THE MERGER -- TOREADOR

     At its October 3, 2001 meeting, the members of the Toreador board participating in the board decision on the merger unanimously approved the merger agreement and recommended that the Toreador stockholders approve the issuance of shares of Toreador common stock pursuant to the merger agreement. The members of the Toreador board participating in the board decision on the merger believe that the merger agreement and the terms of the merger are fair to, and in the best interests of, Toreador and the Toreador stockholders. Therefore, the members of the Toreador board participating in the board decision recommended that Toreador's stockholders vote "FOR" approval of the issuance of shares of Toreador common stock pursuant to the merger agreement. One of the Toreador directors, William I. Lee, did not participate in the board decision on the transaction because he owns Madison stock and stock options and is a former member of the Madison board. Pursuant to an unanimous written consent dated October 26, 2001, all the members of the Toreador board unanimously approved the 2002 Stock Option Plan and recommended that the Toreador stockholders vote "FOR" approval of the adoption of the 2002 Stock Option Plan.

     In reaching its recommendation, the Toreador board consulted with Toreador's management, as well as its financial and legal advisors, and considered the following material factors:

     - The merger is in accordance with Toreador's long-term strategy of growth through corporate acquisitions.

     - The merger represents a major shift in exploration strategy for Toreador. There will be more control over drilling projects then there has been historically along with a large inventory of prospects possessing high potential.

     - The merger will increase the opportunities available to Toreador internationally.

     - The merger will create a larger company which is expected to have more liquidity in its common stock and better access to capital markets, which should provide more financial flexibility.

     - The merger will add exploration strength to our management staff.

     - The merger will add significantly to Toreador's reserves and production.

     - The merger is expected to provide a platform for further consolidation.

     - The merger will strengthen Toreador's board of directors and management.

     In approving the merger, the Toreador board of directors also considered the opinion of Morgan Keegan & Company, Inc. described below to the effect that, based upon its review and assumptions and subject to specific matters stated in the opinion, as of October 22, 2001, the consideration paid by Toreador in the merger was fair to the stockholders of Toreador from a financial point of view.

     In reaching its decision to recommend the merger to its stockholders, the Toreador board also considered a number of additional factors, including:

     - Toreador's management anticipating a cost savings of approximately $250,000 per year as a result of elimination of duplicative employment and consulting costs;

     - its discussions with Toreador's management concerning the results of Toreador's investigation of Madison; and

     - the strategic, operational and financial opportunities available to Toreador in the normal course of its business compared to those that might be available following the merger.

     In reaching its decision, the Toreador board of directors also considered the possibility of alternative strategic transactions, primarily asset acquisitions or mergers with other companies.

     The Toreador board also considered certain risks and potential disadvantages associated with the merger, including:

     - the increased amount of debt that the combined company would have;

     - the cash expenses payable in connection with the merger;

     - the risk that the operations of the two companies may not be successfully integrated;

     - the risk that expected cost savings may not be realized to the degree anticipated;

     - the time and resources required to complete the merger and the risk that the merger might not be completed as a result of a failure to satisfy the conditions to the merger agreement; and

     - other matters described under "Risk Factors."

     In the judgment of the Toreador board, the potential benefits of the merger outweigh these considerations. The foregoing discussion of the information and factors that were given weight by the Toreador board is not intended to be exhaustive, but it is believed to include all material factors considered by the Toreador board.

     In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Toreador board did not deem it practicable to quantify or assign relative weights to the factors considered in reaching its conclusion. In addition, individual Toreador directors may have given different weights to different factors.

     In considering the recommendation of the Toreador board with respect to the merger, the merger agreement and the transactions contemplated thereby, Toreador stockholders should be aware that one director of Toreador has certain interests in the proposed merger that are different from and in addition to the interests of Toreador stockholders generally. The Toreador board was aware of these interests and considered them in approving the merger and merger agreement. Please refer to "The Merger -- Interests of Certain Persons in the Merger That Differ From Your Interests" for more information about these interests.

OPINION OF FINANCIAL ADVISOR TO TOREADOR

     Toreador retained Morgan Keegan & Company, Inc. as its financial advisor to render an opinion to the Toreador Board of Directors concerning the fairness, from a financial point of view, to Toreador of the exchange ratio set forth in the merger agreement. Morgan Keegan was retained by Toreador on the basis of, among other things, its experience and expertise in the oil and gas industry.

     On October 22, 2001, Morgan Keegan delivered to the Board of Directors of Toreador its written opinion that, as of such date and based upon and subject to matters stated in the opinion, the exchange ratio of 0.118 share of Toreador common stock for each issued and outstanding share of Madison common stock is fair, from a financial point of view, to Toreador. Based on the $4.00 per share Toreador stock price used by Morgan Keegan, the implied price of Madison is $0.47 per share.

     The full text of the written opinion of Morgan Keegan is attached hereto as Annex B and is incorporated herein by reference. Toreador stockholders are urged to read the opinion carefully in its entirety. Morgan Keegan's opinion is directed only to the fairness to Toreador, from a financial point of view, of the exchange ratio, does not address any other aspect of the merger or related transactions, and does not constitute a recommendation to any Toreador stockholder as to how he or she should vote at the special meeting.

     In arriving at its opinion, Morgan Keegan reviewed the merger agreement and held discussions with various members of management of Toreador concerning the historical and current operations of Madison and the financial condition, prospects, and strategic objectives of both Toreador and Madison. Morgan Keegan reviewed historical financial and operating data that was furnished to it by Toreador relating to Madison's business. Morgan Keegan examined internal financial analyses, financial and operating forecasts, reports and other information prepared by members of the management of Toreador relating to Madison's business. Morgan Keegan reviewed certain publicly available information with respect to certain other companies in lines of business that Morgan Keegan believes are generally comparable to those of Madison, including the trading markets for such other companies' securities. Morgan Keegan also reviewed certain publicly available information concerning the financial terms of certain other transactions that Morgan Keegan deemed relevant to its inquiry. Because none of the comparable companies or transactions is identical to Madison or the proposed Toreador and Madison transaction, Morgan Keegan has indicated that complex consideration and judgment, not solely mathematical computation, is required to evaluate fully the proposed Toreador acquisition of Madison. Morgan Keegan reviewed Madison's third party reserve reports prepared by independent petroleum engineers as provided to Morgan Keegan by Toreador. Morgan Keegan analyzed the equity value of Madison based on: (1) the trading multiples of certain comparable publicly traded companies, (2) the multiples of comparable mergers and acquisitions, (3) Madison's estimated proved reserves, (4) a discounted cash flow analysis (based on financial projections provided by Toreador) and (5) the premiums paid for comparable mergers and acquisitions. Morgan Keegan also analyzed the pro forma impact of the proposed transaction on Toreador's earnings and cash flow per share and financial ratios.

     In addition to the foregoing, Morgan Keegan conducted such other analyses and examinations and considered other financial, economic and market criteria as Morgan Keegan deemed relevant. Morgan Keegan's opinion was necessarily based upon financial, economic, stock market and other conditions and circumstances existing and disclosed to Morgan Keegan as of the date of its opinion. Morgan Keegan assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date of its opinion. Morgan Keegan did not express any opinion as to the actual value of Toreador common stock when issued to Madison stockholders in the merger or the prices at which Toreador common stock may trade.

     In connection with its review and analysis, Morgan Keegan did not assume responsibility for independent verification of any of the information it was provided or otherwise reviewed by Morgan Keegan. Morgan Keegan relied on that information being accurate and complete. As to management's financial and operational forecasts, Morgan Keegan assumed that those forecasts were reasonably prepared and reflected the best currently available estimates and judgments of management. In addition, Toreador did not ask Morgan Keegan to make, and Morgan Keegan did not make, a physical inspection or appraisal of any of the assets or liabilities, contingent or otherwise, of Toreador or Madison, nor was Morgan Keegan furnished with any evaluations or appraisals of that kind.

     In its analyses, Morgan Keegan made numerous assumptions with respect to Toreador, Madison, industry performance and regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Toreador and Madison. No company, transaction or business used in these analyses as a comparison is identical to Toreador, Madison or the merger.

     Moreover, an evaluation of the results of these analyses is not entirely mathematical; rather, these analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in these analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses related to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     The Morgan Keegan opinion and the financial analyses Morgan Keegan presented to the Toreador board of directors were among many factors considered by the Toreador board in its evaluation of the merger and should not be viewed as determinative of the views of the Toreador board or management with respect to the exchange ratio or the merger.

     In connection with the preparation of this joint proxy statement/prospectus, certain historical financial information of Madison was restated in order to reflect the acquisition of ARCO Turkey, Inc. by Madison in 2001, rather than in 2000, as had been previously reflected in Madison's audited financial statements. Morgan Keegan was advised of this restatement and its effect on the Madison historical financial information. Morgan Keegan believes that while the restated financial statements resulted in lower operating results for Madison per accounting principles generally accepted in the United States, pro forma operating results for Madison, including results for ARCO Turkey, were not materially affected by the restatement. Pro forma operating results for ARCO Turkey's trailing performance are deemed more relevant to Morgan Keegan's valuation analysis, because the ARCO Turkey net assets and earnings power are to be purchased through Toreador's acquisition of Madison. Morgan Keegan has advised Toreador that the restatement does not effect the fairness opinion previously supplied.

     The following is a summary of the material analyses performed by Morgan Keegan in connection with its written opinion dated October 22, 2001, rendered to the Toreador board. Certain of these summaries include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Keegan, these tables must read together with the accompanying narrative. The tables alone do not constitute a complete description of the applicable financial analysis.


COMPARABLE COMPANIES ANALYSIS

     Morgan Keegan reviewed and compared selected financial information relating to Madison to corresponding financial information, public market multiples and ratios for nine publicly traded oil and gas companies that Morgan Keegan deemed to be comparable to Madison. These nine publicly traded companies were engaged in exploration and production activities with market capitalization of less than $100 million and were selected by Morgan Keegan as being generally comparable to Madison. According to Morgan Keegan, none of the comparable companies used in the Comparable Companies Analysis was identical to Madison. The companies Morgan Keegan used for the purposes of this analysis were:

     - Abraxas Petroleum

     - Brigham Exploration

     - Canaan Energy

     - Carbon Energy

     - Carrizo Oil and Gas

     - Greka Energy

     - Mallon Resources

     - Royale Energy

     - Wiser Oil

     Morgan Keegan determined the market value and adjusted market value of each comparable company and calculated trading multiples for each comparable company based on each comparable company's trailing twelve months revenue, EBITDA, EBIT, net income and tangible book value. Trading multiples of the comparable group as a whole were deemed more meaningful than multiples of any particular company. The analysis produced an implied range for the Madison common stock of $0.29 to $0.78 per share based on median multiples of the comparable companies. The median implied equity value of Madison's common stock based on this analysis was $0.46 per share.

                         COMPARABLE COMPANIES ANALYSIS

                                                                    BASED ON LTM RESULTS
                                                       ----------------------------------------------
                                           MEDIAN                   ENTERPRISE     EQUITY      SHARE
                                          MULTIPLES       LTM         VALUE         VALUE      VALUE
                                         -----------   ---------   ------------   ---------   -------
                                         (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue................................       2.55x     $14,875       $37,984      $15,325     $0.59
EBITDA.................................       4.64x     $ 6,483       $30,098      $ 7,439     $0.29
EBIT...................................       6.89x     $ 4,596       $31,683      $ 9,024     $0.35
Net Income.............................       5.86x     $ 3,414                    $20,017     $0.78
Tangible Book Value....................       1.07x     $11,203                    $11,964     $0.46
Net Debt...............................    $22,659
Shares Outstanding.....................     25,757

     In preparing the comparable companies analysis, Morgan Keegan determined that: information for one of the companies was not meaningful to determine an EBIT Margin; information for three of the companies was not meaningful to determine a Net Income Margin; and information for three of the companies was not meaningful to determine a Return on Latest Equity. Additionally, information for three of the companies was not meaningful to determine a four-year Compound Annual Growth Rate (CAGR) based on Net Income.

     Information for one of the companies was not meaningful to determine an EBIT multiple; information for three of the companies was not meaningful to determine a multiple of Net Income; information for one of the companies was not meaningful to determine a multiple of Tangible Book Value; information for three of the companies was not meaningful to determine a multiple of the Latest Twelve Months (LTM) Earnings Per Share; information for two of the companies was not meaningful to determine a multiple of projected 2001E and 2002E Earnings Per Share; and information for four of the companies was not available to determine a multiple of projected 2001E and 2002E Earnings Per Share.

COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS

     In order to assess market pricing for comparable mergers, Morgan Keegan searched databases for acquisitions of companies in industries similar to Madison. Twenty transactions with publicly available transaction details were selected for this analysis. The transactions all involved oil and gas properties with total transaction values of less than $100 million. Morgan Keegan has indicated that none of the transactions used in the Comparable Mergers and Acquisitions Analysis is identical to the proposed Toreador and Madison transaction. Morgan Keegan selected the following transactions to include in this analysis:

SELLER                                                              BUYER
------                                                              -----
Summit Petroleum Corp.................................  Midland Resources Inc
LaTex Resources Inc...................................  Alliance Resources PLC
Great Eastern Energy & Development Corp...............  Northport Operating Co LC
Burlington Resources Coal Seam Gas Royalty............  Devon Energy Corp
Enex Resources Corp...................................  Middle Bay Oil Co Inc
Neutrino Resources Inc................................  Southern Mineral Corp
Midland Resources Inc.................................  Natural Gas Partners LP
Arch Petroleum Inc....................................  Pogo Producing Co
Twister Gas Services LLC..............................  Tengasco Inc
Atlas Group Inc (The).................................  Resource America Inc
Unocal Corp...........................................  Brown (Tom) Inc
3DX Technologies Inc..................................  Esenjay Exploration Inc
King Ranch Inc........................................  St Mary Land & Exploration Co
Mass Energy...........................................  Pangea Petroleum Corp
Columbus Energy Corp..................................  Key Production Co Inc
Home-Stake Oil & Gas Co...............................  Cortez Oil & Gas Inc
Stellarton Energy Corp................................  Brown (Tom) Inc
Texoil Inc............................................  Ocean Energy Inc
Pontotoc Production Inc...............................  Ascent Energy Inc
Invasion Energy Inc...................................  Wiser Oil Co

     Morgan Keegan then calculated trading multiples for these transactions based on revenue, EBITDA, EBIT, net income, and book value to derive an implied range of equity value and price per share. Because no transaction was considered identical to the merger, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction. The analysis produced an implied range for Madison common stock of $0.39 to $1.45 per share based on median multiples of the comparable transactions. The median implied equity value of Madison's common stock based on this analysis was $0.67 per share.

                  COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS

                                                                    BASED ON LTM RESULTS
                                                       ----------------------------------------------
                                           MEDIAN                   ENTERPRISE     EQUITY      SHARE
                                          MULTIPLES       LTM         VALUE         VALUE      VALUE
                                         -----------   ---------   ------------   ---------   -------
                                         (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue................................       2.99x     $14,875       $44,495      $21,836     $0.85
EBITDA.................................       5.04x     $ 6,483       $32,704      $10,045     $0.39
EBIT...................................       8.04x     $ 4,596       $36,961      $14,302     $0.56
Net Income.............................      10.94x     $ 3,414                    $37,349     $1.45
Book Value.............................       1.54x     $11,203                    $17,260     $0.67
Net Debt...............................    $22,659
Shares Outstanding.....................     25,757

     In preparing the values for the Comparable Mergers and Acquisitions Analysis chart above, Morgan Keegan determined that: information for two of the transactions was not meaningful to determine an EBITDA multiple; information for one of the transactions was not available to determine an EBITDA multiple; information for six of the transactions was not meaningful to determine an EBIT multiple; information for one of the transactions was not available to determine an EBIT multiple; information for seven of the transactions was not meaningful to determine a multiple of Net Income; and information for two of the transactions was not available to determine a multiple of Book Value.

BARRELS OF OIL EQUIVALENT (BOE) VALUATION ANALYSIS

     Morgan Keegan analyzed the estimated proved reserves of nine publicly traded companies engaged in exploration and production activities with market capitalizations of less than $100 million and these companies were selected as being generally comparable to those of Madison. Morgan Keegan has indicated that none of the comparable companies used in the Comparable Companies Analysis was identical to Madison. These companies were:

     - Abraxas Petroleum

     - Brigham Exploration

     - Canaan Energy

     - Carbon Energy

     - Carrizo Oil & Gas

     - Greka Energy

     - Mallon Resources

     - Royale Energy

     - Wiser Oil

     Morgan Keegan also analyzed the estimated proved reserves of the group of companies acquired in the following transactions, which transactions Morgan Keegan considered to be similar to the acquisition of Madison by Toreador:

SELLER                                                              BUYER
------                                                              -----
Enex Resources Corp...................................  Middle Bay Oil Co Inc
Neutrino Resources Inc................................  Southern Mineral Corp
Midland Resources Inc.................................  Natural Gas Partners LP
Arch Petroleum Inc....................................  Pogo Producing Co
Atlas Group Inc (The).................................  Resource America Inc

SELLER                                                              BUYER
------                                                              -----
3DX Technologies Inc..................................  Esenjay Exploration Inc
King Ranch Inc........................................  St Mary Land & Exploration Co
Columbus Energy Corp..................................  Key Production Co Inc
Home-Stake Oil & Gas Co...............................  Cortez Oil & Gas Inc
Texoil Inc............................................  Ocean Energy Inc
Pontotoc Production Inc...............................  Ascent Energy Inc
Invasion Energy Inc...................................  Wiser Oil Co

     Morgan Keegan compared Madison's estimated proved reserves with the estimated proved reserves of the group of comparable companies and the group of comparable transactions. Morgan Keegan also derived industry multiples by analyzing the specific comparable company and comparable transaction multiples. The median multiples from the group of comparable companies and the group of comparable transactions were applied to Madison's estimated proved reserves to derive an implied range of equity value and price per share. The analysis produced an implied range for Madison common stock of $0.44 to $0.70 per share based on median multiples of the comparable companies and comparable transactions. The median implied equity value of Madison's common stock based on this analysis was $0.57 per share.

                             BOE VALUATION ANALYSIS

                                                                          BASED ON LTM RESULTS
                                                             -----------------------------------------------
                                                MEDIAN                   ENTERPRISE      EQUITY       SHARE
                                               MULTIPLES      MBOE         VALUE          VALUE       VALUE
                                              -----------    -------    ------------    ---------    -------
                                               (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Comparable Companies........................    $  5.31       7,683        $40,787       $18,128      $0.70
Comparable M&A Transactions.................    $  4.41       7,683        $33,908       $11,249      $0.44
Net Debt....................................    $22,659
Shares Outstanding..........................     25,757

DISCOUNTED CASH FLOW ANALYSIS

     Morgan Keegan performed a discounted cash flow analysis of the projected cash flows of Madison for fiscal years 2001 through 2005, based on projections provided to Morgan Keegan by Toreador. Using this information, Morgan Keegan calculated a range of equity values for Madison based on the sum of (a) the present value of free cash flow that Madison could produce during that time period and (b) the present value of the estimated terminal value for Madison assuming that it could be sold at the end of fiscal year 2005. In performing its discounted cash flow analysis, Morgan Keegan assumed, among other things, discount rates of 10.68% to 14.68% and terminal multiples of EBITDA of 4.25x to 6.25x. Toreador's weighted average cost of capital was estimated to be approximately 12.68%. A range of 10.68% to 14.68% was used in the Discounted Cash Flow Analysis due to the judgment required in computing a weighted average cost of capital. In estimating Toreador's weighted average cost of capital, Morgan Keegan estimated Toreador's cost of equity and debt using factors including the risk free rate of borrowing, market risk premiums, size premiums, measures of stock volatility, and Toreador's borrowing and tax rates. This analysis produced an implied range for Madison common stock of $0.57 to $1.16 per share. The median implied equity value of Madison's common stock based on this analysis was $0.84 per share.

PREMIUM ANALYSIS

     Morgan Keegan searched databases for acquisitions of companies in industries similar to Madison and found twenty-one transactions involving the purchase of publicly traded companies in the energy industry.

None of the transactions used in the Premium Analysis was identical to the proposed Toreador and Madison transactions. The twenty-one transactions included in this analysis is set forth below:

SELLER                                                                BUYER
------                                                                -----
Territorial Resources Inc...................................  SOCO International PLC
Burlington Resources Coal Seam Gas Royalty..................  Devon Energy Corp
Enex Resources Corp.........................................  Middle Bay Oil Co Inc
Neutrino Resources Inc......................................  Southern Mineral Corp
Midland Resources Inc.......................................  Natural Gas Partners
                                                              LP
Arch Petroleum Inc..........................................  Pogo Producing Co
Saba Petroleum Co...........................................  Horizontal Ventures
                                                              Inc
ENERTEC Resources Services Inc..............................  Veritas DGC Inc
3DX Technologies Inc........................................  Esenjay Exploration
                                                              Inc
Fall River Gas Co...........................................  Southern Union Co
Virginia Gas Co.............................................  Private Group
Questa Oil & Gas Co.........................................  Unit Corp
Columbus Energy Corp........................................  Key Production Co Inc
Home-Stake Oil & Gas Co.....................................  Cortez Oil & Gas Inc
Pendaries Petroleum Ltd.....................................  Ultra Petroleum Corp
Stellarton Energy Corp......................................  Brown (Tom) Inc
Southern Mineral Corp.......................................  PetroCorp Inc
Texoil Inc..................................................  Ocean Energy Inc
Pontotoc Production Inc.....................................  Ascent Energy Inc
Grey Wolf Exploration Inc...................................  Abraxas Petroleum Corp
Energy Search Inc...........................................  EOG Resources Inc

     Morgan Keegan calculated the premiums paid in these transactions based on closing stock prices one day, one week, one month, and two months prior to the announcement of the acquisition. Morgan Keegan then applied these premiums to Madison's closing stock prices one day, one week, one month, and two months prior to the announcement of the merger to determine an implied range of price per share. The premiums for the group of transactions as a whole were deemed more meaningful than premiums of any particular transaction. The analysis produced an implied range for Madison common stock of $0.37 to $0.62 per share. The median implied equity value of Madison's common stock based on this analysis was $0.46 per share.

PRO FORMA IMPACT OF MERGER

     Morgan Keegan analyzed certain pro-forma effects of the merger including the impact on Toreador's earnings per share, cash flow per share and debt ratios. Morgan Keegan calculated that the transaction would have an accretive effect on Toreador's projected earnings per share in all years going forward. Although Morgan Keegan determined that the transaction would be dilutive to Toreador's projected cash flow per share through 2002 due to Madison's high level of development capital expenditures, Morgan Keegan believes the transaction would have an accretive effect on Toreador's projected cash flow per share in 2003 and all years going forward. Morgan Keegan determined that the transaction would initially cause a significant increase in Toreador's debt levels. However, based on Toreador's projections, Morgan Keegan believes the combined company should generate enough cash flow to sufficiently cover projected interest expenses.

ENGAGEMENT OF MORGAN KEEGAN

     Pursuant to the terms of Morgan Keegan's engagement, Toreador will pay a total of $125,000 to Morgan Keegan in connection with the professional services rendered by Morgan Keegan and the delivery of its opinion letter. Toreador has also agreed to reimburse Morgan Keegan for its reasonable out-of-pocket expenses and to indemnify Morgan Keegan against various liabilities, including liabilities under the federal securities laws, arising out of or incurred by Morgan Keegan in connection with its engagement.

     As part of its investment banking business, Morgan Keegan is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for other various purposes. In the ordinary course of its business, Morgan Keegan serves as a market maker for Toreador common stock and Madison common stock, and Morgan Keegan trades shares of both Toreador and Madison for Morgan Keegan's own account and the accounts of Morgan Keegan's customers. Accordingly, Morgan Keegan may, at any time, hold long or short positions in Madison common stock or Toreador common stock.

ACCOUNTING TREATMENT


     Toreador intends to account for the merger as a purchase in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations."



BOARD OF DIRECTORS AND MANAGEMENT OF TOREADOR FOLLOWING THE MERGER


     Immediately after the merger, the Toreador board will be increased to eleven members. Pursuant to the terms of the merger agreement, after the merger is effective, Toreador has agreed to nominate three directors which have been nominated by Madison, Ernest C. Mercier, Herbert L. Brewer and David M. Brewer, to be directors of Toreador. Toreador has agreed to use all reasonable efforts to cause such three nominees to be elected as members of the Toreador board when the merger becomes effective. The Toreador board will, as a result, consist of eleven members, the eight current Toreador directors and the three Madison designated directors, as follows:

               CURRENT TOREADOR DIRECTORS  MADISON DESIGNEES
               --------------------------  -----------------
               G. Thomas Graves III        Ernest C. Mercier
               J.W. Bullion                Herbert L. Brewer
               Edward Nathan Dane          David M. Brewer
               Peter L. Falb
               Thomas P. Kellogg, Jr.
               William I. Lee
               John Mark McLaughlin
               H.R. Sanders

     Each of the Madison designees currently serves on the Madison board. If at any time prior to the effective time any director nominee of Madison is unable to serve as a director at the effective time of the merger, the Madison board of directors shall designate another individual to serve in his place.

     After the merger, the management of Toreador will consist of the following executive officers and non-exempt officers:

NAME                          CURRENT POSITION          POSITION AFTER THE MERGER
----                          ----------------          -------------------------
G. Thomas Graves        President and Chief            President and Chief
  III.................  Executive Officer and          Executive Officer and
                        Director of Toreador           Director of Toreador
Edward C. Marhanka....  Vice President -- Operations   Vice President -- Operations
                        of Toreador                    of Toreador
Douglas W. Weir.......  Vice President -- Chief        Vice President -- Chief
                        Financial Officer of           Financial Officer of
                        Toreador                       Toreador
Richard D. Preston....  Vice President -- Chief        To be determined
                        Financial Officer and
                        Secretary of Madison
Michael J.              Vice                           To be determined
  FitzGerald..........  President -- Exploration and
                        Production of Madison
Edward Ramirez........  Vice President -- Technical    To be determined
                        of Madison
Dean L. Eiland........  Vice                           To be determined
                        President -- Engineering of
                        Madison
Hershel R. Sanders....  Vice President -- Land of      Vice President -- Land of
                        Toreador                       Toreador
Mark A. Rainer........  Vice                           Vice
                        President -- Exploration of    President -- Exploration of
                        Toreador                       Toreador

     The title for each position to be held by current Madison officers will be determined by the executive committee of the Toreador board of directors after the merger. The management of Madison was one of the primary reasons for Toreador to pursue the merger and it is anticipated that each member will continue to perform similar functions with the combined company.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS

     In considering the recommendation of the boards with respect to the merger, stockholders of Toreador and Madison should be aware that certain current officers and directors of Toreador and Madison and certain former officers and directors of Madison have the following interests in the merger that are separate from and in addition to the interests of stockholders of Toreador and stockholders of Madison generally. The boards were aware of these interests and took them into account in approving the merger agreement and the transactions contemplated thereby.

     Stock ownership/former directorship. William I. Lee, a director of Toreador, owns 66,700 shares of common stock of Madison and stock options to purchase 25,000 shares of common stock of Madison that vested upon the signing of the merger agreement and will terminate when the merger becomes effective. Mr. Lee also is a former director of Madison. He resigned as a director of Madison effective September 3, 2001. Because of these interests, Mr. Lee abstained from voting on the merger during meetings of the board of Toreador.

     Mr. Herbert L. Brewer, one of Madison's directors, has interests in the merger that differ from, or are in addition to, your interests as stockholders of Madison since he owned as of November 26, 2001, 38,733 shares of common stock of Toreador. As of November 5, 2001 (the applicable record date), he owned 33,833 shares of Toreador common stock.

     Mr. David L. Brewer one of Madison's directors, has interest is in the merger that differ from, or are in addition to your interests as stockholders of Madison since he owned as of November 26, 2001, 38,733 shares of common stock of Toreador. As of November 5, 2001 (the applicable record date), he owned 33,833 shares of Toreador common stock.

     Composition of Toreador's Board. The merger agreement provides that after the merger the Toreador board will consist of eleven members. Eight of the members will be the current Toreador members and Toreador has agreed to use all reasonable efforts to appoint to the Toreador board three current Madison board members that have been nominated by Madison. Members of Toreador's board of directors, who are not also employees of Toreador, will receive director's fees of (i) $12,000 per year, paid semi-annually, (ii) $2,000 for each board meeting in which they attend in person and (iii) $1,500 for each board meeting in which they attend telephonically and stock options to purchase 10,000 shares of Toreador common stock. If the three current board members of Madison that have been nominated to be appointed to the Toreador board of directors are appointed to the Toreador board of directors, each of them will receive $6,000 in May 2002 for the semi-annual director payment.

     Madison Management. Certain members of the management of Madison will become executive officers or non-executive officers of Toreador or will remain officers of Madison. Those members of the management of Madison that become executive officers or non-executive officers of Toreador or remain officers of Madison after the merger will receive their current annual salaries which are as follows:

    - Michael J. FitzGerald     -   $185,000
    - Richard D. Preston        -   $180,000
    - Edward Ramirez            -   $145,000
    - Dean L. Eiland            -   $125,000

After the effective date of the merger, Toreador will provide as compensation such stock options to purchase Toreador common stock as are provided to similarly situated executive officers and non-executive officers of Toreador.

     Stock Option Agreements/Merger Payments. The signing of the merger agreement caused certain Madison stock options to immediately vest and such stock options will terminate upon the completion of the merger, if not exercised prior to effectiveness of the merger. In addition, Richard D. Preston, Michael
J. FitzGerald, Dean L. Eiland and Edward Ramirez are each party to an employment agreement pursuant to which each person will receive $50,000 from Madison when the merger becomes effective. Messrs. Preston and FitzGerald also own stock options to purchase 150,000 shares of Madison common stock and Messrs. Eiland and Ramirez also own stock options to purchase 100,000 shares of Madison common stock, all of which are vested due to the signing of the merger agreement and all of which terminate upon the merger becoming effective. If the merger does not become effective, the portion of each person's options that vested upon the signing of the merger agreement will become unvested.

     Ciavarra Stock Options. After the merger, Toreador has agreed to issue stock options to J. Joseph Ciavarra, a former President, Chief Executive Officer and Director of Madison, to purchase 29,500 shares of Toreador common stock at an exercise price of $7.51 per share to replace his options that will terminate upon the effectiveness of the merger. The stock options issued by Toreador will terminate on July 9, 2002. See "Terms of the Merger Agreement -- Manner and Basis of Converting Shares" for further information on Mr. Ciavarra's stock options.

     Convertible Debenture. Prior to the merger, the currently outstanding convertible debenture made by Madison in favor of PHD Partners LP, a partnership controlled by David M. Brewer, a Director of Madison, in the principal amount of $2,159,746 will be amended such that upon the effectiveness of the merger, interest on the convertible debenture will be payable in cash or shares of Toreador common stock and the principal will be convertible into shares of Toreador common stock at a conversion price of $6.75 per share.

     Directors' and Officers' Indemnification and Insurance. The merger agreement provides that, for six years after the effective time, Toreador will indemnify the persons who (i) were officers and directors of Madison or one of its subsidiaries at the time the merger agreement was executed or become officers or directors of Madison or one of its subsidiaries prior to the merger becoming effective or (ii) were employees of Madison or one of its subsidiaries who at the time the merger agreement was executed or prior to the merger becoming effective act as a fiduciary under any of the Madison benefit plans from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the merger, to the full extent permitted under Delaware law or Madison's certificate of incorporation and bylaws and Madison's written indemnification agreements in effect at the time the merger agreement was executed. Accordingly, Toreador will maintain or substitute for Madison's directors' and officers' insurance coverage for six years after the effective time but only to the extent related to actions or omissions prior to the effective time.

MATERIAL CONTRACTS WITH MADISON

     Toreador and Madison have entered into a subordinated revolving credit agreement dated as of October 3, 2001. Under this credit agreement Toreador agreed to provide Madison with a $5,000,000 borrowing facility subject to certain restrictions including Toreador's cash availability. Madison pays Toreador interest on the outstanding balance under the facility at the lesser of
(i) the prime rate as most recently published in the Wall Street Journal and
(ii) the highest non-usurious rate of interest permitted by applicable law.

     The proceeds from the borrowing facility may only be used by Madison to:

     - repay part of Madison's debt under Madison's existing senior credit facility;

     - pay Madison's general and administrative costs (other than fees owed to the attorneys of Madison's senior lender);

     - pay Madison and its subsidiaries' development and exploration costs and expenses in Trinidad; and

     - pay Madison and its subsidiaries' development and exploration costs and expenses in France and Turkey.

     In addition, so long as Toreador has any commitment to make advances under the credit agreement, Madison shall not:

     - sell, assign, exchange, lease, or otherwise dispose of all or substantially all of its properties, rights assets, or business;

     - dissolve or liquidate, or become a party to any merger or consolidation, except for the merger contemplated with Toreador; and

     - violate the covenants contained in Article VI of the merger agreement.

     The termination of the merger agreement and any breach of the voting agreement are events of default under the credit agreement.

APPRAISAL RIGHTS

     Toreador and Madison are both Delaware corporations. Under Delaware law, the stockholders of Toreador are not entitled to appraisal rights with respect to the merger. If the merger is completed, holders of Madison common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided that such holders comply with the conditions established under Section 262.

     Section 262 is reprinted in its entirely as Annex C. The following description is not a complete statement of the law relating to appraisal rights and is qualified in its entirely by reference to Annex C. This description and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

     A record holder of Madison common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who does not vote in favor of the merger will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Madison common stock. Except as set forth herein, Madison stockholders will not be entitled to appraisal rights in connection with the merger.

     Under Section 262, when a merger is to be submitted for approval at a meeting of stockholders, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute such notice to the record holders of Madison common stock.

     Record holders of Madison common stock who desire to exercise their appraisal rights must not vote in favor of the merger and must deliver a separate written demand for appraisal to Madison prior to the vote by the Madison stockholders on the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Madison of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Madison common stock. A proxy or vote against the merger will not by itself constitute such a demand. Within 10 days after the merger becomes effective, Toreador must provide notice of the merger becoming effective to all Madison stockholders who have complied with Section 262.

     A Madison stockholder who elects to exercise appraisal rights should mail or deliver his written demand to: Madison Oil Company, Attn. Corporate Secretary, 9400 North Central Expressway, Suite 1209, Dallas, Texas 75231.

     A person having beneficial ownership of Madison common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If Madison common stock is owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If Madison common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a Madison stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

     A record holder, such as a broker, fiduciary, depositary or other nominee, who holds Madison common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Madison common stock outstanding in the name of such record owner.

     Within 120 days after the merger becomes effective, either Toreador or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on Toreador in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Toreador to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Toreador will file such a petition or that Toreador will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Madison common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the merger becomes effective, any stockholder who theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Toreador a statement setting forth the aggregate number of shares of Madison common stock not voting in favor of the merger and with respect to which demands for appraisal were received by Holdings and the number of holders of such shares. Such statement must be mailed (i) within 10 days after the written request therefore has been received by Toreador or (ii) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

     If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold common stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of Madison common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

     Although Toreador believes the consideration being provided to the Madison stockholders is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such appraisal could result in a determination of a value higher or lower than, or the same as, the consideration being provided. Moreover, Toreador does not anticipate offering more than the consideration being provided to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of
Section 262, the "fair value" of a share of Madison common stock is less than the consideration being provided. In determining "fair value," the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on the future prospects of the merger corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, being charged pro rata against the value of all shares of Madison common stock entitled to appraisal.

     Any holder of Madison common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

     At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Toreador. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease, and all holders of shares of Madison common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as Toreador has no obligation to file such petition, and Toreador has no present intention to do so, any holder of Madison common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Toreador a written withdrawal of his demand for appraisal and acceptance of the consideration offered pursuant to the merger agreement, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Toreador and (ii) that no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

     IF HOLDERS OF MORE THAN 2% OF THE MADISON COMMON STOCK INDICATE THAT THEY INTEND TO EXERCISE THEIR APPRAISAL RIGHTS, TOREADOR IS NOT OBLIGATED TO CAUSE THE MERGER TO BECOME EFFECTIVE. FACTORS THAT TOREADOR WILL CONSIDER IN DETERMINING WHETHER TO PROCEED WITH THE MERGER IF HOLDERS OF MORE THAN 2% OF THE MADISON COMMON STOCK INDICATE THAT THEY INTEND TO EXERCISE THEIR APPRAISAL RIGHTS INCLUDE THE FOLLOWING: (I) THE NUMBER OF SHARES REPRESENTED BY AND NATURE AND VALIDITY OF THE POTENTIAL APPRAISAL CLAIMS; (II) THE AMOUNT OF CASH THAT COULD BE PAYABLE AND THE CONTEMPLATED EXPENSES RELATING THERETO; AND (III) WHETHER THE APPRAISAL CLAIMS COULD CAUSE THE MERGER NOT TO BE TAX FREE FOR U.S. FEDERAL INCOME TAX PURPOSES BASED ON THE AMOUNT OF CASH THAT WOULD POTENTIALLY HAVE TO BE PAID.

ENFORCEMENT OF JUDGMENTS BY CANADIAN INVESTORS

     Toreador is incorporated under the laws of Delaware and resides out of Canada. Although Toreador has appointed 152928 Canada Inc. at 5300 Commerce Court West, 199 Bay Street, Toronto ON M5L 1B9 as its agent for service of process in Canada, it may not be possible for investors to collect from the issuer, selling securityholder, credit supporter or promoter, judgments obtained in courts in Canada predicated on the civil liability provisions of securities legislation.

TERMINATION OF TRADING OF MADISON COMMON STOCK

     If the merger is completed, the shares of Madison common stock will cease trading on The Toronto Stock Exchange. Toreador has applied to list its shares of common stock on The Toronto Stock Exchange upon the merger becoming effective or as soon thereafter as practicable. Listing is subject to Toreador fulfilling all the original listing requirements of The Toronto Stock Exchange.

                         TERMS OF THE MERGER AGREEMENT

     The following describes the material terms of the merger agreement and is qualified by the entire agreement which is attached hereto as Annex A and incorporated herein by reference. We encourage you to read the entire merger agreement.

EFFECTIVE TIME OF THE MERGER

     The merger agreement provides that the closing of the merger will take place as promptly as practicable and no later than the first business day following the satisfaction or waiver of the conditions to the merger. At the closing we will file the necessary documents with public officials to complete the merger. We expect that, if all conditions to the merger have been satisfied or waived, the effective time will occur on the date of the Toreador meeting or as soon thereafter as practicable.

MANNER AND BASIS OF CONVERTING SHARES

     Madison Common Stock. Holders of Madison common stock not exercising their appraisal rights will receive 0.118 shares of Toreador common stock for each share of Madison common stock outstanding when the merger becomes effective, with fractional shares being rounded to the nearest whole share, except that stockholders who own less than one share of Toreador common stock due to the
0.118 ratio will receive one share of Toreador common stock. If holders of more than 2% of the Madison common stock indicate that they will exercise their appraisal rights, Toreador is not obligated to effectuate the merger. On November 11, 2001, there were 25,933,096 shares of Madison common stock outstanding (and an additional 350,000 authorized for issuance). Assuming no appraisal rights are exercised and the number of shares of Madison common stock outstanding remains unchanged prior to the merger, approximately 3,101,400 shares of Toreador common stock would be issuable in exchange for the Madison common stock pursuant to the merger.

     Madison Stock Options. Each stock option to purchase Madison common stock outstanding when the merger becomes effective will represent an option to purchase the number of shares of Toreador common stock determined by multiplying the number of shares of Madison common stock into which such stock option was exercisable immediately prior to the merger by 0.118 (with fractional shares being rounded to the nearest whole share) at an exercise price per share equal to the exercise price per share set forth in such stock option divided by 0.118, with such new exercise price being converted into U.S. dollars at an exchange rate of Cdn$1 per U.S.$0.6332 (with such number being rounded to the nearest cent). If none of the stock options to purchase Madison common stock that in accordance with their terms would be outstanding after the merger are exercised prior to the merger, such stock options will become vested stock options to acquire approximately 23,010 shares of Toreador common stock at exercise prices ranging between $4.29 and $8.05 and unvested stock options to acquire approximately 41,300 shares of Toreador common stock at exercise prices ranging between $3.76 and $4.29. The unvested stock options would vest 1/3 per year beginning July 2002 and ending July 2004. There are vested stock options representing the right to purchase 1,231,000 shares of Madison common stock at an exercise price of Cdn$1.40 that if not exercised before the merger becoming effective will terminate. Holders of these vested Madison stock options may exercise these Madison stock options prior to the merger becoming effective, in which case they will receive the same consideration as other holders of Madison common stock in the merger, subject to exercising their appraisal rights. In addition, Toreador has agreed to issue stock options to J. Joseph Ciavarra, a former President, Chief Executive Officer and Director of Madison, to purchase 29,500 shares of Toreador common stock at an exercise price of $7.51 per share. Toreador has agreed to issue these stock options to Mr. Ciavarra since in July 2001 Madison entered into a termination agreement and release of claims with Mr. Ciavarra pursuant to which his prior stock option agreement was modified to entitle him to purchase 250,000 shares of Madison common stock at Cdn$1.40 per share. Based on the exchange ratio of 0.118 shares of Toreador common stock per share of Madison common stock and an exchange rate of Cdn$1 per U.S. 0.6332, Toreador has agreed to issue to Mr. Ciavarra options to purchase 29,500 shares of Toreador common stock at an exercise price of $7.51 per share in exchange for his previously outstanding options. Although the terms of Mr. Ciavarra's option did not require it, this was agreed to by Toreador as a means of providing Mr. Ciavarra the same consideration as holders of Madison common stock are receiving in the merger.

     If all the currently vested Madison stock options are exercised prior to the effectiveness of the merger, approximately 168,268 additional shares of Toreador common stock would be issued when the merger becomes effective. Upon effectiveness of the merger, if none of the current Madison stock options are exercised prior thereto, Madison optionholders will hold vested stock options entitling them to acquire approximately 52,500 shares of Toreador common stock and unvested stock options entitling them to acquire approximately 41,300 shares of Toreador common stock.

     Madison Warrants. Each warrant to purchase Madison common stock outstanding when the merger becomes effective will represent a warrant to purchase the number of shares of Toreador common stock determined by multiplying the number of shares of Madison common stock into which such warrant was exercisable immediately prior to the merger by 0.118 (with fractional shares being rounded to the nearest whole share) at an exercise price per share equal to the exercise price per share set forth in such warrant divided by 0.118, with such new exercise price being converted into U.S. dollars at an exchange rate of Cdn$1 per U.S.$0.6332 (with such number being rounded to the nearest cent). There are warrants representing the right to purchase 500,000 shares of Madison common stock that will become warrants to purchase Toreador common stock pursuant to the formula described above. Holders of Madison warrants may exercise their Madison warrants prior to the merger becoming effective, in which case they will receive the same consideration as other holders of Madison common stock in the merger, subject to exercising their appraisal rights. If all the warrants to purchase Madison shares are exercised prior to the effectiveness of the merger, approximately 59,000 additional shares of Toreador common stock would be issued when the merger becomes effective. Upon effectiveness of the merger, if none of the Madison warrants are exercised prior to the merger, Madison warrantholders will hold warrants entitling them to acquire approximately 59,000 shares of Toreador common stock.

     Madison Convertible Debenture. The Madison convertible debenture in the principal amount of $2,159,746 with an interest rate of 10% per annum will be amended such that when the merger becomes effective interest on it can be paid in shares of Toreador common stock and the principal can be converted into shares of Toreador common stock, with such interest and principal being converted at a conversion price of $6.75 per share. The holder of the Madison convertible debenture may convert such debenture prior to the merger becoming effective, in which case the holder will receive the same consideration as other holders of Madison common stock in the merger. If the Madison convertible debenture is converted into Madison shares of common stock prior to the effectiveness of the merger, approximately 268,263 additional shares of Toreador common stock would be issuable in exchange therefore pursuant to the merger. If the Madison convertible debenture is not converted prior to the effectiveness of the merger, the amended convertible debenture will be issued which will be convertible into approximately 319,960 shares of Toreador common stock. The amended convertible debenture will be convertible into a greater number of shares than the convertible debenture because the conversion price in the amended convertible debenture of $6.75 is less than the conversion price would have been based on a conversion ratio of 0.118 shares of Toreador common stock for each share of Madison common stock and an exchange ratio of Cdn$1 per U.S.$0.6332 which would yield a conversion price of $8.05. This difference in conversion price is the result of an agreement between the holder of the convertible debenture Toreador.

     In accordance with the foregoing, approximately an additional 472,800 shares of Toreador common stock will be subjected to issuance following the merger upon exercise of Madison stock options and warrants and upon conversion of the convertible debenture (assuming no exercise or conversion thereof prior to the effective date of the merger). Additionally, Toreador has calculated that an additional 3,000,000 shares may be subject to issuance to satisfy the Turkish contingent payment following the merger (assuming $30,000,000 is received for such claim, only shares are issued in satisfaction of such claim, no expenses are paid from the amount received and Toreador common stock to be issued is valued at $3.00 per share). See "Contingent Turkish Payment" below.

     Toreador Common Stock. Each issued and outstanding share of Toreador common stock will not be affected by the merger.

SURRENDER AND EXCHANGE OF STOCK CERTIFICATES

     Prior to the merger, Toreador will deposit with Continental Stock Transfer & Trust Co., the exchange agent, certificates representing the Toreador common stock to be issued to the Madison stockholders. The exchange agent will exchange the Toreador common stock for surrendered Madison common stock certificates.

     Promptly after the effective time of the merger, the exchange agent will send to each holder of Madison stock certificates a letter of transmittal and instructions for use in effecting the exchange of their Madison stock certificates for certificates representing Toreador common stock.

     Any shares of Toreador common stock that remain unclaimed one year after the effective time will be returned to Toreador, upon demand, and any holder of Madison stock who has not exchanged his Madison stock certificates prior to that time may thereafter look only to Toreador, as a general creditor thereof, to exchange such Madison stock certificates.

     If your Madison stock certificate has been lost, stolen or destroyed, you may make an affidavit of that fact and, if required by Toreador, post a bond in such reasonable amount as Toreador may direct as indemnity against any claim that may be made against it with respect to such Madison stock certificate. Upon receipt of the affidavit and bond, if any, the exchange agent will issue in exchange for such lost, stolen or destroyed Madison stock certificate the number of shares of Toreador common stock.

CONTINGENT TURKISH PAYMENT


     Two of Madison's subsidiaries that operate in Turkey may be owed cash by the Turkish government pursuant to Section 116 of the Turkish Petroleum Regulations for prior investments made by such subsidiaries in Turkey for petroleum operations prior to the effective date of the Merger. Under the existing Petroleum Law of Turkey, capital which is invested by foreign companies for projects such as oil and gas exploration can be registered with the General Directorate of Petroleum Affairs, thereby qualifying for protection against adverse changes in the exchange rate between the time of the initial investment and the time such capital is repatriated out of Turkey. Since 1997, the Turkish government has suspended such protection for repatriated capital. As holder of approximately $50 million of registered capital, during the second quarter of 2001, Madison filed suit in an administrative court in Turkey to attempt to restore the exchange rate protections afforded under the law. Numerous other non-Turkish oil and gas companies have filed similar claims.


     Toreador has agreed to (i) apply for such money on or prior to the second anniversary date of the merger becoming effective and (ii) attempt to receive such money on or prior to the third anniversary date of the merger becoming effective. If on or prior to the third anniversary date of the merger Toreador receives any such payments for which an application is made on or prior to the second anniversary date of the merger, the holders of Madison common stock when the merger becomes effective will receive in cash or in shares of Toreador common stock, an amount equal to 30% of the amount received, minus certain expenses, such as all costs and expenses that are incurred by Toreador in connection with processing the application for such money and the compensation and costs and expenses of the distribution agent as described below under the heading "Payment Procedure for Turkish Payment." If any amount is to be paid to the former Madison stockholders, Toreador has agreed not to pay in cash an amount that would cause the merger not to be "tax free" for U.S. federal income tax purposes to Madison stockholders that are U.S. residents. If any shares of Toreador common stock are issued to satisfy this contingent obligation, the shares will be priced based on the weighted average trading prices of Toreador common stock for the 20 consecutive trading days ending at least three business days prior to the date such shares are delivered for mailing to the Madison stockholders.

     Within a period of 10 days following the third anniversary date of the merger, Toreador will forward the cash or shares of common stock to the agent for distribution to the former Madison stockholders on a pro rata basis based on shares owned as of the effective date and stockholder records as of the effective date. Any shares to be issued are to be registered upon issuance with the Securities and Exchange Commission and freely tradable under applicable Canadian securities laws or are to be registered and freely tradable within 180 days after the date the shares are provided to the distribution agent for distribution to the Madison stockholders. However, there can be no assurance that Toreador will be able to have such shares registered and freely tradable. If such shares are not registered and freely tradable, Toreador will not be able to deliver such shares for distribution to the former Madison stockholders. In addition, Toreador is obtaining stockholder approval for the issuance of up to 6,800,000 total shares for distribution to Madison stockholders pursuant to the merger agreement. If the amount owed to former Madison stockholders due to the Turkish payment described above is large enough and the price of Toreador common stock based on the formula described above is low enough, Toreador may not have the requisite approval of stockholders to issue all of such shares. In such event, Toreador may distribute additional cash, although there are also limitations on the amount of cash to be issued.


     The maximum Turkish payment has been estimated at $30,000,000 (approximately 60% of Madison's registered capital). This number was estimated based on Madison's then existing registered capital and a reasonable estimate as determined by Toreador's management in consultation with Madison's management and Madison's Turkish legal advisors of the amount of such registered capital that could be recovered on or prior to the second anniversary date of the merger becoming effective given the anticipated process in Turkey and the timing of the filing of the claim and the registration process. The former Madison stockholders are entitled to receive 30% of such $30,000,000 or $9,000,000 (less certain expenses which are to be paid out of this amount and which are not currently estimatable). If Toreador common stock then has a weighted trading value (as specified above) of $3.00 per share, 3,000,000 shares of Toreador common stock would be issuable to former Madison stockholders. However, the number of such shares issued may vary materially depending on the amount received, the market price of Toreador's common stock and the total expenses.

     For further information relating to the nature of this claim, see "Information about Madison -- Legal Proceedings."

PAYMENT PROCEDURE FOR TURKISH PAYMENT

     If on or prior to the third anniversary date of the effective time of the merger Toreador receives any payment pursuant to Section 116 of the Turkish Petroleum Regulations relating to Madison's Turkish subsidiaries' investments in Turkey prior to the merger, within 10 business days following the third anniversary date of the effective time of the merger, Toreador has agreed to forward to the distribution agent the cash to be distributed to and/or shares of Toreador common stock to be issued to former Madison stockholders. Within 10 business days following receipt of the cash and/or shares of Toreador common stock or as soon thereafter as practicable, the distribution agent is required to mail to each former Madison stockholder who received Toreador common stock in exchange for such former stockholder's Madison common stock such former stockholder's pro rata share of the cash and/or shares of Toreador common stock. The distribution agent will mail such payments to the address reflected on the records of the exchange agent for such former Madison stockholders unless such any such former stockholders provide written notification to the distribution agent of a change of address prior to the date that is 30 days prior to the third anniversary date of the effective time of the merger. The distribution agent is also entitled to impose any reasonable rules, restrictions or regulations as it may deem appropriate.

PERCENTAGE OWNERSHIP OF TOREADOR COMMON STOCK BY MADISON STOCKHOLDERS

     If none of the Madison stock options or warrants or the convertible debenture are exercised or converted prior to the effectiveness of the merger, assuming 26,283,096 shares of Madison common stock outstanding on the effective date (including 350,000 shares that have been authorized for issuance), on the effective date of the merger, current Madison stockholders would own approximately 33% of the then outstanding Toreador common stock and current Toreador stockholders would own approximately 67% of the then outstanding Toreador common stock.

     If all of the Madison vested stock options and warrants and the convertible debenture were exercised and converted prior to the effective date, Madison stockholders would own approximately 36% of the then outstanding Toreador common stock on the effective date of the merger and Toreador stockholders would own approximately 64% of the then outstanding Toreador common stock on the effective date of the merger.

     If none of the Madison stock options and warrants or the convertible debenture are exercised or converted prior to the effectiveness of the merger and 3,000,000 shares of Toreador common stock are issued pursuant to the contingent Turkish payment, then Madison stockholders would own approximately 50% of the outstanding Toreador common stock on the date the shares are issued for the Turkish payment (assuming no additional shares of Toreador common stock are issued prior to or after the effective date of the merger) and Toreador stockholders would own approximately 50% of the outstanding Toreador common stock on the date the shares are issued for the Turkish payment (assuming no additional shares of Toreador common stock are issued prior to or after the effective date of the merger).

     If all of the vested Madison stock options and warrants and the convertible debenture were exercised and/or converted and 3,000,000 shares of Toreador common stock are issued pursuant to the contingent Turkish payment, then Madison stockholders would own approximately 51% of the outstanding Toreador common stock on the date the shares are issued for the Turkish payment (assuming no additional shares of Toreador common stock are issued prior to or after the effective date of the merger) and Toreador stockholders would own approximately 49% of the outstanding Toreador common stock on the date the shares are issued for the Turkish payment (assuming no additional shares of Toreador common stock are issued prior to or after the effective date of the merger).

     In addition, if the convertible debenture is not converted prior to the merger, then the amended convertible debenture will be executed with a conversion price of $6.75 per share. Since the amended convertible debenture will have a lower conversion price than the convertible debenture as adjusted for the merger as described in "Manner and Basis of Converting Shares," approximately an additional 51,700 shares of Toreador common stock are issuable. Also, 41,300 shares of Toreador common stock may be issuable by July 2004 based on current unvested Madison stock options that may vest by July 2004. Therefore, if the amended convertible debenture is converted and all the currently unvested Madison stock options become exercised Toreador stock options, Madison stockholders would own approximately 51.5% of the outstanding Toreador common stock and Toreador stockholders would own approximately 48.5% of the outstanding Toreador common stock (assuming all currently vested stock options and warrants are exercised prior to the merger and a maximum 3,000,000 shares of Toreador common stock are issued pursuant to the contingent Turkish payment).

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Toreador and Madison relating to various aspects of the respective businesses and financial statements of the parties and other matters. The representations and warranties will not survive the merger, but they will serve as the basis of conditions to each of our obligations to complete the merger.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Madison has agreed that prior to the merger it will operate its business in the ordinary course consistent with past practices and use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its officers and key employees.

     In addition, the merger agreement places specific restrictions on the ability of Madison and its subsidiaries to:

     - amend their charters or bylaws;

     - declare or pay any dividends on common stock;

     - acquire any of their outstanding stock or any ownership interest of any of their subsidiaries;

     - merge or consolidate with another entity;

     - make a material acquisition, enter into a new line of business or commence business in a new country;

     - dispose of material assets or properties;

     - issue securities, except for 350,000 shares to be issued to Madison's senior lender, or amend the terms of any of their outstanding securities;

     - incur indebtedness outside the ordinary course of business;

     - settle litigation outside the ordinary course of business;

     - change any method of accounting;

     - become obligated to make a capital expenditure;

     - enter into hedging transactions outside their ordinary course of business, except for a swap agreement with Madison's senior lender;

     - take any action that would make any representation or warranty untrue or omit to take an action necessary to prevent any representation or warranty from being inaccurate;

     - take certain actions with respect to its employee benefit plans;

     - enter into certain agreements regarding licensing or purchasing seismic data;

     - redeem its common stock;

     - operate its business or use its business assets in certain manners; and

     - settle any intercorporate indebtedness with Toreador at a discount.

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

LIMITATION ON DISCUSSING OR NEGOTIATING OTHER ACQUISITION PROPOSALS

     Pursuant to the merger agreement, Madison has agreed that it will not solicit, initiate or encourage any acquisition proposal. This includes engaging in negotiations with, or giving any nonpublic information to, any person that has made or may be considering making an acquisition proposal.

     An "acquisition proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Madison or any of its subsidiaries, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Madison, other than the merger.

     However, if required by the fiduciary duties of the Madison board under law, the merger agreement permits Madison to furnish information to, or enter into negotiations with, any party that has indicated its willingness to make an unsolicited offer relating to an acquisition proposal if (i) the Madison board has determined that the third party has the good faith intent to proceed with negotiations and the financial capability to consummate such acquisition proposal and (ii) the Madison board, after consulting with outside legal counsel, determines in good faith that such action is required for it to comply with its fiduciary duties.

     Madison has agreed to inform Toreador of any acquisition proposal or any discussions or negotiations regarding an acquisition proposal and has also agreed to use all reasonable efforts to keep Toreador informed of the status and terms of any developments with respect to such discussions or negotiations.

CERTAIN ADDITIONAL AGREEMENTS

  EMPLOYEE BENEFIT MATTERS

     After the merger, Toreador will cause Madison to evaluate its personnel needs and consider continuing the employment of certain employees of Madison on a case-by-case basis. Madison will not be obligated to continue the employment of any Madison employees. Any Madison employees, who are employed at the effective time of the merger, will receive such base salary, wages and stock options provided to similarly situated Toreador employees, subject to changes after the effective time. After the merger, Toreador will provide Madison employees, who are Madison employees after the effective time, such employee benefits that are substantially similar to those provided to Toreador employees.

     Holders of unexercised options to purchase Madison common stock that survive the merger will be considered to have options to purchase Toreador common stock as described above under "Terms of the Merger Agreement -- Manner and Basis of Converting Shares -- Madison Stock Options."

  TORONTO STOCK EXCHANGE

     Toreador has agreed to use all reasonable efforts to cause the Toreador common stock to be approved for listing on The Toronto Stock Exchange prior to the merger becoming effective.

CONDITIONS TO THE MERGER

  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

     The obligations of each party to complete the merger are subject to the following conditions:

     - the requisite approval by the Toreador and Madison stockholders, subject to Toreador not having to complete the merger if holders of more than 2% of the Madison common stock indicate in writing that they intend to exercise their appraisal rights under the Delaware General Corporation Law;

     - the absence of any, statute, injunction, order, judgment or other legal restraint prohibiting, enjoining or restricting the completion of the merger;

     - the registration statement shall have become effective, any required discretionary exemption orders under applicable Canadian securities laws to permit free trading in Canada of the Toreador common stock to be issued in exchange for Madison common stock shall have been obtained, and there shall not be any stop order regarding the registration statement relating to the merger or any proceeding for such purpose pending before or threatened by the SEC or Canadian securities regulatory authorities;

     - the receipt of such permits, authorizations, consents, or approvals required to consummate the transactions contemplated by the merger agreement, including, but not necessarily limited to the following:

      - consent from Barclays Bank Plc and Barclays Capital (this consent already has been obtained),

      - consent or non-objection from the French Ministry of Industry, and

      - consent from Bank of Texas, N.A. (this consent already has been obtained); and

     - approval for listing of the Toreador common stock to be issued pursuant to the merger agreement by The Nasdaq National Market System, subject to official notice of issuance.

  CONDITIONS TO THE OBLIGATIONS OF TOREADOR

     The obligation of Toreador to complete the merger is also subject to the following additional conditions:

     - compliance by Madison with its obligations under the merger agreement and the representations and warranties of Madison contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective time;

     - all proceedings taken by Madison under the merger agreement and all documents, instruments and certificates delivered by Madison under the merger agreement being reasonably satisfactory in form and substance to Madison and its counsel;

     - the absence of any change in the financial condition, business, operations or prospects of Madison and its subsidiaries that as a whole, would be reasonably likely to have a material adverse effect on Madison, other than any such change affecting both Toreador and Madison in a substantially similar manner;

     - all Madison stock options other than those that specifically are to become Toreador stock options shall have terminated by their terms or pursuant to cancellation and release agreements; and

     - the Madison convertible debenture has been amended and restated such that any payments of interest to be made in shares of Madison common stock are payable in shares of Toreador common stock and the right to convert the principal of the debenture into Madison common stock has become the right to convert the amount payable into Toreador common stock.

  CONDITIONS TO THE OBLIGATIONS OF MADISON

     The obligation of Madison to complete the merger is also subject to the following additional conditions:

     - compliance by Toreador with its obligations under the merger agreement and the representations and warranties of Toreador contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective time;

     - all proceedings taken by Toreador under the merger agreement and all documents, instruments and certificates delivered by Toreador under the merger agreement being reasonably satisfactory in form and substance to Madison and its counsel;

     - the absence of any change in the financial condition, business, operations or prospects of Toreador and its subsidiaries, that taken as a whole, would be reasonably likely to have a material adverse effect on Toreador, other than any such change affecting both Madison and Toreador in a substantially similar manner; and

     - the receipt by Madison of an opinion of tax counsel to the effect that the merger will constitute a reorganization under Section 368(a) (Madison has already received a tax opinion that the merger constitutes a reorganization under Section 368(a) and is to receive another such opinion immediately prior to the effectiveness of the merger).

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

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time, whether before or after approval by the stockholders of Toreador or
Madison:

     by mutual written consent of Toreador and Madison; or

     by either Toreador or Madison if:

     - the merger has not occurred by February 28, 2002, provided the party seeking termination is not in breach of the merger agreement in any manner that has proximately contributed to the failure to consummate the merger by February 28, 2002;

     - the other party is in breach of the merger agreement and such breach is not cured in all material respects within 20 business days after notice of such breach;

     - any law, rule or regulation which makes consummation of the merger illegal or if any final and nonappealable judgment, injunction, order or decree of a court or other governmental authority of competent jurisdiction restrains or prohibits the consummation of the merger; or

     - the Toreador stockholders fail to approve the issuance of up to 6,800,000 shares of Toreador common stock pursuant to the merger agreement at a stockholders meeting or the Madison stockholders fail to approve the merger at a stockholders meeting; or

     by Toreador if:

     - the board of directors of Madison withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Toreador or the Madison board recommends any acquisition proposal to its stockholders or resolves to do any of the foregoing; or

     - a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Madison is commenced, and the board of directors of Madison does not recommend that its stockholders not tender their shares into such tender or exchange offer; or

     - by Madison if Madison accepts a superior proposal and pays the applicable termination fee to such party.

     The term "superior proposal" means an unsolicited bona fide proposal made by a third party relating to an acquisition proposal on terms that the Madison board of directors determines it cannot reject in favor of the merger, based on applicable fiduciary duties and the advice of its outside counsel.

TERMINATION FEES AND EXPENSES

     The merger agreement provides that, except as provided below, all expenses incurred by the parties will be borne by the party that has incurred such expenses. If the merger agreement is terminated by mutual consent, Toreador and Madison will share equally the expenses relating to this document and all regulatory filing fees.

     Payment of a Termination Fee by Madison. Madison will pay Toreador a $5 million termination fee and the reasonably documented expenses of Toreador if the merger agreement is terminated:

     - by Toreador because the Madison board:

     - withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Toreador; or

     - recommends any acquisition proposal to the Madison stockholders; or

     - does not recommend that the Madison stockholders do not tender or exchange their shares pursuant to a tender offer or exchange offer for 50% or more of the outstanding Madison common stock; or

     - by Madison, if Madison accepts a superior proposal; or

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

     - by Toreador in the event of a breach of the merger agreement by Madison and such breach is not cured in all material respects within 20 business days after notice of such breach; or

     - by Toreador if the merger has not become effective by February 28, 2002, Toreador has not breached its obligations under the merger agreement in any manner that has proximately contributed to the failure to consummate the merger by February 28, 2002, and Madison has breached the merger agreement and such breach is not cured in all material respects within 20 business days after notice of such breach.

     The termination fee is Toreador's exclusive remedy if the merger agreement is terminated for one of the four reasons set forth above.

     Madison will not be obligated to pay Toreador a termination fee under any circumstance if the Toreador board withdraws, modifies or changes its recommendation in favor of the issuance of the Toreador common stock pursuant to the merger agreement or if the Toreador stockholders fail to approve the issuance of the Toreador common stock pursuant to the merger agreement.

     Payment of a Termination Fee by Toreador. Toreador will forgive any indebtedness owed to Toreador by Madison pursuant to the line of credit extended to Madison by Toreador and will pay the reasonably documented expenses of Madison if the merger agreement is terminated:

     - by Madison in the event of a breach of the merger agreement by Toreador and such breach is not cured in all material respects within 20 business days after notice of such breach; or

     - by Madison if the merger has not become effective by February 28, 2002, Madison has not breached its obligations under the merger agreement in any manner that has proximately contributed to the failure to consummate the merger by February 28, 2002, and Toreador has breached the merger agreement and such breach is not cured in all material respects within 20 business days after notice of such breach.

     The termination fee by Toreador is Madison's exclusive remedy if the merger agreement is terminated for one of the two reasons set forth above. As of November 26, 2001, the outstanding indebtedness under the credit agreement between Toreador and Madison was approximately $1,260,000.

     Toreador will not be obligated to pay Madison a termination fee under any circumstance if the Madison board withdraws, modifies or changes its recommendation of the merger agreement or the merger or if the Madison stockholders fail to approve the merger agreement and the merger.

          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     The following summarizes the anticipated material U.S. federal income tax consequences of the merger to Madison stockholders. This addresses only those stockholders who hold their shares of Madison common stock as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular Madison stockholders in light of their individual circumstances, or to Madison stockholders who are subject to special rules, such as (i) financial institutions; (ii) mutual funds; (iii) tax-exempt organizations; (iv) insurance companies; (v) dealers in securities or foreign currencies; (vi) traders in securities who elect to apply a mark-to-market method of accounting; (vii) foreign holders; (viii) persons who hold shares of Madison common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or (ix) holders who acquired their shares of Madison common stock upon the exercise of warrants or employee stock options or otherwise as compensation.



     The following also summarizes the anticipated material U.S. federal income tax consequences of the merger to Toreador, Madison and the Toreador stockholders. This discussion does not, however, address the anticipated material U.S. federal income tax consequences of the merger to holders of options to purchase Madison common stock.



     The following is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations, rulings, and decisions thereunder in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed. MADISON STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.


     Madison has received an opinion from Haynes and Boone, LLP, that the merger constitutes a reorganization under Section 368(a) of the Code, and that neither Toreador nor Madison will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger. The issuance of this opinion was based on certain conditions and assumptions, including the assumption that Toreador will not breach its covenant not to pay cash or other property (other than Toreador common stock) that exceeds 20% of the total merger consideration paid to Madison stockholders. In addition, such tax opinion also provides that Madison stockholders that receive shares of Toreador common stock in the merger will not recognize gain or loss for U.S. federal income tax purposes, unless they receive cash as part of the merger consideration. Madison is also to receive a substantially similar opinion from Haynes and Boone, LLP immediately prior to the effectiveness of the merger. If this opinion is materially different from the Haynes and Boone, LLP opinion already received, then Madison will resolicit approval of the merger agreement from its stockholders. If Haynes and Boone, LLP does not provide a substantially similar opinion prior to the effectiveness of the merger, and Madison waives this as a condition to effectuating the merger, then Madison will recirculate an amended joint proxy statement/prospectus and resolicit approval of the merger agreement from its stockholders. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service or any state taxing authority as to the tax consequences of the merger. THE FOLLOWING DISCUSSION IS BASED ON THE FACT THAT THE MERGER QUALIFIES AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(a) OF THE CODE.


TAX CONSEQUENCES TO MADISON STOCKHOLDERS


     In addition to the tax consequences set forth in the Haynes and Boone, LLP tax opinion as described above, the following are further tax consequences to Madison's stockholders. Generally, any gain or loss from the receipt of cash in the merger will constitute capital gain or loss. Each stockholder's aggregate tax basis in the shares of Toreador common stock received in the merger will be the same as such stockholder's aggregate tax basis in the shares of Madison common stock surrendered in the merger, increased by any gain recognized and decreased by any cash received (including cash received in lieu of a fractional share interest). The holding period of the shares of Toreador common stock received by a Madison stockholder will include the holding period of the shares of Madison common stock that such stockholder surrendered in the merger. In addition, a Madison stockholder who exercises dissenters' rights and receives a cash payment with respect to those shares will recognize gain or loss equal to the difference between the amount of cash received and such stockholder's aggregate tax basis in those shares. Generally, such gain or loss will constitute capital gain or loss. In the case of an individual stockholder, any of this capital gain generally will be subject to a maximum U.S. federal income tax rate of 20% if the individual has held his shares of Madison common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.


TAX CONSEQUENCES TO TOREADOR

     Toreador will not recognize any gain or loss as a result of the merger.

TAX CONSEQUENCES TO MADISON

     Madison will not recognize any gain or loss as a result of the merger.

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

TAX CONSEQUENCES TO TOREADOR STOCKHOLDERS

     The Toreador stockholders will not recognize any gain or loss as a result of the merger.

                MATERIAL CANADIAN TAX CONSEQUENCES OF THE MERGER


     In the opinion of Ogilvy Renault, the material consequences under the Income Tax Act (Canada) ("ITA") generally applicable to Madison common stockholders who, for purposes of the ITA, dispose of their Madison common stock pursuant to the merger agreement or pursuant to the appraisal rights available to them are set forth below.


     This description is based upon the current provisions of the ITA, the regulations thereunder and the current published administrative practices and policies of the Canada Customs and Revenue Agency, all in effect as of the date hereof. This description also takes into account the specific proposals to amend the ITA and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof and assumes that all such proposals will be enacted substantially as proposed. However, no assurances can be given that the tax proposals will be enacted as proposed, or at all. This description does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the administrative practices of the Canada Customs and Revenue Agency. This description does not take into account tax legislation of any province, territory or foreign jurisdiction. Provisions of provincial income tax legislation vary from province to province in Canada and may differ from federal income tax legislation. NO ADVANCE INCOME TAX RULING HAS BEEN SOUGHT OR OBTAINED FROM THE CANADA CUSTOMS AND REVENUE AGENCY TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS HEREIN DESCRIBED.

     This description does not apply to a Madison common stockholder in respect of whom Toreador is or will be a foreign affiliate within the meaning of the ITA.

     The ITA contains provisions relating to securities held by certain financial institutions. This description does not take into account these particular rules. Madison stockholders that are financial institutions for purposes of the ITA should consult their own tax advisors.

     THIS DESCRIPTION IS NOT EXHAUSTIVE OF ALL POSSIBLE CANADIAN FEDERAL INCOME TAX CONSIDERATIONS. IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR MADISON COMMON STOCKHOLDER. ACCORDINGLY, MADISON COMMON STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME TAX CONSEQUENCES TO THEM OF DISPOSING OF THEIR MADISON COMMON STOCK PURSUANT TO THE MERGER AGREEMENT OR OTHERWISE, AND HOLDING AND DISPOSING OF TOREADOR COMMON STOCK AND OTHER CONSIDERATION RECEIVED ON THE MERGER, HAVING REGARD TO THEIR OWN PARTICULAR CIRCUMSTANCES.

     For purposes of the ITA, all amounts relating to the acquisition, holding or disposition of Madison and Toreador common stock and other consideration received on the merger must be expressed in Canadian dollars. Amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate, at the time such amounts arise.

MADISON STOCKHOLDERS RESIDENT IN CANADA

     The following portion of this description is applicable only to Madison common stockholders who, for the purposes of the ITA and any applicable income tax convention, at all relevant times, are or are deemed to be resident in Canada, hold their Madison common stock and will hold any Toreador common stock and the right to receive Turkish consideration acquired pursuant to the merger as capital property and deal at arm's length with and will not be affiliated with any of Madison, MOC Acquisition or Toreador.

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

     Generally, Madison common stock and the right to receive Turkish consideration will be considered to be capital property of a Madison stockholder unless such common stock or the right to receive Turkish consideration is held in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or have been acquired in a transaction or transactions considered to be an adventure in the nature of trade.

  DISPOSITION OF MADISON COMMON STOCK

     A Madison stockholder who disposes of Madison common stock pursuant to the merger will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the holder's Madison common stock, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Madison common stock (see "Taxation of Capital Gain or Capital Loss," below). The proceeds of disposition of Madison common stock to a holder thereof will include the fair market value at the time of Toreador common stock received in consideration for the Madison common stock.

     A Madison stockholder will also receive consideration for the holder's Madison common stock in the form of a contingent right to receive a payment relating to money which may potentially become payable to two of Madison's subsidiaries by the Turkish government (the "Turkish consideration"). The Turkish consideration is described in greater detail under the heading "Terms of the Merger Agreement" on page 50. Although the matter is not free from doubt, counsel is of the view that the proceeds of disposition of Madison common stock to a holder thereof will also include the fair market value at the time of the right to receive the Turkish consideration.

     The cost of Toreador common stock received on the merger will be equal to the fair market value of such Toreador common stock at the time of acquisition. Such cost will be averaged at any given time with the adjusted cost base of any other Toreador common stock held by the holder as capital property for the purposes of determining the holder's adjusted cost base of Toreador common stock.

     The cost to the holder of the right to receive the Turkish consideration will be the fair market value of the right to receive the Turkish consideration at the time of acquisition.

  TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

     A taxpayer will generally be required to include in income for the year of disposition one-half of any capital gain (a "taxable capital gain") in the year in which the gain is realized and will generally be entitled to deduct one-half of any capital loss (an "allowable capital loss") from taxable capital gains realized in the year, in any subsequent year, and in any of the three preceding years to the extent and in the circumstances described in the ITA.

     Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the ITA.

     A Madison stockholder who realizes a capital loss on the disposition of Madison common stock may in certain circumstances have that loss reduced by the amount of any dividends, including deemed dividends, which have been received by the holder in respect of his or her Madison common stock at a time when Madison was resident in Canada for purposes of the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares, or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns such shares.

     A Madison stockholder that is a "Canadian-controlled private corporation" (as defined in the ITA) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

  DIVIDENDS ON TOREADOR COMMON STOCK

     Dividends on Toreador common stock will be required to be included in the recipient's income for purposes of the ITA. Any such dividends received by an individual will not be subject to the gross-up and dividend tax credit rules contain in the ITA. A stockholder that is a corporation will be required to include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A stockholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends.

  DISPOSITION OF TOREADOR COMMON STOCK

     A disposition or deemed disposition of Toreador common stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Toreador common stock immediately before the disposition (see "Taxation of Capital Gain or Capital Loss," above).

  DISPOSITION OF TURKISH CONSIDERATION AND PAYMENTS OF TURKISH CONSIDERATION

     The tax consequences of a disposition of the right to receive the Turkish consideration or payments made for such Turkish consideration are uncertain as the legal nature of the Turkish consideration is uncertain.

     Counsel is of the view that a disposition or deemed disposition of the right to receive the Turkish consideration will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the cost amount to the holder of the right to receive Turkish consideration immediately before the disposition (see "Taxation of Capital Gain or Capital Loss," above). In addition to a transfer of the holder's rights to the Turkish consideration, a disposition for these purposes would include the termination of the holder's rights to receive the Turkish consideration at the time Toreador's obligation to make a payment of the Turkish consideration is satisfied or at such time as such obligation terminates where no payment is to be made.

     Accordingly, (i) a holder who receives payment of the Turkish consideration will be considered to have proceeds of disposition equal to the amount of such payment and would deduct from such proceeds the holder's cost of the right to receive the Turkish consideration and any reasonable costs of disposition to determine the capital gain (or capital loss) in respect of the right to receive the Turkish consideration, and (ii) a holder whose rights to receive the Turkish consideration are terminated without receipt of any payment will be considered to have proceeds of disposition of nil and will realize a capital loss equal to the holder's cost thereof plus any costs of disposition.

  FOREIGN PROPERTY INFORMATION REPORTING

     In general, a "specified Canadian entity", as defined in the ITA, for a taxation year or fiscal period, whose total cost amount of "specified foreign property", as defined in the ITA, at any time in the year or fiscal period exceeds $100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, of any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. Toreador common stock will constitute specified foreign property to a holder. ACCORDINGLY, HOLDERS OF TOREADOR COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR OWN ADVISORS REGARDING COMPLIANCE WITH THESE RULES.

  DISSENTING MADISON COMMON STOCKHOLDERS

     A Madison common stockholder who dissents to the merger by exercising the holder's appraisal rights is entitled to receive payment from Madison equivalent to the fair value of his or her Madison common stock. Such holder will be deemed to have disposed of the holder's Madison common stock for proceeds of disposition equal to such fair value received and will realize a capital gain (or capital loss) to the extent that the difference between the amount received from Madison exceeds (or is less than) the adjusted cost base of the Madison common stock to the holder. The treatment of any such capital gain (or capital loss) will be the same as described above under "Taxation of Capital Gain or Capital Loss."

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EMPLOYEE HOLDERS OF MADISON STOCK OPTIONS RESIDENT IN CANADA

     The following portion of this summary is applicable to holders of Madison stock options who, for the purposes of the ITA and any applicable income tax convention, at all relevant times, are resident or deemed to be resident in Canada, deal at arm's length with and, are not affiliated with any of Madison, Toreador or MOC Acquisition, are current or former employees of Madison (or any wholly-owned subsidiary thereof), deal at arm's length with such corporation and received their Madison options in respect of, in the course of, or by virtue of, such employment and at a time when Madison was not a "Canadian-controlled private corporation" within the meaning of the ITA.

  EXERCISE OF MADISON STOCK OPTIONS

     Madison optionholders who exercise their Madison stock options prior to the effective time will be subject to income tax consequences arising on such exercise which are not addressed in this summary. Madison optionholders who are considering the exercise of Madison stock options are encouraged to consult their own tax advisors to determine the tax consequences of the exercise.

  EXCHANGE OF MADISON STOCK OPTIONS FOR TOREADOR STOCK OPTIONS

     The terms of the merger provide that Madison stock options which are not exercised and survive the merger will be exchanged for Toreador stock options. On the exchange of Madison stock options for Toreador stock options, the optionholder should not be considered to have disposed of the Madison stock options provided (i) the only consideration received on the exchange is a Toreador stock option, and (ii) the total value of Toreador common stock which may be acquired under the Toreador stock option immediately after the exchange less the total amount payable by the optionholder to acquire the Toreador common stock does not exceed the total value of the Madison common stock the option holder was entitled to acquire under the Madison stock options immediately before the exchange less the total amount that was payable by the option-holder to acquire the Madison common stock.

NON-EMPLOYEE HOLDERS OF MADISON STOCK OPTIONS AND WARRANTS RESIDENT IN CANADA

     Holders of Madison stock options and warrants who hold their options and warrants as capital property and whose option and warrant agreements provide that in the event of a merger of Madison with another entity, their options and warrants shall be exercisable into stock of the merged entity, should not be deemed to have disposed of their Madison options and warrants on the merger.

     Holders of Madison options and warrants whose option and warrant agreements do not provide for the merger of Madison with another entity will generally be deemed to have disposed of their Madison options and warrants for proceeds of disposition equal to the fair market value of the options and warrants to purchase Toreador common stock received on the merger and to have acquired their Toreador options and warrants at a cost equal to those proceeds. (See "Taxation of Capital Gain or Capital Loss", above.)

PROPOSED AMENDMENTS RELATING TO FOREIGN INVESTMENT ENTITIES

     On August 2, 2001, the Department of Finance (Canada) released a draft of income tax legislation relating to the taxation of certain interests held by certain Canadian residents in certain non-resident entities.

     In general, this proposed legislation would apply to persons owning inter alia shares, or rights to acquire shares, of a "foreign investment entity", subject to certain exemptions. One such exemption would apply if Toreador is resident in a country in which there is a prescribed stock exchange, the shares are listed on a prescribed stock exchange and are widely-held and actively traded and there is no tax avoidance motive for acquiring the interest. The proposed legislation contains detailed provisions describing when a person would be considered to have a tax avoidance motive. If Toreador were treated as a foreign investment entity, Toreador common stock would potentially be subject to the proposed legislation. The proposed legislation is expected to take effect for a holder's 2002 taxation year.

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

     The proposed legislation would require an annual determination of whether Toreador is a foreign investment entity and, if it is such an entity, whether Toreador satisfies the conditions for the public company exemption referred to above or any other exemption. Each of these determinations would be based primarily on the nature of Toreador's assets and activities.

     Madison common stockholders, optionholders and warrantholders are advised that the proposed legislation (if enacted in its current form and depending on factual circumstances) could apply to Toreador common stock, options and warrants at the time the proposed legislation takes effect. However, a definitive conclusion cannot be made until the legislation is enacted in its final form and the relevant time for determining Toreador's status as a foreign investment entity occurs. Moreover, as the proposed legislation would require an annual determination of whether Toreador is a foreign investment entity, and if so, what, if any exemptions would apply, no assurance can be given with respect to the application of the proposed legislation in any particular year.

     Assuming the enactment of the proposed legislation in its current form, for the year 2002 and subsequent years, if Toreador is considered to be a foreign investment entity in a particular year and is not exempt from the application of the proposed rules, a Toreador stockholder holding Toreador stock (including options and warrants) would generally be required to include in (or deduct from) income, on an annual basis, any increase (or decrease) in the value of the Toreador stock in the year and any amount received from Toreador in respect of Toreador common stock. A certain deferral amount may be available for gains accruing to December 31, 2001. On a disposition of Toreador stock, the holder would generally be required to include (or deduct) from income, the amount by which the proceeds of disposition exceed (or are exceeded by) the fair market value of the Toreador stock at the commencement of the taxation year in which the disposition occurs, plus the deferral amount referred to above.

     Alternatively, if the holder of Toreador stock so elects and the requisite information is available to the holder, the holder would be required to include in (or, to the extent of the cumulative net inclusions for prior years, deduct from) income the holder's share of Toreador's income (or loss) for the year (calculated in accordance with the proposed legislation) other than the portion of such income that, in effect, has been subject to tax at Canadian income tax rates. Any amount so included (or deducted) in computing the holder's income would be added (or deducted) in computing the adjusted cost base of the Toreador stock to the holder. Toreador is under no obligation to provide the information necessary for the holder to make this election.

MADISON STOCKHOLDERS NOT RESIDENT IN CANADA

     The following portion of this description is applicable only to holders of Madison common stock who, for purposes of the ITA and any applicable income tax convention, are neither resident nor deemed to be resident in Canada and who do not use or hold and are not deemed to use or hold the Madison common stock in carrying on a business in Canada. Special rules, which are not discussed in this summary, may apply to a non-resident Madison stockholder that is an insurer carrying on business in Canada and elsewhere.

  DISPOSITION OF MADISON COMMON STOCK

     A non-resident Madison stockholder will not be subject to taxation on capital gains under the ITA on the exchange of Madison common stock for Toreador common stock or on the deemed disposition of Madison common stock pursuant to the exercise of the holder's appraisal rights, provided that the holder's Madison common stock either: (i) is not "taxable Canadian property" of the holder for purposes of the ITA or; (ii) is "taxable Canadian property" that is "treaty-protected property" of the holder for purposes of the ITA.

     Generally, Madison common stock will be taxable Canadian property of a holder at a particular time if: (i) the holder, persons with whom the holder does not deal at arm's length, or the holder together with such persons, has owned (or had under option or an interest in) 25% or more of the issued shares of any class or series of the capital stock of Madison at any time during the five-year period immediately preceding the particular time and at any particular time during that five year period Madison common stock derived more than 50% of its value from any combination of real property situated in Canada, Canadian resource properties and timber resource properties; or (ii) Madison common stock is deemed to be taxable Canadian property of the holder under a specific provision of the ITA.

     Even if Madison common stock is considered to be taxable Canadian property of the holder, it will be considered treaty-protected property of a holder at any time for purposes of the ITA if any income or gain from the disposition of such shares by the holder at that time would be exempt from tax in Canada under the terms of an applicable income tax convention.

     THE COMMENTS HEREIN WITH RESPECT TO NON-RESIDENT MADISON STOCKHOLDERS ARE PROVIDED FOR GENERAL ASSISTANCE ONLY. THE LAW IN THIS AREA IS COMPLEX AND CONTAINS NUMEROUS TECHNICAL REQUIREMENTS. NON-RESIDENT MADISON STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR FOR ADVICE WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF DISPOSING OF MADISON COMMON STOCK.

ELIGIBILITY FOR INVESTMENT BY DEFERRED PLANS

     Provided Toreador common stock is listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange and the Nasdaq), Toreador common stock will be a qualified investment under the ITA for trusts governed by registered retirement savings plans ("RRSPs"), registered retirement income funds ("RRIFs"), deferred profit sharing plans ("DPSPs") and registered education savings plans (collectively, "deferred plans").

     The right to receive the Turkish consideration will not be a qualified investment for deferred plans under the ITA.

     Both Toreador common stock and the Turkish consideration will be "foreign property" under the ITA for RRSPs, DPSPs, RRIFs and other persons to whom Part XI of the ITA is applicable.

     MADISON COMMON STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN PROFESSIONAL ADVISORS REGARDING THE TAX TREATMENT OF ACQUISITIONS OF PROPERTY THROUGH SUCH PLANS (AND ANY OTHER PLANS).

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following sets forth certain historical financial information for Toreador and Madison. This information should be read together with the historical consolidated financial statements of Toreador and Madison included elsewhere in this joint proxy statement/prospectus.

TOREADOR


     Toreador derived the statement of operations data for each of the five years ended December 31, 2000, and the balance sheet data as of December 31 of each year from 1996 through 2000, from its audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. Toreador derived the statement of operations data for the nine months ended September 30, 2001 and 2000, and the balance sheet data as of September 30, 2001 and 2000 from its unaudited interim consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. In the opinion of Toreador's management, the unaudited interim financial statement for the nine months ended September 30, 2001 and 2000 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The historical data are only a summary, and should be read in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this joint proxy statement/prospectus.


                                                                                         NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                         ---------------------------------------------   ------------------
                                          1996     1997      1998      1999     2000      2000       2001
                                         ------   ------   --------   ------   -------   -------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Oil and gas sales....................  $2,307   $2,325   $  1,969   $4,259   $13,164   $8,278    $11,568
  Gain (loss) on commodity
    derivatives........................      --       --         --       --      (135)      --      1,022
  Lease bonuses and rentals............     118      288        168      463       472      386        488
                                         ------   ------   --------   ------   -------   ------    -------
    Total revenues.....................   2,425    2,613      2,137    4,722    13,501    8,664     13,078
Costs and expenses:
  Lease operating......................     716      862        583      699     2,325    1,483      2,332
  Exploration and acquisition..........     228      546        651      405       309      177        921
  Depreciation, depletion and
    amortization.......................     273      539        514    1,276     2,439    1,568      2,278
  General and administrative...........     907      803      1,000    1,584     2,273    1,497      2,036
                                         ------   ------   --------   ------   -------   ------    -------
    Total costs and expenses...........   2,124    2,750      2,748    3,964     7,346    4,725      7,567
                                         ------   ------   --------   ------   -------   ------    -------
Operating income (loss)................     301     (137)      (611)     758     6,155    3,939      5,511
Other income (expense) Equity in
  earnings of unconsolidated
  Investments..........................      --       --         --       --       (54)     (49)      (173)
  Gain on sale of properties and other
    assets.............................      --       26         --      852       408      357        285
  Gain (loss) on sale of marketable
    securities.........................     527       --         --      (80)      (54)     (54)       (10)
  Interest and other income............     162      (24)       171      109        71       28        143
  Interest expense.....................      --       --        (36)    (794)   (1,409)  (1,024)      (975)
                                         ------   ------   --------   ------   -------   ------    -------
    Total other income (expense).......     689        2        135       87    (1,038)    (742)      (730)
                                         ------   ------   --------   ------   -------   ------    -------
Income (loss) before federal income
  taxes................................     990     (135)      (476)     845     5,117    3,197      4,781
Provision (benefit) for federal income
  taxes................................     263      (84)      (234)     337     1,764    1,098      1,769
                                         ------   ------   --------   ------   -------   ------    -------
Net income (loss)......................     727      (51)      (242)     508     3,353    2,099      3,012
Dividend on preferred shares...........      --       --         20      360       360      270        270
                                         ------   ------   --------   ------   -------   ------    -------

                                                                                         NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                         ---------------------------------------------   ------------------
                                          1996     1997      1998      1999     2000      2000       2001
                                         ------   ------   --------   ------   -------   -------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income (loss) attributable to common
  shares...............................  $  727   $  (51)  $   (262)  $  148   $ 2,993   $1,829    $ 2,742
                                         ======   ======   ========   ======   =======   ======    =======
Basic income (loss) per share..........  $ 0.14   $(0.01)  $   0.05)  $ 0.03   $  0.54   $ 0.35    $  0.43
Diluted income (loss) per share........  $ 0.14   $(0.01)  $  (0.05)  $ 0.03   $  0.50   $ 0.32    $  0.40
Weighted average shares outstanding
  Basic................................   5,217    5,022      5,125    5,186     5,522    5,278      6,320
Diluted................................   5,217    5,022      5,126    5,251     6,691    6,589      7,569
CASH FLOW DATA:
  Net cash provided by operating
    activities.........................  $  609   $  831   $    277   $  763   $ 6,046   $3,266    $ 5,879
  Capital expenditures for oil and gas
    property and equipment.............    (893)    (717)   (13,952)  (9,208)   (2,430)  (1,099)   (11,026)
BALANCE SHEET DATA:
  Working capital......................   3,384    3,007      1,988      439     3,178    1,507      1,771
  Oil and gas properties, net..........   3,306    3,210     16,210   24,424    34,630   31,683     42,910
  Total assets.........................   7,009    6,527     19,782   26,456    40,325   36,109     47,847
  Long-term debt.......................      --       --      7,880   14,667    15,244   15,644     18,904
  Stockholders' equity.................   6,624    6,217     10,595   10,650    20,261   18,593     23,170

MADISON


     Madison derived the statement of operations data for each of the five years ended December 31, 2000, and the balance sheet data as of December 31 of each year from 1996 through 2000, from its audited consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. Madison derived the statement of operations data for the nine months ended September 30, 2001 and 2000, and the balance sheet data as of September 30, 2001 and 2000 from its unaudited interim consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. In the opinion of Madison's management, the unaudited interim financial statement for the nine months ended September 30, 2001 and 2000 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The historical data are only a summary, and should be read in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this joint proxy statement/prospectus.


                                                                                         NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                   ---------------------------------------------------   -----------------
                                     1996      1997      1998      1999      2000(1)      2000      2001
                                   --------   -------   -------   -------   ----------   -------   -------
                                                                            (RESTATED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
      Oil and gas sales..........  $    753   $   618   $ 4,719   $ 6,417    $ 9,436     $ 6,940   $10,898
      Lease bonuses and
         rentals.................        --        --        --        --         --          --        --
      Gain on sale of properties
         and other assets........        --        --        --        --         --          --        --
                                   --------   -------   -------   -------    -------     -------   -------
         Total revenues..........       753       618     4,719     6,417      9,436       6,940    10,898
  Costs and expenses:
      Lease operating............       709       684     2,141     3,579      4,215       2,922     4,347
      Depreciation, depletion and
         amortization............       764     1,134     3,102     1,242      1,966       1,757     1,870

                                                                                         NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                   ---------------------------------------------------   -----------------
                                     1996      1997      1998      1999      2000(1)      2000      2001
                                   --------   -------   -------   -------   ----------   -------   -------
                                                                            (RESTATED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
      Geological and
         geophysical.............        --        --        --        --        535          --        --
      General and
         administrative..........       910       930     1,175     1,239      1,873       1,543     1,622
                                   --------   -------   -------   -------    -------     -------   -------
         Total costs and
           expenses..............     2,383     2,748     6,418     6,060      8,589       6,222     7,839
                                   --------   -------   -------   -------    -------     -------   -------
  Operating income (loss)........    (1,630)   (2,130)   (1,699)      357        847         718     3,059
  Operating income (expense)
    Interest income and other....         6       141        51       445        416         367       622
    Interest expense.............        --       (10)     (174)     (679)      (559)       (533)   (1,489)
                                   --------   -------   -------   -------    -------     -------   -------
  Total other income (expense)...         6       131      (123)     (234)      (143)       (166)     (867)
  Income (loss) before federal
    income taxes.................    (1,624)   (1,999)   (1,822)      123        704         552     2,192
  Provision (benefit) for federal
    income taxes.................        --        --        --        --         --          --        --
                                   --------   -------   -------   -------    -------     -------   -------
  Net income (loss)..............    (1,624)   (1,999)   (1,822)      123        704         552     2,192
  Minority interest in (income)
    loss of subsidiary...........        --       756       689       320       (276)       (623)       --
                                   --------   -------   -------   -------    -------     -------   -------
  Income (loss) attributable to
    common shares................  $ (1,624)  $(1,243)  $(1,133)  $   443    $   428     $   (71)  $ 2,192
                                   ========   =======   =======   =======    =======     =======   =======
  Basic and diluted income (loss)
    per share....................  $(162.36)  $(31.08)  $(28.33)  $  0.04    $  0.02     $  0.00   $  0.08
  Weighted average shares
    outstanding Basic and
    Diluted......................        40        40        40    11,948     25,757      25,757    25,933
  CASH FLOW DATA:
  Net cash provided by (used in)
    operating activities.........  $   (642)  $  (262)  $ 1,160   $(1,863)   $ 4,356     $(1,415)  $  (719)
  Expenditures for oil and gas
    property and eqpmt (net).....       250    (4,791)  (12,920)    2,304     (3,656)     (2,628)  (21,955)
  BALANCE SHEET DATA:
  Working capital................       (76)    2,651    (2,912)   (2,799)       898       1,281    (3,092)
  Equipment and property, net....     1,354     5,011    14,829    11,284     17,441      14,126    32,155
  Total assets...................     1,845     8,823    16,675    15,332     25,709      23,831    36,793
  Long-term debt.................        --         1     5,842     4,185      1,983       1,508    16,525
  Stockholders' equity...........     1,116     2,530       802    (1,370)     9,759       7,987    10,568

     Unaudited pro forma consolidated financial statements reflecting the merger of Toreador and Madison are set forth beginning on page F-55.
---------------


(1) Madison initially recorded the purchase of ARCO Turkey, Inc. during 2000 since negotiations for the purchase were substantially complete as of December 31, 2000. Because the transaction did not close until February 20, 2001, Madison has restated its financial statements to record the acquisition at February 20, 2001. As a result of the restatement, 2000 revenues were reduced by $1,570,000, net income was reduced by $1,160,000, earnings per share was reduced by $.04 per share, and Equipment and Property and Current Liabilities were reduced by $3,393,000, and Current Assets were reduced by $1,160,000. The net effect of the restatement was to apply the net cash proceeds from ARCO Turkey, Inc. production which was accounted for in Madison's financial statements prior to February 20, 2001 against the purchase price in accordance with Accounting Principles Board Opinion No. 16, Business Combinations.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATION OF TOREADOR

     The following discussion should be read in connection with the consolidated financial statements of Toreador and the notes to those statements and other financial information appearing elsewhere in this joint proxy statement/prospectus.

GENERAL

     Toreador follows the successful efforts method of accounting for oil and gas exploration and development expenditures. Under this method, costs of successful exploratory wells and all development wells are capitalized. Costs to drill exploratory wells, which do not find proved reserves, are expensed. Significant costs associated with the acquisition of oil and gas properties are capitalized. Acquisition costs of mineral interests in oil and gas properties remain capitalized until they are impaired or a determination has been made to discontinue exploration of the lease, at which time all related costs are charged to expense. Impairment of unproved properties is assessed and recorded on a property-by-property basis. Upon sale or abandonment of units of property or the disposition of miscellaneous equipment, the cost is removed from the asset account, the related reserves relieved of the accumulated depreciation or depletion and the gain or loss is credited to or charged against operations. Maintenance and repairs are charged to expense; betterments of property are capitalized as described below. Toreador provides for depreciation, depletion and amortization of its investment in producing oil and gas properties on the units-of-production method, based upon independent reserve engineers' estimates of recoverable oil and gas reserves from the property. Depreciation expense for fixed assets is generally calculated on a straight-line basis based upon estimated useful lives of five years.

     Toreador evaluates the carrying value of its long-lived assets, consisting primarily of oil and gas properties, when events or changes in circumstances indicate that the carrying value of such assets may be impaired. The determination of impairment is based upon expectations of undiscounted future cash flows of the related asset pursuant to Statement of Financial Accounting Standard No. 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." There was no impairment in 2000 or the first nine months of 2001. There was impairment during 1999 in the amount of $14,401, primarily due to the decrease in oil and gas reserves for the affected producing properties. There was impairment in 1998 of $19,649, resulting from the decrease in oil and gas prices and there was no impairment during 1997. The impairments are included as "depreciation, depletion and amortization" in Toreador's consolidated financial statements.

     Toreador's business strategy is to generate strong and consistent growth in reserves, production, operating cash flows and earnings through a program of exploration and development drilling and strategic acquisitions of oil and gas properties. A substantial portion of Toreador's growth has been the result of proved reserved acquisitions. Due to the availability of excess cash flows from operations, Toreador plans to aggressively pursue exploration projects during 2001, in addition to any other acquisitions it may pursue.

     Toreador has set a high priority on disposing of non-essential assets during 2001. As a result of this emphasis, Toreador sold approximately 135 MBOE of its reserves for approximately $638,000, resulting in net gains of $258,000 during 2001. Property sales will continue to be a priority for the remainder of this year and through 2002, with Toreador's emphasis on using EnergyNet.com, Inc. as the vehicle for the majority of planned dispositions. Toreador currently anticipates selling an aggregate of approximately 6% of its proved reserves during the remainder of 2001 and during 2002. See "Information About
Toreador -- 2000 Acquisitions" for information regarding Toreador's investment in EnergyNet.com.

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Toreador derived the selected historical financial data in the table below from its unaudited interim consolidated financial statements. The sum of net income per share by quarter may not equal the net income per share for the year due to variations in the weighted average shares outstanding used in computing such amounts. The historical data presented here are only a summary, and should be read in conjunction with the consolidated financial statements, related notes, and other financial information included elsewhere in this joint proxy statement/prospectus.

                                                                   THREE MONTHS ENDED
                                                   ---------------------------------------------------
                                                   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                                   ------------   -------------   --------   ---------
Year ended December 31, 2001
  Total revenues.................................                    $3,335        $4,548     $5,194
  Total costs and expenses.......................                     2,572         2,675      2,320
  Net income (loss)..............................                       385         1,018      1,609
  Income (loss) attributable to common shares....                       295           928      1,519
  Basic income (loss) per share..................                      0.05          0.15       0.24
  Diluted income (loss) per share................                      0.04          0.13       0.21
Year ended December 31, 2000
  Total revenues.................................     $5,061         $3,901        $2,664     $2,381
  Total costs and expenses.......................      3,141          2,170         1,814      1,765
  Net income (loss)..............................      1,253          1,135           558        407
  Income (loss) attributable to common shares....      1,163          1,045           468        317
  Basic income (loss) per share..................       0.21           0.19          0.09       0.06
  Diluted income (loss) per share................       0.17           0.18          0.09       0.06
Year ended December 31, 1999
  Total revenues.................................     $1,726         $1,524        $1,078     $1,275
  Total costs and expenses.......................      1,667            988           947      1,156
  Net income (loss)..............................        (11)           354            87         78
  Income (loss) attributable to common shares....       (101)           264            (3)       (12)
  Basic income (loss) per share..................      (0.02)          0.05          0.00       0.00
  Diluted income (loss) per share................      (0.02)          0.05          0.00       0.00

RESULTS OF OPERATIONS

  COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

     Revenues. Oil and natural gas sales revenues increased by $3.3 million or 40% from $8.3 million to $11.6 million for the nine months ended September 30, 2001 and 2000, respectively. The increase was the result of higher gas prices, coupled with an increase in oil and natural gas production. Toreador received $25.13 per Bbl for its oil production during the first nine months of 2001, which is 10% less than the $27.92 received in the same period of 2000. Toreador sold its gas production during the first nine months of 2001 for $4.56 per Mcf, which is 31% higher that the $3.47 per Mcf received during the same period of 2000. Natural gas volumes sold increased 50% from 826 MMcf during the first nine months of 2000 to 1,238 MMcf during the first nine months of 2001, while oil volumes increased 17% from 190 MBbls to 223 MBbls over the same period. The increase in oil and natural gas production is due primarily from production on the properties acquired in the merger with Texona, and the Razorhawk Acquisition. Additionally, Toreador had gains on natural gas commodity derivatives of approximately $1.0 million for the nine months ended September 30, 2001, which were not present in 2000.

     Lease bonuses and rentals increased by $102,000 or 26% from $386,000 to $488,000, primarily due to Toreador's efforts to optimize its mineral holdings.

     Total revenues increased $4.4 million, or 51%, $8.7 to $13.1 million for the nine months ended September 30, 2000 and 2001, respectively.

     Expenses. Lease operating expenses increased by $849,000, or 57%, to $2.3 million for the first nine months of 2001 from $1.5 million for the same period in 2000.

     This increase was principally the result of adding working interest properties through the merger with Texona in September 2000 and working interest properties acquired in the Razorhawk Acquisition in April 2001.

     Exploration and acquisition expenses increased from $177,000 to $921,000 in the first nine months of 2000 and 2001, respectively. This increase is commensurate with the increase in Toreador's drilling activity between the two periods. Toreador drilled 11 developmental and 19 exploration wells during the nine months ended September 30, 2001, of which 14 were dry holes. Toreador recognized dry hole expense of $553,000 during the nine months ended September 30, 2001.

     Depreciation, depletion and amortization increased by $710,000, or 45%, to $2.3 million for the first nine months of 2001 from $1.6 million for the same period in 2000, primarily reflecting depletion related to the increased oil and gas sales volumes described above.

     General and administrative expenses increased by $539,000, or 36%, to $2.0 million from $1.5 million for the nine months ended September 30, 2001 and 2000, respectively. The increase is due primarily to increased payroll related costs from added personnel required to manage growth, and expenditures related to increased stockholder relations activities.

     Compared to the first nine months of 2000, Toreador significantly increased its operations for the first nine months of 2001 through the merger with Texona and the Razorhawk and Anderson Acquisitions. Additionally, Toreador strongly focused on its exploration program during that time. As a result, total costs and expenses increased $2.8 million or 60% from $4.7 million in the first nine months of 2000 to $7.6 million for the same period in 2001.

     Equity in the earnings of unconsolidated entities consists primarily of Toreador's portion of EnergyNet's operations. During the nine months ended September 30, 2001, EnergyNet incurred a net loss of approximately $517,000 ($181,000 net to Toreador's interest). For the period in the nine months ended September 30, 2000 that Toreador owned its interest, EnergyNet incurred a loss of approximately $141,000 ($49,000 net to Toreador's interest).

     Toreador recognized gains on sale of properties and other assets of $285,000 during the nine months ended September 30, 2001, compared to $357,000 for the same period in 2000. The properties sold during 2001 were worth less money because of recent decreases in oil and gas prices.

     Interest and other income increased from $28,000 in 2000 to $143,000 in 2001 due primarily to new revenues from saltwater disposal and gathering system activities brought about by the merger with Texona in September 2000.

     Interest expense remained constant between the nine months ended September 30, 2001 and 2000, at $1.0 million. This is due to a decrease in the average rate of interest on Toreador's revolving line of credit, offset by increased outstanding borrowings. During the first nine months of 2001, Toreador paid an average of 6.5% on outstanding borrowings under our line of credit, as compared to 9.0% for the first nine months of 2000.

     Net Income. Income applicable to common shares amounted to $2.8 million and $1.8 million for the nine months ended September 30, 2001 and 2000, respectively.

  COMPARISON OF YEARS ENDED DECEMBER 31, 2000 AND 1999

     Revenues. Total revenues for 2000 were $13,501,407 compared with $4,722,123 in 1999. Revenues from oil and gas sales increased to $13,163,862 in 2000 from $4,259,040 in 1999. This 209.1% increase reflects a 74.9% increase in volume on a BOE basis (principally reflecting the benefit of a full year of revenue from properties acquired in the latter part of 1999, along with the Texona Merger in September 2000) along with an

80.1% increase on a price per BOE basis. Average oil prices increased 66.0% to $28.45 in 2000 from $17.14 in 1999. Average gas prices increased 84% to $3.94 in 2000 from $2.14 in 1999. Toreador's net oil production increased 112.3% to 273,706 Bbls in 2000 from 128,924 Bbls in 1999. Net gas production increased 43.5% to 1,318,714 Mcf of gas in 2000 from 918,986 Mcf of gas in 1999. Lease bonuses and rentals were $472,845 in 2000, up from $463,083 in 1999.

     Expenses. Total costs and expenses were $7,346,282 in 2000 as compared with $3,963,704 in 1999 representing an 85.3% increase. The largest increases came from lease operating expense and depreciation, depletion and amortization where expenses increased 232.4% and 91.1% to $2,324,603 and $2,439,368 in 2000
versus $699,278 and $1,276,268 in 1999, respectively. This major increase reflects the property acquisitions Toreador made during December of 1999 and during 2000, all of which were working interest properties. Exploration and acquisition costs decreased to $308,987 in 2000 from $404,429 in 1999, due to the completion of Toreador's two 3-D seismic projects that will generate future drilling sites. Toreador's general and administrative expenses increased $689,595 or 43.5% to $2,273,324 in 2000 from $1,583,729 in 1999, primarily resulting from the addition of staff.

     Gain on sale of properties and other assets was $407,679 in 2000, down from $851,726 in 1999. The 1999 sales were for two large mineral acreage packages while the 2000 sales were for several producing properties. Interest and other income were $70,702 in 2000 versus $109,035 in 1999. This 35.2% decrease was due to the employment of short-term funds in the acquisition of properties and repayment of debt rather than retaining such funds in interest bearing accounts.

     During 2000, Toreador incurred interest expense of $1,408,807 as compared with $794,627 in 1999 as a result of debt incurred for the property acquisitions made from December of 1999 through December of 2000.

     Net Income. Total net income applicable to common shares for 2000 was $2,993,069 or $0.54 per share compared to net income of $148,011 or $0.03 per share in 1999.

  COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

     Revenues. Total revenues for 1999 were $4,722,123 compared with $2,137,302 in 1998. Revenues from oil and gas sales increased to $4,259,040 in 1999 from $1,968,638 in 1998. This 116.3% increase reflects a 63.2% increase in volume on a BOE basis (principally reflecting the benefit of a full year of revenue from properties acquired in December of 1998) along with a 32.5% increase on a price per BOE basis. Average oil prices increased 27.2% to $17.14 in 1999 from $13.48 in 1998. Average gas prices increased 12% to $2.14 in 1999 from $1.91 in 1998. Toreador's net oil production increased 28.1% to 128,924 Bbls in 1999 from 100,615 Bbls in 1998. Net gas production increased 112.1% to 918,986 Mcf of gas in 1999 from 433,272 Mcf of gas in 1998. Lease bonuses and rentals were $463,083 in 1999, up from $168,664 in 1998, an increase of 174.6% primarily as a result of leasing activity on Toreador's Southeastern States Holdings.

     Expenses. Total costs and expenses were $3,963,704 in 1999 as compared with $2,784,043 in 1998 representing a 42.4% increase. The largest increase came from depreciation, depletion and amortization where expenses increased 148.3% to $1,276,268 in 1999 versus $514,071 in 1998. This major increase reflects the property acquisitions Toreador made during December of 1998 and during 1999. Exploration and acquisition expense decreased 37.9% to $404,429 in 1999 from $650,983 in 1998, due to the decreased drilling activity Toreador participated in during 1999. Toreador's general and administrative expenses increased $584,181 or 58.4% to $1,583,729 in 1999 from $999,548 in 1998, primarily resulting from the addition of staff.

     Gain on sale of properties and other assets was $851,726 in 2000 vs. zero in 1999. The 1999 sales were for two large mineral acreage packages. Interest and other income were $109,035 in 1999 versus $171,338 in 1998. This 36.4% decrease was due to the employment of short-term funds in the acquisition of properties rather than retaining such funds in interest bearing accounts.

     During 1999, Toreador incurred interest expense of $794,627 as compared with $36,120 in 1998 as a result of debt incurred for the property acquisitions made from December of 1998 through December of 1999.

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

     Net Income. Total net income applicable to common shares for 1999 was $148,011 or $0.03 per share compared to a net loss of $261,746 or $0.05 per share in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, most of the exploration activity on Toreador's acreage has been funded and conducted by other oil companies. Exploration activity by third party oil companies typically generates lease bonus and option income to Toreador. If such drilling is successful, Toreador receives royalty income from the oil or gas production but bears none of the capital or operating costs.

     Toreador plans to continue to actively pursue exploration and development opportunities on its mineral acreage. Toreador has also expanded its exploration focus to geologic regions, particularly those areas with proven and attractive gas reserves, that can provide potentially better rates of return on its capital resources. Toreador also plans to evaluate 3-D seismic projects or drilling prospects generated by third party operators. If judged geologically and financially attractive, Toreador will enter into joint ventures on those third party projects or prospects which are within the capital exploration budget approved by Toreador's board of directors.

     Toreador also intends to actively pursue and evaluate opportunities to acquire producing properties and business combinations that represent unique opportunities for it to add additional reserves to its reserve base. Toreador believes the acquisition of Madison is consistent with this strategy. Any additional acquisitions will be financed using cash on hand, third party sources, existing credit facilities or any combination thereof.

     Toreador's capital and exploratory budget for the remainder of 2001, excluding the Madison acquisition and any other acquisition that may be made, could range from $1.0 million to $1.5 million, depending on the timing of the drilling of exploratory and development wells in which Toreador holds a working interest position, and the availability of future exploration projects.

     At the present time, Toreador's primary source of capital is its revolving line of credit. Toreador intends to repay borrowings from its line of credit within a one to two year period. During the nine months ended September 30, 2001, Toreador borrowed approximately $9.0 million, used primarily to fund the purchase of the Razorhawk and Anderson Acquisitions. Through September 30, 2001, Toreador has repaid $5.4 million of those amounts using operating cash flow. During that time, cash flow provided by operating activities, before changes in working capital, amounted to approximately $5.7 million, or $0.75 per diluted share.

     Toreador maintains excess cash amounts using highly liquid investments in a diversified array of available-for-sale securities. At September 30, 2001, investments in such securities amounted to approximately $412,000 at fair value.

     In addition to the properties described above and the Madison acquisition, Toreador may also acquire other producing oil and gas assets, which could require the use of debt, including Toreador's existing credit facility or other forms of financing. Even given the merger, Toreador believes that sufficient funds are available from internal sources and other third party sources to meet anticipated capital requirements for the remainder of 2001.

     On February 16, 2001, Toreador entered into a $75 million credit agreement with the Bank of Texas, National Association, that matures on February 16, 2006. The current credit facility replaced Toreador's prior revolving credit facility with Compass Bank that had a maturity date of October 1, 2002. Outstanding borrowings under the prior credit facility totaled $15.2 million as of December 31, 2000. The interest rate on the prior credit facility at December 31, 2000 was 9.25%.

     The current credit facility bears interest, at Toreador's option, based on
(a) a base rate equal to the higher of (i) the rate of interest per annum then most recently published by The Wall Street Journal as the prime rate on corporate loans for large U.S. commercial banks (6.5% at September 30, 2001) less 1.25%, or (ii) the sum of the rate of interest, then most recently published by The Wall Street Journal as the "federal funds" rate for reserves traded among commercial banks for overnight use, less three quarters of one percent (0.75%), both as published in the Money Rates section of The Wall Street Journal, or (b) the sum of the

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

LIBOR Rate (2.6% at September 30, 2001) plus 1.75%. Additionally, the current credit facility calls for a commitment fee of 0.375% on the unused portion.

     The current credit facility imposes certain restrictive covenants on Toreador, including the maintenance of a debt service coverage ratio greater than or equal to 1.25 to 1.00; maintenance of a current ratio greater than or equal to 1.00 to 1.00; and maintenance of a tangible net worth of not less than the sum of (i) $13.65 million, plus (ii) 50% of Toreador's annual net income, plus (iii) 100% of all equity contributions. Toreador is currently in compliance with all covenants contained in the credit facility and believes it will be in compliance following the effectiveness of the merger.

     The current credit facility is controlled by the borrowing base. The amount of debt outstanding at any time is not allowed to exceed the borrowing base as determined by the lender. The borrowing base is subject to evaluation every six months and can be adjusted either up or down. Toreador is required to repay any principal that exceeds the revised borrowing base. The borrowing base as of September 30, 2001, was $20.0 million.

     In connection with the Madison acquisition, Toreador established a revolving line of credit for Madison to fund payments and on-going capital requirements of Madison. Toreador intends to fund these requirements from its available working capital and believes that these amounts will be sufficient to meet Madison's capital requirements through year end.

     Through September 30, 2001, Toreador has used approximately $2,000,000 of its cash reserves to purchase 614,027 shares of its Common Stock pursuant to four share repurchase programs and discretionary repurchases of its stock, subject to cash availability and as approved by the board of directors. As of September 30, 2001, there were 441,673 shares available for repurchase under the programs. Following consummation of the merger, Toreador may consummate additional share repurchases, which repurchases may be made through open market purchases, privately registered repurchases or otherwise.

NEW ACCOUNTING PRONOUNCEMENTS

     On January 1, 2001, Toreador adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains and losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Toreador's policy is to record derivative financial instruments at fair value, and recognize changes in such fair value in current period earnings as they occur. Accordingly, there was no impact on Toreador's financial position or results of operations as the result of adopting Statement 133. See the Notes to the Consolidated Financial Statements for a further discussion.

     On August 15, 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. Initiated in 1994 as a project to account for the costs of nuclear decommissioning, the FASB expanded the scope to include similar closure or removal-type costs in other industries that are incurred at any time during the life of an asset. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

     The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Accordingly, Toreador will adopt this standard on January 1, 2003. Toreador has not completed the process of determining the impact of adopting the standard.

     On July 20, 2001, the FASB issued Statements of Financial Accounting Standards No. 141, Business Combinations (Statement 141), and No. 142, Goodwill and Other Intangible Assets (Statement 142). Statement 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of Statement 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or after).

     Under Statement 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt Statement 142 in their fiscal year beginning after December 15, 2001 (i.e., January 1, 2002, for calendar year companies).

     On October 5, 2001, the FASB issued a final statement on asset impairment (Statement 144) that is applicable to financial statements issued for fiscal years beginning after December 15, 2001 (January 2002 for calendar year-end companies). The FASB's new rules on asset impairment supersede FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provide a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of Statement 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets held-for-sale are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules also supersede the provisions of APB Opinion 30 with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB
30). In addition, more dispositions will qualify for discontinued operations treatment in the income statement. Toreador is still evaluating the impact of adopting Statement 144.

MARKET RISK DISCLOSURE; HEDGING

     The risk inherent in Toreador's market risk sensitive instruments is the potential loss arising from adverse changes in oil and gas commodity prices and interest rates as discussed below. The sensitivity analysis does not, however, consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions Toreador may take to mitigate its exposure to such changes. Actual results may differ.

     The following quantitative and qualitative information is provided about financial instruments to which Toreador is a party as of December 31, 2000, and from which Toreador may incur future earnings gains or losses from changes in commodity prices. Toreador does not enter into derivative or other financial instruments for trading purposes.

     Oil And Gas Prices. Toreador markets its oil and gas production primarily on a spot market basis. As a result, Toreador's earnings could be affected by changes in the prices for these commodities, regulatory matters or demand for the commodities. As market conditions dictate, Toreador from time to time will lock-in future oil and gas prices using various hedging techniques. Toreador does not use such financial instruments for trading purposes and is not a party to any leveraged derivatives. Market risk is estimated as a 10% decrease in the prices of oil and gas. Based on Toreador's projections for 2001 sales volumes at fixed prices, such a decrease would result in a reduction to oil and gas sales revenue of approximately $1.1 million before considering the effect of the gas hedging agreements discussed below.

     Interest Rates. Toreador's earnings are affected by changes in short-term interest rates related to its line of credit. Market risk is estimated as a hypothetical increase in short-term interest rates of 100 basis points. Based on Toreador's projections of outstanding borrowings for fiscal 2001, such an increase could result in an addition to interest expense of approximately $152,000.

     Derivative Financial Instruments. Toreador has entered into commodity price derivative contracts to hedge commodity price risks. Toreador's policy is not to enter into derivative contracts for trading purposes.

  GAS HEDGES

     Toreador employs a policy of hedging a portion of its gas production in order to mitigate the price risk between NYMEX prices and actual receipt prices. As of September 30, 2001, Toreador has hedged a portion of its gas price risk with swap, collar and non-collar contracts that provide a fixed floor price but allow Toreador to participate, within a contractual range, in index prices if they close above the contractual floor price. The average gas prices per Mcf that Toreador reports includes the effects of Btu content, gathering and transportation costs, gas processing and shrinkage and the net effect of the gas hedges.

     Commodity Price Sensitivity. The following table provides information about natural gas derivative contracts to which Toreador is a party at September 30, 2001. All contracts are either swap or put option agreements for the sale of natural gas and are based on NYMEX pricing. Toreador estimated the fair value of the option agreement at September 30, 2001, from quotes by the counterparty representing the amounts Toreador would expect to receive or pay to terminate the agreements on September 30, 2001. Toreador estimated the fair value of the swap agreement based on the difference between the strike prices and the forward NYMEX prices for each determination period multiplied by the notional volume for each period. We designate all commodity contracts as derivatives, and accordingly, record such contracts at fair value and recognize changes in such fair value in earnings as they occur. The aggregate unrealized gain of $237,000 is included in other current assets at September 30, 2001.

                                                   NOTIONAL
                                                  VOLUME PER     AGGREGATE                     FAIR VALUE
      CONTRACT         EFFECTIVE   TERMINATION       MONTH         VOLUME     STRIKE PRICE    SEPTEMBER 30,
        TYPE             DATE         DATE        (MMBtu)(1)     (MMBtu)(1)       RANGE           2001
      --------         ---------   -----------   -------------   ----------   -------------   -------------
                       February     December
        Swap             2002         2002          60,000        660,000     $2.86 - $3.60     $134,000
         Put           November
       Option            2001      March 2002       40,000        200,000         $3.00         $ 103,00

---------------

(1) MMBtu -- Million British thermal units.

     As of September 30, 2000, Toreador's primary risk exposures associated with financial instruments to which it is a party include gas price volatility. Toreador's primary risk exposures associated with financial instruments have not changed significantly since December 31, 2000.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATION OF MADISON

     The following discussion should be read in connection with the consolidated financial statements of Madison, and the notes to those statements and other financial information appearing elsewhere in this joint proxy statement/prospectus.

GENERAL

     Madison is an independent international exploration and production company. Madison's principal business activity is the exploration for, and the acquisition and development of, oil and natural gas reserves. Currently, Madison holds interests in developed and undeveloped oil and gas properties in the Paris Basin, France, the Cendere and Zeynel Fields in Turkey and the Bonasse Field and Southwest Cedros Peninsula License in Trinidad, West Indies.

     Madison's selected historical consolidated financial information is reported in U.S. dollars and has been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States, which differ in certain material respects from generally accepted accounting principles in Canada. There are no differences between U.S. GAAP and Canadian GAAP that have a significant effect on the consolidated financial statements of Madison.


     Madison initially accounted for the purchase of ARCO Turkey, Inc. during 2000 since negotiations and documentation for the purchase were substantially complete as of December 31, 2000. Because the transaction did not close until February 20, 2001, Madison has restated its financial statements to record the acquisition at February 20, 2001. As a result of the restatement, 2000 revenues were reduced by $1,570,000, net income was reduced by $1,160,000, earnings per share was reduced by $.04 per share, and Equipment and Property and Current Liabilities were reduced by $3,393,000, and Current Assets were reduced by $1,160,000. The net effect of the restatement was to apply the net cash proceeds from ARCO Turkey, Inc. production from which were accounted for in Madison's financial statements prior to February 20, 2001 against the purchase price in accordance with the Accounting Principles Board Opinion No. 16, Business Combinations.


  COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

     Revenues. Total revenues for the first nine months of 2001 amounted to $10.9 million, up from $6.9 million in 2000, reflecting the increase in production. Production increased from 295 MBbls in the first nine months of 2000 to 499 MBbls in the same period of 2001. This increase is due primarily to the operations of the properties acquired in the acquisition of ARCO Turkey.

     Expenses. Exploration and production costs, including operating expenses and production taxes, for the first nine months of 2001 and 2000 amounted to $4.3 million and $2.9 million, respectively, reflecting the increase in production. General and administrative expenses in the first nine months totaled $1.6 million compared with $1.5 million in 2000, due to the expansion of activities over the year. Depreciation, depletion and amortization increased from $1.8 million in the first nine months of 2000 to $1.9 million in the same period of 2001, reflecting increased production and costs, primarily from operations in Turkey.

     Other Income (Expense). Interest income increased from $0.4 million in the first nine months of 2000 to $0.6 million in the first nine months of 2001. Interest expense was $0.5 million and $1.5 million for the same periods, reflecting interest on increased borrowings at September 2001 compared to September 2000.

     Net income. For the nine months ended September 30, 2001, Madison recorded a net income of $2.2 million ($0.08 per share) compared to a net loss of $71,000 ($0.00 per share) in 2000.

     In 2001, oil production for the first half totaled 499,000 barrels, or 1,828 barrels of oil per day (BOPD), of which 69% was from the Madison's oil fields in France and 31% from Turkey. For the same period last year, oil production totaled 295,000 barrels, or 1,081 BOPD nearly all of which was attributable to France. The increase in 2001 is primarily due to Madison's acquisition of ARCO Turkey Inc. ("ARCO Turkey") from BP in September 2000 and to increased production in France resulting from ongoing development of the

Charmottes and Neocomian fields. Madison's net oil price averaged $23.17 per barrel during the first nine months of 2001, compared to $25.63 for the same period last year.

  COMPARISON OF YEARS ENDED DECEMBER 31, 2000 AND 1999

     Revenues. Total revenues for the year 2000 amounted to $9.4 million, up from $6.4 million in 1999 due principally to higher oil prices and the merger between Madison Petroleum Inc. (formerly Madison Oil Company) and Trans-Dominion Energy Corporation in May 2000. Oil and Gas sales of $9.4 million in 2000 included $9.0 million (96%) from France and $0.4 million (4%) from Turkey. In 1999, 100% of Madison's oil and gas revenue derived from France. Other income of $416,000 in year 2000, and $445,000 in 1999, was composed primarily of interest earned on cash balances.

     Expenses. Operating expenses and taxes related in Madison's oil production and exploration activities amounted to $4.2 million in 2000 compared to $3.6 million in the prior year, reflecting the increase in production over the two periods. Production costs in 2000 (including field operations, transportation and taxes) averaged $8.04 per barrel, versus $8.31 per barrel in 1999. Geological and geophysical costs of $535,000 were incurred in 2000 primarily in connection with Madison's ongoing exploration in Turkey.

     General and administrative expenses totaled $1.9 million in 2000 compared with $1.2 million in 1999, an increase of 51% primarily due to the merger with Trans-Dominion Energy and Madison's public listing on The Toronto Stock Exchange. As a percentage of revenues, G&A expenses increased from 18% in 1999 to 19% in 2000. Interest and DD&A expenses rose from $1.9 million in 1999 to $2.5 million due to the increased debt level and greater asset base of production properties resulting from the merger with Trans-Dominion Energy in 2000.

     In the first quarter of 2001, Madison purchased the 38% minority interest in its French subsidiary, Madison Chart, for $16.05 million in cash. For the year 2000, the minority interest in the net income from the French subsidiary amounted to $276,000 compared to a net loss of $320,000 in 1999.

     Net Income. For the year ended December 31, 2000, Madison recorded net income of $428,000 ($0.02 per share) compared to net income of $443,000 ($0.04 per share) in 1999. Cash flow from operations (exclusive of changes in working capital) amounted to $2.7 million in year 2000, compared to $1.4 million in 1999.


     Oil production, including the portion attributable to minority interests, decreased from 405 MBbls, or 1,110 Bbls per day, in 1999 to 379 Mmbls, or 1,036 Bbls per day, in 2000. Net oil production after eliminating the amount related to the minority interest amounted to 293 MBbls and 251 MBbls in 2000 and 1999, respectively. At year end, 95% of Madison's oil production derived from the French oil fields and 5% from interests in Turkey. For the year 2000, Madison's net oil price averaged $24.87 per barrel, compared to $15.86 in 1999.


  COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

     Revenues. Total revenues for the year 1999 amounted to $6.4 million, up from $4.7 million in 1998 due principally to higher oil prices, and increased production. Oil sales of $6.4 million in 1999 and $4.7 million in 1998 were primarily from France. Other income of $445,000 in year 1999, and $51,000 in 1998, was composed primarily of interest earned on cash balances.

     Expenses. Operating expenses and taxes related in Madison's oil production and exploration activities amounted to $3.6 million in 1999 compared to $2.1 million in the prior year, reflecting the increase in production over the two periods.

     General and administrative expenses totaled $1.2 million in 1999 compared with $1.1 million in 1998. As a percentage of revenues, G&A expenses declined from 25% in 1998 to 18% in 1999.

     Net Income. For the year ended December 31, 1999, Madison recorded net income of $443,000 ($0.04 per share) compared to net loss of $1.1 million ($28.33 per share) in 1998.

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

LIQUIDITY AND CAPITAL RESOURCES

     In February 2001, Madison completed the purchase of ARCO Turkey from BP for $2.1 million in cash. The purchase was effective September 1, 2000. ARCO Turkey, which has been renamed Madison Oil Turkey, has an approximate 20% working interest in the Cendere Field located in south central Turkey and operated by the Turkish National Oil Company. The Cendere Field currently produces approximately 2,700 BOPD from 13 wells, or 550 BOPD net to Madison. The acquisition added 1.1 million barrels of oil to the company's proved reserves during 2001.

     In March 2001, Madison completed the acquisition of the 38% minority interest in its French subsidiary, Madison/Chart Energy, for $16.05 million in cash. Madison also completed a $23.0 million revolving credit facility arranged by London-based Barclays Capital. The credit facility with Barclays was used to finance the Madison Chart purchase, as well as the acquisition of ARCO Turkey and continued development of the company's French assets.

     Madison's credit facility provides for repayment over five years, with borrowings subject to a semiannual borrowing base redetermination. Loans outstanding under the facility, which bear interest at LIBOR plus 2.5% to 3.0%, amounted to $20.7 million at September 30, 2001. At mid-year, Madison's total indebtedness exceeded the recalculated borrowing base, and the cover ratio of net present value to total indebtedness was below the minimum ratio required under the facility. Madison is working with the bank to remedy the deficiencies in a mutually acceptable way. Waivers of certain other variances from provisions of the credit agreement were agreed subsequent to June 30, 2001. The resolution of these issues with Madison's senior lender has been dependent on the additional funds being advanced by Toreador pursuant to the unsecured revolving credit line. Madison believes that the amounts which may be advanced pursuant to the credit line should be sufficient to meet Madison's capital requirements through the end of 2001.

     On October 3, 2001, Madison entered into a $5 million subordinated revolving credit facility with Toreador. The subordinated facility limits Madison's ability to: merge or consolidate with or acquire the assets of any person for an aggregate consideration in excess of $500,000; commence operations in any country Madison does not currently have operations in; sell or dispose of assets with an aggregate fair market value in excess of $500,000 (except the sale of hydrocarbons in the ordinary course of business); incur any new indebtedness (except trade debt in the ordinary course of business or pursuant to existing credit facilities); amend the terms of any executive officer or former employee's compensation (including benefits); become obligated to participate in any operation in excess of $1,000,000 (unless necessary to extend, preserve or maintain an interest; and enter into any commitment to license or purchase seismic data with a cost in excess of $250,000. See "Material Contract With Madison" for further discussion of the subordinated credit facility.

     With the acquisition of the Madison Chart minority interests, Madison owns 100% interests in five oil fields in the Paris Basin, with current production of 1,300 barrels of oil per day. Proved remaining reserves in these fields are estimated at 9.2 million barrels of oil.

     During the first half of 2001, Madison converted a $2.2 million loan from members of the Brewer family, who are controlling shareholders of Madison, into a five-year unsecured convertible debenture. The debenture is convertible into common shares at Cdn $1.50 per share, and conversion may be forced by Madison if its common shares trade at Cdn $1.95 for sixty or more consecutive days. The debenture bears interest at a rate of 10% per annum, payable in cash or shares at the company's option, with the shares valued at the lesser of the conversion price or the market price. Subsequent to June 30, 2001 a total of 54,516 common shares were issued to members of the Brewer family in lieu of interest on the convertible debenture. This convertible debenture is being amended pursuant to the terms of the merger agreement. See "Terms of Merger Agreement -- Manner and Basis of Converting Shares -- Madison Convertible Debenture."

     Madison's long-term debt totaled $22.9 million at September 30, 2001, including the portion due within one year and the convertible debenture to affiliates, compared to $7.1 million the previous year.

     At September 30, 2001, Madison had cash reserves of $1.1 million, compared to $5.3 million at September 30, 2000. Accounts receivable at September 30, 2001, primarily attributed to oil sales, amounted to

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$2.2 million in 2001 and $2.7 million in 2000. Madison had a working capital deficit of $3.1 million at September 30, 2001, compared to $1.3 million at September 30, 2000.

     In the first nine months of 2001, additions to property and equipment amounted to $13.1 million, including $10.7 million attributed to assets acquired in the Madison Chart transaction, $2.1 million attributable to the acquisition of ARCO Turkey, and $2.4 million in capital expenditures in France and Turkey. For the comparable period of 2000, there were no capital expenditures for property and equipment.

NEW ACCOUNTING PRONOUNCEMENTS

     On January 1, 2001, Madison adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains and losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Since Madison had no outstanding derivative financial instruments at January 1, 2001, there was no impact on Madison's financial position or results of operation as the result of adopting Statement 133. See "Market Risk Disclosure; Hedging" below for a further discussion.

     On August 15, 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. Initiated in 1994 as a project to account for the costs of nuclear decommissioning, the FASB expanded the scope to include similar closure or removal-type costs in other industries that are incurred at any time during the life of an asset. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

     The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Accordingly, Madison will adopt this standard on January 1, 2003. Madison has not completed the process of determining the impact of adopting the standard.

     On July 20, 2001, the FASB issued Statements of Financial Accounting Standards No. 141, Business Combinations (Statement 141), and No. 142, Goodwill and Other Intangible Assets (Statement 142). Statement 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of Statement 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or after).

     Under Statement 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt Statement 142 in their fiscal year beginning after December 15, 2001 (i.e., January 1, 2002, for calendar year companies).

     On October 5, 2001, the FASB issued a final statement on asset impairment (Statement 144) that is applicable to financial statements issued for fiscal years beginning after December 15, 2001 (January 2002 for calendar year-end companies). The FASB's new rules on asset impairment supersede FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provide a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of Statement 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because

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assets held-for-sale are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules also supersede the provisions of APB Opinion 30 with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB 30). In addition, more dispositions will qualify for discontinued operations treatment in the income statement. Madison is still evaluating the impact of adopting Statement 144.

MARKET RISK DISCLOSURE; HEDGING

     The risk inherent in Madison's market risk sensitive instruments is the potential loss arising from adverse changes in oil commodity prices, interest rates, and foreign currency exchange rates as discussed below. The sensitivity analysis does not, however, consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions Madison may take to mitigate its exposure to such changes. Actual results may differ.

     The following quantitative and qualitative information is provided about financial instruments to which Madison is a party as of December 31, 2000, and from which Madison may incur future earnings, gains, or losses from changes in commodity prices. Madison does not enter into derivative or other financial instruments for trading purposes.

     Oil Prices. Madison markets its oil and gas production primarily on a spot market basis. As a result, Madison's earnings could be affected by changes in the prices for these commodities, regulatory matters or demand for the commodities. As market conditions dictate, Madison from time to time will lock-in future oil prices using various hedging techniques. Madison does not use such financial instruments for trading purposes and is not a party to any leveraged derivatives. Market risk is estimated as a 10% decrease in the price of oil. Based on Madison's projections for 2001 sales volumes at fixed prices, such a decrease would result in a reduction to oil sales revenue of approximately $0.8 million before considering the effect of the oil swap agreement discussed below.

     Interest Rates. Madison's earnings are affected by changes in short-term interest rates related to its line of credit. Market risk is estimated as a hypothetical increase in short-term interest rates of 100 basis points. Based on Madison's projections of outstanding borrowings for fiscal 2001, such an increase could result in an addition to interest expense of approximately $200,000.

     Derivative Financial Instruments. Madison has entered into commodity price derivative contracts to hedge commodity price risks. Madison's policy is not to enter into derivative contracts for trading purposes.

     Foreign Currency Exchange Rates. Madison's operations in France and Turkey are denominated in the local functional currency of the respective countries. As a result, Madison's financial position and results of operations could be affected by changes in foreign currency exchange rates. Market risk is defined as a 10% decrease in the exchange rates used in Madison's foreign currency translation. Based on Madison's projections of its results of operations, such decrease could result in a decrease to net income of approximately $320,000.

OIL HEDGES

     Madison employs a policy of hedging a portion of its oil production in order to mitigate the price risk between NYMEX prices and actual receipt prices. As of September 30, 2001, Madison has hedged a portion of its oil price risk with a swap contract that provides a fixed price (Madison pays the floating price and receives the fixed price). At September 30, 2001, Madison had a swap contract covering 22,500 Bbls of production per month from January 2002 through December 2002, at a fixed price $22.48 per barrel. As of September 30, 2001, the fair value of the contract was an unrealized gain of $5,000. Such gain has been recorded in interest income and other for the nine months ended September 30, 2001, and the related asset is included in other assets on the balance sheet as of September 30, 2001. Madison has designated the contract as a derivative financial instrument and accordingly, recognizes changes in the fair value of the swap as a

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current period revenue or expense in accordance with Statement of Financial
Accounting Standards No. 133 and No. 138, "Accounting for Derivatives Instruments and Hedging Activities."

                           INFORMATION ABOUT TOREADOR

OVERVIEW

     Toreador, a Delaware corporation, is an independent energy company engaged in oil and gas exploration, development, production and acquisition activities. Toreador principally conducts its business through ownership of perpetual mineral and royalty interests in approximately 2,643,000 gross (1,368,000 net) acres. These properties include 766,000 gross (461,000 net) acres located in the Texas Panhandle and West Texas. Collectively these properties are referred to as the "Texas Holdings." In Alabama, Mississippi and Louisiana, Toreador owns 1,775,000 gross (876,000 net) acres that are collectively described as the "Southeastern States Holdings." Toreador also owns various royalty interests in Arkansas, California, Kansas and Michigan covering 102,000 gross (31,000 net) acres. These properties are collectively referred to as the "Four States Holdings." In addition to the aforementioned holdings, Toreador owns various working interest properties in Texas, Kansas, New Mexico and Oklahoma. Toreador currently does not have any property interests located outside the United States. For a more detailed description of the United States properties please see the section below entitled "Information about Toreador -- Principal Properties."

     Toreador was incorporated in 1951, and formerly was known as Toreador Royalty Corporation. The history of Toreador's Texas Holdings dates back to the formation of the Matador Land & Cattle Company in 1882. Scottish investors assembled approximately 1,000,000 acres of land that was located in what is now the Texas Panhandle and West Texas. When this property was sold in 1951, Toreador was formed and was assigned 50% of the mineral rights under the ranch acreage. In 1958 Toreador acquired an additional 25% of the mineral rights under a number of the original ranch properties.

     As of September 30, 2001, a total of 200 exploration and development wells had been drilled on Toreador's Texas Holdings since 1951.

     As a result of property acquisitions in 1998 through 2001 and a merger in 2000, Toreador now owns mineral, royalty and leasehold interests in addition to the Texas Holdings. Please see "Information about Toreador -- Significant Developments" and "Information about Toreador -- Principal Properties" for more detailed information. The acquisition of Madison will expand Toreador's interests to areas outside of the United States.

     Toreador's strategic focus during 2001 has been to generate strong and consistent growth in reserves, production, operating cash flows and earnings through a program of exploration and development drilling and strategic acquisitions of oil and gas properties. The principal elements of Toreador's ongoing strategic focus are as follows:

     - Pursue opportunities to make high quality property acquisitions (such as the Madison acquisition).

     - Identify and dispose of non-strategic assets in all areas, especially when favorable oil and gas prices exist. Toreador intends to use multiple avenues in this marketing effort, including Internet-based auctions held by EnergyNet.com, Inc. (a 35% - owned affiliate of Toreador).

     - Expand the level of Toreador's direct working interest participation as a non-operator in exploration projects that provide exposure in drilling opportunities for both multiple prospects and multiple-pay zones. Toreador expects these opportunities to be generated by experienced third party operators using current generation three-dimensional ("3-D") seismic technology.

SUBSIDIARIES

     Toreador directly holds 100% of the voting securities of the following subsidiaries: Toreador Exploration & Production Inc., which is organized under the laws of Texas, and Tormin, Inc. and Toreador Acquisition Corporation, which are both incorporated under the laws of Delaware.
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SIGNIFICANT DEVELOPMENTS

     As part of Toreador's strategy to actively pursue high quality property acquisition and merger opportunities, a number of prospective acquisition candidates have been reviewed by Toreador each of 1999, 2000 and 2001. Excluding the Madison acquisition, highlights of those acquisitions completed in the aforementioned periods include the following:

  2001 ACQUISITIONS

     Anderson et al Acquisition. On July 26, 2001, Toreador acquired royalty and working interests in approximately 800 gross wells located in Kansas, New Mexico, and Oklahoma for approximately $4.2 million, funded by existing cash and borrowings under the current credit facility. The purchase had an effective date of May 1, 2001.

     Razorhawk Acquisition. On April 26, 2001, Toreador acquired working interests in 18 gross wells in Meade County, Kansas from Fremont Exploration, Inc. for approximately $4.2 million, funded by existing cash and borrowings under Toreador's current credit facility. This acquisition resulted in reserve additions of approximately 3.0 Bcf as of the date of the acquisition. The purchase had an effective date of March 1, 2001.

  2000 ACQUISITIONS

     Toreador successfully closed one merger and one major equity investment in 2000.

     Texona Petroleum Corporation. On September 19, 2000, Toreador Acquisition Corporation, a wholly-owned subsidiary of Toreador completed a merger with Texona Petroleum Corporation, pursuant to a merger agreement dated as of September 11, 2000. The terms of the merger agreement called for Texona to be merged with a subsidiary in a forward triangular merger. The outstanding stock of Texona was exchanged for a total of 1,115,000 common shares of Toreador, of which 1,025,000 were issued to the Texona shareholders during 2000 and the remaining shares were issued during May 2001. In addition, Toreador issued 143,040 of its stock options to certain former employees and directors of Texona. The strike price of the options is $3.12 per share, and they expire on September 19, 2010.

     Immediately prior to the Texona merger, Texona owned an interest in close to 1,000 wells located in 12 states, primarily Oklahoma, Texas and Louisiana. The estimated proved reserves for Texona totaled 6,806 MMcf and 449 MBbl for a total of 9,502 MMcfe (equivalent MMcf on six Mcf per one barrel of oil basis).

     Immediately after the Texona merger, Texona's outstanding bank debt of $2,449,223, was extinguished utilizing the Toreador credit line from Compass Bank, Dallas. In order to accomplish this, the borrowing base was increased to $17,000,000 from the previous borrowing base of $14,500,000.

     EnergyNet.com, Inc. On July 11, 2000, Toreador acquired a 35.0% interest in EnergyNet.com, Inc., an Internet-based oil and gas property auction company. Pursuant to the terms of the acquisition, Toreador issued 100,000 shares of common stock and made cash payments totaling $200,000. Toreador believes that this investment in EnergyNet has provided it with a vehicle to facilitate the disposition of its non-strategic assets. Mr. G. Thomas Graves III, President and Chief Executive Officer of Toreador, also serves as Chairman of the Board for EnergyNet.

  1999 ACQUISITIONS

     Lario Property Acquisition. On December 22, 1999, Toreador purchased 50% of Lario Oil and Gas Company's working interests in certain oil and gas leases and properties located in Finney County, Kansas for a total purchase price of $5,500,000. This acquisition resulted in reserve additions of over 1,000,000 BOE as of the date of the acquisition.

     Four States Acquisition. On September 30, 1999, Toreador purchased certain oil and gas royalty interests located in Arkansas, California, Kansas and Michigan from Conoco, Inc. (the "Four States Property Acquisition"). Toreador's outside consulting engineering firm estimated total net proved reserves at more than
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2.6 Bcfe. Gas comprises approximately 57% of the total reserves. The purchase price for these royalty interests was $3,215,000. The effective date of the purchase was August 1, 1999.

  DISPOSAL OF NON-STRATEGIC ASSETS

     During 2001, Toreador has sold several non-strategic oil and gas assets for over $770,000. Approximately 17% of the consideration received for these assets was received from sales using EnergyNet's auction web site (www.energynet.com).

     In 2000, Toreador sold several non-strategic oil and gas assets for over $900,000. Approximately 39% of the consideration received for these assets was also attained through the use of EnergyNet.

     In 1999, Toreador completed two major asset sales. In January 1999, Toreador sold a portion of its acreage in the Texas Panhandle for $750,000. In September 1999, Toreador sold a portion of its West Texas acreage for $300,000.

  CURRENT EXPLORATION PROJECTS

     As part of Toreador's strategy to participate in third party generated and operated 3-D seismic projects in geologic regions outside of its own holdings, Toreador is currently engaged in the 3-D seismic projects described below that could add significant oil and gas reserves.

     Kirby Hills 3-D Seismic Project. Toreador acquired a 12.5% working interest and an approximate 9.4% net revenue interest in a 20 square mile 3-D seismic project in Solano County, California in 1999. This project, which is located in the Sacramento Basin of northern California, is designed to identify structural closures within an established gas producing area. The objective formations, the Wagenet, Domengine and Nortonville Sandstones, range in depth from 1,500 feet to 5,400 feet. As of March 16, 2001, the data acquisition and processing phases are complete. Since April 2001, Toreador has participated in four wells drilled in the project. Of these four wells, one well has been completed and is currently waiting on pipeline construction. Two of the remaining wells have been permanently plugged and abandoned with the third being temporarily abandoned and undergoing further evaluation. Drilling depths on the first four wells were in the 3,600-foot range.

     East Texas 3-D Seismic Project. Toreador has an 18.5185% working interest (13.6667 net revenue interest) in a gas play based upon 200 square miles of 3-D seismic data. This prospect area is located adjacent to a prolific field in which similar features in the project area have resulted in some wells that have produced in excess of 15 Bcf per well. Toreador has agreed to participate in the leasing of seven prospects identified to date. Multiple producing horizons are likely to be encountered, with the primary objective in this play targeted at a depth of approximately 9,000 feet. Thus far, Toreador has participated in the drilling of two wells drilled within the project area. Both wells were drilled to approximately 11,000 feet and encountered no commercial accumulations of hydrocarbons and each has been abandoned.

  OTHER EXPLORATION PROJECTS

     Belmont Lake Prospect. Toreador has a 25% working interest (18.75% net revenue interest) in this Wilkinson County, Mississippi prospect that is targeting potential producing zones in the Wilcox formation at depths ranging from 7,900 feet to 8,400 feet. The No. 1 Rosenblatt "BL" was spudded in November 2000 and reached a total depth of approximately 8500 feet. Eighteen feet of pay was encountered in the Wilcox Minter "B" sand. This sand was perforated in February 2001 initially flow testing at a rate of 65 barrels of oil per day and continues to produce at that rate at the current time. In September 2001, Toreador participated in the drilling of a west offset to this discovery with its 25% working interest. The Rosenblatt "BL" No. 2 well reached a total depth of 8,660 feet and was abandoned on September 15, 2001.

     West Shuler/Hines Creek Prospect. Toreador has a 20% working interest (15% net revenue interest) in these Union County, Arkansas prospects that tested the Lower Cretaceous Hill sandstone at a depth of 3,100 feet. The new field discovery well was spudded in October 2000 and reached a total depth of approximately 3,600 feet. Sixteen feet of pay was encountered in the Hill sand and is currently producing at
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the rate of 100 barrels of oil per day. Since this discovery, Toreador has participated in five development wells drilled on the prospects. Two of these wells have been completed and are currently producing. The remaining three were dry holes that have been abandoned.

     Shallow Waters -- Gulf Coast Region. Toreador has entered into a joint venture relationship to participate in exploration prospects in the shallow waters of the Gulf of Mexico. Toreador has the option, but not the obligation, to participate in selected prospects. To date, Toreador has exercised its option on three prospects. The first prospect well was drilled to a total depth of 8,200 and is currently producing at rates in excess of 14,000 per/day. Toreador participated in the well with a 5% working interest (4.02% net revenue interest). The remaining two wells were drilled to 8,300 and 8,700 feet, with Toreador participating with 1.5% and 10% working interest respectively. Both wells were drilled and have been abandoned since August 2001.

     South Conecuh Embayment Prospect. Toreador is participating with a 6.25% working interest in this prospect targeting the Smackover formation, identified by 2-D seismic and subsurface well control, at estimated depths of 13,200 feet. The prospect covers approximately 10,200 gross acres in Conecuh and Monroe Counties, Alabama. The initial prospect well has been drilled to a depth of 13,093 feet and is currently awaiting completion.

OTHER MAJOR CORPORATE ACTIONS 1998-2000

     In addition to oil and gas property acquisitions and divestitures, there was a significant change in Toreador's management and board of directors in 1998.

     During 1997 and 1998, two major stockholders of Toreador requested certain changes in the management structure of Toreador. As a result of this correspondence and to avoid the expense and uncertainties of a proxy contest, the Toreador board of directors designated J. W. Bullion, Thomas P. Kellogg, Jr. and John Mark McLaughlin, three directors at such time, to continue to serve and nominated directors designated by these stockholders, G. Thomas Graves III, William I. Lee, Edward Nathan Dane and Peter L. Falb as new directors. Pursuant to various voting agreements, the seven nominees were elected to Toreador's board of directors. Even though these voting agreements have since expired, these directors continue to serve on Toreador's board.

     Following the election of these directors, on July 23, 1998, the board of directors named G. Thomas Graves III as President and Chief Executive Officer of Toreador.

PRINCIPAL PROPERTIES

     Toreador owns perpetual oil and gas mineral and royalty interests comprised of and commonly referred to, as the Texas Holdings, the Southeastern States Holdings and the Four States Property Holdings, all of which are equal to approximately 2,643,000 gross acres.

  TEXAS HOLDINGS

     Toreador's Texas Holdings consist of the Northern Ranch Minerals and the Southern Ranch Minerals and are equal to approximately 766,000 gross (461,000 net) acres.

     Northern Ranch Minerals. Toreador owns mineral interests under approximately 334,000 gross acres located in Oldham and Hartley Counties, Texas. These mineral interests are all located in the geologic province commonly known as the Southern Dalhart Basin.

     No wells were drilled on the Northern Ranch Minerals in 2000. As of June 30, 2001, no new wells have been drilled on this acreage. Inquiries by third parties to evaluate the minerals in this area have diminished the past two years mainly because the basin in which these minerals are located is considered to be oil bearing and not gas bearing. Toreador believes more independent oil and gas producers are focusing their exploration efforts on gas projects while gas prices remain at attractive levels.

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     Southern Ranch Minerals.  Toreador owns mineral interests under an aggregate of approximately 470,000 gross acres located in three geologic provinces commonly known as the Palo Duro Basin, the Matador Arch, and the Eastern Shelf.

     The Palo Duro Basin, where Toreador owns mineral interests under approximately 195,000 gross acres located in Motley and Cottle Counties, Texas, is a moderate depth depression between the Matador Arch on the south and the Amarillo uplift complex to the north. There was no leasing or drilling activity with respect to Toreador's mineral interests in this region in 2000 or in the first half of 2001.

     The Matador Arch, where Toreador owns mineral interests under approximately 90,000 gross acres, is a prominent east-west structural positive traversing north Texas and southern Oklahoma. One well was successfully drilled and completed in the Wolfcamp at approximately 3,300 feet, pump testing at a daily rate of 50 barrels of oil per day extending the Matador Field. Toreador owns a 15% net royalty interest in this well. That same operator re-entered a drilled and abandoned well on the same lease, but it tested dry. In February 2001, the operator drilled one dry hole on the same lease.

     The Eastern Shelf of the Midland Basin, where Toreador owns mineral interests under approximately 185,000 gross acres located primarily in Dickens County, Texas, is prospective for shallow Permian age oil accumulations in the Tannehill Sand and possible deeper objectives in the Pennsylvanian section.

     As of November 26, 2001, two wells have been drilled on Toreador's Pitchfork Ranch acreage. Toreador participated for a 9.4% working interest and a 9.4% royalty interest in each well. Both were successful extensions to the Silver Spur (Tannehill) Field bringing the total number of producers in the field to six. These two wells were completed in the Tannehill at approximately 3,900 feet and pump tested for a combined potential rate of 140 barrels of oil per day.

  SOUTHEASTERN STATES HOLDINGS

     In December 1998, Toreador acquired approximately 1,775,000 gross (876,000 net) acres located in Mississippi, Alabama and Louisiana. Most of Toreador's activity is generated along the southern half of each of these three states. Unlike Toreador's Texas Holdings, Toreador's mineral interests in this area are diversified over several geologic provinces and not highly concentrated and dense in one specific area. Conversely, Toreador owns a mineral position in every county in Mississippi and Alabama. The majority of the leasing and exploration activity on Toreador's minerals is in Mississippi.

     Mississippi. Toreador owns perpetual mineral interests in approximately 1,137,000 gross acres in Mississippi. The largest concentration of activity for Toreador's Southeastern States Holdings is in the geologic province commonly known as the Mississippi Salt Basin. This province primarily stretches from northeastern Louisiana across the southern half of Mississippi and just into the southwestern portions of Alabama. In another province of more recent importance is the development of a Deep Knox Gas discovery in northeastern Mississippi located just southwest and adjacent to the Black Warrior Basin. This basin extends from northeastern Mississippi into northwestern Alabama.

     The majority of mineral leasing activity for Toreador occurs on the Mississippi portion of its Southeastern States Holdings. As of November 26 2001, Toreador had received approximately $431,572.10 in lease bonus and $43,042.50 rental income from the leasing of approximately 4,541.22 net mineral acres. In 2000, Toreador received approximately $475,000 in lease bonus and rental income from the leasing of approximately 4,900 net mineral acres.

     The Mississippi Salt Basin contains two major areas of exploration activity that currently provide Toreador with the opportunity to gain significant reserve additions. The two areas are the Piercement Salt Domes and the Salt Ridges.

     The Piercement Salt Dome activity is currently focused in the south-central portion of Mississippi in Covington, Jefferson Davis and Jones Counties, Mississippi. These geologic features have several target pay zones ranging from primary objectives in several Hosston Sandstones at depths of over 15,000 feet to secondary objectives in the Sligo and Paluxy formations at approximately 14,000 feet and 12,000 feet,

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respectively. The current success in this area is primarily attributed to the utilization of modern 3-D seismic technology. As a royalty owner Toreador does not bear the burden of any expenses in exploring and developing any fields discovered.

     Salt Ridge exploration activity is resuming in Wayne County, Mississippi. The primary objectives are the Cotton Valley, Smackover and Norphlet formations ranging from 12,000 feet to 18,000 feet. The use of modern 3-D seismic technology has been critical to the success of this activity.

     Current activity is centered in western Oktibbeha County, Mississippi, adjacent to the Black Warrior Basin, where several 15,000-foot plus Knox test wells have been completed since June 1998 as extensions of the Maben Field which was originally discovered in 1970. The No. 1 Irene E. Brown et al 21-3 is the fifth successful extension well drilled and completed by the operator. Toreador owns a 2.81% net royalty interest in this well and now owns a royalty interest in four of the five wells drilled and completed since 1998.

     This area continues to be extremely promising since very few wells have been drilled to the Knox formation in this region near or in the Black Warrior Basin. The operator's continued success, aided by the use of modern 3-D seismic technology, should fuel future drilling interest around the Maben Field area. Additionally, other companies are in the process of funding a research team to investigate the play into other regions inside and outside of Mississippi.

     Alabama. Toreador owns perpetual oil and gas mineral and royalty interests in approximately 622,000 gross acres in Alabama. Toreador owns a mineral position in every county in Alabama. Activity on Toreador's minerals in Alabama is not as significant as it is in Mississippi.

     Louisiana. Toreador owns oil and gas mineral and royalty interests in approximately 16,000 gross acres in Louisiana. Unlike the other states where Toreador owns perpetual minerals, the laws in Louisiana are such that the minerals prescribe to the surface owner after 10 years have passed without any production or drilling on said lands. Since Toreador does not own the surface rights in any of the properties that were acquired in December 1998. As a result, Toreador does not maintain many of its mineral rights if production ceases for a period of 10 years.

  FOUR STATE PROPERTY HOLDINGS

     In September 1999, Toreador acquired certain oil and gas royalty interests located in Arkansas, California, Kansas and Michigan. The holdings include approximately 140 producing wells in addition to approximately 56,000 gross (18,000 net) undeveloped acres. While Toreador has experienced limited leasing activity on these holdings thus far, Toreador continues to receive new revenues generated from additional drilling development in Arkansas and secondary recovery enhancements in California.

     In July 2001, Toreador acquired royalty and working interests in approximately 800 gross wells located in Kansas, New Mexico, and Oklahoma for approximately $4.2 million, funded by existing cash and borrowings under the Facility. The purchase had an effective date of May 1, 2001.

     In April 2001, Toreador acquired working interests in 18 gross wells in Meade County, Kansas from Fremont Exploration, Inc. for approximately $4.2 million, funded by existing cash and borrowings under the facility. This acquisition resulted in reserve additions of approximately 3.0 Bcf. The purchase had an effective date of March 1, 2001.

OIL AND GAS RESERVES

     The following table sets forth information about Toreador's estimated net proved reserves at December 31, 2000 and 1999. LaRoche Petroleum Consultants, Ltd., an independent petroleum engineering firm of Dallas, Texas, prepared these estimates.

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Proved developed:
  Oil (MBbls)...............................................    2,445     2,000
  Gas (MMcf)................................................   13,666     8,070
     Total (MBOE)...........................................    4,723     3,345
Proved undeveloped:
  Oil (MBbls)...............................................       78       197
  Gas (MMcf)................................................       18       140
     Total (MBOE)...........................................       81       220
Discounted present value (PRETAX) (in thousands)............  $81,650   $30,581
Standardized measure of proved reserves (in thousands)......  $57,656   $25,508

     Reserves were estimated using oil and gas and production and development costs in effect on December 31 of 2000 and 1999, without escalation. The reserves were determined using both volumetric and production performance methods. Proved reserves are those estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. THE VALUES REPORTED MAY NOT NECESSARILY BE THE FAIR MARKET VALUE OF THE RESERVES.


     As at December 31, 2000, Toreador had no additional oil and gas reserves that would be required to be disclosed under Canadian securities laws, and in particular, National Policy 2-B of the Canadian Securities Administrators.



PRODUCTIVE WELLS


     The following table sets forth Toreador's gross and net interests in productive oil and gas wells as of December 31, 2000. Productive wells are producing wells and wells capable of production.

                                                               GROSS(1)    NET(2)
                                                               ---------   -------
Gas
  Working Interest..........................................       343      24.39
  Royalty Interest..........................................       424      10.19
Oil
  Working Interest..........................................     1,231      34.12
  Royalty Interest..........................................     2,589      14.51
                                                                 -----      -----

---------------

(1) "Gross" refers to all wells in which Toreador has a working interest.

(2) "Net" refers to the aggregate of the percentage working interest of Toreador in the wells before royalties and on a pay-out basis unless the wells have already paid out.

ACREAGE

     The following table sets forth developed and undeveloped acreage owned by Toreador attributable to Toreador's ownership as of December 31, 2000 all of which is located in the United States.

     DEVELOPED         UNDEVELOPED          TOTAL
      ACREAGE            ACREAGE           ACREAGE
  ----------------   ---------------   ----------------
   GROSS     NET     GROSS     NET      GROSS     NET
  -------   ------   ------   ------   -------   ------
  257,479.. 36,702   47,972   22,950   305,451   84,674

DRILLING ACTIVITIES

     The development wells Toreador drilled during the periods indicated are summarized in the following table and all such wells were drilled in the United States.

                                                           YEAR ENDED DECEMBER 31,
                                                    -------------------------------------
                                                          2000                1999
                                                    -----------------   -----------------
                                                    GROSS(1)   NET(2)   GROSS(1)   NET(2)
                                                    --------   ------   --------   ------
Development:
  Gas(3)..........................................      5       0.29        7       0.36
  Oil(4)..........................................     --         --       --         --
  Abandoned(5)....................................      2       0.19       --         --
                                                       --       ----       --       ----
     Totals.......................................      7       0.48        7       0.36
                                                       ==       ====       ==       ====
Exploratory:
  Gas(3)..........................................      3       0.38        1       0.13
  Oil(4)..........................................      2       0.45       --         --
  Abandoned(5)....................................      3       0.45        1       0.13
                                                       --       ----       --       ----
     Totals.......................................      8       1.28        2       0.26
                                                       ==       ====       ==       ====

---------------

(1) "Gross" means the number of wells in which Toreador has a working interest.

(2) "Net" means the aggregate of the numbers obtained by multiplying each gross well by Toreador's after pay-out percentage working interest therein.

(3) "Gas" means gas wells which are either currently producing or are capable of production.

(4) "Oil" means producing oil wells.

(5) "Abandoned" means wells that were dry when drilled and were abandoned without production casing being run.


NET PRODUCTION, UNIT PRICES AND COSTS



     The following table summarizes Toreador's oil, natural gas and natural gas liquids production, net of royalties, for the periods indicated.



                                                                             NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                            -----------------------------   -------------------
                                              2000       1999      1998       2001       2000
                                            ---------   -------   -------   ---------   -------
Net Production:
  Oil (Bbls)..............................    273,706   128,924    90,097     222,749   190,375
  Daily average (Bbls/day)................        750       353       247         816       697
  Natural gas (Mcf).......................  1,318,714   918,986   394,849   1,237,515   826,416
  Daily average (Mcf/day).................      3,613     2,518     1,082       4,533     3,027
  Daily average (BOE/day).................      1,352       773       427       1,202     1,571

                                                                             NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                            -----------------------------   -------------------
                                              2000       1999      1998       2001       2000
                                            ---------   -------   -------   ---------   -------
Unit Prices:
  Average oil price ($/Bbl)...............  $   28.45   $ 17.14   $ 13.48   $   25.13   $ 26.80
  Average natural gas price ($/Mcf).......       3.94      2.14      1.91        4.56      3.07
                                            ---------   -------   -------   ---------   -------
  Average equivalent price ($/BOE)........  $   26.67   $ 14.81   $ 12.63   $   26.19   $ 24.93
                                            =========   =======   =======   =========   =======
Unit Costs ($/BOE):
  Lease operating.........................  $    4.71   $  2.48   $  3.74   $    5.44   $  4.52
  Exploration and acquisition.............       0.63      1.44      4.18        2.15      0.54
  Depreciation, depletion and
     amortization.........................       4.94      4.52      3.30        5.31      4.78
  General and administrative..............       4.61      5.62      6.41        4.75      4.56
  Interest................................       2.86      2.81      0.23        2.27      3.12
                                            ---------   -------   -------   ---------   -------
     Total................................  $   17.75   $ 16.87   $ 17.86   $   19.92   $ 17.52
                                            =========   =======   =======   =========   =======


TITLE TO PROPERTIES

     Toreador acquired interests in producing and non-producing acreage in the form of working interests, fee mineral interests, royalty interests and overriding royalty interests. Substantially all of Toreador's property interests are leased to third parties. The leases grant the lessee the right to explore for and extract oil and gas from specified areas. Consideration for a lease usually consists of a lump sum payment (i.e., bonus) and a fixed annual charge (i.e., delay rental) prior to production (unless the lease is paid up) and, once production has been established, a royalty based generally upon the proceeds from the sale of oil and gas. Once wells are drilled, a lease generally continues so long as production of oil and gas continues. In some cases, leases may be acquired in exchange for a commitment to drill or finance the drilling of a specified number of wells to predetermined depths. Toreador receives annual delay rentals from lessees of certain properties in order to prevent the leases from terminating. Title to leasehold properties is subject to royalty, overriding royalty, carried, net profits and other similar interests and contractual arrangements customary in the oil and gas industry, and to liens incident to operating agreements, liens relating to amounts owed to the operator, liens for current taxes not yet due and other encumbrances. Substantial portions of Toreador's exploration and production properties are pledged as collateral under its credit facility, including a major portion of the Southeastern States Holdings.

     As is common industry practice, Toreador conducts little or no investigation of title at the time it acquires undeveloped properties, other than a preliminary review of local mineral records. However, Toreador does conduct title investigations and, in most cases, obtain a title opinion of local counsel before commencement of drilling operations. Toreador believes that the methods it utilizes for investigating title prior to acquiring any property is consistent with practices customary in the oil and gas industry and that such practices are adequately designed to enable Toreador to acquire good title to such properties. Some title risks, however, cannot be avoided, despite the use of customary industry practices.

     Toreador properties are generally subject to:

     - customary royalty and overriding royalty interests;

     - liens incident to operating agreements; and

     - liens for current taxes and other burdens and minor encumbrances, easements and restrictions.

     Toreador believes that none of these burdens either materially detract from the value of its properties or materially interfere with their use in the operation of Toreador's business. Substantially all of Toreador's properties are pledged as collateral under its credit facility.

MARKETS AND COMPETITION

     Toreador's oil and gas production is sold to various purchasers typically in the areas where the oil or gas is produced. Revenues from the sale of oil and gas production accounted for 97%, 90% and 92% of Toreador's consolidated revenues for the three years ended December 31, 2000, 1999 and 1998, respectively, and 88% for the nine months ended September 30, 2001. Toreador does not receive a material amount of its revenues from external customers domiciled in foreign countries. Generally, Toreador does not refine or process any of the oil and gas it produces. Toreador is currently able to sell, under contract or in the spot market through the operator, substantially all of the oil and the gas it is capable of producing at current market prices. Substantially all of Toreador's oil and gas is sold under short-term contracts or contracts providing for periodic adjustments or in the spot market; therefore, Toreador's revenue streams are highly sensitive to changes in current market prices. Toreador's gas markets are pipeline companies as opposed to end users. See "Risk Factors -- Industry Risks of Combined Company," for a discussion of the risks of commodity price fluctuations.

     The oil and gas industry is highly competitive. Toreador encounters strong competition from other independent operators and from major oil companies in acquiring properties, in contracting for drilling equipment and in securing trained personnel. Many of these competitors have financial and technical resources and staffs substantially larger than those available to Toreador. As a result, Toreador's competitors may be able to pay more for desirable leases and they may pay more to evaluate, bid for and purchase a greater number of properties or prospects than financial or personnel resources will permit for Toreador.

     Toreador is also affected by competition for drilling rigs and the availability of tubular goods and certain other equipment. While the oil and gas industry has experienced shortages of drilling rigs and equipment, pipe and personnel in the past, Toreador is not presently experiencing any shortages and does not foresee any such shortages in the near future; however, Toreador is unable to predict how long current market conditions will continue.

     Competition for attractive oil and gas producing properties, undeveloped leases and drilling rights is also strong, and Toreador cannot assure you that it will be able to compete satisfactorily in acquiring properties. Many major oil companies have publicly indicated their decisions to concentrate on overseas activities and have been actively marketing certain producing properties for sale to independent oil and gas producers. Toreador cannot assure you that it will be successful in acquiring any such properties.

REGULATION

     General. From time to time political developments and federal and state laws and regulations affect Toreador's operations in varying degrees. Price control, tax and other laws relating to the oil and gas industry, changes in such laws and changing administrative regulations affect Toreador's oil and gas production, operations and economics. There are currently no price controls on oil, condensate or natural gas liquids. To the extent price controls remain applicable after the enactment of the Natural Gas Wellhead Decontrol Act of 1989, Toreador believes that price controls will not have a significant impact on the prices received by us for gas produced in the near future.

     Toreador reviews legislation affecting the oil and gas industry for amendment or expansion. The legislative review frequently increases Toreador's regulatory burden. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, compliance with which is often difficult and costly and certain of which may carry substantial penalties if Toreador were to fail to comply. Toreador cannot predict how existing regulations may be interpreted by enforcement agencies or the courts, whether amendments or additional regulations will be adopted, nor what effect such interpretations and changes may have on Toreador's business or financial conditions.

     Matters subject to regulation include:

     - discharge permits for drilling operations;

     - drilling and abandonment bonds or other financial responsibility requirements;

     - reports concerning operations;

     - the spacing of wells;

     - unitization and pooling of properties; and

     - taxation.

     Gas Regulation and the Effect on Marketing. Historically, interstate pipeline companies generally acted as wholesale merchants by purchasing gas from producers and reselling the gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (the "FERC") issued a series of orders that have had a major impact on interstate gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of gas. The FERC's key rule making action, Order No. 636, issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and gas balancing services), and to adopt a new rate making methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes gas sales as a merchant in the future, it does so pursuant to private contracts in direct competition with all other sellers, such as Toreador; however, pipeline companies and their affiliates were not required to remain "merchants" of gas, and most of the interstate pipeline companies have become "transporters only." In subsequent orders, the FERC largely affirmed the major features of Order No. 636 and denied a stay of the implementation of the new rules pending judicial review. By the end of 1994, the FERC had concluded the Order No. 636 restructuring proceedings, and, in general, accepted rate filings implementing Order No. 636 on every major interstate pipeline. However, even though the implementation of Order No. 636 on individual interstate pipelines is essentially complete, many of the individual pipeline restructuring proceedings, as well as orders on rehearing of Order No. 636 itself and the regulations promulgated thereunder, are subject to pending appellate review and could possibly be changed as a result of future court orders. Toreador cannot predict whether the FERC's orders will be affirmed on appeal or what the effects will be on its business.

     Toreador owns indirect interests in certain gas facilities that it believes meet the traditional tests the FERC has used to establish a company's status as a gatherer not subject to FERC jurisdiction under the Natural Gas Act of 1938. Moreover, recent orders of the FERC have been more liberal in their reliance upon or use of the traditional tests, such that in many instances, what was once classified as "transmission" may now be classified as "gathering." Toreador transports its own gas through these facilities. Toreador also transports a portion of its gas through gathering facilities owned by others, including interstate pipelines, and the cost and availability of that transportation also could be affected by the developments referred to in the following paragraph.

     In recent years the FERC also has pursued a number of other important policy initiatives, which could significantly affect the marketing of gas. Some of the more notable of these regulatory initiatives include:

     - a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliate) and to non-affiliates (a so called "spin off"), a number of which have been approved and implemented;

     - the completion of rule making involving the regulation of pipelines with marketing affiliates under Order No. 497;

     - the FERC's ongoing efforts to promulgate standards for pipeline electronic bulletin boards and electronic data exchange;

     - a generic inquiry into the pricing of interstate pipeline capacity;

     - efforts to refine the FERC's regulations controlling operation of the secondary market for released pipeline capacity; and

     - a policy statement regarding market based rates and other non-cost-based rates for interstate pipeline transmission and storage capacity.

     Several of these initiatives are intended to enhance competition in gas markets, although some of these initiatives, such as "spin downs", may have the adverse effect of increasing the cost of doing business to some in the industry if the new, unregulated owners of those facilities monopolize them. The FERC has attempted to address some of these concerns in its orders authorizing such "spin downs" by requiring nondiscriminatory access and prohibiting "tying" access to pipeline transportation to other services of an affiliate, imposing certain contract requirements, and retaining jurisdiction if an affiliate undermines open and nondiscriminatory access to the interstate pipeline. The FERC also has imposed additional requirements on interstate pipelines seeking to abandon facilities certificated under the Natural Gas Act of 1938 and to terminate service from both certificated and uncertificated activities. It remains to be seen what effect these activities will have on access to markets and the cost of doing business. Further, some of the orders and regulations of the FERC establishing these initiatives and approving actions thereunder have been appealed and remain subject to further action by an appellate court and the FERC. Toreador cannot predict what the ultimate effect of these and other orders of the FERC will have on its production and marketing, or whether the FERC's orders on these matters will be affirmed by an appellate court. As to all of these recent FERC initiatives, the ongoing, or in some instances, preliminary evolving nature of these regulatory initiatives also makes it impossible at this time for Toreador to predict its ultimate impact on its business.

     Federal and State Taxation. The federal and state governments may propose tax initiatives that affect Toreador. Toreador is unable to determine what effect, if any, future proposals would have on product demand or its results of operations.

     State Regulation. The various states in which Toreador conducts activities regulate its drilling, operation and production of oil and gas wells, including the method of developing new fields, spacing of wells, the prevention and cleanup of pollution, and maximum daily production allowables based on market demand and conservation considerations.

     Environmental Regulation. Exploration, development and production of oil and gas, including operation of saltwater injection and disposal wells, are subject to various federal, state and local environmental laws and regulations. Such laws and regulations can increase the costs of planning, designing, installing and operating oil and gas wells. Toreador's domestic activities are subject to a variety of environmental laws and regulations, including, but not limited to:

     - the Oil Pollution Act of 1990;

     - the Clean Water Act;

     - the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA");

     - the Resource Conservation and Recovery Act ("RCRA");

     - the Clean Air Act; and

     - the Safe Drinking Water Act;

as well as state regulations promulgated under comparable state statutes. These laws and regulations:

     - require the acquisition of a permit before drilling commences;

     - restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities;

     - limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

     - impose substantial liabilities for pollution that might result from Toreador's operations.

     Toreador also is subject to regulations governing the handling, transportation, storage and disposal of naturally occurring radioactive materials that are found in oil and gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species and impose substantial liabilities for cleanup of pollution.

     Under the Oil Pollution Act, a release of oil into water or other areas designated by the statute could result in Toreador being held responsible for the costs of remediating such a release, specified damages and natural resource damages. The extent of that liability could be extensive, as set forth in the statute, depending on the nature of the release. A release of oil in harmful quantities or other materials into water or other specified areas could also result in Toreador being held responsible under the Clean Water Act for the cost of remediation, and for civil and criminal fines and penalties.

     CERCLA and comparable state statutes, also known as "Superfund" laws, can impose joint, several and retroactive liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. In practice, cleanup costs are usually allocated among various responsible parties. Potentially liable parties include site owners or operators, past owners or operators under certain conditions and entities that arrange for the disposal, treatment, or transport of hazardous substances found at the site. Although CERCLA, as amended, currently exempts petroleum, including, but not limited to, crude oil, gas and natural gas liquids from the definition of hazardous substance, Toreador's operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA. Furthermore, there can be no assurance that the exemption will be preserved in any future amendments to CERCLA.

     RCRA and comparable state and local requirements impose standards for the management, including treatment, storage and disposal of both hazardous and nonhazardous solid wastes. Toreador generates hazardous and non- hazardous solid waste in connection with its routine operations. From time to time, proposals have been made that would reclassify certain oil and gas wastes, including wastes generated during pipeline, drilling and production operations, as "hazardous wastes" under RCRA which would make such solid wastes subject to much more stringent handling, transportation, storage, disposal and clean-up requirements. This development could have a significant impact on Toreador's operating costs. While state laws vary on this issue, state initiatives to further regulate oil and gas wastes could have a similar impact on Toreador's operations.

     Because previous owners and operators have conducted oil and gas exploration and production, and possibly other activities, at some of Toreador's properties, materials from these operations remain on some of its properties and in some instances require remediation. In addition, Toreador has agreed to indemnify the sellers of producing properties from whom Toreador has acquired reserves against certain liabilities for environmental claims associated with such properties. While Toreador does not believe the costs to be incurred by it for compliance and remediating previously or currently owned or operated properties will be material, Toreador cannot guarantee that these potential costs will not result in material expenditures.

     Additionally, in the course of Toreador's routine oil and gas operations, surface spills and leaks, including casing leaks, of oil or other materials occur, and Toreador may incur costs for waste handling and environmental compliance. Notwithstanding Toreador's lack of control over wells controlled by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributable to Toreador.

     It is not anticipated that Toreador will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, Toreador is unable to predict the ultimate cost of compliance. There can be no assurance that more stringent laws and regulations protecting the environment will not be adopted or that Toreador will not otherwise incur material expenses in connection with environmental laws and regulations in the future.

     Other Proposed Legislation. The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and gas exploitation and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on Toreador's operating costs, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and gas wastes are also pending in certain states, and these various initiatives could have a similar impact on Toreador. Toreador could incur substantial costs to comply with environmental laws and regulations. In addition to compliance costs, government entities and other third parties may assert substantial liabilities against owners and operators of oil and gas properties for oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages, including damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for project investment or result in a loss of Toreador's properties. Although Toreador maintains insurance coverage it considers to be customary in the industry, Toreador is not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs. Accordingly, Toreador may be subject to liability or may lose substantial portions of properties due to hazards that cannot be insured against or have not been insured against due to prohibitive premium costs or for other reasons. The imposition of any such liabilities on Toreador could have a material adverse effect on Toreador's financial condition and results of operations.

MATERIAL CONTRACTS

     The subordinated revolving credit agreement between Toreador and Madison, the credit agreement between Toreador and Bank of Texas, National Association, both of which are described in "Management's Discussion and Analysis of Financial Condition and Results of Operation of Toreador -- Liquidity and Capital Resources" and the financial instruments and derivative financial instruments used for hedging by Toreador and described in "Management's Discussion and Analysis of Financial Condition and Results of Operation of Toreador -- Market Risk Disclosure; Hedging" above are Toreador's only material contracts.

EMPLOYEES

     As of September 30, 2001, Toreador employed 15 full-time employees. None of these employees are represented by unions or covered by collective bargaining agreements. To date, Toreador has not experienced any strikes or work stoppages due to labor problems, and Toreador considers relations with its employees to be good. As needed, Toreador also utilizes the services of independent consultants on a contract basis.

LEGAL PROCEEDINGS

     From time to time, Toreador is named as a defendant in various legal proceedings arising in the normal course of business. In our opinion, the final judgment or settlement, if any, which may be awarded with any suit or claim would not have a material adverse effect on our financial position.

                     DESCRIPTION OF TOREADOR CAPITAL STOCK

     Toreador's authorized capital consists of 20,000,000 shares of common stock, par value $0.15625 per share, and 4,000,000 shares of preferred stock, par value $1.00 per share. At November 26, 2001, Toreador had:

     - 6,296,944 shares of common stock outstanding; and

     - 160,000 shares of Series A Convertible Preferred Stock outstanding.

COMMON STOCK

     The holders of shares of common stock possess full voting power for the election of directors and for all other purposes, each holder of common stock being entitled to one vote for each share of common stock held of record by such holder. The shares of common stock do not have cumulative voting rights. As described below, the holders of the Series A Convertible Preferred Stock generally have no voting rights with respect to the management of Toreador.

     Subject to the right of holders of any outstanding shares of Series A Convertible Preferred Stock, dividends may be paid on the common stock as and when declared by Toreador's Board of Directors out of any funds of Toreador legally available for the payment thereof. Holders of common stock have no subscription, redemption, sinking fund, conversion or preemptive rights. The outstanding shares of common stock are fully paid and nonassessable. After payment is made in full to the holders of any outstanding shares of preferred stock in the event of any liquidation, dissolution or winding up of the affairs of Toreador, the remaining assets and funds of Toreador will be distributed to the holders of common stock according to their respective shares.

PREFERRED STOCK

  GENERAL

     The board of directors may, without further action by Toreador's stockholders (subject to the terms of the Series A Convertible Preferred Stock described below), from time to time, direct the issuance of fully authorized shares of preferred stock, in classes or series and may, at the time of issuance, determine the powers, rights, preferences and limitations of each class or series. Satisfaction of any dividend preferences on outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on common stock. Also, holders of preferred stock would be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of Toreador before any payment is made to the holders of common stock. Under certain circumstances, the issuance of such preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Toreador's securities or the removal of incumbent management.

  DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

     Designation and Amount. Under the certificate of designation, 160,000 shares of preferred stock are designated as "Series A Convertible Preferred Stock" with a stated value of $25.00 per share.

     Dividends. Each share of Series A Convertible Preferred Stock is entitled to annual dividends of 9% of $25.00 per share, which are to be paid quarterly in cash.

     Priority. In the event of liquidation, dissolution or similar event, holders of Series A Convertible Preferred Stock will have preference over the common stock and all other capital stock to the extent of $25.00 for each share of Series A Convertible Preferred Stock plus any accrued and unpaid dividends.

     Conversion. Each holder of Series A Convertible Preferred Stock may convert his, her or its shares into shares of common stock at any time. To convert, the holder of Series A Convertible Preferred Stock must submit his, her or its request, his, her or its certificate and notice to the transfer agent. Each share of Series A Convertible Preferred Stock is convertible into shares of common stock at a rate equal to 6.25 shares of common stock per share of Series A Convertible Preferred Stock (subject to certain adjustments described below). Generally, Toreador must issue and deliver the common stock within three business days.

     Adjustments to Conversion Price. The rate of conversion of Series A Convertible Preferred Stock will be adjusted to account for stock splits, stock dividends, mergers or assets distributions. In no event will fractional shares be issued, however, because of such adjustment.

     Optional Redemption by Toreador. At any time after December 1, 2004, Toreador may elect to redeem for cash any or all shares of Series A Convertible Preferred Stock upon 15 trading days notice to the extent permitted by law and its then available capital. The optional redemption price per share is the sum of (1) $25.00 per share of the Series A Convertible Preferred Stock plus (2) any accrued and unpaid dividends and such sum is then multiplied by a declining multiplier. The multiplier is 105% until November 30, 2005, 104% until November 30, 2006, 103% until November 30, 2007, 102% until November 30, 2008, 101% until November 30, 2009 and 100%
thereafter.

     Voting Rights. The holders of Series A Convertible Preferred Stock generally have no voting rights with respect to the management of Toreador. Toreador may not take an action that adversely effects the Series A Convertible Preferred Stock without prior approval of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock. If Toreador (1) fails to pay four quarterly dividend payments or (2) fails to make a mandatory redemption, the holders of Series A Convertible Preferred Stock are entitled to separately, as a class, elect one person to Toreador's board of directors, who shall serve until the event of default is cured.

OUTSTANDING STOCK OPTIONS

     Toreador's outstanding stock options as of the date hereof are set forth in the following table:

                                    # OF OPTIONS
                                   OUTSTANDING AS
                                   OF NOVEMBER 26,
CATEGORY                                2001         GRANT DATE   EXPIRY DATE   STRIKE PRICE
--------                           ---------------   ----------   -----------   ------------
All members of Toreador's board
  of directors...................        10,000       2/17/1994    2/17/2004       3.625
                                         30,000        9/8/1994     9/8/2004       3.500
                                         30,000        8/2/1998     8/2/2008       2.500
                                         45,000       9/24/1998    9/24/2008       2.750
                                         30,000        6/1/1999     6/1/2009       3.000
                                         30,000      10/28/1999   10/28/2009       3.875
                                         60,000       5/18/2000    5/18/2010       5.500
                                          5,000       7/11/2001    7/11/2011       5.950
          Total..................       240,000
                                      ---------      ----------   ----------       -----
Executive officers of Toreador...        10,000        9/8/1994     9/8/2004       3.250
                                         25,000       5/15/1997    5/15/2007       2.500
                                        255,000       9/24/1998    9/24/2008       2.750
                                         80,000       3/19/1999    3/19/2009       5.000
                                         50,000      10/28/1999   10/28/2009       4.000
                                         20,000       5/18/2000    5/18/2010       5.500
                                         20,000        3/7/2001     3/7/2011       5.750
          Total..................       460,000
                                      ---------      ----------   ----------       -----
All non-executive employees of
  Toreador.......................        10,000       9/24/1998    9/24/2008       2.750
                                        100,000       3/19/1999    3/19/2009       5.000
                                         54,500       5/18/2000    5/18/2010       5.500
                                         55,000        3/7/2001     3/7/2011       5.750
                                         20,000        4/9/2001     4/9/2011       5.750
          Total..................       239,500
                                      ---------      ----------   ----------       -----
Former Texona shareholders.......        72,640       9/19/2000    9/19/2010       3.120
                                      ---------      ----------   ----------       -----
Consultants to Toreador..........        10,000        9/8/1994     9/8/2004       3.250
                                      ---------      ----------   ----------       -----
          Total for all
            categories...........     1,022,140
                                      ---------      ----------   ----------       -----

SALES OF COMMON STOCK

     From November 27, 2000, through November 26, 2001, Toreador issued the shares of its common stock as follows:

     - 90,400 shares pursuant to the exercise of stock options; and

     - 90,000 shares that were issued to former stockholders of Texona Petroleum Corporation pursuant to the merger agreement with Texona Petroleum Corporation.

                   TOREADOR DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     The eight current Toreador directors are set forth below. Mr. Bullion was first elected as a director of the Company in 1986. Mr. Kellogg was first elected as a director of the Company in 1992. Mr. McLaughlin was first elected as a director of Toreador in 1976. Messrs. Dane, Falb, Graves, and Lee were first elected as directors of Toreador in 1998. Mr. Sanders was first elected as a director in July 2001. Toreador directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.


                                                          PRINCIPAL OCCUPATION
DIRECTOR                               AGE               DURING PAST FIVE YEARS
--------                               ---               ----------------------
J. W. Bullion........................  87    Of Counsel, Thompson & Knight, a Professional
                                             Corporation, a law firm based in Dallas, Texas
                                             since 1983; prior to 1983, a partner in the
                                             firm.
Edward Nathan Dane...................  65    Principal of Dane, Falb, Stone & Co., Inc., a
                                             Boston-based registered investment advisor
                                             since 1977.
Peter L. Falb........................  64    Principal of Dane, Falb, Stone & Co., Inc., a
                                             Boston-based registered investment adviser
                                             since 1977; Professor of Applied Mathematics,
                                             Brown University.
G. Thomas Graves III.................  52    President and Chief Executive Officer of
                                             Toreador since July 1998. President and
                                             director of Wilco Properties, Inc., a privately
                                             held oil and gas exploration company since June
                                             1997. Wilco is affiliated with Toreador as a
                                             result of a technical services agreement
                                             between the two companies. Mr. Graves served as
                                             managing partner of Lee Global Energy Fund, an
                                             investment limited partnership unaffiliated
                                             with Toreador from October 1994 until January
                                             2001. He also served as an officer of Triton
                                             Energy Corporation (now Triton Energy Limited),
                                             an international oil and gas exploration and
                                             production company, from 1986 to 1993.
Thomas P. Kellogg, Jr. ..............  64    Consultant and private investor since 1992; He
                                             was a consultant for Ensign Oil & Gas, Inc. in
                                             1990 and 1991; from 1960 to 1990, he served as
                                             Vice President of J. P. Morgan & Co., a
                                             commercial investment bank.

                                                          PRINCIPAL OCCUPATION
DIRECTOR                               AGE               DURING PAST FIVE YEARS
--------                               ---               ----------------------
William I. Lee.......................  74    Independent energy explorer and producer since
                                             1952. In December 1992, he retired as President
                                             and Chief Executive officer of Triton Energy
                                             Corporation. In May 1995, he retired as
                                             Chairman and director. In 2000, he was
                                             appointed as a director of Madison. In
                                             September, 2001 he resigned as a director of
                                             Madison. He is presently Chairman and Chief
                                             Executive Officer of Wilco Properties, Inc.
John Mark McLaughlin.................  70    Chairman of the Board of Directors of Toreador.
                                             Since 1954, he has been and is currently an
                                             attorney in solo practice in San Angelo, Texas,
                                             President of Double-M Ranch Co., a family-owned
                                             Texas corporation, and Chairman of the Board of
                                             Texas State Bank, San Angelo, Texas, all of
                                             which are unaffiliated with Toreador. He served
                                             as President of Toreador from April 1997 to
                                             July 1998.
H.R. Sanders.........................  69    Retired. He was a Director of Devon Energy
                                             Corporation from 1981 through 2000, and
                                             Executive Vice President of Devon Energy
                                             Corporation from 1981 through 1987. He was a
                                             Senior Vice President of RepublicBank Dallas,
                                             N.A. from 1970 to 1981. He was a Director of
                                             Triton Energy Corporation from 1977 to 1981.


     Pursuant to the merger agreement, Toreador has agreed to use all reasonable efforts to cause three individuals to be named by Madison to be elected to its board of directors following the merger. It is currently contemplated that Herbert L. Brewer, David M. Brewer and Ernest C. Mercier will be elected to the Toreador board of directors upon the merger becoming effective. The business backgrounds of Herbert L. Brewer, David M. Brewer and Ernest C. Mercier are set forth under the caption "Madison Directors and Executive Officers." If any of the three nominees is unable to serve as a director at the effective time of the merger, Madison may nominate another individual.

     There is no family relationship between any of the current Toreador directors, Madison nominees or between any Toreador director, Madison designee and any Toreador executive officer, except that Herbert L. Brewer is David M. Brewer's father.

EXECUTIVE OFFICERS

     The current Toreador executive officers consist of:

     - Mr. John Mark McLaughlin, Chairman of the Board of Directors since April 1997;

     - Mr. G. Thomas Graves III, President and Chief Executive Officer since July 1998;

     - Mr. Edward C. Marhanka, Vice President-Operations since May 1997; and

     - Mr. Douglas W. Weir, Chief Financial Officer since February 1999.

     Prior to his current position, Mr. Marhanka, 43, had been a petroleum consultant to Toreador since June 1989. Prior to establishing his consulting practice in November 1987, he was employed as Senior Petroleum Engineer for Penn Resources, Inc., a privately held firm in Dallas, Texas, where he managed its oil and gas properties.

     Prior to his current position, Mr. Weir, 42, had been since 1996 and is currently Chief Financial Officer of Wilco Properties, Inc., a privately held oil and gas exploration company, and was Controller of Wilco Properties, Inc. from 1991 to 1995. Since January 1999, Mr. Weir has not received payment for being Chief Financial Officer of Wilco Properties, Inc.

     For the business background of Messrs. McLaughlin and Graves, who are directors of Toreador, see "Directors" above.

     After the merger becomes effective, it is currently contemplated that Richard D. Preston, Michael J. FitzGerald, Edward Ramirez and Dean L. Eiland, will be elected executive officers or officers of Toreador serving in such position as are determined by the executive committee of the Toreador board of directors after the merger. The business backgrounds of Messrs. Preston, FitzGerald, Ramirez and Eiland are set forth under the caption "Madison Directors and Executive Officers" below.

           EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS OF TOREADOR

SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation awarded to, covered by or paid to (i) G. Thomas Graves III, President and Chief Executive Officer of Toreador, (ii) Edward C. Marhanka, Vice President-Operations of Toreador, and (iii) Douglas W. Weir, Chief Financial Officer of Toreador. The table sets forth the information for the time during which such person served as an officer of Toreador. None of the other executive officers of Toreador serving as such at the end of or during fiscal 2000 earned a total annual salary and bonus that exceeded $100,000. The total cash compensation paid to the officers named below during 2000 was $389,822.

                                                                         LONG-TERM COMPENSATION
                                                                  -------------------------------------
                                      ANNUAL COMPENSATION                   AWARDS              PAYOUTS
                                 ------------------------------   ---------------------------   -------
                                                                                  SECURITIES
                                                   OTHER ANNUAL    RESTRICTED     UNDERLYING     LTIP      ALL OTHER
NAME AND PRINCIPAL               SALARY    BONUS   COMPENSATION   STOCK AWARDS   OPTIONS/SARS   PAYOUTS   COMPENSATION
POSITION                  YEAR     ($)      ($)        ($)            ($)            (#)          ($)         ($)
------------------        ----   -------   -----   ------------   ------------   ------------   -------   ------------
G. Thomas Graves III....  2000   171,622   5,000         --             --              --         --        16,511(4)
  Chief Executive         1999   157,500      --         --             --          50,000(2)      --            --
  Officer and
  President(1)            1998    65,833      --         --             --         250,000(3)      --            --
Edward C. Marhanka......  2000   103,125   5,000         --             --          10,000(6)      --           306(8)
  Vice President-         1999   100,000      --         --             --          40,000(7)      --            --
  Operations(5)           1998   100,000      --         --             --              --         --            --
Douglas W. Weir.........  2000   100,075   5,000         --             --          10,000(6)      --           306(8)
  Chief Financial
  Officer(9)              1999    88,000      --         --             --          40,000(7)      --            --

---------------

(1) Mr. Graves became President and Chief Executive Officer of Toreador in July 1998.

(2) On October 28, 1999, Toreador granted Mr. Graves an option to purchase 50,000 shares of Toreador common stock at an exercise price of $4.00 per share. The optioned shares become exercisable in three equal portions on the first, second and third anniversaries of the grant date, and cannot be exercised after October 28, 2008.

(3) On September 24, 1998, Toreador granted Mr. Graves an option to purchase 250,000 shares of Toreador common stock at an exercise price of $5.00 per share. The optioned shares become exercisable in three equal portions on the first, second and third anniversaries of the grant date, and cannot be exercised after September 24, 2009.

(4) Other compensation consists of premiums on a life insurance policy and a disability insurance policy.

(5) Mr. Marhanka became Vice President-Operations of Toreador in May 1997.

(6) On May 18, 2000, Toreador granted Messrs. Marhanka and Weir options to purchase 10,000 shares each of its common stock at an exercise price of $5.50 per share. The optioned shares become exercisable in three equal portions on the first, second and third anniversaries of the grant date, and cannot be exercised after May 18, 2010.

(7) On March 19, 1999, Toreador granted Messrs. Marhanka and Weir options to purchase 40,000 shares of its common stock at an exercise price of $5.00 per share. The optioned shares become exercisable in three equal portions on the first, second and third anniversaries of the grant date, and cannot be exercised after March 19, 2009.

(8) Other compensation consists of premiums on life insurance policies.

(9) Mr. Weir became Chief Financial Officer of Toreador in February 1999.

     There is no debt owed to Toreador by any executive officer as of the date hereof.

OPTION GRANTS AND EXERCISES

     The following table provides information on grants of stock options in 2000 to Messrs. Graves, Marhanka, and Weir.

                                       INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------
                           NUMBER OF      % OF TOTAL
                           SECURITIES    OPTIONS/SARS                               GRANT DATE
                           UNDERLYING     GRANTED TO    EXERCISE OR                   PRESENT
                          OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION       VALUE
NAME                        GRANTED          2000        ($/SHARE)       DATE         ($)(1)
----                      ------------   ------------   -----------   ----------   -------------
G. Thomas Graves III....         --           N/A           N/A             N/A           N/A
Edward C. Marhanka......     10,000         13.42          5.50       5/18/2010        31,300(2)
Douglas W. Weir.........     10,000         13.42          5.50       5/18/2010        31,300(2)

---------------

(1) Toreador calculated this amount using the Black-Scholes option pricing model, a complex mathematical formula that uses six different market-related factors to estimate the value of stock options. The factors are the fair market value of the stock at date of grant, option exercise price, option term, risk-free rate of return, stock volatility and dividend yield. The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period. The actual value, if any, an executive realizes will depend on whether the stock price at exercise is greater than the grant price, as well as the executive's continued employment through the three-year vesting period and the ten-year option term. The following assumptions were used to calculate the Black-Scholes value:

    Option term = 5 years; Risk-free rate of return = 6.57%; Toreador stock volatility = 59%; and Toreador dividend yield = 0%.

    There is no assurance that the value received by the named executive officers or Toreador's stockholders will be at or near the estimated value derived by the Black-Scholes model.

(2) The options become exercisable in three equal portions on May 18, 2001, 2002, and 2003.

     The following table summarizes the number and value of options exercised during 2000, if any, as well as the number and value of unexercised options, as of December 31, 2000, held by Messrs. Graves, Marhanka, and Weir.

                                                         NUMBER OF
                                                        SECURITIES
                            SHARES                      UNDERLYING
                           ACQUIRED                 UNEXERCISED OPTIONS   VALUE OF UNEXERCISED IN THE
                              ON                       AT FY END (#)        MONEY OPTIONS AT FY END
                           EXERCISE      VALUE          EXERCISABLE                 ($)(1)
NAME                         (#)      REALIZED($)     /UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----                       --------   -----------   -------------------   ---------------------------
G. Thomas Graves III.....        --          --      183,315 /116,685          222,894 /164,606
Edward C. Marhanka.......        --          --        48,332 /36,668           134,374 /36,252
Douglas W. Weir..........        --          --        16,665 /38,335            26,248 /41,878

---------------

(1) The closing sales price per share of Toreador's common stock on December 31, 2000 was $6.125 as reported by The Nasdaq National Market.

EMPLOYMENT AGREEMENT

     In October 1998, Toreador and Mr. Marhanka executed a letter agreement, pursuant to which Mr. Marhanka agreed to continue his employment with Toreador. Pursuant to the letter agreement, if Mr. Marhanka's services are no longer required and his employment with Toreador is terminated effective on or after January 1, 1999, then Toreador will pay Mr. Marhanka one month's salary (at the salary level existing on the date of termination) for each year of service based on an anniversary date of June 1, 1989. The letter agreement amended certain provisions of an expired employment agreement dated May 1997, between Toreador and Mr. Marhanka.

CHANGE IN CONTROL ARRANGEMENTS

     The Amended and Restated 1990 Stock Option Plan provides that, in the event of a change in control of Toreador, then, all unmatured installments of outstanding stock options will automatically be accelerated and exercisable in full. This acceleration of exercisability will not apply to a stock option granted to any participant other than non-employee directors if any surviving acquiring corporation agrees to assume such stock option in connection with the change in control.

     Toreador's Bylaws, as amended, provide for mandatory indemnification of and advancement of expenses to directors and officers, including former directors and officers, of Toreador in circumstances involving a "change in control." Toreador has also entered into separate agreements with its directors embodying and expanding upon these indemnification provisions.

COMPENSATION OF DIRECTORS

     Toreador pays its directors $2,000 for each regularly scheduled board of directors meeting they attend and reimburses directors for reasonable travel expenses. Toreador pays its directors $1,500 for each telephonic board of directors meeting in which the directors participate. Toreador pays members of the committees of its board of directors $1,500 per meeting, unless the committee meeting is held in conjunction with a meeting of the board of directors, in which case Toreador pays $500. Additionally, Toreador pays an annual stipend of $12,000 to each board member.

     On May 18, 2000, Toreador granted each non-employee director an option to purchase 10,000 shares of its common stock at an exercise price of $5.50 per share. The optioned shares become exercisable in three equal portions on the first, second and third anniversaries of the grant date, and cannot be exercised after May 18, 2010.

     There is no debt owed to Toreador by any director as of the date hereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, the members of the compensation committee were Messrs. Kellogg, Lee and Falb. Mr. Lee, a director of Toreador, is principal shareholder and Chairman and Chief Executive Officer of Wilco. Toreador has entered into several agreements with Wilco, as detailed further below in "Certain Relationships and Related Transactions -- Wilco Properties' Agreements." Messrs. Kellogg, Falb, and Lee are parties to a securities purchase agreement with Toreador, as detailed further below in "Certain Relationships and Related Transactions -- Securities Purchase Related to the Howell Transaction." In connection with such securities purchase agreement, Messrs. Kellogg, Falb and Lee are also parties to a registration rights agreement with Toreador, as detailed further below in "Certain Relationships and Related
Transactions -- Registration Rights Agreement."

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF TOREADOR

RELATIONSHIPS WITH H.R. SANDERS AND HERSCHEL SANDERS

     Mr. H.R. Sanders, Director of Toreador, is the father of Herschel Sanders, Vice President -- Land of Toreador.

RELATIONSHIPS WITH WILCO AND WILCO PROPERTIES' AGREEMENTS

     Mr. Graves, President and Chief Executive Officer of Toreador, is the President and a director of Wilco. In such capacities for Wilco, Mr. Graves dedicates a portion of his time to Wilco matters. Mr. Weir, the Chief Financial Officer of Toreador, is the Chief Financial Officer for Wilco. As such, Mr. Weir spends a portion of his time on Wilco matters. Mr. Graves and Mr. Weir each devote over 95% of their time to Toreador and the remainder to Wilco. There is no potential conflict of interest between Toreador and Wilco because the two companies are actually peers as opposed to competitors. Wilco is a passive exploration company in that they strictly participate in other company's deals as a joint venture partner as opposed to a generator of deals. Wilco actually participates in many of the deals that Toreador is involved in, but to a lesser degree.

     Mr. Lee, a director of Toreador, is Chairman and Chief Executive Officer of Wilco. Toreador has entered into several agreements with Wilco.

     On February 1, 1999, Toreador and Wilco entered into a technical services agreement. Services stipulated under the technical services agreement include, but are not limited to:

     - geological and geophysical consulting;

     - accounting and tax services; and

     - land and lease records services.

     In partial consideration for the performance of the services by Toreador, Wilco agreed to pay a monthly retainer in the aggregate amount of $7,250.

     In addition, Toreador agreed to reimburse Wilco for all other direct costs and expenses incurred by Wilco on behalf of Toreador. The initial term of the technical services agreement was from February 1, 1999 until January 31, 2000, and the term was to continue for successive periods of twelve (12) months unless terminated by either party in accordance with the Technical Services Agreement. As of November 26, 2001 the agreement was still in full effect and force.

     On July 1, 1999, Toreador and Wilco entered into a sublease agreement. This agreement provides for the sublease by Wilco of a portion of the real property located in Dallas, Texas that Toreador leases from Chalk Stream Properties, L.P. The property subleased to Wilco under the sublease consists of 1,000 square feet. Wilco is to pay to Toreador $1,208.00 per month during the term of the Sublease. Toreador does not earn a profit on the sublease. The term of the sublease is from July 1, 1999 to August 31, 2002. The base rent increased to $1,254.00 per month effective September 1, 2000 through August 31, 2002.

SECURITIES PURCHASE RELATED TO THE HOWELL TRANSACTION

     In December 1998, Toreador entered into a securities purchase agreement with Messrs. Kellogg, Falb, McLaughlin, and Lee (the "Related Directors"), each a director of Toreador, and certain other unaffiliated parties. Pursuant to the securities purchase agreement, Toreador sold an aggregate of $4,000,000 of Toreador's Series A Preferred Stock.

     Toreador sold the Series A Preferred Stock to raise money for the purchase of certain oil, gas and other mineral and royalty interests located in Alabama, Louisiana and Mississippi from Howell Petroleum Corporation. The purchase of these interests was consummated on December 16, 1998. The purchase price for these interests was $13,000,000 cash. These interests are comprised of approximately 1,775,000 gross mineral acres and 876,000 net mineral acres. The purchase price was funded with Toreador's cash ($4,400,000) and loans from Compass Bank, Dallas ($8,600,000).

     Pursuant to the securities purchase agreement, Toreador sold 160,000 shares of its Series A Preferred Stock for $25.00 per share (resulting in aggregate proceeds of $4,000,000). The Related Directors purchased the following number of shares:

     - Mr. Kellogg purchased 4,000 shares of Series A Preferred Stock for a total purchase price of $100,000;

     - Mr. Falb purchased 4,000 shares of Series A Preferred Stock for a total purchase price of $100,000;

     - Mr. McLaughlin purchased 10,000 shares of Series A Preferred Stock for a total purchase price of $250,000; and

     - Mr. Lee purchased 40,000 shares of Series A Preferred Stock for a total purchase price of $1,000,000.

     The shares were issued to certain accredited investors (including the Related Directors) in a private placement conducted pursuant to Section 4(2) under the Securities Act of 1933, as amended and Regulation D promulgated under the Securities Act of 1933, as amended. In addition to approval of the issuance of the Series A Preferred Stock by the full board of directors of Toreador, a special committee of disinterested members of the board of directors unanimously approved the terms of this sale. The special committee relied in part upon the opinion of an investment banker as to the fairness of the terms to Toreador from a financial point of view.

     A summary of the Certificate of Designation governing the Series A Preferred Stock, as supplemented by a letter agreement with all of the holders of the Series A Preferred Stock, is set forth under "Description of Toreador Capital Stock -- Preferred Stock."

     In conjunction with the securities purchase agreement, the parties entered into a registration rights agreement effective December 16, 1998, among Toreador, the Related Directors and certain other persons party thereto. The registration rights agreement is described below.

     Demand Registration. Under the registration rights agreement, within 90 days of a demand by holders of at least 26% of the outstanding Series A Preferred Stock, Toreador must register the common stock into which the Series A Preferred Stock is convertible on Form S-3 on a "shelf" registration, if available. The holders of Series A Preferred Stock can demand registration only once. Toreador must maintain the effectiveness of the registration until all shares of common stock are sold or sellable without registration. Under the registration rights agreement, Toreador agrees to bear the expenses of registration. (Note that all of the underlying common stock was registered on Form S-3 in January 2001).

     Piggyback Registration. Under the registration rights agreement, if Toreador proposes a public offering for cash (other than for an employee stock plan, a business combination or certain other exceptions), it must also register the common stock into which the Series A Preferred Stock is convertible upon the request of the holders of Series A Preferred Stock and the fulfillment of certain other conditions. Toreador can also register less than all of the common stock underlying the Series A Preferred Stock if the managing underwriter insists on limiting the number of shares sold due to market conditions.

     Obligations of Toreador. Under the registration rights agreement, Toreador is obligated to (1) prepare and file amendments and supplements to its registration statement where necessary, (2) furnish each holder of Series A Preferred Stock with copies of the prospectus, (3) register or qualify under "blue sky" laws and (4) perform various other acts to ensure compliance with state and federal securities laws and provide the holders of Series A Preferred Stock opportunity to sell their shares.

     Obligations of each Holder. Under the registration rights agreement, each holder of Series A Preferred Stock registering Toreador's stock pursuant to the registration rights agreement must furnish Toreador information about itself, discontinue disposition if a stop order is in effect, enter into a reasonable underwriting agreement, deliver a prospectus to each purchaser, and notify Toreador when the holder has sold all their Registerable Securities (as defined in the Certificate of Designations).

     Indemnification. Under the registration rights agreement, Toreador promises to indemnify holders of Series A Preferred Stock for losses related to untrue or omitted facts in the registration statement, provided the false information was not supplied by the holder asserting a claim for indemnification and Toreador consented to the settlement. Conversely, a holder of Series A Preferred Stock who supplies false or misleading information to Toreador that leads to liability under federal securities laws will indemnify Toreador for such losses. The registration rights agreement also provides for shared responsibility under certain circumstances for losses not remedied by indemnification on the basis of relative fault. In no case, however, can a person selling under the registration statement filed pursuant to the registration rights agreement be found liable for an amount exceeding that person's net sales price received.

     All of the foregoing transactions were on terms at least as favorable to Toreador as terms that could have been obtained from unaffiliated third parties.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF TOREADOR

     The following table sets forth as of November 26, 2001, the beneficial ownership of common stock and Series A Preferred Stock of Toreador (the only equity securities of Toreador presently outstanding) by (i) each director and nominee for director of Toreador, (ii) each person who it is currently contemplated was known to Toreador to be the beneficial owner of more than five percent of the outstanding shares of common stock, (iii) directors and executive officers of Toreador as a group and (iv) certain officers and directors of Madison who it is currently contemplated will become directors, executive officers or non-executive officers of Toreador following the merger. G. Thomas Graves III, President and Chief Executive Officer of Toreador since July 1998, and a director of Toreador, Douglas W. Weir, Chief Financial Officer of Toreador since February 1999, and Edward C. Marhanka, Vice President of Toreador since May 1997, are the only executive officers of Toreador for the purpose of this table.

     Additionally, the table includes the beneficial ownership of the common stock of Madison by the directors and executive officers which may continue in similar capacities after the merger, and their pro forma percentage of ownership of Toreador common stock giving effect to the merger.

                                                                      SERIES A PREFERRED STOCK      COMMON STOCK
                                COMMON STOCK BENEFICIALLY OWNED          BENEFICIALLY OWNED      BENEFICIALLY OWNED
                                --------------------------------      ------------------------    AFTER THE MERGER
                                                      PERCENT OF      NUMBER OF    PERCENT OF    ------------------
                                NUMBER OF SHARES        CLASS           SHARES        CLASS       PERCENT OF CLASS
                                ----------------      ----------      ----------   -----------   ------------------
DIRECTORS AND EXECUTIVE
  OFFICERS OF TOREADOR:
J. W. Bullion(11).............        44,924(1)             *               --           --                *(15)
Thomas P. Kellogg, Jr(11).....        56,000(2)             *            4,000         2.50%               *(15)
John Mark McLaughlin(11)......       225,834(3)(4)       2.81%(3)(4)    10,000                          1.94%(15)
Edward Nathan Dane(11)........       793,750(5)          9.88%(5)           --           --             6.82%(15)
Peter L. Falb(11).............       997,550(5)         12.42%(5)        4,000         2.50%            8.57%(15)
G. Thomas Graves III(11)......       295,333(6)          3.68%(6)           --           --             2.54%(15)
William I. Lee(11)............     1,394,714(7)         17.36%(7)       42,000        26.25%           12.05%(15)
H.R. Sanders(11)..............        25,000                *               --           --                *(15)
Edward C. Marhanka(11)........        66,000(9)             *(9)            --           --                *(15)
Douglas W. Weir(11)...........        35,000(10)            *(10)           --           --                *(15)
All Toreador directors and
  executive officers as a
  group of 10 persons.........     3,220,521(8)         39.34%(8)       60,000        37.50%           27.15%(15)

                                                                      SERIES A PREFERRED STOCK      COMMON STOCK
                                COMMON STOCK BENEFICIALLY OWNED          BENEFICIALLY OWNED      BENEFICIALLY OWNED
                                --------------------------------      ------------------------    AFTER THE MERGER
                                                      PERCENT OF      NUMBER OF    PERCENT OF    ------------------
                                NUMBER OF SHARES        CLASS           SHARES        CLASS       PERCENT OF CLASS
                                ----------------      ----------      ----------   -----------   ------------------
MADISON NOMINEES/ CANDIDATES:
Richard D. Preston(11)(14)....                                                                             *(15)
Michael J.
  Fitzgerald(11)(14)..........                                                                             *(15)
Ernest C. Mercier(11)(14).....                                                                             *(12)(15)
Herbert L. Brewer(11)(14).....        38,733                *                                           1.90%(13)(15)
David M. Brewer(11)(14).......        38,733                *                                          15.22%(15)(16)
Edward Ramirez(11)(14)........                                                                             *(15)
Dean L. Eiland(11)(14)........                                                                             *(15)
All listed directors and
  executive officers of
  Madison as a group of 7
  persons.....................        77,466                *                                          18.96%(15)
BENEFICIAL OWNER OF 5% OR MORE
  (EXCLUDING PERSONS NAMED
  ABOVE):
Peter L. Falb, Edward Nathan
Dane, Firethorn I Limited
Partnership and Dane, Falb,
Stone & Co., Inc.
c/o Peter L. Falb
33 Broad Street
Boston, MA 02109..............     1,017,550(5)         12.67%(5)           --           --             8.74%(15)
Wilco Properties, Inc.
4809 Cole Ave. #107
Dallas, TX 75205..............     1,394,714(7)         17.36%(7)        2,000         1.25%           12.05%(15)
Daniel M. Murphy
4809 Cole Ave. #110,
Dallas, TX 75205..............       668,350             8.32%                                          5.74%(15)

---------------

  *  Less than one percent

 (1) Includes 20,000 shares of common stock with respect to which Mr. Bullion has the right to acquire beneficial ownership upon the exercise of currently exercisable options.

 (2) Includes (i) 25,000 shares of common stock with respect to which Mr. Kellogg has the right to acquire beneficial ownership issuable upon the conversion of shares of Series A Preferred Stock, and (ii) 30,000 shares of common stock with respect to which Mr. Kellogg has the right to acquire beneficial ownership upon the exercise of current exercisable options (the percentage is calculated on the basis that such shares are deemed outstanding).

 (3) Includes 62,500 shares of common stock with respect to which Mr. McLaughlin has the right to acquire beneficial ownership issuable upon the conversion of shares of Series A Preferred Stock (the percentage is calculated on the basis that such shares are deemed outstanding).

 (4) Includes 65,000 shares of common stock with respect to which Mr. McLaughlin has the right to acquire beneficial ownership upon the exercise of currently exercisable options (the percentage is calculated on the basis that such shares are deemed outstanding).

 (5) Messrs. Dane and Falb share voting and dispositive power with respect to 748,500 shares of common stock with Firethorn I Limited Partnership, a Massachusetts limited partnership, and Dane, Falb, Stone & Co., Inc., a Massachusetts corporation. Mr. Falb has sole voting and dispositive power with respect to 137,800 shares. The information regarding Messrs. Dane's and Falb's beneficial ownership of the Company's common stock is disclosed on a Schedule 13D filed with the SEC on April 7, 1995, by the Dane Falb Persons, as amended through Amendment No. 7 thereto filed on July 30, 1998, and the

     Form 4s filed by Mr. Falb through November 22, 2001, and includes 25,000 shares of common stock assuming the conversion of Mr. Falb's 4,000 shares of Series A Preferred Stock, 204,050 shares of common stock owned directly and indirectly by Mr. Falb, and the 20,000 shares of common stock which each of Messrs. Dane and Falb has the right to acquire beneficial ownership upon the exercise of currently exercisable options (the percentage is calculated on the basis that such shares are deemed outstanding).

 (6) Includes 283,333 shares of common stock with respect to which Mr. Graves has the right to acquire beneficial ownership upon the exercise of currently exercisable options (the percentage is calculated on the basis that such are deemed to be outstanding).

 (7) Pursuant to that certain Joint Filing Agreement, entered into by and among Lee Global Energy Fund, L.P. (Lee Global), Mr. Lee and Wilco Properties, Inc. (Wilco), dated as of September 18, 1998 (previously filed with the SEC by Lee Global as Exhibit 7.9 to the Schedule 13D/A No. 6 on September 23, 1998 and incorporated herein by reference), each of Lee Global, Mr. Lee and Wilco may be deemed to beneficially own 1,394,714 shares of common stock (which is approximately 17.36% of the shares of common stock outstanding on November 22, 2001, including (i) the 955,814 shares owned directly and indirectly by Mr. Lee; (ii) the assumed conversion of Series A Preferred Stock issued to Mr. Lee into 250,000 shares of common stock, and (iii) the 20,000 shares of common stock which Mr. Lee has the right to acquire beneficial ownership upon the exercise of currently exercisable options (the percentage is calculated on the basis that such shares are deemed outstanding). Mr. Lee may be deemed to have voting power and dispositive power over (i) 156,400 shares of common stock owned by Wilco; and (ii) 12,500 shares of common stock resulting from the assumed conversion of Series A Preferred Stock issued to Wilco.

 (8) Includes (i) 558,333 shares of common stock which are subject to stock options currently exercisable by the ten directors and executive officers,
     (ii) 2,287,188 shares of the Company's common stock owned directly and indirectly by the group of ten, and (iii) the assumed conversion of shares of Series A Preferred Stock issued to Wilco Properties, Inc., and Messrs. Kellogg, McLaughlin, Falb and Lee into 12,500, 25,000, 62,500, 25,000 and 250,000 shares of common stock, respectively.

 (9) Includes 65,000 shares of common stock which are subject to stock options currently exercisable by Mr. Edward C. Marhanka, Vice
     President -- Operations of the Company and 1,000 shares of common stock owned directly.

(10) Includes 35,000 shares of common stock that are subject to stock options currently exercisable by Mr. Douglas W. Weir, Chief Financial Officer of the Company.

(11) Each of these individuals resides in Dallas, Texas, except for Mr. Kellogg who resides in Darien, Connecticut, Mr. McLaughlin who resides in San Angelo, Texas, Messrs. Dane and Falb who reside in Boston, Massachusetts, Mr. Mercier who resides in Toronto, Ontario and Mr. David M. Brewer who resides in Summit, New Jersey.

(12) Includes 2,950 Toreador equivalent shares of common stock (25,000 Madison shares) with respect to which Mr. Mercier has the right to acquire beneficial ownership upon the exercise of currently exercisable options.

(13) Includes 8,850 Toreador equivalent shares of common stock (75,000 Madison shares) with respect to which Mr. Brewer has the right to acquire beneficial ownership upon the exercise of currently exercisable options.

(14) Assumes election as director, executive officer, or non-executive officer of Toreador after the merger becomes effective.

(15) Based on beneficial ownership as if the merger was consummated on November 22, 2001.

(16) Includes (i) 118,000 Toreador equivalent shares (1,000,000 Madison shares) beneficially owned by PHD Partners LP, which is controlled by David M. Brewer, (ii) 320,000 Toreador shares from the assumed conversion of the convertible debentures held by PHD Partners LP, and (iii) 29,500 Toreador equivalent shares (250,000 Madison shares) with respect to which Mr. Brewer has the right to acquire beneficial ownership upon the exercise of currently exercisable options.

     Except as otherwise indicated, all shares shown in the above table are owned directly and the holder thereof has sole voting and investment powers with respect to such shares.

                        TOREADOR STOCKHOLDERS' PROPOSALS

     It is currently contemplated that the 2002 Annual Meeting of Stockholders of Toreador will take place on May 16, 2002. Any stockholder who intends to present a proposal at the 2002 Annual Meeting of Stockholders, and who wishes to have a proposal included in Toreador's proxy statement for that meeting, must deliver the proposal to the Secretary of Toreador at Toreador's offices in Dallas, Texas, for receipt not later than December 24, 2001. A stockholder proposal submitted outside of the processes established in Regulation 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, will be considered untimely after March 9, 2002. All proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in the proxy statement for that meeting.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Pursuant to the bylaws and the Certificate of Incorporation, as amended, of Toreador, Toreador will indemnify to the full extent authorized by Delaware law any director or officer of Toreador who is made or threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of Toreador. In addition, certain of Toreador's directors have indemnification agreements with Toreador in which Toreador agrees to indemnify such directors under certain circumstances. Toreador has purchased indemnification insurance on behalf of its directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, the issuer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

                           INFORMATION ABOUT MADISON

OVERVIEW

     Madison, a Delaware corporation, is an independent international exploration and production company. Madison's principal business activity is the exploration for, and the acquisition and development of, oil and natural gas reserves. Currently, Madison holds interests in developed and undeveloped oil and gas properties in the Paris Basin, France, the Cendere and Zeynel Fields in Turkey and the Bonasse Field and Southwest Cedros Peninsula License in Trinidad, West Indies. In addition, Madison holds a substantial acreage position of over
3.8 million acres in exploratory licenses in these areas.

     Madison utilizes an experienced team of oil and gas industry professionals to create long-term value for stockholders through generation of exploration prospects in established oil and gas producing regions, operation and development of existing fields, and evaluation of strategic acquisition opportunities. Historically, Madison has focused on selected international ventures with potential for discovery and exploitation of oil and gas reserves in countries with attractive fiscal and regulatory terms.

SUBSIDIARIES

     The subsidiaries of Madison (excluding each subsidiary whose total assets do not constitute more than 10% of the consolidated assets of Madison as at December 31, 2000, or whose total revenues do not constitute more than 10% of the consolidated revenues of Madison for the fiscal year ended December 31,
2000) are as follows.

     Madison directly holds 100% of the voting securities of the following subsidiaries: Madison Petroleum and Madison (Turkey) Inc., which are both incorporated under the laws of Delaware, and Trinidad Exploration & Development Limited, which is incorporated under the laws of the United Kingdom.

     In turn, Madison Petroleum holds 100% of the voting securities of Madison Oil Company Europe ("Madison Europe"), which is incorporated under the laws of Delaware, and Madison Europe holds close to 100% of the voting securities of Madison Oil France S.A. ("Madison France"), a societe anonyme under the laws of France, with 1,000 shares being held by Madison and six other shares being nominally held by the directors of Madison France, in accordance with the requirements of French law. Madison France holds close to 100% of the voting securities of Madison Energy France SCS (formerly Madison/Chart Energy S.C.S.), a societe en commandite simple under the laws of France, with the remaining two shares being held by Madison Europe. In addition, Madison Europe holds 100% of the voting securities of Madison Oil Turkey, Inc., which is incorporated under the laws of Liberia.

SIGNIFICANT DEVELOPMENTS

     The following sets forth a brief discussion of the developments in the business of Madison in the last five years.

  2001 ACQUISITIONS


     On February 20, 2001, Madison completed the purchase of ARCO Turkey, a wholly-owned subsidiary of British Petroleum plc, for $2.1 million in cash. The acquisition was completed on February 20, 2001. ARCO Turkey, which was subsequently renamed Madison Oil Turkey Inc., owns a 19.6% working interest in the Cendere Field located in south central Turkey and operated by the Turkish National Oil Company. The purchase of ARCO Turkey was financed with Madison's cash reserves and borrowings under a bridge loan facility with London-based Barclays Bank, which was repaid on March 30, 2001.


     On March 30, 2001, Madison completed the acquisition of the 38% minority interest in its French subsidiary, Madison Energy France SCS, from Chart Energy Holdings B.V., a Dutch company, and the remaining individual private investors for total cash consideration of $16.05 million. Following the acquisition, Madison holds 100% of the interest in Madison Energy France and its five oil fields located in the Paris Basin.

  2000 ACQUISITIONS

     On May 25, 2000, Madison completed a reverse merger with Trans-Dominion Energy Corporation, a Canadian company listed on The Toronto Stock Exchange. Prior to the merger, Madison Oil Company was a private Dallas-based company incorporated in Delaware. In the process of the merger, Madison Oil Company changed its name to Madison Petroleum Inc. and executed a share purchase agreement with Trans-Dominion Energy. Under the terms of the agreement, Trans-Dominion Energy issued common shares to the Madison Petroleum shareholders to purchase all the issued and outstanding shares of Madison Petroleum common stock. Trans-Dominion Energy subsequently changed its name to Madison Oil Company and was continued under the laws of the State of Delaware. At the conclusion of the transaction, the former Madison Petroleum shareholders owned approximately 88% of Madison Oil Company common shares and the former Trans-Dominion Energy shareholders owned approximately 12% of Madison Oil Company common shares. Following the merger, Madison's shares were consolidated on a 1-for-50 basis to reduce the total number of shares.

     Concurrent with the merger between Madison Petroleum and Trans-Dominion Energy in May 2000, Madison raised an aggregate of Cdn $10,000,000 in connection with a private placement of 6,666,666 shares of Madison common stock.

     On August 8, 2000, Madison purchased the remaining 40% interest in its United Kingdom subsidiary, Trinidad Exploration & Development Limited, for cash consideration of $200,000. On the same day, Madison completed the sale to Anglo-African Energy, Inc., a Delaware company based in New York, of a 75% interest in its Trinidadian subsidiary, Trinidad Exploration and Development Limited for a total purchase price of

$1,000,000. Additionally, the purchaser agreed to $4,000,000 in drilling commitments by Anglo-African Energy. As a result of the transaction, Madison has a 25% interest in Trinidad Exploration and Development Limited, which has a 72.5% interest in the Bonasse Field and the Southwest Cedros Peninsula Exploration License. The remaining 27.5% interest is held by Petrotin, the Petroleum Company of Trinidad and Tobago Ltd.

PRINCIPAL PROPERTIES

  FRANCE

     Madison, through its wholly-owned subsidiary, Madison Energy France, owns and operates five producing oil fields in the Paris Basin, France. Four of those are located within the Neocomian field complex and one in the Charmottes area.

     Neocomian Fields. Madison owns a 100% working interest in the Neocomian fields, a group of four oil accumulations located approximately 120 kilometers southeast of Paris, originally discovered by CEP-Amofrance and later developed by Societe Nationale ELF Aquitaine. The Chateau Renard field was discovered in 1958, Chuelles and St. Firmin-des-Bois in 1961 and Courtenay in 1964. The property currently has 68 producing oil wells. Madison Energy France purchased the fields effective October 1, 1997. Currently, the Neocomian wells are producing 950 BOPD. The Neocomian fields have produced approximately 30 MMBbl from inception to date. As of September 30, 2001, the Neocomian Fields had net reserves of 7,802 MBbl.

     Charmottes. Madison owns a 100% working interest in the Charmottes field, located 60 kilometers southeast of Paris. The property has nine oil wells of which eight are currently producing. The Charmottes field was initially developed by ESSO Rep following the discovery well drilled in 1984. The field has produced 1.0 MMBbl to date. Madison Energy France took over field operations in 1995. Reserves in the Charmottes field are 1.3 MMBbl proved, 1.3 MMBbl. The field is currently producing 450 BOPD. As of September 30, 2001, the Charmottes field has net reserves of 1,274 MBbl.

     Thibie Permit. Madison owns a 100% working interest in approximately 48,000 acres located on the east flank of the Paris Basin, about 120 kilometers east/northeast of Paris. A portion of the Thibie permit contains the northern extension of the Dommartin-Lettree oil field owned by Societe Nationale ELF Acquitaine, which is a subsurface controlled closure against an up to the basin fault. As of September 30, 2001, the Thibie Permit did not have any net reserves.

     At the Neocomian field, the 10-well drilling program which began in 2000 was completed in 2001. Further development includes 10-20 extension and infill wells which will target the three producing horizons in the fields.

     Management believes that Madison's long-term growth will depend primarily on its success in building a reserve base through exploration, thereby creating assets that can be monetized through production or asset sales to realize value for investors. Madison will continue to develop opportunities for future exploration by conducting regional studies of prospective areas and augmenting its existing acreage holdings.

  TURKEY

     In Turkey, Madison has interests in the Zeynel and Cendere fields through its subsidiary Madison (Turkey) and Madison Oil Turkey Inc.

     Zeynel. Madison has a 12.5% royalty interest in the Zeynel field, located in south-central Turkey, where 12 active wells produce 550 BOPD, or 70 BOPD to Madison's interest. As of September 30, 2001, the Zeynel field had net reserves of 101 MBbl.

     Cendere. Madison has an approximate 20% working interest in the Cendere field which is located in central Turkey. The property has 15 oil wells currently producing. The Cendere field has produced 12 MMBbl to date, and has
7.9 MMBbl of proved reserves, with 1.3 MMBbl to Madison's interest. It currently nets 500 BOPD to Madison. As of September 30, 2001, the Cendere field had net reserves of 1,047 MBbl.

     Central and SE Exploration Permits. Madison holds an overriding royalty in the Calgan exploration permit, located in South Central Turkey, where a well is expected to be drilled in 2002. Madison holds 26 exploration licenses on 2.6 million acres and has applied for seven more permits that could add 700,000 more acres to Madison's areas of operations in Turkey. A number of producing fields in Iran and Iraq trend in a north by northwesterly direction and wrap into southern Turkey through the area encompassing many of Madison's exploration permits. As of September 30, 2001, there were no net reserves for the land covered by the Central and SE Exploration Permits.

     Thrace Basin Permits. In the Thrace Basin, located in the European portion of Turkey, Madison has a 50% interest in three exploration permits and a 25% interest in one permit. The Thrace Basin has shown potential for natural gas. In this part of the country, gas is productive from shallow depths. With a pipeline through the region from Bulgaria to Istanbul and gas-fired power plants on the coast along the Marmara Sea, Madison could benefit from the area's existing infrastructure. In 2000, Madison completed a 200km seismic survey. Processing is currently in progress. Madison plans to drill two wells in the Thrace Basin in late 2001 or early 2002. The seismic survey and wells drilled on adjacent producing permits indicate similar characteristics on Madison's acreage. As of September 30, 2001, there were no net reserves for the land covered by the Thrace Basin Permits.

     As with the Paris Basin, additional development potential exists in Turkey. During 2000, the operator at the Zeynel field drilled the number 13 well and completed it as an oil producer. At Cendere, the Turkish National Oil Company completed the Cendere number 17 well in early 2001. This well is producing at a rate of 750 BOPD, or 150 BOPD to Madison's interest. Madison believes both of these fields have upside potential for additional drilling locations.

  TRINIDAD, WEST INDIES

     All of Madison's operations are conducted by, and licenses are held through, Trinidad Exploration and Development Limited, of which Madison is a 25% owner. In the South West Peninsula area of Trinidad, previously unperforated zones were put on production in the Bonasse field. Four wells are currently on production at about 49 BOPD.

     Trinidad's first commercial drilling took place in the early 1900s. Since that time more than two billion barrels of oil have been produced. On a per-acre basis, Trinidad is one of the most prolific oil producing countries in the world. There is a 5-well development program planned in 2001 at the Bonasse field.

     Trinidad Exploration and Development Limited has a highly prospective acreage position of 35,000 acres in Trinidad. In addition, Trinidad Exploration and Development Limited has contracted for a 150km2 3-D seismic program on the Cedros Peninsula permit. Trinidad Exploration and Development Limited's concession on the South West Peninsula permit is located on trend with giant producing fields. This peninsula license is located adjacent to Palo Seco to the east, Soldado and South West Soldado to the north, and the giant Pedernales field in Venezuela to the west.

     Most of the region's onshore oil comes from shallow producing zones. Trinidad Exploration and Development Limited has identified an untested anticlinal feature at a deeper target horizon. As in the offshore producing areas, Trinidad Exploration and Development Limited believes there is major potential for deep drilling onshore.

OIL AND GAS RESERVES

     The following table sets forth information about Madison's estimated net proved reserves at December 31, 2000 and 1999. LaRoche Petroleum Consultants, Ltd., an independent petroleum engineering firm of Dallas, Texas, prepared these estimates.


                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
Proved developed:
  Oil (MBbls)...............................................    3,554     4,032
  Gas (MMcf)................................................        0         0
          Total (MBOE)......................................    3,554     4,032
Proved undeveloped:
  Oil (MBbls)...............................................    2,684     2,279
  Gas (MMcf)................................................        0         0
          Total (MBOE)......................................    2,684     2,279
Discounted present value (pretax) (in thousands)............  $32,086   $35,331
Standardized measure of proved reserves (in thousands)......   29,496    31,300


     Reserves were estimated using oil and gas and production and development costs in effect on December 31 of 2000 and 1999, without escalation. The reserves were determined using both volumetric and production performance methods. Proved reserves are those estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.


     For more detailed information on Madison's reserves, please see the reserves information on pages 7, 8 and 9 of Madison's annual information form for the year 2000 dated May 18, 2001, which is incorporated by reference in the Madison proxy statement information contained in this joint proxy statement/prospectus. A copy of Madison's annual information form may be obtained from the website maintained by the Canadian securities regulators at http://www.sedar.com or from Madison by writing to Madison at the address specified under "Where You Can Find More Information" on page 126. All requests made to Madison must be received by December 21, 2001, to ensure that this information is available prior to the special meeting.


PRODUCTIVE WELLS

     The following table sets forth Madison's gross and net interests in productive oil and gas wells as of December 31, 2000. Productive wells are producing wells and wells capable of production.

                                                              GROSS(1)   NET(2)
                                                              --------   ------
Gas.........................................................      0         0
Oil.........................................................     75        47
          Total.............................................     75        47

---------------

(1) "Gross" refers to all wells in which Madison has a working interest.

(2) "Net" refers to the aggregate of the percentage working interest of Madison in the wells before royalties and on a pay-out basis unless the wells have already paid out.

ACREAGE

     The following table sets forth developed and undeveloped acreage owned by Madison attributable to Madison's ownership as of December 31, 2000.

                          DEVELOPED ACREAGE    UNDEVELOPED ACREAGE        TOTAL ACREAGE
                          -----------------   ---------------------   ---------------------
                           GROSS      NET       GROSS        NET        GROSS        NET
                          -------   -------   ---------   ---------   ---------   ---------
France..................  24,260    24,260       98,099      98,099     122,359     122,359
Turkey..................  25,902       240    3,259,515   2,504,375   3,285,417   2,504,615
Trinidad, West Indies...  35,000     8,750            0           0      35,000       8,750
                          ------    ------    ---------   ---------   ---------   ---------
          Total.........  85,162    33,250    3,357,615   2,602,474   3,442,776   2,635,724

DRILLING ACTIVITIES

     The development and exploratory wells Madison drilled during the periods indicated are summarized in the following table and were drilled in France.

                                                           YEAR ENDED DECEMBER 31,
                                                    -------------------------------------
                                                          2000                1999
                                                    -----------------   -----------------
                                                    GROSS(1)   NET(2)   GROSS(1)   NET(2)
                                                    --------   ------   --------   ------
Development:
  Gas(3)..........................................      0         0        0         0
  Oil(4)..........................................      0         0        0         0
  Abandoned(5)....................................    1.0       0.5        0         0
                                                      ---       ---        --        --
     Totals.......................................    1.0       0.5        0         0
                                                      ===       ===        ==        ==
Exploratory:
  Gas(3)..........................................      0         0        0         0
  Oil(4)..........................................      0         0        0         0
  Abandoned(5)....................................      0         0        0         0
                                                      ---       ---        --        --
     Totals.......................................      0         0        0         0
                                                      ===       ===        ==        ==

---------------

(1) "Gross" means the number of wells in which Madison has an interest.

(2) "Net" means the aggregate of the numbers obtained by multiplying each gross well by Madison's after pay-out percentage working interest therein.

(3) "Gas" means gas wells which are either currently producing or are capable of production.

(4) "Oil" means producing oil wells.

(5) "Abandoned" means wells that were dry when drilled and were abandoned without production casing being run.


NET PRODUCTION, UNIT PRICES AND COSTS



     The following table summarizes Madison's oil production, net of royalties, for the periods indicated. Also set forth below are the calculations of average unit prices and unit costs in total, and by geographic area. Madison does not produce natural gas or natural gas liquids. All amounts reflect 100% of the operations of

Madison Chart Energy SCS ("MCE"), Madison's French subsidiary. An unrelated entity held a 38% minority interest in MCE until Madison purchased the minority interest on March 30, 2001.



                                                                         NINE MONTHS
                                                                            ENDED
                                            YEARS ENDED DECEMBER 31,    SEPTEMBER 30,
                                            ------------------------   ----------------
                                             2000     1999     1998    2001(1)    2000
                                            ------   ------   ------   -------   ------
Production
  Oil (MBbls)(1)..........................     379      405      238      499       295
  Daily Average (Bbls)....................   1,036    1,110      652    1,828     1,077
Unit Prices
  Average oil price ($/Bbl)...............  $24.87   $15.86   $15.53   $21.84    $23.53
                                            ======   ======   ======   ======    ======
Unit Costs, per Bbl
  Exploration and production..............  $11.11   $ 8.84   $ 8.99   $ 8.71    $ 9.91
  General and administrative..............    4.94     3.06     4.93     3.25      5.23
  Geological and geophysical..............    1.41       --       --       --        --
  Depreciation, depletion and
     amortization.........................    5.18     3.07    13.02     3.75      5.96
  Interest expense........................    1.47     1.68     0.73     2.98      1.81
                                            ------   ------   ------   ------    ------
     Total unit costs per Bbl.............  $24.11   $16.65   $27.67   $18.69    $22.90
                                            ======   ======   ======   ======    ======


---------------


(1)Includes operations of ARCO Turkey from February 20, 2001 through September 30, 2001.



AVERAGE SALES PRICE AND AVERAGE PRODUCTION COST



     The following table sets forth Madison's average sales prices and average production costs by geographic region for the specified period:



                                                                         NINE MONTHS
                                                                            ENDED
                                            YEARS ENDED DECEMBER 31,    SEPTEMBER 30,
                                            ------------------------   ---------------
                                             2000     1999     1998     2001     2000
                                            ------   ------   ------   ------   ------
Average Sales Price
  France..................................  $24.87   $15.86   $15.53   $23.80   $23.53
  Turkey..................................      --       --    23.69    21.99(1)  21.52

Average Production Cost
  France..................................  $ 8.99   $ 8.84   $ 8.99   $ 7.75   $ 9.91
  Turkey..................................      --       --       --     5.24     0.00


---------------


(1)Includes the operations of ARCO Turkey from February 20, 2001 through September 30, 2001.



     At December 31, 2000, Madison had one well in the process of being drilled in France. No wells were being drilled at December 31, 1999 or 1998. At December 31, 2000, 1999 and 1998, Madison has no waterfloods in process of installation, pressure maintenance operations or any other related operations of material importance.

TITLE TO PROPERTIES

     Madison does not hold title to properties in France or in Turkey, but is granted a long-term, renewable, exploration and production permit by the governments of France and Turkey. The year the current exploration and production permits in France and Turkey expire is as follows:

                                                                POST-EXPIRATION
                                                                    PROVED          PERCENT OF
                                                                   RESERVES       PROVED RESERVES
PROPERTY                               PERMIT EXPIRATION DATE       (MBbls)       POST-EXPIRATION
--------                               ----------------------   ---------------   ---------------
Neocomian Fields.....................           2011                 3,493            44.80%
Charmottes Field.....................           2013                   244            19.20%
Zeynel Field.........................           2012                    11            10.90%
Cendere Field........................           2013                    42              .04%
                                                                     -----
                                                                     3,790


     There are no proved reserves associated with the Thibie Permit, Central and SE Exploration Permits and Thrace Basin Permits. The Thibie Permit expires in 2002 and Madison has already submitted an application for renewal. The Central and SE Exploration Permits expire in 2020, and the Thrace Basin Permits expire in 2009. All of these permits are renewable at Madison's option.


MARKETS AND COMPETITION

     In France, Madison currently sells all of its production to Elf Aquitaine Exploration & Production Company, the largest purchaser in the area, and such production is shipped by truck to its refinery. Alternative markets are available by pipeline to refineries in the south of France. Production in Turkey is sold to TPAO, the Turkish national oil company.

REGULATION

     General. All the current exploration activities of Madison are conducted in France, Turkey and Trinidad. Such activities are affected in varying degrees by political stability and government regulations relating to foreign investment and the oil and gas industry. Changes in these regulations or shifts in political attitudes are beyond the control of Madison and may adversely affect their businesses. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental legislation and mine safety. The following discussion of oil and gas industry regulation and risks of foreign operations is summary in nature and is not intended to cover all regulatory matters or risks that could affect Madison.

     Currency Risk. The results of oil and gas exploration and development operations in other countries are subject to foreign currency fluctuations and such fluctuations may materially affect Madison's financial position and results.

     Government Regulation. The current or future operations of Madison including exploration and development activities on its properties, require permits from various federal, state, local and foreign governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection and other matters. Compliance with these requirements may prove to be difficult and expensive.

     Effective Enforceability of Judgments. As substantially all of the assets of Madison are located outside of Canada, and a majority of the directors and officers of Madison are resident and domiciled outside of Canada, it may be difficult or impossible to enforce judgments granted by a court in Canada against the assets of Madison or those directors and officers of Madison who are resident outside of Canada.

     Permits and Licenses. In order to carry out exploration and development of mineral interests or to place these into commercial production, Madison may require certain licenses and permits from various federal, state, local and foreign governmental authorities. In addition, such licenses and permits, other than the permits described in "Information About
Madison -- Title to Properties" are subject to change and there can be no assurances that any application to renew any existing licenses or permits, other than the permits described in "Information About Madison -- Title to Properties" will be approved.


     Repatriation of Earnings. Currently, there are no restrictions on the repatriation from France or Turkey of earnings or capital to foreign entities. However, there can be assurances that any such restrictions or repatriation of earnings or capital from France, Turkey or any other country where Madison may invest, will not be imposed in the future.

     Environmental. The oil and gas industry is subject to extensive and varying environmental regulations in each of the jurisdictions in which Madison may operate. Environmental regulations establish standards respecting health, safety and environmental matters and place restrictions and prohibitions on emissions of various substances projected concurrently with oil and natural gas. These regulations can have an impact on the selection of drilling locations and facilities, potentially resulting in increased capital expenditures. In addition, environmental legislation may require those wells and production facilities be abandoned and sites reclaimed to the satisfaction of local authorities. Madison will be committed to meeting its responsibility to comply with environmental and operation legislation wherever it operates.

EMPLOYEES

     As of September 30, 2001, Madison and its subsidiaries had 25 full time employees. As part of its business, Madison retains the services of consultants as required on an ongoing basis.

LEGAL PROCEEDINGS

     Karak Petroleum. Madison Oil Company and its wholly-owned subsidiary Trans-Dominion Holdings Ltd. are named as defendants in a complaint filed in Alberta, Canada, in 1999. The complaint arises from a dispute between Karak Petroleum, a subsidiary of Trans-Dominion Holdings, and the operator of an exploratory well in Pakistan in 1994 in which Karak was a joint interest partner. The case is in the discovery phase.

     Dalbiez Severance. This matter involves a complaint by a former employee in France who disputes the amount of the severance payment made to him following his requested termination from Madison Energy France in March 2001. Madison has preliminarily prevailed, subject to the former employee's right of appeal.

     Turkish Registered Capital. Under the existing Petroleum Law of Turkey, capital which is invested by foreign companies for projects such as oil and gas exploration can be registered with the General Directorate of Petroleum Affairs, thereby qualifying for protection against adverse changes in the exchange rate between the time of the initial investment and the time such capital is repatriated out of Turkey. Since 1997 the Turkish government has suspended such protection for repatriated capital. As holder of more than $50 million of registered capital, Madison has filed suit in Turkey to attempt to restore the exchange rate protections afforded under the law.

     Trinidad Arbitration. Madison holds a 25% interest in Trinidad Exploration and Development, Inc., a Trinidad company engaged in oil and gas exploration. Until August 2000, Trinidad Exploration and Development was a wholly-owned subsidiary of Madison, at which time Madison sold a 75% interest to another company. Under the terms of the sale, the buyer was required to fund $4.0 million in costs of drilling and exploration before Madison was required to contribute additional amounts in accordance with its 25% shareholding. During 2001, Trinidad Exploration and Development has been primarily engaged in a seismic program to conduct exploration on a license interest in the SW Peninsula of Trinidad. In late August, Madison received an initial billing for capital contributions to fund the ongoing exploration. The operator claims, however, that Madison did not make timely payments and that Madison's interest in Trinidad Exploration and Development is therefore reduced. Madison disputes any reduction in its interest and, pursuant to the shareholder agreement between the parties, has engaged counsel to pursue arbitration proceedings in New York to settle the dispute.

                      DESCRIPTION OF MADISON CAPITAL STOCK

     Madison's authorized capital consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share, issuable in series. At November 26, 2001, Madison had:

     - 26,283,096 shares of common stock outstanding; and

     - 0 shares of preferred stock outstanding.

COMMON STOCK

     Holders of shares of common stock are entitled to one vote for each share held of record on matters to be voted on by Madison's stockholders. Holders of common stock are entitled to receive dividends, when, as, and if declared by Madison's board of directors out of funds legally available to Madison. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the shares. The shares of common stock are not subject to further calls or assessments by Madison. In the event of a dissolution, holders of shares of common stock are entitled to a distribution of Madison's assets remaining after all other claims and obligations have been paid in full in accordance with Delaware law. Madison may change the rights of the holders of shares of its common stock by amendment to its Articles of Incorporation approved by a majority of the stockholders entitled to vote thereon.

                    MADISON DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with Madison of each executive officer and director of Madison.

NAME                                    AGE           POSITION WITH MADISON
----                                    ---           ---------------------
Herbert L. Brewer.....................  75    Director, Chairman of the board of
                                              directors, Chief Executive Officer
David M. Brewer.......................  48    Director and Vice-Chairman of the
                                              board of directors
Hon. Maurice Herzog...................  82    Director
Ernest C. Mercier.....................  71    Director
Charles B. Wheeler....................  70    Director
Joseph J. Simons......................  43    Director
Dean L. Eiland........................  46    Vice-President -- Engineering
Michael J. FitzGerald.................  51    Vice-President -- Exploration and
                                              Production
Richard D. Preston....................  58    Vice-President, Chief Financial
                                              Officer and Secretary
Edward Ramirez........................  50    Vice-President -- Technical

     Herbert L. Brewer co-founded Madison in 1993 and effective July 12, 2001, became the Chief Executive Officer of Madison. Prior to becoming Chief Executive Officer of Madison, he had been retired and formerly was the chairman of Triton Europe and Senior Vice-President of Triton Energy, responsible for worldwide exploration. Previously, he was employed by Exxon and May Petroleum. He has been involved with new-field discoveries including Cusiana (Columbia), Parentis and Villeperdue (France), Block 18JDA (Thailand) and Motaton (Venezuela). He resides in Dallas, Texas.

     David M. Brewer is the co-founder of Madison. He was President of Madison from 1993-2000. He has been a self-employed consultant since 2000. Formerly, he was an attorney with the New York law firm of Cravath, Swaine & Moore and with Union Pacific Corporation. He resides in Summit, New Jersey.

     Maurice Herzog serves as the advisor to the Chairman of Groupe Schneider for international affairs, and formerly was the president of Triton France, a subsidiary of Triton Energy Ltd. For eight years M. Herzog served as Secretary of State for Youth and Sports in the government of Charles deGaulle, served as the mayor of Chamonix for nine years, and was a member of the International Olympic Committee from 1970-1993. He resides in Paris, France.

     Ernest C. Mercier, after 15 years in the petrochemical industry, founded the venture capital unit of a Canadian chartered bank. Since 1993, he has been the Chairman of Oxford Properties Group Inc., one of Canada's leading owner and manager of office buildings.

     Charles B. Wheeler is President of Glenayr Corporation. Previously, he was Vice President of Exxon Corporation, responsible for worldwide exploration and production From 1996 to 2000 he served as chairman of Trans-Dominion Energy Corporation. He resides in Houston, Texas.

     Joseph J. Simons was formerly a partner with the law firm of Clifford Chance Rogers & Wells. He resides in Washington, D.C.

     Michael J. FitzGerald has directed Madison's exploration and production since 1993. Previously, he was with Triton Energy from 1978-1991 where he was responsible for exploration in the North Sea, France and Holland. Prior to working at Triton Energy, he worked at Texaco, Consolidated Natural Gas and General American Oil Company.


     Dean L. Eiland joined Madison in March 1998. He worked as a consultant for Madison from December 1997 until March 1998. Previously, he was Vice
President -- Engineering at Parker & Parsley International, an independent international exploration and production company unaffiliated with Toreador, from 1985 through December 1997 where he was responsible for reservoir engineering, corporate acquisitions and divestitures, and management of the Australian activities. Prior to working for Parker & Parsley International, he worked as an engineer at Ensource and Amerada Hess.



     Richard D. Preston joined Madison in September 1999. He worked as a consultant for Madison from August 1998 until September 1999. Previously, he was treasurer of Triton Energy Ltd., an independent international exploration and production company unaffiliated with Toreador, and its 40 domestic and international subsidiaries from 1993 through August 1998, in charge of treasury, corporate planning and information technology. Prior to working for Triton Energy Ltd. and Triton Europe, he worked for Apache Corporation and Paine Webber.


     Edward Ramirez joined Madison in 1994. Previously, he was International Marketing Coordinator for Geco-Prakla, the geophysical subsidiary of Schlumberger. Prior to working for Geco-Prakla, he worked for Triton Energy and Mobil.

             MADISON EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

SUMMARY COMPENSATION TABLE

     The following table details annual and long-term compensation paid during the periods indicated to persons serving as executive officers of Madison.

                                                                            LONG-TERM COMPENSATION
                                                                      -----------------------------------
                                                                               AWARDS
                                                                      -------------------------   PAYOUTS
                                       ANNUAL COMPENSATION                          SECURITIES    -------
                              -------------------------------------   RESTRICTED    UNDERLYING     LTIP      ALL OTHER
                                     SALARY            OTHER ANNUAL     STOCK      OPTIONS/SARS   PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    (US$)    BONUS   COMPENSATION   AWARDS($)        (#)          ($)         ($)
---------------------------   ----   -------   -----   ------------   ----------   ------------   -------   ------------
Herbert L. Brewer(1),.......  2000               --          --            --         75,000         --           --
  President and Chief         1999               --          --            --             --         --           --
  Executive Officer           1998               --          --            --             --         --           --
Joseph Ciavarra(1),.........  2000   150,000     --          --            --        500,000         --           --
  President and Chief         1999        --     --          --            --             --         --           --
  Executive Officer           1998        --     --          --            --             --         --           --
Dean L. Eiland,.............  2000   114,583     --          --            --        100,000         --           --
  Vice-President Engineering  1999    93,333     --          --            --             --         --           --
                              1998    48,750     --          --            --             --         --           --
Michael J. FitzGerald,......  2000   185,000     --          --            --        150,000         --           --
  Vice-President Exploration  1999   180,333     --          --            --             --         --           --
  and Production              1998   175,000     --          --            --             --         --           --
Richard D. Preston,.........  2000   180,000     --          --            --        150,000         --           --
  Vice-President, Chief       1999    45,000     --          --            --             --         --           --
  Financial Officer and       1998        --     --          --            --             --         --           --
  Secretary
Edward Ramirez,.............  2000   145,000     --          --            --        100,000         --           --
  Vice-President Technical    1999   145,000     --          --            --             --         --           --
                              1998   143,188     --          --            --             --         --           --

---------------

(1) Effective July 12, 2001, J. Joseph Ciavarra resigned his position as President and Chief Executive Officer of Madison. Herbert L. Brewer, Chairman of Madison, was appointed as the new President and Chief Executive Officer.

EMPLOYMENT AGREEMENTS

     On September 10, 2001, Madison entered into employment agreements with Richard D. Preston, Michael J. FitzGerald, Edward Ramirez and Dean Eiland setting forth certain terms dealing with each individual's responsibilities, compensation and termination benefits.

     Pursuant to the agreements, if the individuals' employment with Madison is terminated for any reason other than dismissal for cause or a voluntary resignation on the part of the executive, Madison will pay to such executive an amount equal to his monthly salary for twelve months following the termination date with the first of such monthly payments to be mailed on the first business day of the month following the termination date. In addition, one-half of the executive's unvested Madison stock options will vest upon the executive's termination. Such termination benefits will only be paid if the executive agrees to sign a standard termination agreement at the time of his departure from Madison releasing Madison from any liability, agreeing not to use confidential company information for another employer, and also agreeing not to hire away other Madison personnel for a reasonable period of time. It is further understood that each executive shall receive a $50,000 bonus upon the consummation of the merger with Toreador, and also under the terms of the employment agreements, if the merger is not consummated, the executive's stock option price shall be reduced to $0.65 per share.

COMPENSATION OF DIRECTORS

     Madison pays its directors $500 for each regularly scheduled board of directors meeting they attend and reimburse directors for reasonable travel expenses. Madison pays its directors $500 for each telephonic board of directors meeting in which the directors participate. Madison pays members of the committees of its board of directors $500 per meeting, unless the committee meeting is held in conjunction with a meeting of the board of directors, in which case Madison pays $500. Additionally, Madison pays an annual stipend of $5,000 to each board member. Madison also pays committee chairmen and the chairman of the board an additional stipend of $1,000 per annum.

OPTIONS, GRANTS AND EXERCISES

     100,000 options were granted during 2000 to persons serving as executive officers of Madison.

AGGREGATED OPTION EXERCISES IN 2000 AND DECEMBER 31, 2000 OPTION VALUES

     The following table sets forth certain information about the exercise during the last year of options to purchase common stock by the executive officers named in the Summary Compensation Table and the number and value of unexercised options to purchase common stock held by such individuals at December 31, 2000. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the December 31, 2000 price of the common stock. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the common stock relative to the exercise price per share of common stock at the time the stock option is exercised. There is no assurance that the values of unexercised, "in-the-money" stock options reflected in this table will be realized.

     AGGREGATED OPTION EXERCISES IN 2000 AND DECEMBER 31, 2000 OPTION VALUE

                                                        NUMBER OF SECURITIES
                               SHARES       VALUE      UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN THE
                             ACQUIRED ON   REALIZED     OPTIONS AT FY END(#)      MONEY OPTIONS AT FY END($)
NAME                         EXERCISE(#)     ($)      EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----                         -----------   --------   -------------------------   ---------------------------
Herbert L. Brewer..........       0           0             75,000/0                          0/0
David M. Brewer............       0           0             250,000/0                         0/0
Joseph Ciavarra............       0           0             0/500,000                         0/0
Maurice Herzog.............       0           0             25,000/0                          0/0
William I. Lee.............       0           0             25,000/0                          0/0
Ernest Mercier.............       0           0             25,000/0                          0/0
Charles Wheeler............       0           0             25,000/0                          0/0
Joseph Simons..............       0           0             25,000/0                          0/0
Dean L. Eiland.............       0           0             0/100,000                         0/0
Michael J. FitzGerald......       0           0             0/150,000                         0/0
Richard D. Preston.........       0           0             0/150,000                         0/0
Edward Ramirez.............       0           0             0/100,000                         0/0
                                 --          --           -----------------                   ---
  Total....................       0           0           450,000/1,000,000                   0/0
                                 --          --           -----------------                   ---

STOCK OPTION PLAN

     Madison has adopted the 2000 Stock Option Plan which consists of a share option plan for employees, senior officials, directors and consultants of Madison and is subject to the requirements of The Toronto Stock Exchange. The number of options that may be issued under the 2000 Stock Option Plan is limited by the rules and policies of The Toronto Stock Exchange and is governed by the terms and conditions of the plan. Options issued under the 2000 Stock Option Plan have up to a maximum ten-year term and are exercisable at a price determined by the Board of Directors at the time the option is granted, which price shall not be less than the closing price of the shares on The Toronto Stock Exchange on the trading day immediately preceding the day of the grant of the option. Options to acquire not more than 2,500,000 shares may be issued pursuant to the 2000 Stock Option Plan.

     During the financial year ended December 31, 2000, the Board of Directors of Madison granted options to purchase 1,676,000 shares to employees, who were officers, directors and other service providers at an exercise price equal to Cdn$1.40 per share, except for 35,000 options which were granted at an exercise price equal to Cdn$1.50 per share and 100,000 options which were granted at Cdn$1.00 per share and 60,000 shares which were granted at Cdn$0.80 per share. With the exception of the options to purchase 35,000 shares, which expire June 27, 2010, the 100,000 shares, which expire August 31, 2010, and the 60,000 shares, which expire November 6, 2010, all such options will expire July 12, 2010.

     During the fiscal year ended December 31, 2001, the Board of Directors of Madison granted options to purchase 350,000 shares to other service providers at an exercise price equal to Cdn$0.70, except for 125,000 options which were granted at an exercise price of Cdn$0.80 per share. With the exception of the options to purchase 125,000 shares, which expire August 29, 2011, all such options will expire on July 18, 2011.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF MADISON

INDEBTEDNESS

     Michael J. FitzGerald, Vice-President, Exploration and Operations of Madison, received a loan from Madison in the amount of $31,297 in order to facilitate his ability to purchase shares of Madison.

CONVERTIBLE DEBENTURE

     There is an outstanding convertible debenture made by Madison in favor of PHD Partners LP, a partnership controlled by David M. Brewer, a director of Madison, in the principal amount of $2,159,746. Interest on the convertible debenture is payable in cash or shares of Madison common stock and the principal is convertible into shares of Madison common stock.

  SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT OF MADISON

     The following table sets forth information regarding the ownership of Madison common stock as of November 23, 2001, by:

     - each director and executive officer;

     - all executive officers and directors as a group; and

     - each person known by Madison to own more than 5% of the outstanding shares of common stock or preferred stock.

     To Madison's knowledge, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated.

                                                                     TOREADOR COMMON
                                        MADISON COMMON STOCK(2)        STOCK(2)(3)
                                        -----------------------   ----------------------
                                                       PERCENT                  PERCENT
NAME OF BENEFICIAL OWNER                  AMOUNT      OF CLASS      AMOUNT      OF CLASS
------------------------                -----------   ---------   -----------   --------
Directors and Executive Officers:
Herbert L. Brewer.....................   1,469,296       6.00%        212,110(4)    2.26%(4)
David M. Brewer.......................  10,731,026      41.00%      1,304,994(5)   13.88%(5)
J. Joseph Ciavarra....................     438,048       2.00%         51,690       .54%
Hon. Maurice Herzog...................      25,000       0.00%          2,950       .03%
Ernest C. Mercier.....................      15,000       0.00%          1,770       .01%
Charles Wheeler.......................     169,320       1.00%         19,980       .21%
Joseph Simons.........................   1,323,233       5.00%        156,141      1.65%
Dean L. Eiland........................     383,273       1.00%         45,226       .48%
Michael J. FitzGerald.................     492,397       2.00%         58,103       .61%
Richard D. Preston....................     465,848       2.00%         52,870       .56%
Edward Ramirez........................     432,978       2.00%         51,091       .54%
PHD Partners(1).......................   3,328,411      11.73%(4)     392,752      4.04%(6)

---------------

(1) PHD Partners is controlled by David M. Brewer.

(2) Does not include the options referred to under "Aggregated Option Exercises in 2000 and December 31, 2000 Option Value," which have an exercise price of Cdn $1.40 and expire upon the merger becoming effective.

(3) Based on beneficial ownership assuming the merger was completed on November 26, 2001.

(4) Includes 38,733 shares of Toreador common stock which Herbert L. Brewer held on November 26, 2001.

(5) Includes 38,733 shares of Toreador common stock which David M. Brewer held on November 26, 2001.

(6) Assumes full conversion of the $2,159,746 convertible debenture held by PHD Partners LP.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of Toreador stockholders are governed by Toreador's certificate of incorporation, as amended, its restated bylaws and the laws of the State of Delaware. The rights of Madison stockholders are governed by Madison's certificate of incorporation, as amended, its bylaws and the laws of the State of Delaware. After the merger, the Madison stockholders will become stockholders of Toreador and accordingly, their rights will be governed by Toreador's amended certificate of incorporation, restated bylaws and the laws of the State of Delaware. While the rights and privileges of Toreador stockholders are, in many instances, comparable to those of Madison's stockholders, there are some differences. The following is a summary discussion of the material differences, as of the date of this document, between the rights of Toreador stockholders and the rights of Madison stockholders, as reflected in their respective charters and bylaws. Please consult the Delaware General Corporation Law and the respective charters and bylaws of Toreador and Madison for a more complete understanding of these differences.

                 TOREADOR                                       MADISON
                 --------                                       -------
                                AUTHORIZED CAPITAL STOCK

-     20,000,000 shares of common stock       -     100,000,000 shares of common stock
-     4,000,000 shares of preferred stock,    -     20,000,000 shares of preferred stock,
      issuable in one or more series as             issuable in one or more series as
      authorized by the Toreador board              designated by the Madison board

                              NUMBER AND TERM OF DIRECTORS

-     7-15 directors; elected for one-year    -     Unlimited number of directors;
      terms Pre-merger actual number of             elected for one-year terms; board may
      directors: 8                                  divide members into classes
      Post-merger actual number of
      directors: 11

                                  REMOVAL OF DIRECTORS

-     Can be for any reason at any annual     -     Can be for any reason; requires the
      or special meeting of stockholders;           affirmative vote of a majority of the
      requires the affirmative vote of a            shares of the stockholders entitled
      majority of the shares of those               to vote
      stockholders entitled to vote thereon

                             SPECIAL MEETING OF STOCKHOLDERS

-     Can be called by stockholders holding   -     Cannot be called by stockholders
      not less than one-tenth of all shares
      entitled to vote at such meeting;
      business transacted at a special
      meeting is limited to the business
      stated in the meeting notice

                                    CHARTER AMENDMENT

-     Generally requires board approval and   -     Generally requires board approval and
      the affirmative vote of the holders           the affirmative vote of the holders
      of a majority of shares entitled to           of a majority of shares entitled to
      vote                                          vote

                                   AMENDMENT TO BYLAW

-     Made by the board of directors by the   -     May be made by the board of directors
      affirmative vote of the majority of           (any amendment so made can be
      directors present or by the                   repealed by an affirmative vote of
      affirmative vote of the holders of a          the stockholders), or by affirmative
      majority of shares entitled to vote           vote of the holders of a majority of
                                                    shares entitled to vote

                 TOREADOR                                       MADISON
                 --------                                       -------
                             INSPECTION OF BOOKS AND RECORDS

-     Any stockholder has the right to        -     Any stockholder has the right to
      examine the corporate books, records,         examine the corporate books, records,
      and share transfer records                    and share transfer records

                              VOTE REQUIRED FOR MERGERS AND
                        SIMILAR FUNDAMENTAL CORPORATE TRANSACTION

-     Affirmative vote of the holders of      -     Affirmative vote of the holders of a
      the majority of the shares entitled           majority of the shares entitled to
      to vote                                       vote

                       ADOPTION OF 2002 STOCK OPTION PLAN

GENERAL

     Pursuant to an Unanimous Written Consent dated October 26, 2001, the Toreador board approved the adoption of the 2002 Stock Option Plan to authorize and reserve for issuance 500,000 shares of Toreador common stock. The 2002 Stock Option Plan would replace the Amended and Restated 1990 Stock Option Plan that does not have any shares remaining authorized and reserved. Officers, key employees and key consultants of Toreador and its subsidiaries would be eligible to receive stock options pursuant to the 2002 Stock Option Plan.

TERMS OF THE 2002 STOCK OPTION PLAN

     Administration. The 2002 Stock Option Plan may be administered by a committee of the Toreador board consisting of at least three "outside directors" under Section 162(m) of the United States Internal Revenue Code of 1986, as amended, and who are also "disinterested persons" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

     The 2002 Stock Option Plan administrator has sole authority to:

     - interpret and construe the provisions of the 2002 Stock Option Plan and adopt regulations and guidelines to administer the 2002 Stock Option Plan; and

     - make awards under the 2002 Stock Option Plan, designate participants in the 2002 Stock Option Plan and impose limitations upon awards under the 2002 Stock Option Plan.

     The plan administrator of the 2002 Stock Option Plan will be the compensation committee of the board of directors.

     Eligibility. All of Toreador's and its subsidiaries' directors, employees and consultants who have the capability of making a substantial contribution to the success of Toreador are eligible to participate in the 2002 Stock Option Plan.

     Transferability. Rights under any award may not be transferred or assigned except by will or the laws of descent and distribution, or with respect to a non-qualified stock option, pursuant to the terms of a qualified domestic relations order, or with respect to an incentive stock option, by the participant or his legally authorized representative during the participant's lifetime.

     Amendment of the 2002 Stock Option Plan. The 2002 Stock Option Plan may be amended by the committee of the Toreador board administering the 2002 Stock Option Plan without the consent of the stockholders except that any amendment, though effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted. The authorization for issuance of 500,000 shares of Toreador common stock under the 2002 Stock Option Plan requires stockholder approval under the rules of The Nasdaq National Market System.

     Stock Options. A grant of a stock option entitles a participant to purchase from Toreador a specified number of shares of common stock at a specified price per share. In the discretion of the committee of the Toreador board administering the 2002 Stock Option Plan, stock options may be granted as non-qualified stock options or incentive stock options, but incentive stock options may only be granted to employees of Toreador and its subsidiaries. If incentive stock options are granted to any owner of 10% or more of the total combined voting power of all classes of stock of Toreador and its subsidiaries, the option period shall be no longer than five years from the date of grant and the option price shall be at least 110% of the fair market value of a share of common stock at the time such option is granted. Incentive stock options shall be subject to any terms and conditions as the committee of the Toreador board administering the 2002 Stock Option Plan deems necessary or desirable in order to qualify as an incentive stock option within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended.

     The purchase price per share of common stock subject to (i) an incentive stock option is 100% of the fair market value of a share of common stock at the time such option is granted or (ii) a non-qualified stock option is not less than 100% of the fair market value of a share of common stock at the time such option is granted. Upon exercise, payment for shares of common stock acquired on exercise of a stock option may be made in cash, in shares of common stock, or a combination thereof, as the committee of the Toreador board administering the 2002 Stock Option Plan may determine.

     Stock options may be subject to a vesting schedule as determined by the committee of the Toreador board administering the 2002 Stock Option Plan. No stock option may be exercised later than ten years after the date of grant. Generally, options are exercisable only while the participant is an employee of Toreador or during the remaining term of the stock option and three months after termination of employment, whichever is sooner. Stock options for employees terminated for cause shall immediately terminate. In the event of death, retirement or permanent disability, outstanding options may be subject to forfeiture and/or time limitations.

     Automatic Grants. On the date on which a director who is not an employee of Toreador is first elected or appointed to the Toreador board, he or she is granted a stock option to purchase 10,000 shares of common stock at the fair market price on the date and at each annual meeting thereafter at which he or she is a director of the grant unless such director declines to participate within 10 days after his or her election to the board or after the annual meeting. No grant shall be exercisable later than ten years after the grant date. In the case of resignation or failure to be re-elected, all options previously granted remain exercisable in accordance with the terms of the award agreement.

     Change in Control. In the event of a change in control of Toreador, all unmatured installments of stock options outstanding shall thereupon automatically be accelerated and exercisable in full. Such acceleration of exercisability shall not apply to a stock option granted to a participant other than nonemployee directors if any surviving acquiring corporation agrees to assume such stock option in connection with the change in control.

FEDERAL INCOME TAX CONSEQUENCES

     The federal income tax consequences, in general, of the 2002 Stock Option Plan are as follows:

     With respect to Non-Qualified Stock Options granted under the 2002 Stock Option Plan: A participant receiving a grant will not recognize income and Toreador will not be allowed a deduction at the time such an option is granted. When a participant exercises a non-qualified stock option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Toreador or its subsidiaries or affiliates. When a participant disposes of shares acquired by the exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon the holding period of the shares. If the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as short-term or long-term capital loss, depending upon the holding period of the shares.

     With respect to Incentive Stock Options granted under the 2002 Stock Option
Plan: A participant receiving a grant will not recognize income and Toreador will not be allowed a deduction at the time such an option is granted. When a participant exercises an incentive stock option while employed by Toreador or any of its subsidiaries or within the three-month (one year for disability) period after termination of employment, no ordinary income will be recognized by the participant at that time (and no deduction will be allowed to Toreador) but the excess of the fair market value of the shares acquired by such exercise over the option price will be taken into account in determining the participant's alternative minimum taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares acquired upon exercise are not disposed of until more than two years after the date of grant and one year after the date of transfer of the shares to the participant (statutory holding periods), the excess of the sale proceeds over the aggregate option price of such shares will be long-term capital gain, and Toreador will not be entitled to any federal income tax deduction. Except in the event of death, if the shares are disposed of prior to the expiration of the statutory holding periods (a "Disqualifying Disposition"), the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if sustained, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and Toreador or its subsidiary will be entitled to a federal tax deduction in a like amount), and the balance of the gain, if any, will be capital gain (short-term or long-term depending on the holding period). To the extent that the aggregate fair market value of stock (determined on the date of grant) with respect to which incentive options become exercisable for the first time during any calendar year exceeds $100,000, such options will be treated as non-qualified options.

     Special rule if option price is paid for in shares: If a participant pays the exercise price of a non-qualified or incentive stock option with previously-owned shares of Toreador's common stock and the transaction is not a Disqualifying Disposition, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number surrendered will not be taxable if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value if a non-qualified stock option is being exercised. The participant does not recognize income and Toreador receives no deduction as a result of the tax-free portion of the exchange transaction. If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a Disqualifying Disposition, the tax results are as described in the immediately preceding paragraph above. The income treatment will apply to the shares disposed of but will not affect the favorable tax treatment of the shares received.

     THE TOREADOR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF TOREADOR'S 2002 STOCK OPTION PLAN.

                                    EXPERTS

     The audited financial statements of Toreador as of December 31, 2000 and 1999 and for each of the years in the period ended December 31, 2000 are included in this joint proxy statement/prospectus in reliance upon the report of Ernst & Young LLP, independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited financial statements of Texona Petroleum Corporation as of December 31, 1999 and for the year then ended are included in this joint proxy statement/prospectus in reliance upon the report of Ernst & Young LLP, independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited financial statements of Madison as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 are included in this joint proxy statement/prospectus in reliance upon the report of James A. Moyers, CPA, independent accountant, included herein, and upon the authority of said individual as an expert in accounting and auditing.

     The estimates relating to Toreador's proved oil and gas reserves and future net revenues of oil and gas reserves as of December 31, 2000 and 1999, are included in this joint proxy statement/prospectus in reliance upon the report of LaRoche Petroleum Consultants, Ltd. and upon the authority of said firm as experts in petroleum engineering.

     The estimates relating to Toreador's proved oil and gas reserves and future net revenues of oil and gas reserves as of December 31, 1998, are included in this joint proxy statement/prospectus in reliance upon the report of Harlan Consulting and upon the authority of said firm as experts in petroleum engineering.

     The estimates relating to Madison's proved oil and gas reserves and future net revenues of oil and gas reserves as of December 31, 2000 and 1999, are included in this joint proxy statement/prospectus in reliance upon the report of LaRoche Petroleum Consultants, Ltd. and upon the authority of said firm as experts in petroleum engineering.

                                 LEGAL MATTERS

     The validity of the Toreador common stock offered hereby will be passed upon by Haynes and Boone, LLP. In addition, Haynes and Boone, LLP has delivered an opinion to Madison as to certain U.S. tax matters. Haynes and Boone, LLP represents Toreador in this matter. In addition, Ogilvy Renault has delivered an opinion to Madison as to certain Canadian tax matters.

                                    AUDITORS

     Toreador's independent auditor is Ernst & Young LLP.

                                 TRANSFER AGENT

     Toreador's transfer agent is Continental Stock Transfer & Trust Co.

                      WHERE YOU CAN FIND MORE INFORMATION

     Toreador files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Toreador files at the Securities and Exchange Commission's Public Reference Office located in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Toreador's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

     Toreador filed a Registration Statement on Form S-4 to register with the Securities and Exchange Commission the Toreador common stock that Toreador will issue to Madison stockholders in the merger. This document is part of that Registration Statement and constitutes a prospectus of Toreador in the United States in addition to being a proxy statement for Toreador for the Toreador special meeting, a proxy statement for Madison's special meeting. As allowed by Securities and Exchange Commission rules, this document does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     If you are a stockholder of Toreador, you can obtain copies of its annual and quarterly reports from Toreador or the Securities and Exchange Commission. If you are a stockholder of Madison, you can obtain copies of its annual and quarterly reports from Madison or at the website maintained by the Canadian securities regulators at http://www.sedar.com. These documents are available from us without charge, excluding all exhibits. Stockholders may obtain reports of Toreador by requesting them in writing from Toreador at the following address:

                         Toreador Resources Corporation
                                4809 Cole Avenue
                                   Suite 108
                              Dallas, Texas 75205
                         Attention: Corporate Secretary

     Stockholders may obtain reports of Madison by requesting them in writing from Madison at the following address:

                              Madison Oil Company
                         9400 North Central Expressway
                                   Suite 1209
                              Dallas, Texas 75231
                         Attention: Corporate Secretary

     If you would like to request documents from us, please do so by December 21, 2001 so that you may receive them before the Toreador special meeting or the Madison special meeting. You should rely only on the information contained in this document to vote on the proposals submitted by the Toreador board and the Madison board. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated November 28, 2001. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to stockholders of Madison and Toreador nor the issuance of Toreador common stock in the merger shall create any implication to the contrary.

     Toreador has provided all of the information contained in this document with respect to Toreador and Madison has provided all of the information contained in this document with respect to Madison.

     IF YOU OWN TOREADOR COMMON STOCK, YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE. PROMPT RETURN OF YOUR PROXY MAY SAVE TOREADOR ADDITIONAL SOLICITATION EXPENSE. IF YOU OWN MADISON COMMON STOCK, YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE. PROMPT RETURN OF YOUR PROXY MAY SAVE MADISON ADDITIONAL SOLICITATION EXPENSE.

     WE ENCOURAGE ALL TOREADOR STOCKHOLDERS TO ATTEND THE TOREADOR SPECIAL MEETING ON DECEMBER 31, 2001, AND WE ENCOURAGE ALL MADISON STOCKHOLDERS TO ATTEND THE MADISON SPECIAL MEETING ON DECEMBER 31, 2001.

                         GLOSSARY OF OIL AND GAS TERMS

     The following are certain defined terms used in this prospectus:

     "Bbl." One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     "Bcf." One billion cubic feet of natural gas.

     "Bcfe." One billion cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of natural gas.

     "BOE." Barrel of oil equivalent converting six Mcf of natural gas to one barrel of oil.

     "DEVELOPMENT WELL." A well drilled within the proved boundaries of an oil or natural gas reservoir with the intention of completing the stratigraphic horizon known to be productive.

     "DRY WELL." A development or exploratory well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

     "EXPLORATORY WELL." A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

     "GROSS ACRES" or "GROSS WELLS." The total number of acres or wells, as the case may be, in which a working or any type of royalty interest is owned.

     "MBbl." One thousand Bbls.

     "MBOE." One thousand BOE.

     "Mcf." One thousand cubic feet of natural gas.

     "Mcfe." One thousand cubic feet of natural gas equivalents, converting one Bbl of oil to six Mcf of natural gas.

     "MMBl." One million Bbls of oil and other liquid hydrocarbons.

     "MMBOE." One million BOE.

     "MMcf." One million cubic feet of natural gas.

     "NET ACRES" or "NET WELLS." The sum of the fractional working or any type of royalty interests owned in gross acres or gross wells.

     "NPV-10." The present value of proved reserves is an estimate of the discounted future net cash flows from each property at December 31, 2000, or as otherwise indicated. Net cash flow is defined as net revenues less, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. The future net cash flows have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. In accordance with Securities and Exchange Commission rules, estimates have been made using constant oil and natural gas prices and operating costs, at December 31, 2000, or as otherwise indicated.

     "PRODUCING WELL" or "PRODUCTIVE WELL." A well that is producing oil or natural gas or that is capable of production.

     "PROVED DEVELOPED RESERVES." The oil and natural gas reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     "PROVED RESERVES." The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     "PROVED UNDEVELOPED RESERVES." The oil and natural gas reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery techniques is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     "ROYALTY INTEREST." An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of production costs.

     "STANDARDIZED MEASURE." Under the Standardized Measure, future cash flows are estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pretax cash inflows. Future income taxes are computed by applying the statutory tax rate to the excess inflows over Company's tax basis in the associated properties.

     Tax credits, net operating loss carryforwards, and permanent differences are also considered in the future tax calculation. Future net cash inflows after income taxes are discounted using a 10% annual discount rate to arrive at the Standardized Measure.

     "UNDEVELOPED ACREAGE." Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

     "WORKING INTEREST." The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all exploration, development and operational costs including all risks in connection therewith.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
TOREADOR RESOURCES CORPORATION
Report of Independent Auditors..............................   F-2
Financial Statements:
  Consolidated Balance Sheets as of December 31, 2000 and
     1999 and September 30, 2001 (Unaudited)................   F-3
  Consolidated Statements of Operations for the three years
     ended December 31, 2000 and for the Nine Months Ended
     September 30, 2001 and 2000 (Unaudited)................   F-4
  Consolidated Statements of Changes in Stockholders' Equity
     for the three years ended December 31, 2000 and for the
     Nine Months Ended September 30, 2001 (Unaudited).......   F-5
  Consolidated Statements of Cash Flows for the three years
     ended December 31, 2000 and for the Nine Months Ended
     September 30, 2001 and 2000 (Unaudited)................   F-6
  Notes to Consolidated Financial Statements................   F-7

MADISON OIL COMPANY (FORMERLY TRANS-DOMINION ENERGY
CORPORATION)
Report of Independent Auditors..............................  F-23
Financial Statements:
  Consolidated Balance Sheets -- December 31, 2000 and 1999
     and September 30, 2001 (Unaudited).....................  F-24
  Consolidated Statements of Income -- For the Years Ended
     December 31, 2000, 1999 and 1998 and for the Nine
     months ended September 30, 2001 and 2000 (Unaudited)...  F-25
  Consolidated Statements of Cash Flows -- For the Years
     Ended December 31, 2000, 1999 and 1998 and for the Nine
     months ended September 30, 2001 (Unaudited)............  F-26
  Consolidated Statements of Changes in Stockholders'
     Equity -- For the Years Ended December 31, 2000, 1999
     and 1998 and for the Nine months ended September 30,
     2001 (Unaudited).......................................  F-27
  Notes to Consolidated Financial Statements................  F-28

TEXONA PETROLEUM COMPANY
Report of Independent Auditors..............................  F-44
Financial Statements:
  Balance Sheets -- December 31, 1999 and June 30, 2000
     (Unaudited)............................................  F-45
  Statements of Operations -- For the Year Ended December
     31, 1999 and the Six Months Ended June 30, 2000
     (Unaudited)............................................  F-46
  Statements of Stockholders' Equity........................  F-47
  Statements of Cash Flows -- For the Year Ended December
     31, 1999 and the Six Months Ended June 30, 2000
     (Unaudited)............................................  F-48
  Notes to Financial Statements.............................  F-49

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Compilation Report..........................................  F-54
Financial Statements:
  Unaudited Pro Forma Consolidated Statement of Operations
     for Nine Months Ended September 30, 2001...............  F-56
  Unaudited Pro Forma Consolidated Statement of Operations
     for Year Ended December 31, 2000.......................  F-57
  Unaudited Pro Forma Consolidated Balance Sheet as of
     September 30, 2001.....................................  F-58
  Notes to Unaudited Pro Forma Consolidated Financial
     Statements.............................................  F-59

                         TOREADOR RESOURCES CORPORATION

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders Toreador Resources Corporation

     We have audited the accompanying consolidated balance sheets of Toreador Resources Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Toreador Resources Corporation at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ERNST & YOUNG LLP

Dallas, Texas
March 9, 2001

                         TOREADOR RESOURCES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,
                                                        -------------------------   SEPTEMBER 30,
                                                           1999          2000           2001
                                                        -----------   -----------   -------------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents...........................  $   341,463   $ 1,756,161    $   252,124
  Short-term investments..............................       13,682            --             --
  Accounts and notes receivable.......................    1,112,502     2,678,020      2,160,730
  Marketable securities...............................       36,251       255,668        412,339
  Other...............................................       73,995       103,057      1,263,712
                                                        -----------   -----------    -----------
       Total current assets...........................    1,577,893     4,792,906      4,088,905
                                                        -----------   -----------    -----------
Properties and equipment, less accumulated
  depreciation, depletion and amortization............   24,423,537    34,629,513     42,910,163
Equity in unconsolidated investments..................      114,241       715,974        642,911
Other assets..........................................      214,150       186,562        204,859
Deferred tax benefit..................................      126,159            --             --
                                                        -----------   -----------    -----------
       Total assets...................................  $26,455,980   $40,324,955    $47,846,838
                                                        ===========   ===========    ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities............  $   717,965   $ 1,348,620    $ 1,123,155
  Federal income taxes payable........................      171,317       266,603      1,194,024
  Current portion of long-term debt...................      250,000            --             --
                                                        -----------   -----------    -----------
       Total current liabilities......................    1,139,282     1,615,223      2,317,179
Long-term debt........................................   14,666,500    15,244,223     18,904,469
Deferred tax liability................................           --     3,204,616      3,455,157
                                                        -----------   -----------    -----------
       Total liabilities..............................   15,805,782    20,064,062     24,676,805
Stockholders' equity:
  Preferred stock, $1.00 par value, 4,000,000 shares
     authorized; 160,000 issued.......................      160,000       160,000        160,000
  Common stock, $0.15625 par value, 20,000,000 shares
     authorized; 5,651,571, 6,786,571 and 6,953,971
     shares issued at Dec. 31, 1999 and 2000 and
     September 30, 2001, respectively.................      883,058     1,060,402      1,086,558
  Capital in excess of par value......................    8,234,380    14,905,621     15,611,689
  Retained earnings...................................    2,677,382     5,618,676      8,361,287
  Accumulated other comprehensive income (loss).......      (35,530)       53,988        (43,549)
                                                        -----------   -----------    -----------
                                                         11,919,290    21,798,687     25,175,985
  Treasury stock at cost:
     475,500, 527,000 and 614,027 shares at Dec. 31,
       1999 and 2000 and September 30, 2001,
       respectively...................................   (1,269,092)   (1,537,794)    (2,005,952)
                                                        -----------   -----------    -----------
       Total stockholders' equity.....................   10,650,198    20,260,893     23,170,033
                                                        -----------   -----------    -----------
       Total liabilities and stockholders' equity.....  $26,455,980   $40,324,955    $47,846,838
                                                        ===========   ===========    ===========

The Company uses the successful efforts method of accounting for its oil and gas producing activities.

        See accompanying notes to the consolidated financial statements.

                         TOREADOR RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                     -------------------------------------   -------------------------
                                        1998         1999         2000          2000          2001
                                     ----------   ----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
Revenues:
  Oil and gas sales................  $1,968,638    4,259,040   $13,163,862   $ 8,277,830   $11,568,095
  Gain (loss) on commodity
     derivatives...................          --           --      (135,300)           --     1,021,531
  Lease bonuses and rentals........     168,664      463,083       472,845       385,734       487,981
                                     ----------   ----------   -----------   -----------   -----------
     Total revenues................   2,137,302    4,722,123    13,501,407     8,663,564    13,077,607
Costs and expenses:
  Lease operating..................     583,441      699,278     2,324,603     1,483,306     2,332,048
  Exploration and acquisition
     expense.......................     650,983      404,429       308,987       177,342       920,552
  Depreciation, depletion and
     amortization..................     514,071    1,276,268     2,439,368     1,567,502     2,278,319
  General and administrative.......     999,548    1,583,729     2,273,324     1,496,367     2,033,942
                                     ----------   ----------   -----------   -----------   -----------
     Total costs and expenses......   2,748,043    3,963,704     7,346,282     4,724,517     7,564,861
                                     ----------   ----------   -----------   -----------   -----------
Operating income (loss)............    (610,741)     758,419     6,155,125     3,939,047     5,512,746
Other income (expense)
  Equity in earnings of
     unconsolidated investments....          --           --       (53,977)      (49,493)     (173,063)
  Gain on sale of properties and
     other assets..................          --      851,726       407,679       357,250       284,627
  Loss on sale of marketable
     securities....................          --      (79,615)      (54,076)      (54,076)      (10,284)
  Interest and other income........     171,338      109,035        70,702        28,668       142,553
  Interest expense.................     (36,120)    (794,627)   (1,408,807)   (1,023,922)     (974,656)
                                     ----------   ----------   -----------   -----------   -----------
     Total other income
       (expense)...................     135,218       86,519    (1,038,479)     (741,573)     (730,823)
                                     ----------   ----------   -----------   -----------   -----------
Net income (loss) before income
  taxes............................    (475,523)     844,938     5,116,646     3,197,474     4,781,923
Provision (benefit) for income
  taxes............................    (233,277)     336,927     1,763,577     1,098,198     1,769,312
                                     ----------   ----------   -----------   -----------   -----------
Net income (loss)..................    (242,246)     508,011     3,353,069     2,099,276     3,012,611
Dividends on preferred shares......      19,500      360,000       360,000       270,000       270,000
                                     ----------   ----------   -----------   -----------   -----------
Income (loss) applicable to common
  shares...........................  $ (261,746)  $  148,011   $ 2,993,069   $ 1,829,276   $ 2,742,611
                                     ==========   ==========   ===========   ===========   ===========
Basic income (loss) per share......  $    (0.05)  $     0.03   $      0.54   $      0.35   $      0.43
                                     ==========   ==========   ===========   ===========   ===========
Diluted income (loss) per share....  $    (0.05)  $     0.03   $      0.50   $      0.32   $      0.40
                                     ==========   ==========   ===========   ===========   ===========
Weighted average shares outstanding
  Basic............................   5,125,063    5,185,588     5,522,321     5,277,682     6,320,284
  Diluted..........................   5,125,063    5,250,862     6,691,361     6,589,433     7,568,697

        See accompanying notes to the consolidated financial statements.

                         TOREADOR RESOURCES CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                       ACCUMULATED
                                                                                          OTHER
                                                           CAPITAL IN                 COMPREHENSIVE                     TOTAL
                                  PREFERRED     COMMON      EXCESS OF     RETAINED       INCOME        TREASURY     STOCKHOLDERS'
                                    STOCK       STOCK       PAR VALUE     EARNINGS       (LOSS)          STOCK         EQUITY
                                  ---------   ----------   -----------   ----------   -------------   -----------   -------------
Balance at December 31, 1997....  $     --    $  838,683   $ 3,646,834   $2,791,117     $     --      $(1,059,439)   $ 6,217,195
Issuance of common stock........        --        43,203       766,809           --           --               --        810,012
Issuance of preferred stock.....   160,000            --     3,789,219           --           --               --      3,949,219
Dividends declared on preferred
  stock.........................        --            --            --      (19,500)          --               --        (19,500)
Purchase of treasury stock......        --            --            --           --           --          (95,250)       (95,250)
Comprehensive income
  Net loss......................        --            --            --     (242,246)          --               --       (242,246)
  Other comprehensive loss, net
    of tax
  Unrealized loss on
    securities..................        --            --            --           --      (24,922)              --        (24,922)
                                                                                                                     -----------
Total comprehensive loss........                                                                                        (267,168)
                                  --------    ----------   -----------   ----------     --------      -----------    -----------
Balance at December 31, 1998....   160,000       881,886     8,202,862    2,529,371      (24,922)      (1,154,689)    10,594,508
Issuance of common stock........        --         1,172        31,518           --           --               --         32,690
Dividends paid on preferred
  stock.........................        --            --            --     (360,000)          --               --       (360,000)
Purchase of treasury stock......        --            --            --           --           --         (114,403)      (114,403)
Comprehensive income
  Net income....................        --            --            --      508,011           --               --        508,011
  Other comprehensive loss, net
    of tax
  Unrealized loss on
    securities..................        --            --            --           --      (10,608)              --        (63,154)
  Less reclassification
    adjustment for losses
    included in net income......                                                                                          52,546
                                                                                                                     -----------
Total comprehensive income......                                                                                         497,403
                                  --------    ----------   -----------   ----------     --------      -----------    -----------
Balance at December 31, 1999....   160,000       883,058     8,234,380    2,677,382      (35,530)      (1,269,092)    10,650,198
Issuance of common stock........        --       177,344     6,241,406           --           --               --      6,418,750
Issuance of stock options.......                      --       429,835           --           --               --        429,835
Dividends paid on preferred
  stock.........................        --            --            --     (360,000)          --               --       (360,000)
Dividends paid on common
  stock.........................        --            --            --      (51,775)          --               --        (51,775)
Purchase of treasury stock......        --            --            --           --           --         (268,702)      (268,702)
Comprehensive income
  Net income....................        --            --            --    3,353,069           --               --      3,353,069
  Other comprehensive loss, net
    of tax......................
  Unrealized gain on
    securities..................        --            --            --           --       89,518               --         53,988
  Less reclassification
    adjustment for losses
    included in net income......                                                                                          35,530
                                                                                                                     -----------
Total comprehensive income......                                                                                       3,442,587
                                  --------    ----------   -----------   ----------     --------      -----------    -----------
Balance at December 31, 2000....   160,000     1,060,402    14,905,621    5,618,676       53,988       (1,537,794)    20,260,893
Issuance of common stock........        --        26,156       706,068           --           --               --        732,224
Issuance of stock options.......                      --            --           --           --                              --
Dividends paid on preferred
  stock.........................        --            --            --     (270,000)          --               --       (270,000)
Dividends paid on common
  stock.........................        --            --            --           --           --               --             --
Purchase of treasury stock......        --            --            --           --           --         (468,158)      (468,158)
Comprehensive income............
  Net income....................        --            --            --    3,012,611           --               --      3,012,611
  Other comprehensive loss, net
    of tax
    Unrealized gain on
      securities................        --            --            --           --      (59,541)              --        (59,541)
    Less reclassification
      adjustment for losses
      included in net income....                                                         (37,996)                        (37,996)
                                                                                                                     -----------
Total comprehensive income......                                                                                       2,915,074
                                  --------    ----------   -----------   ----------     --------      -----------    -----------
Balance at September 30, 2001
  (UNAUDITED)...................  $160,000    $1,086,558   $15,611,689   $8,361,287     $(43,549)     $(2,005,952)   $23,170,033
                                  ========    ==========   ===========   ==========     ========      ===========    ===========

                         TOREADOR RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                    ----------------------------------------   --------------------------
                                                        1998          1999          2000          2000           2001
                                                    ------------   -----------   -----------   -----------   ------------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................  $   (242,246)  $   508,011   $ 3,353,069   $ 2,099,276   $  3,012,611
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation, depletion and amortization......       514,071     1,276,268     2,439,368     1,567,502      2,278,319
    Dry holes and abandonments....................       133,113         9,933        50,642            --        553,417
    (Gain) Loss on sale of marketable
      securities..................................            --        79,615        54,076        54,076         10,284
    Gain on sale of properties....................            --      (851,726)     (407,679)     (357,250)      (284,627)
    Equity in earnings of unconsolidated
      investments.................................            --            --        53,977        49,493        173,063
    Changes in operating assets and liabilities:
      Increase (decrease) in accounts and notes
         receivable...............................      (182,591)     (595,060)   (1,053,486)     (680,632)       517,290
      Decrease (increase) in federal income tax
         receivable...............................          (757)       63,064            --            --             --
      Increase in other current assets............       (34,174)      (12,865)      (24,134)      (99,036)    (1,160,655)
      Increase in accounts payable and accrued
         liabilities..............................       258,664       149,711       619,245      (285,105)      (225,465)
      Increase in federal income taxes payable....            --       171,317        95,286       926,100        927,421
      Decrease (increase) in other assets.........            --      (112,500)       72,589        (8,030)       108,958
      Deferred tax expense (benefit)..............      (169,456)       77,546       793,193            --             --
      Other.......................................            --            --            --            --        (31,814)
                                                    ------------   -----------   -----------   -----------   ------------
      Net cash provided by operating activities...       276,624       763,314     6,046,146     3,266,394      5,878,802
Cash flows from investing activities:
  Expenditures for oil and gas property and
    equipment.....................................      (797,438)     (486,275)   (2,300,855)     (972,222)    (2,857,350)
  Acquisition of oil and gas properties...........   (13,154,543)   (8,722,073)     (129,069)     (126,441)    (8,169,305)
  Proceeds from lease bonuses and rentals.........            --        27,407        42,877        35,647        487,981
  Investment in EnergyNet.com, Inc. ..............                                  (155,710)     (155,710)      (100,000)
  Sale (purchase) of short-term investments.......    (1,218,291)    1,204,609        13,682        13,682             --
  Purchase of marketable securities...............      (412,676)      (35,241)     (173,868)      (73,868)      (642,654)
  Proceeds from sale of marketable securities.....            --       278,217        36,009        36,009        324,774
  Proceeds from sale of properties and other
    assets........................................            --     1,024,676       901,039       507,354        637,989
  Purchase of equity in unconsolidated
    investments...................................            --      (114,241)           --            --             --
  Purchase of furniture and fixtures..............       (29,249)     (157,627)      (52,215)      (31,789)       (94,875)
                                                    ------------   -----------   -----------   -----------   ------------
      Net cash used by investing activities.......   (15,612,197)   (6,980,548)   (1,818,110)     (767,338)   (10,413,440)
Cash flows from financing activities:
  Payment for debt issue costs....................       (78,873)      (22,777)      (45,001)           --       (138,025)
  Proceeds from long-term debt....................     8,600,000     7,176,500     2,494,223            --      9,043,469
  Payment of principal on long-term debt..........            --      (860,000)   (4,660,723)   (1,436,798)    (5,383,223)
  Proceeds from issuance of stock.................       810,012        32,690        25,000            --        246,538
  Proceeds from issuance of preferred stock,
    net...........................................     3,949,219            --            --            --             --
  Payment of preferred and common dividends.......            --      (379,500)     (411,775)     (321,775)      (270,000)
  Purchase of treasury stock......................       (95,250)     (114,403)     (268,702)     (268,702)      (468,158)
  Other...........................................            --            --        53,640            --             --
                                                    ------------   -----------   -----------   -----------   ------------
      Net cash provided (used) by financing
         activities...............................    13,185,108     5,832,510    (2,813,338)   (2,027,275)     3,030,601
                                                    ------------   -----------   -----------   -----------   ------------
Net increase (decrease) in cash and cash
  equivalents.....................................    (2,150,465)     (384,724)    1,414,698       471,781     (1,504,037)
Cash and cash equivalents, beginning of period....     2,876,652       726,187       341,463       341,463      1,756,161
                                                    ------------   -----------   -----------   -----------   ------------
Cash and cash equivalents, end of period..........  $    726,187   $   341,463   $ 1,756,161   $   813,244   $    252,124
                                                    ============   ===========   ===========   ===========   ============
Supplemental schedule of cash flow information:
  Cash paid during the period for:
    Income taxes..................................  $    (63,064)  $        --   $   875,098   $   172,098   $    841,891
    Interest......................................            --       620,106     1,234,985       995,239        821,193

        See accompanying notes to the consolidated financial statements.

                         TOREADOR RESOURCES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Toreador Resources Corporation ("Toreador" or the "Company") is an independent oil and gas company engaged in domestic oil and gas exploration, development, production and acquisition activities. The Company owns in excess of 1,300,000 net mineral acres located primarily in Mississippi, Texas and Alabama. In addition, the Company owns working or royalty interests in Mississippi, Texas, Kansas, Alabama, California, Michigan, New Mexico, Oklahoma, Louisiana and Arkansas. The Company's business activities are conducted primarily with industry partners located within the United States.

  PERVASIVENESS OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CONSOLIDATION

     The consolidated financial statements include the accounts of Toreador and its wholly owned subsidiaries, Toreador Exploration & Production Inc. ("Toreador E&P"), Tormin, Inc. ("Tormin") and Toreador Acquisition Corporation ("TAC"). All inter-company accounts and transactions have been eliminated.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to current year presentation.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, amounts due from banks and all highly liquid investments with original maturities of three months or less. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

  MARKETABLE SECURITIES

     When securities are purchased they are designated as trading securities or available for sale. Trading investments are classified as current assets and changes in fair value are reported in the statement of operations. Investments in available for sale securities are classified based upon management's intent to sell the security and changes in fair value are reported net of tax as a separate component of accumulated other comprehensive income (loss).

  FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including cash and cash equivalents, short-term investments, accounts receivable, marketable securities, accounts payable and accrued liabilities and long-term debt approximate fair value, unless otherwise stated, as of December 31, 2000 and 1999.

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has only limited involvement with derivative financial instruments. They are used to manage well-defined commodity price risks. The Company is exposed to credit losses in the event of nonperformance by the counterparty to its financial instruments. The Company anticipates, however, that

                         TOREADOR RESOURCES CORPORATION
such counterparty will be able to fully satisfy its obligations under the contracts. The Company does not obtain collateral or other security to support financial instruments subject to credit risk but monitors the credit standing of the counterparty. The Company accounts for its derivative financial instruments on a mark to market basis.

     The Company utilizes various option contracts to (i) reduce the effect of the volatility of price changes on the commodities the Company produces and sells, (ii) support the Company's annual capital budgeting and expenditure plans and (iii) lock in price ranges to protect the economics related to certain capital projects.

  OIL AND GAS PROPERTIES

     The Company follows the successful efforts method of accounting for oil and gas exploration and development expenditures. Under this method, costs of successful exploratory wells and all development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves are expensed. In the absence of a determination as to whether the reserves that have been found can be classified as proved, Toreador carries the costs of drilling such an exploratory well as an asset for no more than one year following completion of drilling. If, after that year has passed, a determination that proved reserves have been found cannot be made, Toreador assumes that the well is impaired, and charges its costs to expense. Significant costs associated with the acquisition of oil and gas properties are capitalized. Upon sale or abandonment of units of property or the disposition of miscellaneous equipment, the cost is removed from the asset account, the related reserves relieved of the accumulated depreciation or depletion and the gain or loss is credited to or charged against operations.

     Maintenance and repairs are charged to expense; betterments of property are capitalized and depreciated as described below.

  LEASE BONUSES

     The Company defers bonuses received from leasing minerals in which unrecovered costs remain by recording the bonuses as a reduction of the unrecovered costs. Bonuses received from leasing mineral interests previously expensed are taken into income. For federal income tax purposes, lease bonuses are regarded as advance royalties (ordinary income). Bonuses totaling $42,877, $27,407 and zero were recorded as cost reductions for the years ending December 31, 2000, 1999 and 1998, respectively.

  DEPRECIATION, DEPLETION AND AMORTIZATION

     The Company provides for depreciation, depletion and amortization of its investment in producing oil and gas properties on the unit-of-production method, based upon independent reserve engineers' estimates of recoverable oil and gas reserves from the property. Depreciation expense for fixed assets is generally calculated on a straight-line basis based upon estimated useful lives of five years.

  IMPAIRMENT OF ASSETS

     Producing property costs are evaluated for impairment and reduced to fair value if the sum of expected undiscounted future cash flows is less than net book value pursuant to Statement of Financial Accounting Standard No. 121 (SFAS
121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Impairment of non-producing leasehold costs and undeveloped mineral and royalty interests are assessed periodically on a property-by-property basis, and any impairment in value is currently charged to expense. There was no impairment loss during 2000. There was an impairment loss during 1999 in the amount of $14,401 primarily due to the decrease in oil and gas reserves for the affected producing properties. There was an impairment loss in 1998 of $19,649 resulting from the decrease in oil and

                         TOREADOR RESOURCES CORPORATION
gas prices. The impairments are included in the "Depreciation, depletion and amortization" category of the consolidated statement of operations.

  REVENUE RECOGNITION

     Oil and gas revenues are accounted for using the sales method. Under this method, sales are recorded on all production sold by the Company regardless of the Company's ownership interest in the respective property. Imbalances result when sales differ from the seller's net revenue interest in the particular property's reserves and are tracked to reflect the Company's balancing position. At December 31, 2000 and 1999, the imbalance and related value were immaterial.

  STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, ("SFAS 123") "Accounting for Stock-Based Compensation," encourages, but does not require, the adoption of a fair value-based method of accounting for employee stock-based compensation transactions. The Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25 ("Opinion 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its employee stock-based compensation plans. Under Opinion 25, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant above the amount an employee must pay to acquire the stock.

  NET INCOME (LOSS) PER COMMON SHARE

     Basic income (loss) per common share amounts were computed by dividing net income (loss) after deduction of dividends on preferred shares by the weighted average number of common shares outstanding during the period. Diluted income
(loss) per common share assumes the conversion of all securities that are exercisable or convertible into common shares that would dilute the basic earnings per common share during the period. The increase in potential shares used to determine dilutive income per share for the year ended December 31, 2000 is attributable to convertible preferred stock and dilutive stock options. Convertible preferred stock was not considered in the diluted income (loss) per share calculations for 1999 and 1998, as the effect would be antidilutive. Stock options were not considered in the diluted loss per share calculation for 1998, as the effect would be antidilutive.

  NEW ACCOUNTING PRONOUNCEMENTS

     The Company has not yet adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement will be adopted effective January 1, 2001. It establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement does not allow retroactive application to financial statements of prior periods. The Company is accounting for its financial instruments on a mark to market basis. For the year ended December 31, 2000, the Company recorded a loss, included in other expense, and an offsetting accrued liability of $135,300. Accordingly, the result of the adoption of FAS No. 133 will have no impact on future income. The Company intends continue to account for the results of financial instruments on a mark to market basis.

     On July 20, 2001, the FASB issued Statements of Financial Accounting Standards No. 141, Business Combinations (Statement 141), and No. 142, Goodwill and Other Intangible Assets (Statement 142). Statement 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of Statement 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or after).

                         TOREADOR RESOURCES CORPORATION

     Under Statement 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt Statement 142 in their fiscal year beginning after December 15, 2001 (i.e., January 1, 2002, for calendar year companies).

     On August 15, 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. Initiated in 1994 as a project to account for the costs of nuclear decommissioning, the FASB expanded the scope to include similar closure or removal-type costs in other industries that are incurred at any time during the life of an asset. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

     The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Accordingly, Toreador will adopt this standard on January 1, 2003. Toreador has not completed the process of determining the impact of adopting the standard.

     On October 5, 2001, the FASB issued a final statement on asset impairment (Statement 144) that is applicable to financial statements issued for fiscal years beginning after December 15, 2001 (January 2002 for calendar year-end companies). The FASB's new rules on asset impairment supersede FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provide a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of Statement 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets held-for-sale are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules also supersede the provisions of APB Opinion 30 with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB
30). In addition, more dispositions will qualify for discontinued operations treatment in the income statement. Toreador is still evaluating the impact of adopting Statement 144.

  INTERIM REPORTING

     The consolidated financial statements for the nine months ended September 30, 2000 and 2001 included herein have been prepared without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified. Results of operations for the nine-month period ended September 30, 2001 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2001.

                         TOREADOR RESOURCES CORPORATION

2.  MARKETABLE SECURITIES

     Marketable securities at December 31, 2000 and 1999 consist of several issues of preferred stock with a fair market value of $255,668 and $36,251, respectively. The Company has designated these investments as "securities available for sale" pursuant to Statement of Financial Accounting Standards No.
115. The net unrealized gain related to these securities before taxes is $81,800 ($53,988 net of tax) at December 31, 2000 and the net unrealized loss was $53,834 ($35,530 net of tax) at December 31, 1999, and is reflected as other comprehensive income (loss). During 2000, a portion of the available-for-sale securities was sold for $36,009 resulting in a net loss before taxes of $54,076 ($34,068 net of tax) based upon historical cost.

3.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Oil and gas.................................................  $2,581,872   $1,073,035
Note receivable.............................................      30,000       30,000
Other receivables...........................................      66,148        9,467
                                                              ----------   ----------
                                                              $2,678,020   $1,112,502
                                                              ==========   ==========

     Oil and gas receivables are due from companies engaged principally in oil and gas activities, with payment terms on a short-term basis and in accordance with industry standards. The note receivable is the current amount due from the purchaser of non-strategic assets during 1999.

4.  PROPERTIES AND EQUIPMENT

     Properties and equipment consist of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2000          1999
                                                             -----------   -----------
Undeveloped mineral and royalty interests..................  $ 7,361,174   $ 7,404,891
Non-producing leaseholds...................................      765,472       408,899
Producing leaseholds.......................................   19,030,833     9,129,775
Producing royalty interests................................   10,458,935    10,581,301
Lease and well equipment...................................    2,774,873       523,374
Furniture and fixtures and other assets....................      330,069       265,895
                                                             -----------   -----------
                                                              40,721,356    28,314,135
Accumulated depreciation, depletion and amortization.......   (6,091,843)   (3,890,598)
                                                             -----------   -----------
                                                             $34,629,513   $24,423,537
                                                             ===========   ===========

     During 2000 the Company sold various properties and equipment for $901,039 (net of closing costs) resulting in a gain of $407,679 before tax.

5.  ACQUISITION OF OIL AND GAS PROPERTIES

     On September 19, 2000, TAC completed a merger with Texona Petroleum Corporation ("Texona"), pursuant to a Merger Agreement dated as of September 11, 2000. The terms of the Merger Agreement called for Texona to be merged with TAC in a forward triangular merger, thus leaving TAC as the surviving entity. The outstanding stock of Texona was exchanged for a total of 1,115,000 common shares of Toreador, of which

                         TOREADOR RESOURCES CORPORATION

1,025,000 was issued to the Texona shareholders during 2000 and the remaining shares ("Deferred Shares") were issued in May 2001. The value of the Deferred Shares was added to the value of oil and gas properties acquired. The issuance of Toreador shares for the Texona shares is hereinafter referred to as the "Merger".

     In addition, the Company issued 143,040 of its stock options to certain former employees and directors of Texona. The strike price of the options is $3.12 per share, and they expire on September 19, 2010. On the Merger closing date, the Company's stock was trading at $5.75 per share, and accordingly, the fair value of the options was included in the purchase price allocated to the assets acquired and liabilities assumed.

     Immediately prior to the Merger, Texona owned an interest in close to 1,000 wells located in 12 states, primarily Oklahoma, Texas and Louisiana. The estimated proved reserves for Texona totaled 6,806 MMcf and 449 MBbl for a total of 9,502 MMcfe (equivalent MMcf on six Mcf per one barrel of oil basis).

     Immediately after the Merger closing, TAC extinguished Texona's outstanding bank debt of $2,449,223, utilizing its line from Compass Bank, Dallas. In connection with the borrowing, Toreador, TAC, Toreador E&P and Tormin entered into an amendment to their existing Credit Agreement with Compass Bank, which Credit Agreement was effective September 30, 1999. The amendment to the Credit Agreement increased the borrowing base to $17,000,000 from the previous borrowing base of $14,500,000.

     The Merger is being accounted for under the purchase method of accounting for business combinations. Under the purchase method, the combination is recorded at cost, which in this case is based upon the fair market value of Toreador common stock, options issued and direct costs incurred. Acquired assets are recorded at their fair market value up to the purchase price. The Company's results of operations for the year ended December 31, 2000 include the results of operations from September 19, 2000 through December 31, 2000.

                                 TEXONA MERGER

Fair market value of common stock and options...............   $6,269,945
Other acquisition costs, net of cash acquired...............      129,069
                                                               ----------
Total consideration.........................................   $6,399,014
                                                               ==========
Allocated as follows:
Assets acquired
  Accounts receivable.......................................   $  512,032
  Other current assets......................................        4,928
  Producing leaseholds......................................   10,867,193
  Other assets..............................................       11,960
Liabilities assumed
  Accounts payable..........................................       11,410
  Long-term debt............................................    2,494,223
  Deferred tax liabilities..................................    2,491,466
                                                               ----------
Net assets acquired.........................................   $6,399,014
                                                               ==========

                         TOREADOR RESOURCES CORPORATION

     The following summarized unaudited pro forma financial information assumes the Merger occurred on January 1 of each year:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              -----------   ----------
Revenues....................................................  $16,323,259   $8,274,627
Net income..................................................  $ 3,854,326   $  764,149
Net income applicable to common shares......................  $ 3,494,326   $  404,149
Net income per share -- basic...............................  $       .63   $      .08
Net income per share -- diluted.............................  $       .52          .08

     The pro forma results do not necessarily represent results that would have occurred if the transactions had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

6.  EQUITY IN UNCONSOLIDATED INVESTMENTS

     On July 11, 2000, the Company acquired a 35% interest in EnergyNet.com, Inc. ("EnergyNet"), an Internet based oil and gas property auction company. The terms of the acquisition called for the Company to issue 100,000 shares of common stock plus a $100,000 payment. The 100,000 shares were issued in August 2000.

     The Company accounts for its 35% investment in EnergyNet and its 50% investment in Capstone Royalty, LLP using the equity method of accounting for investments. Equity in the pre-tax earnings of unconsolidated investments included in the 2000 consolidated statements of operations was $(53,977).

7.  DERIVATIVE FINANCIAL INSTRUMENTS

     During 2000 the Company sold call options to its counterparty for an average volume of 35,000 MMBtu per month for at an average index price of $7.27 per MMBtu. The Company purchased put options from its counterparty for an average volume of 60,000 MMBtu per month at an average index price of $4.01 per MMBtu. The periods covered by the options began in March 2001 and end in October 2001.

     The fair values of commodity price hedges outstanding at December 31, 2000 were obtained from quotes provided by the counterparty for each agreement and represent the amount the Company would be able to receive or be required to pay to liquidate the hedges as of December 31,2000. The Company accounted for its derivative financial instruments on a mark to market basis. Accordingly, for the year ended December 31, 2000, the Company recorded a loss, included in other expense, and an offsetting accrued liability of $135,300.

8.  LONG-TERM DEBT

     On February 16, 2001, the Company entered into a $75 million credit agreement (the "Facility") with Bank of Texas, National Association that matures on February 16, 2006. The Facility replaced the Company's prior revolving credit facility with Compass Bank that had a maturity date of October 1, 2002 (the "Prior Credit Facility"). Outstanding borrowings under the Prior Credit Facility totaled $15.2 million as of December 31, 2000. The interest rate on the Prior Credit Facility at December 31, 2000 was 9.25%. The majority of the Company's oil and gas properties are pledged as collateral under the Facility.

     The Facility bears interest, at the option of the Company, based on (a) a base rate equal to the higher of (i) the rate of interest per annum then most recently published by The Wall Street Journal as the prime rate on corporate loans for large U.S. commercial banks (9.50% at December 31, 2000) less 1.25%, or (ii) the sum of the rate of interest, then most recently published by The Wall Street Journal as the "federal funds" rate for reserves traded among commercial banks for overnight use, less three quarters of one percent (0.75%), both as

                         TOREADOR RESOURCES CORPORATION
published in the Money Rates section of The Wall Street Journal, or (b) the sum of the LIBOR Rate (6.40% at December 31, 2000) plus 1.75%. Additionally, the Facility calls for a commitment fee of 0.375% on the unused portion.

     The Facility imposes certain restrictive covenants on the Company, including the maintenance of a Debt Service Coverage Ratio greater than or equal to 1.25 to 1.00; maintenance of a Current Ratio greater than or equal to 1.00 to 1.00; and, maintenance of a Tangible Net Worth of not less than the sum of (i) $13.65 million, plus (ii) 50% of the Company's annual net income, plus (iii) 100% of all equity contributions.

     Although the Facility was not in place as of December 31, 2000, the Company was in compliance with all covenants.

9.  CAPITAL

     In connection with the private placement in 1994, the Company's placement agent received a five-year warrant to purchase 106,867 shares of common stock at a price of $4.375 per share and the right to participate in registered offerings of common stock by the Company. The Company paid $25,000 to the placement agent in December 1998 in order to terminate the warrant and the related rights.

     On March 23, 1999, the Company's board of directors reinstated an existing common stock repurchase program enabling the Company to purchase the remaining 117,300 shares available under the previously authorized April 1997 stock repurchase plan from time to time and depending on market conditions. On October 18, 2000 the Company's board authorized the repurchase of up to 500,000 additional shares. As of December 31, 2000, the Company had repurchased 527,000 shares under all plans, leaving 528,700 shares remaining available for repurchase. Management anticipates that any future repurchases of the Company's common stock will be funded from the Company's cash flow from operations and working capital.

     In December 1998, the Company sold 160,000 shares of Series A Preferred Stock (convertible into 1,000,000 common shares) for net proceeds of $3,949,219. The sale was made through a private placement. At the option of the holder, the preferred stock may be converted into common shares at a price of $4 per common share. The Company, at its option, may redeem the preferred stock at its stated value of $25 per share on or after December 1, 2004. The preferred stock accrues dividends at an annual rate of $2.25 per share payable quarterly in cash. The proceeds from the sale were used in part to finance the Southeastern States Acquisition in December 1998.

     In August 2000, the Company issued 100,000 shares of common stock as part of the equity investment in EnergyNet. In September 2000, the Company issued 1,025,000 shares of common stock as part of the Merger with Texona.

10.  EARNINGS PER SHARE

     In accordance with the provisions of SFAS No. 128, "Earnings per Share," basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted-average number of common shares plus the assumed issuance of common shares for all potentially dilutive securities.

                         TOREADOR RESOURCES CORPORATION

     The computations of earnings per share for the years ended December 31, 2000, 1999 and 1998 and the nine months ended September 30, 2000 and 2001, are as follows:

                              NINE MONTHS ENDED
                                SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                           -----------------------   ------------------------------------
                              2001         2000         2000         1999         1998
                           ----------   ----------   ----------   ----------   ----------
BASIC EPS
Income (loss)
  attributable to common
  shares.................  $2,742,611   $1,829,276   $2,993,069   $  148,011   $ (261,746)
Average common shares
  outstanding applicable
  to basic EPS...........   6,320,284    5,277,682    5,522,321    5,185,588    5,125,063
Basic income (loss) per
  share..................  $     0.43   $     0.35   $     0.54   $     0.03   $    (0.05)
                           ----------   ----------   ----------   ----------   ----------
DILUTED EPS
Income (loss)
  attributable to common
  shares.................  $2,742,611   $1,829,276   $2,993,069   $  148,011   $ (261,746)
Add: preferred
  dividends..............     270,000      270,000      360,000          N/A          N/A
                           ----------   ----------   ----------   ----------   ----------
Income (loss)
  attributable to diluted
  shares.................  $3,012,611   $2,099,276   $3,353,069   $  508,011   $ (242,246)
Average common shares
  outstanding applicable
  to basic EPS...........   6,320,284    5,277,682    5,522,321    5,185,588    5,125,063
Add: stock options.......     248,413      311,751      169,040       65,274           --
  convertible preferred
     stock...............   1,000,000    1,000,000    1,000,000           --           --
                           ----------   ----------   ----------   ----------   ----------
Average common shares
  outstanding applicable
  to diluted EPS.........   7,568,697    6,589,433    6,691,361    5,250,862    5,125,063
Diluted income (loss) per
  share..................  $     0.40   $     0.32   $     0.50   $     0.03   $    (0.05)
                           ----------   ----------   ----------   ----------   ----------

     Convertible preferred stock was not included in the computation of diluted earnings per share for the years ended December 31, 1999 and 1998 because their effect was antidilutive.

11.  INCOME TAXES

     The Company's provision (benefit) for income taxes was comprised of the following:

                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
                                                        2000        1999       1998
                                                     ----------   --------   ---------
Federal:
  Current..........................................  $  874,481   $234,381   $ (63,821)
  Deferred.........................................     728,880     77,546    (169,456)
State:
  Current..........................................      95,903     25,000          --
  Deferred.........................................      64,313         --          --
                                                     ----------   --------   ---------
Provision (benefit) for income taxes...............  $1,763,577   $336,927   $(233,277)
                                                     ==========   ========   =========

                         TOREADOR RESOURCES CORPORATION

     The primary reasons for the difference between tax expense at the statutory federal income tax rate and the Company's provision for income taxes were:

                                                          YEAR ENDED DECEMBER 31,
                                                     ---------------------------------
                                                        2000        1999       1998
                                                     ----------   --------   ---------
Statutory tax at 34%...............................  $1,739,660   $287,279   $(161,678)
Statutory depletion in excess of tax basis.........    (148,525)    (4,838)    (69,979)
State income tax...................................     160,216     25,000          --
Other..............................................      12,226     29,486      (1,620)
                                                     ----------   --------   ---------
Provision (benefit) for income taxes...............  $1,763,577   $336,927   $(233,277)
                                                     ==========   ========   =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2000 and 1999 were as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                  2000         1999
                                                              ------------   ---------
Deferred tax liabilities:
  Leasehold costs...........................................  $(2,828,790)   $(54,298)
  Intangible drilling and development costs.................     (585,402)   (194,184)
  Lease and well equipment..................................      (94,759)    (21,565)
  Unrealized gain on marketable securities..................      (30,266)         --
                                                              -----------    --------
     Gross deferred tax liabilities.........................   (3,539,217)   (270,047)
                                                              -----------    --------
Deferred tax assets:
  Depletion carryforwards...................................           --       2,585
  Geological and geophysical costs..........................      177,274     162,900
  Net operating loss carryforward...........................       68,092          --
  Tax credit carryforwards..................................           --     212,417
  Equity basis investments..................................       19,327          --
  Other.....................................................       69,908          --
  Unrealized loss on marketable securities..................           --      18,304
                                                              -----------    --------
     Gross deferred tax assets..............................      334,601     396,206
                                                              -----------    --------
Net deferred tax (liabilities) assets.......................  $(3,204,616)   $126,159
                                                              ===========    ========

     The acquisition of Texona assets resulted in a $2,491,466 deferred tax liability due to the difference between the book basis and the tax basis of the assets acquired. Of the change in deferred taxes, $46,116 was charged to net unrealized gain on marketable securities in stockholders' equity for 2000. The net operating loss carryforward relates to the Texona acquisition and will be available to offset future taxable income and income tax through 2018 and 2019.

12.  BENEFIT PLANS

     The Company had a noncontributory defined benefit pension plan that was cancelled effective January 1, 2000. The benefits were based on years of service and the employee's compensation. A full distribution was made to each eligible employee during 2000. At the time of the cancellation of the defined benefit plan, Toreador established a 401(k) retirement savings plan. Employees are eligible to defer portions of their salaries, limited by Internal Revenue Service regulations. Employer matches are discretionary, and are

                         TOREADOR RESOURCES CORPORATION
determined annually by the board of directors. Such discretionary matches amounted to $14,717 in 2000. In January 2001, Toreador provided an employer match of $25,156.

13.  STOCK COMPENSATION PLANS

     The Company has granted stock options to key employees, directors and certain consultants of the Company as described below.

     In May 1990, the Company adopted the 1990 Stock Option Plan ("the Plan"). The aggregate number of shares of common stock issuable under the Plan as amended is 500,000. The Plan provides for the granting of stock options at exercise prices equal to the market price of the stock at the date of the grant.

     In September 1994, the Company adopted the 1994 Nonemployee Director Stock Option Plan ("Nonemployee Director Plan"). The number of shares of common stock issuable under the Nonemployee Director Plan is 200,000 shares in the aggregate. The Nonemployee Director Plan provides for the granting of stock options at exercise prices equal to the market price of the stock at the grant date.

     Options under the Plan and the Nonemployee Director Plan are granted periodically throughout the year and are generally exercisable in equal increments over a three-year period and have a maximum term of 10 years. From time to time the Company has issued stock options that did not fall under any existing plan.

     Pursuant to SFAS No. 123, the Company recorded an expense of zero, $13,939 and $19,747 during 2000, 1999 and 1998, respectively, for stock options granted to certain consultants to the Company.

     A summary of stock option transactions is as follows:

                                   2000                          1999                          1998
                       ----------------------------   ---------------------------   ---------------------------
                                   WEIGHTED-AVERAGE              WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
                        SHARES      EXERCISE PRICE     SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                       ---------   ----------------   --------   ----------------   --------   ----------------
Outstanding at
  beginning of
  year...............    745,000        $4.24          462,500        $4.05          469,000        $2.97
Granted..............    277,540         4.27          290,000         4.50          340,000         4.38
Exercised............    (10,000)        2.50           (7,500)        2.50         (276,500)        2.86
Forfeited............         --           --               --           --          (70,000)        3.11
                       ---------        -----         --------        -----         --------        -----
Outstanding at end of
  year...............  1,012,540        $4.27          745,000        $4.24          462,500        $4.05
                       =========        =====         ========        =====         ========        =====
Exercisable at end of
  year...............    571,341        $3.88          216,658        $3.85          100,833        $3.28
                       =========        =====         ========        =====         ========        =====

     For stock options granted during 2000 the following represents the weighted-average exercise prices and the weighted-average fair value based upon whether or not the exercise price of the option was greater than, less than or equal to the market price of the stock on the grant date:

                                                        WEIGHTED-AVERAGE   WEIGHTED-AVERAGE
OPTION TYPE                                              EXERCISE PRICE       FAIR VALUE
-----------                                             ----------------   ----------------
Exercise price greater than market price..............       $5.50              $3.13
Exercise price less than market price.................        3.12               3.59

                         TOREADOR RESOURCES CORPORATION

     The following table summarizes information about the fixed price stock options outstanding at December 31, 2000:

                       OPTIONS OUTSTANDING                               OPTIONS EXERCISABLE
  -------------------------------------------------------------   ---------------------------------
                                                  WEIGHTED        WEIGHTED     NUMBER      WEIGHTED
                                 NUMBER            AVERAGE        AVERAGE    EXERCISABLE   AVERAGE
          RANGE OF           OUTSTANDING AT       REMAINING       EXERCISE       AT        EXERCISE
      EXERCISE PRICES           12/31/00      CONTRACTUAL LIFE     PRICE      12/31/00      PRICE
  ------------------------   --------------   -----------------   --------   -----------   --------
  $2.50...................        55,000          5.1 Years        $2.50        44,998      $2.50
   2.75...................        60,000          7.8 Years         2.75        39,996       2.75
   3.00...................        30,000          8.5 Years         3.00        10,002       3.63
   3.12...................       143,040          9.8 Years         3.12       143,040       3.12
   3.25 - 3.50............        50,000          3.7 Years         3.40        50,000       3.40
   3.63...................        30,000           .4 Years         3.63        30,000       3.63
   3.88...................        30,000          8.8 Years         3.88        10,002       3.63
   4.00...................        50,000          8.8 Years         4.00        16,665       3.63
   5.00...................       430,000          8.2 Years         5.00       226,644       5.00
   5.50...................       134,500          9.7 Years         5.50            --         --
                               ---------          ---------        -----       -------      -----
  $2.50 - 5.50............     1,012,540          8.0 Years        $3.88       571,347      $3.88
                               =========          =========        =====       =======      =====

     At December 31, 2000, there were 292,460 shares available for grant under existing plans.

     Had compensation costs for employees under the Company's two stock-based compensation plans been determined based on the fair value at the grant dates under those plans consistent with the method prescribed by SFAS No. 123, the Company's pro forma net income and earnings per share would have been reduced to the pro forma amounts listed below:

                                                         2000        1999       1998
                                                      ----------   --------   ---------
Net income (loss).....................  As reported   $2,993,069   $148,011   $(261,746)
                                        Pro forma     $2,433,540   $101,973   $(291,577)
Basic income (loss) per share.........  As reported   $     0.54   $   0.03   $   (0.05)
                                        Pro forma     $     0.44   $   0.02   $   (0.06)
Diluted income (loss) per share.......  As reported   $     0.50   $   0.03   $   (0.05)
                                        Pro forma     $     0.42   $   0.02   $   (0.06)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                            2000       1999      1998
                                                          ---------   -------   -------
Dividend yield, per share...............................         --        --        --
Volatility..............................................         59%       59%       27%
Risk-free interest rate.................................  5.9 - 6.6%      6.4%      6.4%
Expected lives..........................................  3-5 years   5 years   5 years

14.  LEASE AND OTHER COMMITMENTS

     The Company leases office space under a non-cancelable operating lease, which expires on June 30, 2006. The Company subleases portions of the leased space to one related party and two unrelated parties under non-cancelable sub-leases that expire on June 30, 2006. The following is a schedule of minimum future rentals

                         TOREADOR RESOURCES CORPORATION
under the Company's non-cancelable operating lease, giving effect to the non-cancelable sub-leases, as of December 31, 2000:



2001........................................................  $  144,439
2002........................................................     152,680
2003........................................................     170,608
2004........................................................     173,500
2005........................................................     115,667
                                                              ----------
Total.......................................................     756,894
Less: minimum rents from subleases..........................      48,950
                                                              ----------
Total.......................................................  $  707,944
                                                              ==========


     Net rent expense totaled $85,983, $95,541, and $43,676 for the years ended December 31, 2000, 1999 and 1998, respectively.

15.  RELATED PARTY TRANSACTIONS

     A director of the Company also owns Wilco Properties, Inc. The Company entered into a technical services agreement with Wilco Properties, Inc. ("Wilco") effective February 1, 1999 whereby the Company provides accounting and geological management services for a monthly fee of $7,250. The Company has recorded to general and administrative expense $87,000 and $79,750 related to this agreement for the years ended December 31, 2000 and 1999, respectively. At December 31, 2000, $21,750 was receivable from Wilco under this agreement. The Company also subleases office space to Wilco pursuant to a sub-lease agreement. The Company has recorded reductions to rent expense totaling $15,080 and $7,248 related to the sub-lease agreement discussed in Note 13 during the years ended December 31, 2000 and 1999, respectively. Wilco and the Company have an informal arrangement under which one of the two companies incur, on behalf of the other, certain miscellaneous expenses that are subsequently reimbursed by the other company. Transactions under this arrangement resulted in net receipts from Wilco of $16,929 for the year ended December 31, 2000, and net payments to Wilco of $118,938 for the year ended December 31, 1999. There were no amounts due to or from Wilco as of December 31, 2000 or 1999 under this arrangement.

     The Company owns an equity investment in EnergyNet.com, Inc., an Internet based oil and gas property auction company. The Company paid commissions totaling approximately $25,000 to EnergyNet.com, Inc. during 2000.

     The Company entered into a consulting agreement with Earl Rossman, Jr. effective October 1, 2000, whereby Mr. Rossman provides consulting services for the Company for a monthly fee of $13,000. Mr. Rossman was President of Texona Petroleum Corporation immediately prior to the execution of the Merger Agreement. The consulting agreement expires on September 30, 2001. The Company paid fees totaling $39,000 during 2000.

                         TOREADOR RESOURCES CORPORATION

16.  OIL AND GAS PRODUCING ACTIVITIES

     The following information is presented pursuant to SFAS No. 69, Disclosures about Oil and Gas Producing Activities:

  RESULTS OF OPERATIONS

     Results of operations from oil and gas producing activities were as follows:

                                                     2000          1999         1998
                                                  -----------   ----------   ----------
Crude oil, condensate and gas...................  $13,163,862   $4,259,040   $1,968,638
Lease bonuses and delay rentals.................      472,845      463,083      168,664
                                                  -----------   ----------   ----------
  Total revenues................................   13,636,707    4,722,123    2,137,302
Costs and expenses:
  Lease operating costs.........................    2,324,603      699,278      583,441
  Exploration costs.............................      308,987      404,429      650,983
  Depreciation and depletion....................    2,389,109    1,247,278      510,775
                                                  -----------   ----------   ----------
Income before income taxes......................    8,614,008    2,371,138      392,103
Income tax expense..............................    3,187,183      806,187      133,315
                                                  -----------   ----------   ----------
Results of operations from producing activities
  (excluding corporate overhead)................  $ 5,426,825   $1,564,951   $  258,788
                                                  ===========   ==========   ==========

  CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES:

                                                             DECEMBER 31,
                                                ---------------------------------------
                                                   2000          1999          1998
                                                -----------   -----------   -----------
Unproved properties(1)........................  $ 8,126,646   $ 7,813,790   $ 7,727,388
Proved leaseholds.............................   29,489,768    19,711,076    10,913,730
Lease and well equipment......................    2,774,873       523,374       417,382
                                                -----------   -----------   -----------
                                                 40,391,287    28,048,240    19,058,500
Less: Accumulated depreciation, depletion and
  amortization................................   (5,937,634)   (3,786,649)   (2,608,905)
                                                -----------   -----------   -----------
Capitalized costs.............................  $34,453,653   $24,261,591   $16,449,595
                                                ===========   ===========   ===========

---------------

(1) Unproved properties for 1998 include $334,489 classified as "Assets held for sale".

  COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES:

                                                     2000         1999         1998
                                                  ----------   ----------   -----------
Acquisition of properties
  Proved........................................  $6,399,014   $8,722,073   $ 5,883,911
  Unproved......................................          --      286,631     7,365,988
Exploration costs...............................     930,859       28,200       133,113
Development costs...............................   1,369,996      171,444       568,969
                                                  ----------   ----------   -----------
Costs incurred..................................  $8,699,869   $9,208,348   $13,951,981
                                                  ==========   ==========   ===========

                         TOREADOR RESOURCES CORPORATION

17. SUPPLEMENTAL OIL AND GAS RESERVES AND STANDARDIZED MEASURE INFORMATION (UNAUDITED)

     The following table identifies the Company's net interest in estimated quantities of proved oil and gas reserves and changes in such estimated quantities. Independent petroleum engineers prepared reserve estimates and Company management reviewed such estimates. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. Estimated proved developed and undeveloped oil and gas reserves at December 31, 1998, 1999 and 2000 are tabulated below. Crude oil includes condensate and natural gas liquids and is stated in barrels (Bbl). Gas is stated in thousands of cubic feet (Mcf).

                                                              OIL (Bbl)   GAS (Mcf)
                                                              ---------   ----------
PROVED DEVELOPED AND UNDEVELOPED RESERVES
December 31, 1997...........................................    553,178    2,564,540
Purchases of reserves in place..............................    457,953    6,714,493
Revisions of previous estimates.............................    180,310      813,717
Extensions, discoveries, and other additions................     12,161       92,539
Production..................................................    (90,097)    (394,849)
                                                              ---------   ----------
December 31, 1998...........................................  1,113,505    9,790,440
Purchases of reserves in place..............................  1,282,123    1,602,953
Revisions of previous estimates.............................   (121,532)  (2,640,742)
Extensions, discoveries, and other additions................     51,494      377,177
Production..................................................   (128,924)    (918,986)
                                                              ---------   ----------
December 31, 1999...........................................  2,196,666    8,210,842
Purchases of reserves in place..............................    453,646    6,922,040
Revisions of previous estimates.............................     60,634   (1,204,842)
Extensions, discoveries, and other additions................    102,121    1,074,597
Sale of reserves............................................    (16,493)          --
Production..................................................   (273,706)  (1,318,714)
                                                              ---------   ----------
December 31, 2000...........................................  2,522,868   13,683,923
                                                              =========   ==========
PROVED DEVELOPED RESERVES
December 31, 1998...........................................  1,094,454    8,500,655
                                                              =========   ==========
December 31, 1999...........................................  1,999,984    8,070,533
                                                              =========   ==========
December 31, 2000...........................................  2,445,226   13,666,276
                                                              =========   ==========

  STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

     Pursuant to SFAS No. 69, the Company has developed the following information titled "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Quantities" (Standardized Measure). Accordingly, the Standardized Measure has been prepared assuming year-end selling prices adjusted for future fixed and determinable contractual price changes, year-end development and production costs, year-end statutory tax rates adjusted for future tax rates already legislated and a 10% annual discount rate. The Standardized Measure does not purport to be an estimate of the fair market value of the Company's reserves. An estimate of fair value would also have taken into account, among other things, the expected

                         TOREADOR RESOURCES CORPORATION
recovery of reserves in excess of proved reserves, anticipated changes in future prices and costs and a discount factor representative of the time value of money and risks inherent in producing oil and gas.

                                                   2000          1999          1998
                                               ------------   -----------   -----------
Future cash inflows..........................  $191,274,646   $69,816,041   $29,011,780
Future production costs......................    38,244,222    14,567,866     5,110,313
Future development costs.....................       330,071       588,733        44,279
Future income tax expense....................    50,283,397    13,259,925     5,375,278
                                               ------------   -----------   -----------
Future net cash flows........................   102,416,956    41,399,517    18,481,910
10% annual discount for estimated timing of
  cash flows.................................    44,761,452    15,891,904     7,011,003
                                               ------------   -----------   -----------
Standardized measure of discounted future net
  cash flows relating To proved oil and gas
  reserves...................................  $ 57,655,504   $25,507,613   $11,470,907
                                               ============   ===========   ===========

     The average oil and gas prices used to calculate future net cash inflows at December 31, 2000 were $25.21 per barrel and $9.21 per Mcf, respectively. At December 31, 2000 the NYMEX price for oil was $26.80 per barrel and the NYMEX price for gas was $9.78 per MMBtu.

  CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH RELATING TO PROVED OIL AND GAS RESERVES

     The following are the principal sources of change in the standardized measure:

                                               2000            1999            1998
                                           ------------     -----------     -----------
Balance at January 1.....................  $ 25,507,613     $11,470,907     $ 4,868,751
Sales of oil and gas, net................   (10,839,259)     (3,559,762)     (1,385,196)
Net changes in prices and production
  costs..................................    23,723,370       6,760,297      (2,206,776)
Extensions and discoveries...............     6,831,763       1,234,841         181,087
Revisions of previous quantity
  estimates..............................      (683,786)(2)  (4,901,897)(1)   1,813,841
Net change in income taxes...............   (18,921,740)     (3,309,637)       (473,300)
Accretion of discount....................     2,550,761       1,147,091         486,875
Purchases of reserves....................    28,597,160      14,706,892       8,304,398
Sale of reserves.........................      (206,536)             --              --
Other....................................     1,096,158       1,958,881        (118,773)
                                           ------------     -----------     -----------
Balance at December 31...................  $ 57,655,504     $25,507,613     $11,470,907
                                           ============     ===========     ===========

---------------

(1) The most significant downward revision in gas reserves was related to one field where Toreador owns a royalty interest in three producing wells and one proved undeveloped location. Initial reserve projections were based primarily on material balance or volumetric calculations, and very limited, but flat, gas production history and offset field analogy, if any. As more production history became available, engineering projections shifted towards decline curve analysis and were less dependent on volumetric calculations. Consequently, while these particular wells exhibited very strong gas deliverability for a period of time, additional production history and decline curve analysis has proven that the drainage area is not as large as originally estimated.

(2) The most significant of the downward revisions involved additional downward revisions to the field mentioned in footnote 1 including the write-off of reserves on the proved undeveloped location, which was drilled as a dry hole. Also, Toreador lost significant reserves when a royalty interest well in another field encountered mechanical problems and the operator was unable to restore production.

                              MADISON OIL COMPANY
                  (FORMERLY TRANS-DOMINION ENERGY CORPORATION)

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Madison Oil Company (formerly Trans-Dominion Energy Corporation)
Dallas, Texas

     I have audited the accompanying consolidated balance sheets of Madison Oil Company as of December 31, 2000 and 1999 and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on the audit.


     I have conducted my audits in accordance with auditing standards generally accepted in the United States and Canada. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.


     In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Madison Oil Company as of December 31, 2000 and 1999, and the results of its operations, cash flows and changes in shareholders' equity for each of the three years in the period then ended in conformity with accounting principles generally accepted in the United States.


     As discussed in note 12 to the financial statements, Madison Oil Company initially recorded the purchase of ARCO Turkey, Inc. on September 1, 2000. Subsequently it was determined that the acquisition should have been recorded on February 20, 2001. The December 31, 2000 financial statements have been restated to reflect this change.


                                               /s/ JAMES A. MOYERS, CPA


Dallas, Texas

April 9, 2001 except for
  Note 12 as to which
  the date is November 26, 2001

                              MADISON OIL COMPANY
                  (FORMERLY TRANS-DOMINION ENERGY CORPORATION)

                          CONSOLIDATED BALANCE SHEETS
                          (EXPRESSED IN U.S. DOLLARS)


                                                                    DECEMBER 31,
                                                              -------------------------   SEPTEMBER 30,
                                                                 1999          2000           2001
                                                              -----------   -----------   -------------
                                                                            (RESTATED)     (UNAUDITED)
                                                ASSETS
Current Assets
  Cash and cash equivalents.................................  $ 1,966,000   $ 5,080,000    $ 1,073,000
  Accounts receivable
    Trade...................................................      710,000       968,000      2,156,000
    Value Added Tax refund and other........................      359,000     1,030,000        748,000
    Inventories
      Oil field materials and supplies......................      415,000       456,000        471,000
  Prepaid expenses..........................................      304,000        65,000             --
                                                              -----------   -----------    -----------
      Total current assets..................................    3,754,000     7,599,000    $ 4,448,000
Equipment and Property
  Office furniture, fixtures and equipment..................      104,000       165,000        187,000
  Oil and gas properties, using successful efforts
    accounting:
    Proved properties and related equipment.................   13,772,000    19,703,000     35,823,000
    Unproved properties.....................................    3,321,000     5,475,000      5,917,000
                                                              -----------   -----------    -----------
                                                               17,197,000    25,343,000     41,927,000
  Less accumulated depreciation, depletion and
    amortization............................................   (5,913,000)   (7,902,000)    (9,772,000)
                                                              -----------   -----------    -----------
      Total equipment and property..........................   11,284,000    17,741,000     32,155,000
Other Assets................................................      294,000       669,000        190,000
                                                              -----------   -----------    -----------
Total Assets................................................  $15,332,000   $25,709,000    $36,793,000
                                                              ===========   ===========    ===========
                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Current portion of long-term debt.........................  $ 4,745,000   $ 2,755,000    $ 4,180,000
  Trade accounts payable....................................      356,000     1,396,000      1,313,000
  Taxes payable-other than income...........................      793,000     1,414,000      1,225,000
  Accrued expenses and other................................      659,000     1,136,000        822,000
                                                              -----------   -----------    -----------
      Total current liabilities.............................    6,553,000     6,701,000      7,540,000
Long-Term Debt..............................................    4,185,000     1,983,000     16,525,000
Note payable to affiliate...................................    1,859,000     1,895,000
Convertible debenture.......................................           --            --      2,160,000
Commitments and Contingencies...............................           --            --             --
Minority Interest...........................................    4,105,000     5,371,000             --
Shareholders' Equity
  Preferred stock: $.0001 par value; authorized 20,000,000
    shares; no shares issued
  Common stock: $.0001 par value; authorized 100,000,000
    shares; 25,756,960 shares outstanding at December 31,
    2000; and 11,947,920 shares at December 31, 1999........        1,000         3,000          3,000
  Capital in excess of par value............................      400,000    11,809,000     11,863,000
  Retained Earnings (Accumulated deficit)...................   (1,134,000)     (706,000)     1,486,000
  Accumulated other comprehensive income (loss).............     (637,000)   (1,347,000)    (2,784,000)
                                                              -----------   -----------    -----------
      Total shareholders' equity............................   (1,370,000)    9,759,000     10,568,000
                                                              -----------   -----------    -----------
Total Liabilities and Stockholders' Equity..................  $15,332,000   $25,709,000    $36,793,000
                                                              ===========   ===========    ===========


   The accompanying notes are an integral part of these financial statements

                              MADISON OIL COMPANY
                  (FORMERLY TRANS-DOMINION ENERGY CORPORATION)

                       CONSOLIDATED STATEMENTS OF INCOME
                          (EXPRESSED IN U.S. DOLLARS)

                                                                                 NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                     --------------------------------------   ------------------------
                                        1998          1999         2000          2000         2001
                                     -----------   ----------   -----------   ----------   -----------
                                                                (RESTATED)          (UNAUDITED)
REVENUE:
  Oil and gas sales................  $ 3,699,000   $6,417,000   $ 9,436,000   $6,940,000   $10,898,000
  Other oil receipts, net..........    1,020,000           --            --           --            --
                                     -----------   ----------   -----------   ----------   -----------
       Total revenue...............    4,719,000    6,417,000     9,436,000    6,940,000    10,898,000
                                     -----------   ----------   -----------   ----------   -----------
EXPENSES:
  Exploration and production.......    2,141,000    3,579,000     4,215,000    2,922,000     4,347,000
  General and administrative.......    1,175,000    1,239,000     1,873,000    1,543,000     1,622,000
  Geological and geophysical.......           --           --       535,000           --            --
  Depreciation, depletion and
     amortization..................    3,102,000    1,242,000     1,966,000    1,757,000     1,870,000
                                     -----------   ----------   -----------   ----------   -----------
       Total expenses..............    6,418,000    6,060,000     8,589,000    6,222,000     7,839,000
                                     -----------   ----------   -----------   ----------   -----------
OPERATING INCOME (LOSS)............   (1,699,000)     357,000       847,000      718,000     3,059,000
OTHER INCOME (EXPENSE)
  Interest income and other........       51,000      445,000       416,000      367,000       622,000
  Interest expense.................     (174,000)    (679,000)     (559,000)    (533,000)   (1,489,000)
                                     -----------   ----------   -----------   ----------   -----------
       Total other income
          (expense)................     (123,000)    (234,000)     (143,000)    (166,000)     (867,000)
INCOME (LOSS) BEFORE INCOME TAXES
  AND MINORITY INTEREST............   (1,822,000)     123,000       704,000      552,000     2,192,000
  Provision for income taxes.......           --           --            --           --            --
                                     -----------   ----------   -----------   ----------   -----------
INCOME (LOSS) BEFORE MINORITY
  INTEREST.........................   (1,822,000)     123,000       704,000      552,000     2,192,000
  Minority interest in (income)
     loss of subsidiary............      689,000      320,000      (276,000)    (623,000)           --
                                     -----------   ----------   -----------   ----------   -----------
NET INCOME (LOSS)..................  $(1,133,000)  $  443,000   $   428,000   $  (71,000)  $ 2,192,000
                                     ===========   ==========   ===========   ==========   ===========
NET INCOME (LOSS) PER COMMON SHARE,
  BASIC AND DILUTED................  $    (28.33)  $     0.04   $      0.02   $     0.00   $      0.08
                                     ===========   ==========   ===========   ==========   ===========
  Average number of shares used in
     calculation of income per
     share.........................       40,000   11,947,920    25,756,960   25,756,960    25,933,094

   The accompanying notes are an integral part of these financial statements

                              MADISON OIL COMPANY
                  (FORMERLY TRANS-DOMINION ENERGY CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (EXPRESSED IN U.S. DOLLARS)

                                                                                                    NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                     ----------------------------------------   --------------------------
                                                         1998          1999          2000          2000           2001
                                                     ------------   -----------   -----------   -----------   ------------
                                                                                  (RESTATED)           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss)................................  $ (1,133,000)  $   443,000   $   428,000   $   (71,000)  $  2,192,000
  Adjustments to reconcile net income (loss) to net
    cash flow from operating activities:
    Depreciation, depletion and amortization.......     3,102,000     1,241,000     1,966,000     1,757,000      1,870,000
    Minority Interest..............................      (689,000)     (320,000)      276,000       623,000
    Interest expense aid with common stock.........                                                                 54,000
    Changes in operating assets and liabilities:
      Decrease (increase) in:
         Accounts receivables......................      (359,000)   (1,389,000)     (789,000)   (1,581,000)    (1,895,000)
         Inventories...............................      (211,000)     (194,000)      (41,000)      (51,000)       (25,000)
         Prepaid expenses..........................         6,000      (288,000)      238,000       (76,000)        21,000
      Increase (decrease) in:
         Trade accounts payable....................      (423,000)   (1,474,000)    1,179,000       423,000       (139,000)
         Taxes payable-other than income...........       657,000      (146,000)      622,000       942,000       (316,000)
         Accrued expenses and other................       210,000       264,000       477,000       783,000       (525,000)
                                                     ------------   -----------   -----------   -----------   ------------
                                                        1,160,000    (1,863,000)    4,356,000     2,749,000      1,237,000
                                                     ------------   -----------   -----------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash provided by (used) for equipment and
    properties.....................................   (12,920,000)    2,304,000    (3,656,000)   (1,450,000)    (5,905,000)
  Proceeds from sale of 75% of subsidiary..........            --            --     1,000,000            --             --
  Cash provided (used) for other assets and
    deferred charges...............................         4,000      (207,000)     (691,000)     (566,000)       479,000
  Purchase of minority interest....................            --            --            --            --    (16,050,000)
                                                     ------------   -----------   -----------   -----------   ------------
                                                      (12,916,000)    2,097,000    (3,347,000)   (2,016,000)   (21,476,000)
                                                     ------------   -----------   -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash provided by (used) for long-term debt.......     8,698,000       231,000    (4,192,000)   (3,804,000)    15,967,000
  Cash provided by the issuance of common stock....            --            --     6,261,000     6,261,000             --
  Cash provided by loans from affiliates...........       829,000     1,013,000        36,000       183,000        265,000
                                                     ------------   -----------   -----------   -----------   ------------
                                                        9,527,000     1,244,000     2,105,000     2,640,000     16,232,000
                                                     ------------   -----------   -----------   -----------   ------------
Net Increase (Decrease) In Cash....................    (2,229,000)    1,478,000     3,114,000     3,373,000     (4,007,000)
Cash at beginning of period........................     2,717,000       488,000     1,966,000     1,966,000      5,080,000
                                                     ------------   -----------   -----------   -----------   ------------
Cash at end of period..............................  $    488,000   $ 1,966,000   $ 5,080,000   $ 5,339,000   $  1,073,000
                                                     ============   ===========   ===========   ===========   ============

   The accompanying notes are an integral part of these financial statements

                              MADISON OIL COMPANY
                  (FORMERLY TRANS-DOMINION ENERGY CORPORATION)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          (EXPRESSED IN U.S. DOLLARS)

                                                                                        ACCUMULATED
                                                                         RETAINED          OTHER
                                                                         EARNINGS      COMPREHENSIVE       TOTAL
                                                COMMON     PAID IN     (ACCUMULATED)      INCOME       SHAREHOLDERS'
                                     SHARES     STOCK      CAPITAL       (DEFICIT)        (LOSS)          EQUITY
                                   ----------   ------   -----------   -------------   -------------   -------------
BALANCE DECEMBER 31, 1997........  11,948,000   $1,000   $   400,000    $  (444,000)    $ 2,574,000     $ 2,531,000
Net income for year..............          --      --             --     (1,133,000)             --      (1,133,000)
Comprehensive Income.............          --      --             --             --        (595,000)       (595,000)
                                   ----------   ------   -----------    -----------     -----------     -----------
BALANCE DECEMBER 31, 1998........  11,948,000   $1,000   $   400,000    $(1,577,000)    $ 1,979,000         803,000
Net income for year..............          --      --             --        443,000              --         443,000
Translation adjustment...........          --      --             --             --      (2,616,000)     (2,616,000)
                                   ----------   ------   -----------    -----------     -----------     -----------
BALANCE DECEMBER 31, 1999........  11,948,000   1,000        400,000     (1,134,000)       (637,000)     (1,370,000)
Issuance of common stock for
  cash...........................  10,527,000   1,000      6,260,000             --              --       6,261,000
Issuance of common stock for
  acquisition....................   2,282,000   1,000      4,289,000             --              --       4,290,000
Issuance of common stock for
  debt...........................   1,000,000      --        860,000             --              --         860,000
Net income for year (restated)...          --      --             --        428,000              --         428,000
Translation adjustment...........          --      --             --             --        (710,000)       (710,000)
                                   ----------   ------   -----------    -----------     -----------     -----------
BALANCE DECEMBER 31, 2000
  (restated).....................  25,757,000   $3,000   $11,809,000    $  (706,000)    $(1,347,000)      9,759,000
Issuance of common stock.........     176,000      --         54,000             --              --          54,000
Net Income for Period............          --      --             --      2,192,000              --       2,192,000
Translation adjustment...........          --      --             --             --      (1,437,000)     (1,437,000)
                                   ----------   ------   -----------    -----------     -----------     -----------
BALANCE SEPTEMBER 30, 2001
  (UNAUDITED)....................  25,933,000   3,000     11,863,000      1,486,000      (2,784,000)     10,568,000
                                   ==========   ======   ===========    ===========     ===========     ===========

   The accompanying notes are an integral part of these financial statements

                              MADISON OIL COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  BUSINESS ACTIVITIES:

     Madison Oil Company (Formerly Trans-Dominion Energy Corporation), a Delaware Corporation, is an independent international exploration and production company with its head office in Dallas, Texas. The Company's principal business activity is acquiring and developing international oil and gas properties. Currently, the Company holds interests in developed and undeveloped oil and gas properties in the Paris Basin, France, the Cendere and Zeynel Fields in Turkey and the Bonasse Field and Southwest Cedros Peninsula License in Trinidad.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF CONSOLIDATION

     THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS INCLUDE THE ACCOUNTS OF MADISON OIL COMPANY AND ITS SUBSIDIARIES. ALL SIGNIFICANT INTERCOMPANY TRANSACTIONS AND ACCOUNTS HAVE BEEN ELIMINATED.

  SUBSIDIARIES

     All subsidiaries are wholly owned unless a percentage is noted in parenthesis. Each subsidiary is presented below.

          Madison Oil Company (formerly Trans-Dominion Energy), (Delaware):
     Subsidiary, Madison (Turkey), Inc., (formerly Tur-Kan), (Delaware) Subsidiary, Trinidad Exploration & Development Ltd., (UK) Subsidiary, Petresearch International, Inc. Subsidiary, Storevital Ltd. (formerly Petresearch Ltd.) Subsidiary, Petresearch, Ltd. (formerly Storevital) (15%) Subsidiary, Trans-Dominion Holdings, Ltd. Subsidiary, Madison Petroleum, Inc., (formerly Madison Oil Company), (Delaware)

          Trans-Dominion Holdings, Ltd.: Subsidiary, Trinidad Exploration & Development Ltd., (Trinidad) (25%) Subsidiary, Karak Petroleum, (Pakistan)

          Madison Petroleum, Inc.: Subsidiary, Madison Oil Company Europe (Delaware)

          Madison Oil Company Europe: Subsidiary, Madison Oil France, SA
     (France)

          Madison Oil France, SA: Subsidiary Partnership, Madison/Chart Energy, SCS (France) (62.2%)

     Madison accounts for its investments in entities in which it holds less than a majority interest under the equity method.

  FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in consolidated net income.

  CASH AND EQUIVALENTS

     The Company considers cash and all highly liquid investments such as money market accounts to be cash equivalents. The funds are placed with major financial institutions.

                              MADISON OIL COMPANY

  OFFICE FURNITURE, FIXTURES AND EQUIPMENT

     These assets are stated at the Company's cost and depreciated on an accelerated basis over five to seven years. Maintenance and repair costs are expensed when incurred, while major improvements are capitalized.

 OIL AND GAS PROPERTIES

     The Company follows the successful efforts method of accounting for oil and gas exploration and development expenditures. Under this method, costs of successful exploratory wells and all development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves are expensed. In the absence of a determination as to whether the reserves that have been found can be classified as proved, Madison carries the costs of drilling such an exploratory well as an asset for no more than one year following completion of drilling. If, after that year has passed, a determination that proved reserves have been found cannot be made, Madison assumes that the well is impaired, and charges its costs to expense. Significant costs associated with the acquisition of oil and gas properties are capitalized. Upon sale or abandonment of units of property or the disposition of miscellaneous equipment, the cost is removed from the asset account, the related reserves relieved of the accumulated depreciation or depletion and the gain or loss is credited to or charged against operations.

     Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

     On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

     On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

     Maintenance and repairs are charged to expense; betterments of property are capitalized and depreciated as described below.

  DEPRECIATION, DEPLETION AND AMORTIZATION

     The Company provides for depreciation, depletion and amortization of its investment in producing oil and gas properties on the unit-of-production method, based upon independent reserve engineers' estimates of recoverable oil and gas reserves from the property.

  INCOME TAXES

     The Company computes income tax expense using Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". SFAS 109 requires the measurement of deferred tax assets for deductible temporary differences and operating loss carry forwards and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted law. The effects of future changes in tax laws and rates are not anticipated.

                              MADISON OIL COMPANY

  STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, ("SFAS 123") "Accounting for Stock-Based Compensation," encourages, but does not require, the adoption of a fair value-based method of accounting for employee stock-based compensation transactions. The Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25 ("Opinion 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its employee stock-based compensation plans. Under Opinion 25, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant above the amount an employer must pay to acquire the stock.

  ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. The disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period are also given. Actual results could differ from these estimates.

  RECONCILIATION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
(GAAP) TO CANADIAN GAAP


     The accompanying financial statements are expressed in United States dollars and stated in accordance with accounting principles generally accepted in the United States (U.S. GAAP). There are no differences between U.S. GAAP and Canadian GAAP that would have a significant effect on the accompanying financial statements.


  INTERIM REPORTING

     The consolidated financial statements for the nine months ended September 30, 2000 and 2001, included herein have been prepared without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and notes normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods. Such adjustments are considered to be of a normal recurring nature unless otherwise identified. Results of operations for the nine month period ended September 30, 2001 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2001.

  NEW ACCOUNTING PRONOUNCEMENTS

     On January 1, 2001, Madison adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains and losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Since Madison had no outstanding derivative financial instruments at January 1, 2001, there was no impact on Madison's financial position or results of operation as the result of adopting Statement 133.

     On August 15, 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. Initiated in 1994 as a project to account for the costs of nuclear decommissioning, the FASB expanded the scope to include similar closure or removal-type costs in other industries that are incurred at any time during the life of an asset. That standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a

                              MADISON OIL COMPANY
cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

     The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Accordingly, Madison will adopt this standard on January 1, 2003. Madison has not completed the process of determining the impact of adopting the standard.

     On July 20, 2001, the FASB issued Statements of Financial Accounting Standards No. 141, Business Combinations (Statement 141), and No. 142, Goodwill and Other Intangible Assets (Statement 142), Statement 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of Statement 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or after).

     Under Statement 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt Statement 142 in their fiscal year beginning after December 15, 2001 (i.e., January 1, 2002, for calendar year companies). On October 5, 2001, the FASB issued a final statement on asset impairment (Statement 144) that is applicable to financial statements issued for fiscal years beginning after December 15, 2001 (January 2002 for calendar year-end companies). The FASB's new rules on asset impairment supersede FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and provide a single accounting model for long-lived assets to be disposed of. Although retaining many of the fundamental recognition and measurement provisions of Statement 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets held-for-sale are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules also supersede the provisions of APB Opinion 30 with regard to reporting the effects of a disposal of a segment of a business and require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred (rather than as of the measurement date as presently required by APB
30). In addition, more dispositions will qualify for discontinued operations treatment in the income statement. Madison is still evaluating the impact of adopting Statement 144.

NOTE 3:  DERIVATIVE FINANCIAL INSTRUMENTS:

     Madison employs a policy of hedging a portion of its oil production in order to mitigate the price risk between NYMEX prices and actual receipt prices. As of September 30, 2001, Madison has hedged a portion of its oil price risk with a swap contract that provides a fixed price (Madison pays the floating price and receives the fixed price). At June 30, 2001, Madison had a swap contract covering 22,500 Bbls of production per month from January 2202 through December 2002, at a fixed price $22.48 per barrel. As of September 30, 2001, the fair value of the contract was an unrealized gain of $5,000. Such gain has been recorded in interest income and other for the nine months ended September 30, 2001, and the related asset is included in other assets on the balance sheet as of September 30, 2001. Madison has designated the contract as a derivative financial instrument and accordingly, recognizes changes in the fair value of the swap as a current period revenue or expense in accordance with Statement of Financial Accounting Standards No. 133 and No. 138, "Accounting for Derivatives Instruments and Hedging Activities."

                              MADISON OIL COMPANY

NOTE 4:  PURCHASE BUSINESS COMBINATION:

     During the current year, Madison Petroleum, Inc. (formerly Madison Oil Company) executed a share purchase agreement with Madison Oil Company (formerly Trans-Dominion Energy Corporation). Under the terms of the agreement, Trans-Dominion (a Canadian Corporation) was continued into the State of Delaware under the Delaware Act. Contemporaneously with the continuance, the corporate name of the Corporation was changed to Madison Oil Company. On the closing date, Madison Oil Company (formerly Trans-Dominion) issued common shares to the Madison Petroleum shareholders as consideration for the purchase of all the issued and outstanding shares of Madison Petroleum common stock. At the conclusion of the transaction, the Madison Petroleum shareholders owned approximately 88% of Madison Oil Company common shares and the former Trans-Dominion shareholders owned approximately 12% of Madison Oil Company common shares.

     The effective date for purchase is January 1, 2000. The business combination between Madison Petroleum (formerly Madison Oil Company) and Madison Oil Company (formerly Trans-Dominion Energy Corporation) has been accounted for as a reverse-takeover, using the purchase method of accounting, in accordance with both U.S. and Canadian GAAP. Applying reverse-takeover accounting rules, Madison Petroleum is the acquirer for financial reporting purposes. The acquisition was valued at approximately $4,300,000.

     Following the transaction, Madison Petroleum, Inc. became a wholly owned subsidiary of Madison Oil Company. Madison Oil Company continues the same operations as the former Trans-Dominion, and has the aggregated assets and liabilities of both companies.

NOTE 5:  RELATED-PARTY TRANSACTIONS:

     During 1999, the Madison Petroleum, Inc. received working capital advances from the Chairman and/or Vice-Chairman either directly or indirectly through companies that they control. The amount due for the year ended December 31, 1999 was approximately $1,660,000. During 2000, Madison Petroleum retired these advances by assigning its rights to accounts receivable in the approximate amount of $2,300,000 due from Madison Chart Energy. In addition, the Chairman and/or Vice-Chairman, through a company they control, advanced approximately $1,000,000 to Madison Oil Company or its subsidiaries in late 1999 and early 2000. The Company retired these advances in the second quarter of 2000 by issuing one million shares of its common stock to the company controlled by the Chairman and/or Vice-Chairman.

  CONVERSION OF LOAN TO UNSECURED CONVERTIBLE DEBENTURE

     At March 30, 2001 Madison completed an agreement with members of the Brewer family, who are majority shareholders of Madison, to convert a $2.2 million loan into a five-year unsecured convertible debenture. It is convertible into Madison common shares at Cdn $1.50 per share, and conversion may be forced by the Company if its common shares trade at Cdn $1.95 for sixty or more consecutive days. The debenture bears interest at a rate of 10% per annum, payable in cash or shares at the Company's option, with the shares valued at the lesser of the conversion price or the market price.

NOTE 6:  CURRENT PORTION OF LONG-TERM DEBT:

  REVOLVING CREDIT AGREEMENT

     Under the Madison Chart Revolving Credit Agreement with the Bank of Scotland (see Note 6), the Company is obligated to the Bank for $2.67 million at December 31, 2000 and $4.57 million at December 31, 1999, excluding interest. Payments to reduce loan amounts are based on fifty-five percent (55%) of cash flows from producing oil properties. Due to depressed oil prices, the Bank temporarily waived Madison Chart's scheduled repayments through the end of 1999. During the current year, Madison Chart negotiated

                              MADISON OIL COMPANY
amendments to the Facility agreement with the Bank. Under the terms of the revised Facility agreement the $1.85 million due for 1999 was rolled into the new loan. The Bank of Scotland loan was retired on March 30, 2001 as part of a new loan agreement with Barclays Bank (see Note 11).

     Madison Chart made payments of approximately $1,678,000 in principal and $273,000 of interest in the current year. In 1999, the Company made payments of approximately $130,000 in principal and $170,000 in interest.

  NOTE PAYABLE TO ELF, S.A.

     Madison Chart purchased the Neocomian fields in the Paris basin of France from Elf, S.A. in April 1998 with an effective date of October 31, 1997 for $10 million. Madison Chart executed a note for $4 million (the $10 million purchase price was reduced with $2 million from oil sales and $4 million in bank debt). As discussed below (See Note 6), repayments under the agreement are based on the spot market price of oil. As a result of depressed oil prices, Madison Chart was only required to pay $87,500 in 1999. The increase in oil prices in year 2000 has accelerated note payments for the current year; the required payment for year 2000 was approximately $2.2 million (excluding interest) to Elf, S.A. Interest paid during the current year was approximately $150,000. Interest accrued by the Company for the years ended December 31, 2000 and 1999 are approximately $200,000 and $250,000, respectively. The Elf, S.A. note was retired on March 30, 2001 as part of a new loan agreement with Barclays Bank (see Note 11).

NOTE 7:  LONG-TERM DEBT:

     Long-term debt at December 31, 2000 and 1999, consists of the following:

                                                                1999      2000
                                                               -------   -------
                                                                (IN THOUSANDS)
Revolving Credit Agreement with interest at LIBOR plus
  1.75%.....................................................   $ 4,570   $ 2,666
Elf, S.A. note with interest at LIBOR plus 1.75%............     4,017     1,755
Chart Energy Holding........................................       343       317
                                                               -------   -------
     Subtotal...............................................     8,930     4,738
Less current maturities.....................................    (4,745)   (2,755)
                                                               -------   -------
     Total Long-Term Debt...................................   $ 4,185   $ 1,983
                                                               =======   =======

  REVOLVING CREDIT AGREEMENT

     Effective June 30, 1998, Madison Chart Energy, SCS (Madison Chart) negotiated a ten million US dollar ($10,000,000) Revolving Credit Agreement with the Bank of Scotland which runs through December 31, 2004 (see Note 5). The loan was negotiated to finance the purchase and development of oil properties in the Paris Basin of France and for operations. The ten million dollars Nominal Amount is reduced semi-annually in increments of $500,000 beginning December 31, 1999. The interest rate is based on the London Interbank Offering Rate (LIBOR) plus 1.75% per annum. A commitment fee of 0.5% per annum on the undrawn balance of the Facility is payable semi-annually in arrears. Receivables, oil and gas production, and the shares of Madison Chart secure borrowings under the agreement. The loan is guaranteed by Madison Oil France, SA and Chart Energy Holdings, BV, a general partner in Madison Chart. Because loan limits and required payments are calculated semi-annually, there is no fixed repayment schedule by year.

  NOTE PAYABLE TO ELF, S.A.

     Madison Chart executed a $4 million note with Elf. S. A. in August 1998 for the balance due of the purchase price of Elf's Neocomian oil field. The note is payable in seven installments over four years. The final payment is due January 31, 2004 (see Note 5). Payments are based on the average spot market price of oil. If

                              MADISON OIL COMPANY
the spot market price is below an agreed upon trigger price, a payment is not required. If, due to depressed oil prices, the note is not paid by January 31, 2002, Madison Chart is required to pay a $2 per barrel royalty to Elf until January 31, 2004. If the spot market price were to remain below the trigger price, the balance due on the note as of January 31, 2004, would be reduced to zero. When the spot market price exceeds the trigger price, Madison Chart is obligated to pay up to 200% of the required normal amount of $571,400 based on an agreed upon formula.

  LOAN PAYABLE TO CHART ENERGY

     During 1999, Madison Chart accounts payable to Chart Energy Holding BV, a general partner in Madison Chart, was converted to a loan. The loan plus interest is not payable until the completion of a monetization event as defined in the master partnership agreement. Interest on the loan is accrued at Libor 3 months. The Amount owed at December 31, 1999, including interest, is $343,456 that is included in long-term debt. The principal due at December 31, 2000 is $317,305 and is included in short-term debt based on the terms of the master partnership agreement.

NOTE 8:  COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASE AGREEMENT

     The Company is obligated under an operating lease agreement for rent of its offices during future years ended December 31 as follows:

2001........................................................  $ 90,000
2002........................................................    90,000
2003........................................................    45,000
                                                              --------
                                                              $225,000
                                                              ========

  MADISON CHART ENERGY PREFERENTIAL DISTRIBUTION

     The Madison Chart Energy, SCS Limited Partnership Agreement provides for the preferential distribution of profits and liquidating distributions to shareholders under the following priorities:

                                                              MINORITY   MADISON
                                                              --------   --------
First $8,770,746 (plus 9% simple interest)..................  84.5554%   15.4446%
Next $4,385,373 (plus 9% simple interest)...................   1.7256%   98.2744%
Remainder of value over $13,156,119 (plus 9% simple
  interest).................................................  37.8466%   62.1534%

NOTE 9:  SHAREHOLDERS' EQUITY:

  ACCUMULATED OTHER COMPREHENSIVE LOSS

     The components of comprehensive income are as follows (in thousands):

                                                                  DECEMBER 31,
                                                         ------------------------------
                                                          1998      1999        2000
                                                         -------   -------   ----------
                                                                             (RESTATED)
Net income.............................................  $(1,133)  $   443     $  428
  Other comprehensive income:
  Change in translation adjustment.....................     (595)   (2,616)      (709)
                                                         -------   -------     ------
  Comprehensive loss...................................  $(1,728)  $(2,173)    $ (281)
                                                         =======   =======     ======

                              MADISON OIL COMPANY

     Due to the availability of net operating losses, there is no tax effect associated with other comprehensive income .

NOTE 10:  SEGMENT INFORMATION:

     The Company's operations are classified into two reportable geographical business segments: France and Turkey. The Company attributes oil and gas production revenues based on the location of the oil and gas produced.

     In August 2000, Madison completed the sale of 75% of Trinidad Exploration and Development, Ltd. ("Trinidad") in exchange of $1.0 million in cash. At the time of the sale, the assets and liabilities of Trinidad were removed, and the net result of $1.5 million was recorded as the investment in Trinidad. Such investment is included in other assets on the balance sheet at December 31, 2000. At the time of the sale, the fair value of the remaining 25% of Trinidad was $1.5 million, and accordingly, the Company recorded no gain or loss on the sale. The Company's remaining twenty-five percent (25%) interest is not reported separately at this time because activities are limited primarily to exploratory and developmental activities that represent less that ten percent (10%) of the Company's total assets and revenues.

     The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations, and the company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates.

     Following is a tabulation of unaudited business segment information for each of the past two years. Corporate and other information is included to reconcile segment data to the consolidated financial statements.

  SELECTED INFORMATION RELATED TO COMPANY'S OPERATIONS BY GEOGRAPHICAL AREA

     For the three-year period ended December 31, 2000

                                                           1998        1999          2000
                                                         ---------   ---------   ------------
                                                                                  (RESTATED)
                                                         (EXPRESSED IN 000'S OF U.S. DOLLARS)
Sales and revenues from unaffiliated customers:
  France...............................................   $ 4,719     $ 6,417       $ 8,927
  Turkey...............................................        --          --           434
  Corporate and other..................................        --          --            75
                                                          -------     -------       -------
                                                          $ 4,719     $ 6,417       $ 9,436
                                                          -------     -------       -------
Earnings before income taxes:
  France...............................................      (916)        967         2,503
  Turkey...............................................        --          --           149
  Corporate and other..................................      (906)       (844)       (2,224)
                                                          -------     -------       -------
                                                          $(1,822)    $   123       $   428
                                                          -------     -------       -------
Long-lived assets:
  France...............................................    19,400      17,092        20,146
  Turkey...............................................        --          --         2,159
  Corporate and other..................................       100         104         2,717
                                                          -------     -------       -------
                                                          $19,500     $17,196       $25,022
                                                          -------     -------       -------

                              MADISON OIL COMPANY

                                                           1998        1999          2000
                                                         ---------   ---------   ------------
                                                                                  (RESTATED)
                                                         (EXPRESSED IN 000'S OF U.S. DOLLARS)
Depreciation and amortization:
  France...............................................     3,102       1,241         7,871
  Turkey...............................................        --          --            31
  Corporate and other..................................        --          --            --
                                                          -------     -------       -------
                                                          $ 3,102     $ 1,241       $ 7,902
                                                          -------     -------       -------

NOTE 11:  INCOME TAXES:

                                                              YEAR ENDED DECEMBER 31,
                                                             --------------------------
                                                              1998    1999      2000
                                                             ------   ----   ----------
                                                                             (RESTATED)
                                                                   (IN THOUSANDS)
Net income for year before tax.............................  $1,243   $443     $ 428
Recognized benefit of losses carried forward...............  (1,243)  (443)     (428)
                                                             ------   ----     -----
Provision for financial statements.........................  $   --   $ --     $  --
                                                             ======   ====     =====

     The Company has incurred net operating losses, which may be carried forward and used to reduce taxable income in future years. The unused net operating losses available for carry forward to offset taxable income are $7.3 million that expire in varying amounts through 2015. The unused net operating losses available for carry forward in France which have no expiration date are $3.8 million. The Company believes that these tax loss carryforward will be available to offset future income tax liabilities.

NOTE 12:  ACQUISITION OF ARCO TURKEY, INC.


     On February 20, 2001 Madison completed the purchase of ARCO Turkey, Inc., a wholly-owned subsidiary of British Petroleum, for $3.4 million (less $1.3 million of cash acquired). The purchase was financed with $0.9 million from the Company's cash reserves and $2.5 million in borrowings under a bridge loan facility with London-based Barclays Bank, which was repaid on March 30, 2001. ARCO Turkey, which was renamed Madison Oil Turkey Inc., owns a 19.6 percent working interest in the Cendere Field located in south central Turkey and operated by the Turkish National Oil Company (TPAO). The Cendere Field was discovered in 1989 and has produced approximately 12.7 million barrels of oil to date. During the four-month period of 2000, the field produced at a rate of approximately 2,500 barrels of oil per day (BOPD) from 13 wells, or 500 BOPD to Madison's interest. At December 31, 2000 the Company's independent reservoir engineer estimated the proved reserves in the Cendere Field to be 7.9 million barrels of oil, or 1.2 million barrels net to Madison's interest.



     Madison initially accounted for the purchase of ARCO Turkey, Inc. during 2000 since the negotiations and documentation for the purchase were substantially complete as of December 31, 2000. Because the transaction did not close until February 20, 2001, Madison has restated its financial statements to record the acquisition at February 20, 2001. As a result of the restatement, 2000 revenues were reduced by $1,570,000, net income was reduced by $1,160,000, earnings per share was reduced by $.04 per share, Equipment and Property and Current Liabilities were reduced by $3,393,000, and Current Assets were reduced by $1,160,000. The net effect of the restatement was to apply the net cash proceeds from ARCO Turkey, Inc. production which were accounted for in Madison's financial statements prior to February 20, 2001 against the purchase price in accordance with Accounting Principles Board Opinion No. 16, Business Combinations.

                              MADISON OIL COMPANY

NOTE 13:  ACQUISITION OF MINORITY INTEREST IN MADISON CHART ENERGY

     On March 30, 2001 the Company completed the acquisition of the 38% minority interest in Madison/ Chart Energy SCS ("MCE"), Madison's French subsidiary, for total cash consideration of $16.05 million. Following the acquisition, Madison holds 100% interests in five oil fields in the Paris Basin, producing approximately 1,500 barrels of oil per day. At December 31, 2000 the Company's independent reservoir engineer estimated the proved reserves in these fields to be 10.2 million barrels of oil, or 3.9 million barrels net to the 38% minority interest. A three-phase development program was in progress in the first quarter of 2001 to enhance production through major workovers of existing wells and the drilling of twelve new wells. As of September 30, 2001, first phase of the development program was 100% complete, at a total cost of approximately $5.7 million. MCE's daily production rates were 1,110 Bbls per day before the acquisition and the development program and were 1,261 Bbls per day subsequent thereto.

NOTE 14:  REVOLVING CREDIT FACILITY

     On March 30, 2001 Madison completed an agreement with Barclays Bank for a $23.0 million revolving credit facility. The facility has a five-year term extending to December 31, 2005 and is secured by the Company's French assets. The purpose of the facility is to partially finance the MCE and ARCO Turkey purchases and to provide funding for further development of the Neocomian and Charmottes fields in France. The facility is structured in three separate tranches with interest rates based on LIBOR plus 2.5% to 3%. Total borrowings are limited to the lesser of the nominal facility amount or a semi-annual borrowing base. The nominal limit of the facility reduces to $20.0 million at December 31, 2001 and thereafter by $2.5 million every six months.

     During 2001, Madison had amounts outstanding under the revolving credit agreement that exceeded the amount of the borrowing base. Accordingly, Madison was in technical default. Madison obtained waivers of default from its lender, and therefore, a portion of the amount outstanding under this facility is appropriately classified as non-current.

NOTE 15:  STOCK COMPENSATION PLAN

     In March 2000, Madison adopted a Stock Option Plan (the "Plan"), which, as amended, provides for the granting of stock options to employees, directors and consultants of the Company, of up to 2,500,000 shares. Option grants are at the discretion of Madison's board of directors. Strike price, vesting periods and contractual terms are also at board discretion.

     A summary of stock option transactions is as follows:

                                                                        2000
                                                              ------------------------
                                                                            WEIGHTED
                                                                          AVG EXERCISE
                                                               SHARES        PRICE
                                                              ---------   ------------
Outstanding at beginning of year............................         --         --
Granted.....................................................  1,776,000       0.86
Exercised...................................................  1,072,000       1.00
Forfeited...................................................         --         --
                                                              ---------       ----
Outstanding at end of year..................................    704,000       0.84
                                                              =========       ====
Exercisable at end of year..................................    352,000       0.84
                                                              =========       ====

                              MADISON OIL COMPANY

     For stock options granted during 2000 the following represents the weighted-average exercise prices and the weighted-average fair value.

  WEIGHTED      WEIGHTED AVG
AVG EXERCISE     FAIR-VALUE
   PRICE           PRICE
------------   --------------
   $0.86           $0.82
   =====           =====

     As of December 31, 2000, all options had strike prices greater than or equal to market price on the date of grant.

     The following table summaries information about the fixed-price stock options outstanding at December 31, 2000.

                                               OPTIONS EXERCISABLE
      OPTIONS OUTSTANDING        WEIGHTED     ----------------------
  ---------------------------     AVERAGE     WEIGHTED
   RANGE OF        NUMBER        REMAINING    AVERAGE      NUMBER
   EXERCISE    OUTSTANDING AT   CONTRACTUAL   EXERCISE   EXERCISABLE
    PRICES       12/31/2000        LIFE        PRICE     12/31/2000
   --------    --------------   -----------   --------   -----------
    $0.98         354,000        10 years      $0.98       177,000
     0.56         125,000        10 years       0.56        62,500
      0.5         225,000        10 years        0.5       112,500
  ----------      -------        --------      -----       -------
  $0.50-0.98      704,000                      $0.75       352,000
  ==========      =======                      =====       =======

     At December 31, 2000, there were 724,000 shares available for grant under the Plan.

     Had compensation costs for employees under the Company's two stock-based compensation plans been determined based on the fair value at the grant dates under those plans consistent with the method prescribed by SFAS No. 123, the Company's pro forma net income and earnings per share would have been reduced to the pro forma amounts listed below:

                                                                 2000
                                                              ----------
                                                              (RESTATED)
Net Income:
  As reported...............................................   428,000
  Pro forma.................................................   237,000
Basic income:
  As reported...............................................      0.02
  Pro forma.................................................      0.01
Diluted income:
  As reported...............................................      0.02
  Pro forma.................................................      0.01

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Dividend yield, per share...................................  $    --
Volatility..................................................      9.5%
Risk-free interest rate.....................................      6.0%
Expected lives..............................................  5 years

                              MADISON OIL COMPANY

NOTE 16:  OIL AND GAS PRODUCING ACTIVITIES

     The following information is presented pursuant to SFAS No. 69, Disclosures about Oil and Gas Producing Activities:

  RESULTS OF OPERATIONS

     Results of operations from oil and gas producing activities were as follows(1):

                                                                               CONSOLIDATED
                                             TURKEY       FRANCE     CANADA       TOTAL
                                           ----------   ----------   -------   ------------
December 31, 1998
Crude oil revenues.......................  $       --   $4,719,000   $    --   $ 4,719,000
Costs and expenses:
  Lease operating costs..................          --    2,141,000        --     2,141,000
  Exploration costs......................          --           --        --            --
  Depreciation and depletion.............          --    3,102,000        --     3,102,000
                                           ----------   ----------   -------   -----------
Income before income taxes...............          --     (524,000)       --      (524,000)
Income tax expense.......................          --           --        --            --
                                           ----------   ----------   -------   -----------
Results of operations from producing
  activities (excluding corporate
  overhead)..............................  $       --   $ (524,000)  $    --   $  (524,000)
                                           ==========   ==========   =======   ===========
December 31, 1999
Crude oil revenues.......................  $       --   $6,417,000   $    --   $ 6,417,000
Costs and expenses:
  Lease operating costs..................          --    3,579,000        --     3,579,000
  Exploration costs......................          --           --        --            --
  Depreciation and depletion.............          --    1,242,000        --     1,242,000
                                           ----------   ----------   -------   -----------
Income before income taxes...............          --    1,596,000        --     1,596,000
Income tax expense.......................          --           --        --            --
                                           ----------   ----------   -------   -----------
Results of operations from producing
  activities (excluding corporate
  overhead)..............................  $       --   $1,596,000   $    --   $ 1,596,000
                                           ==========   ==========   =======   ===========
December 31, 2000 (Restated)
Crude oil revenues.......................  $  434,000   $8,927,000   $75,000   $ 9,436,000
Costs and expenses:
  Lease operating costs..................     303,000    3,912,000        --     4,215,000
  Exploration costs......................          --      535,000        --       535,000
  Depreciation and depletion.............       8,000    1,958,000        --     1,966,000
                                           ----------   ----------   -------   -----------
Income before income taxes...............     123,000    2,522,000    75,000     2,720,000
Income tax expense.......................          --           --        --            --
                                           ----------   ----------   -------   -----------
Results of operations from producing
  activities (excluding corporate
  overhead)..............................  $  123,000   $2,522,000   $75,000   $ 2,720,000
                                           ==========   ==========   =======   ===========

---------------

(1) The information in this table includes producing activities attributable to 100% of Madison Chart Energy, SCS.

                              MADISON OIL COMPANY

  CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES:


                                                                                CONSOLIDATED
                                              TURKEY       FRANCE      CANADA      TOTAL
                                            ----------   -----------   ------   ------------
December 31, 1998
Unproved properties.......................  $       --   $ 3,290,000   $  --    $ 3,290,000
Proved Leaseholds.........................          --    16,148,000      --     16,148,000
Less:
  Accumulated depreciation, depletion and
     amortization.........................          --     4,671,000      --      4,671,000
                                            ----------   -----------   -----    -----------
Capitalized costs.........................  $       --   $14,767,000   $  --    $14,767,000
                                            ==========   ===========   =====    ===========
December 31, 1999
Unproved properties.......................  $       --   $ 3,321,000   $  --    $ 3,321,000
Proved Leaseholds.........................          --    13,772,000      --     13,772,000
Less:
  Accumulated depreciation, depletion and
     amortization.........................          --     5,913,000      --      5,913,000
                                            ----------   -----------   -----    -----------
Capitalized costs.........................  $       --   $11,180,000   $  --    $11,180,000
                                            ==========   ===========   =====    ===========
December 31, 2000 (Restated)
Unproved properties.......................  $2,140,000   $ 3,335,000   $  --    $ 5,475,000
Proved Leaseholds.........................   2,892,000    16,811,000      --     19,703,000
Less:
  Accumulated depreciation, depletion and
     amortization.........................      31,000     7,871,000      --      7,902,000
                                            ----------   -----------   -----    -----------
Capitalized costs.........................  $5,001,000   $12,275,000   $  --    $17,276,000
                                            ==========   ===========   =====    ===========


  COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES:

                                                                                CONSOLIDATED
                                              TURKEY       FRANCE      CANADA      TOTAL
                                            ----------   -----------   ------   ------------
December 31, 1998
Acquisition of properties
  Proved..................................  $       --   $10,835,000   $  --    $10,835,000
  Unproved................................          --     2,069,000              2,069,000
Exploration costs.........................          --            --      --             --
Development costs.........................                        --                     --
                                            ----------   -----------   -----    -----------
Costs incurred............................  $       --   $12,904,000   $  --    $12,904,000
                                            ==========   ===========   =====    ===========

                              MADISON OIL COMPANY

                                                                                CONSOLIDATED
                                              TURKEY       FRANCE      CANADA      TOTAL
                                            ----------   -----------   ------   ------------
December 31, 1999
Acquisition of properties
  Proved..................................  $       --   $(2,376,000)  $  --    $(2,376,000)
  Unproved................................          --        30,000                 30,000
Exploration costs.........................          --            --      --             --
Development costs.........................                        --                     --
                                            ----------   -----------   -----    -----------
Costs incurred............................  $       --   $(2,346,000)  $  --    $(2,346,000)
                                            ==========   ===========   =====    ===========
December 31, 2000 (Restated)
Acquisition of properties Proved..........  $       --   $        --   $  --    $        --
  Unproved................................   2,155,000            --              2,155,000
Exploration costs.........................          --       535,000      --        535,000
Development costs
                                            ----------   -----------   -----    -----------
Costs incurred............................  $2,155,000   $   535,000   $  --    $ 2,690,000
                                            ==========   ===========   =====    ===========

NOTE 17: SUPPLEMENTAL OIL AND GAS RESERVES AND STANDARDIZED MEASURE INFORMATION (UNAUDITED)

     The following table identifies the Company's net interest in estimated quantities of proved oil and gas reserves and changes in such estimated quantities. Independent petroleum engineers prepared reserve estimates and Company management reviewed such estimates. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. Estimated proved developed and undeveloped oil and gas reserves at December 31, 2000, 1999 and 1998 are tabulated below. Crude oil includes condensate and natural gas liquids and is stated in barrels (Bbl).

                                                          OIL       FRANCE     TURKEY
                                                       (Bbl)(1)      (Bbl)      (Bbl)
                                                       ---------   ---------   -------
PROVED DEVELOPED AND UNDEVELOPED RESERVES
December 31, 1997....................................    730,000     730,000        --
Purchase of reserves in place........................  2,379,000   2,379,000        --
Revisions of previous estimates......................    (24,000)    (24,000)       --
Extensions, discoveries, and other additions.........    415,000     415,000        --
Production...........................................   (224,000)   (224,000)       --
                                                       ---------   ---------   -------

                              MADISON OIL COMPANY

                                                          OIL       FRANCE     TURKEY
                                                       (Bbl)(1)      (Bbl)      (Bbl)
                                                       ---------   ---------   -------
December 31, 1998....................................  3,276,000   3,276,000        --
Purchases of reserves in place.......................         --          --        --
Revisions of previous estimates......................  1,584,000   1,584,000        --
Extensions, discoveries, and other additions.........  1,817,000   1,817,000        --
Production...........................................   (247,000)   (247,000)       --
                                                       ---------   ---------   -------
December 31, 1999....................................  6,430,000   6,430,000        --
Purchases of reserves in place.......................     94,000          --    94,000
Revisions of previous estimates......................      9,000       9,000        --
Extensions, discoveries, and other additions.........         --          --        --
Sale of reserves.....................................         --          --        --
Production...........................................   (295,000)   (283,000)  (12,000)
                                                       ---------   ---------   -------
December 31, 2000 (Restated).........................  6,238,000   6,156,000    82,000
                                                       =========   =========   =======
PROVED DEVELOPED RESERVES
December 31, 1997....................................    730,000     730,000        --
                                                       =========   =========   =======
December 31, 1998....................................  2,357,000   2,357,000        --
                                                       =========   =========   =======
December 31, 1999....................................  4,123,000   4,123,000        --
                                                       =========   =========   =======
December 31, 2000 (Restated).........................  3,554,000   3,554,000        --
                                                       =========   =========   =======


---------------

(1) There were no gas reserves at December 31, 1997, 1998, 1999, or 2000.

  STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

     Pursuant to SFAS No. 69, the Company has developed the following information titled "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Quantities" (Standardized Measure). Accordingly, the Standardized Measure has been prepared assuming year-end selling prices adjusted for future fixed and determinable contractual price changes, year-end development and production costs, year-end statutory tax rates adjusted for future tax rates already legislated and a 10% annual discount rate. The Standardized Measure does not purport to be an estimate of the fair market value of the Company's reserves. An estimate of fair value would also have taken into account, among other things, the expected

                              MADISON OIL COMPANY
recovery of reserves in excess of proved reserves, anticipated changes in future prices and costs and a discount factor representative of the time value of money and risks inherent in producing oil and gas.


                                                 1998           1999           2000
                                              -----------   ------------   ------------
                                                                            (RESTATED)
Future cash inflows.........................  $11,302,000   $130,356,000   $125,356,000
Future production costs.....................    2,363,000     52,212,000     55,742,000
Future development costs....................           --      4,061,000      5,971,000
Future income tax expense...................           --     15,717,000     12,278,000
                                              -----------   ------------   ------------
Future net cash flows.......................    8,939,000     58,366,000     51,365,000
10% annual discount for estimated timing of
  cash flows................................    5,590,000     27,066,000     21,869,000
                                              -----------   ------------   ------------
Standardized measure of discounted future
  net cash flows relating to proved oil and
  gas reserves..............................  $ 3,349,000   $ 31,300,000   $ 29,496,000
                                              ===========   ============   ============


     The average oil prices used to calculate future net cash inflows were $22.70, $20.27, and $15.48 per barrel at December 31, 2000, 1999 and 1998, respectively. At December 31, 2000, 1999 and 1998 the NYMEX price for Brent Crude Oil was $25.12, $25.57 and $10.57 per barrel, respectively.

  CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH RELATING TO PROVED OIL AND GAS RESERVES

     The following are the principal sources of change in the standardized measure:


                                                   1998          1999          2000
                                                ----------   ------------   -----------
                                                                            (RESTATED)
Balance at January 1..........................  $1,020,000   $  3,349,000   $31,300,000
Sales of oil and gas, net.....................  (2,112,000)    (2,838,000)   (5,221,000)
Net changes in prices and production costs....  (1,286,000)    14,703,000    (4,155,000)
Extensions and discoveries....................   1,800,000     17,564,000            --
Revisions of previous quantity estimates......          --     15,314,000        91,000
Net change in income taxes....................          --    (15,717,000)    3,438,000
Accretion of discount.........................     100,000        335,000     3,130,000
Purchases of reserves.........................   3,827,000             --     1,023,000
Sale of reserves..............................          --             --            --
Other.........................................          --     (1,410,000)     (110,000)
                                                ----------   ------------   -----------
Balance at December 31........................  $3,349,000   $ 31,300,000   $29,496,000
                                                ==========   ============   ===========

                          TEXONA PETROLEUM CORPORATION

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Toreador Resources Corporation

     We have audited the balance sheet of Texona Petroleum Corporation (the Company) as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ERNST & YOUNG LLP

Dallas, Texas
July 21, 2000

                          TEXONA PETROLEUM CORPORATION

                                 BALANCE SHEETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1999          2000
                                                              ------------   -----------
                                                                     (UNAUDITED)
                                         ASSETS

Current assets:
  Cash and cash equivalents.................................  $    19,579    $   201,383
  Crude oil and natural gas sales receivable................      495,410        626,376
  Other accounts receivable.................................       13,703          5,993
  Other current assets......................................        4,781          1,117
                                                              -----------    -----------
       Total current assets.................................      533,473        834,869
Property, plant, and equipment:
  Crude oil and natural gas properties at cost, using the
     full cost method of accounting.........................    6,017,379      6,658,886
  Other property, plant, and equipment......................       45,884         45,884
  Less accumulated depletion, depreciation and
     amortization...........................................   (1,775,809)    (2,102,223)
                                                              -----------    -----------
Net property and equipment..................................    4,287,454      4,602,547
Other assets, net...........................................        4,833          3,383
                                                              -----------    -----------
       Total assets.........................................  $ 4,825,760    $ 5,440,799
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..................  $   134,517    $   154,195
  Note payable, current portion.............................      483,336        270,000
                                                              -----------    -----------
       Total current liabilities............................      617,853        424,195
                                                              -----------    -----------
Note payable, net of current maturities.....................    1,953,884      2,295,000
                                                              -----------    -----------
       Total liabilities....................................    2,571,737      2,719,195
Commitments and contingencies (Note 6)
Stockholders' equity:
  Common stock..............................................        3,483          3,483
  Paid-in capital...........................................    2,048,497      2,048,497
  Retained earnings.........................................      202,043        669,624
                                                              -----------    -----------
       Total stockholders' equity...........................    2,254,023      2,721,604
                                                              -----------    -----------
       Total liabilities and stockholders' equity...........  $ 4,825,760    $ 5,440,799
                                                              ===========    ===========

                            See accompanying notes.

                          TEXONA PETROLEUM CORPORATION

                            STATEMENTS OF OPERATIONS

                                                               YEAR ENDED      SIX MONTHS
                                                              DECEMBER 31,   ENDED JUNE 30,
                                                                  1999            2000
                                                              ------------   --------------
                                                                              (UNAUDITED)
Revenues:
  Crude oil and natural gas sales...........................   $2,498,204      $1,714,439
  Other revenues............................................      173,154          67,407
                                                               ----------      ----------
                                                                2,671,358       1,781,846
Costs and expenses:
  Lease operating expenses and production taxes.............    1,205,631         648,671
  Depletion, depreciation and amortization..................      637,012         327,864
  General and administrative expenses.......................      599,495         250,321
                                                               ----------      ----------
                                                                2,442,138       1,226,856
                                                               ----------      ----------
Income from operations......................................      229,220         554,990
Other income and (expense):
  Interest expense..........................................     (218,017)       (114,254)
  Other income..............................................       59,151          26,845
                                                               ----------      ----------
                                                                 (158,866)        (87,409)
                                                               ----------      ----------
  Income before tax provision...............................       70,354         467,581
Income tax provision........................................           --              --
                                                               ----------      ----------
Net income..................................................   $   70,354      $  467,581
                                                               ==========      ==========

                            See accompanying notes.

                          TEXONA PETROLEUM CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  COMMON    CAPITAL IN                    TOTAL
                                                  STOCK    EXCESS OF PAR   RETAINED   STOCKHOLDER'S
                                                  ISSUED       VALUE       EARNINGS      EQUITY
                                                  ------   -------------   --------   -------------
Balance at January 1, 1999......................  $3,483    $2,048,497     $131,689    $2,183,669
  Net income....................................     --             --       70,354        70,354
                                                  ------    ----------     --------    ----------
Balance at December 31, 1999....................  3,483      2,048,497      202,043     2,254,023
  Net income (unaudited)........................     --             --      467,581       467,581
                                                  ------    ----------     --------    ----------
Balance at June 30, 2000 (unaudited)............  $3,483    $2,048,497     $669,624    $2,721,604
                                                  ======    ==========     ========    ==========

                            See accompanying notes.

                          TEXONA PETROLEUM CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED      SIX MONTHS
                                                              DECEMBER 31,   ENDED JUNE 30,
                                                                  1999            2000
                                                              ------------   --------------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................   $  70,354        $467,581
Adjustments to reconcile net income to net cash provided by
  operating activities:
Depletion, depreciation, and amortization...................     637,012         327,864
Changes in operating assets and liabilities:
Changes in accrued oil and natural gas receivable...........    (245,509)       (133,079)
Changes in accounts receivable -- other.....................      (7,698)          9,823
Changes in other current assets.............................      (4,781)          3,664
Changes in accounts payable and accrued liabilities.........      20,605          19,678
                                                               ---------        --------
Net cash provided by operating activities...................     469,983         695,531
INVESTING ACTIVITIES
Expenditures for property, plant and equipment..............    (218,931)       (641,507)
Proceeds from crude oil and natural gas property sales......      80,302              --
                                                               ---------        --------
Net cash used in investing activities.......................    (138,629)       (641,507)
FINANCING ACTIVITIES
Proceeds from borrowings....................................          --         355,000
Repayments on note payable..................................    (311,775)       (227,220)
                                                               ---------        --------
Net cash provided by financing activities...................    (311,775)        127,780
                                                               ---------        --------
Net change in cash..........................................      19,579         181,804
Cash and cash equivalents at beginning of period............          --          19,579
                                                               ---------        --------
Cash and cash equivalents at end of period..................   $  19,579        $201,383
                                                               =========        ========
Supplemental disclosures of cash flow information:
                                                               ---------        --------
  Cash paid for:
     Interest...............................................   $ 218,017        $114,254
                                                               =========        ========

                            See accompanying notes.

                          TEXONA PETROLEUM CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF BUSINESS

  ORGANIZATION

     Texona Petroleum Corporation (the Company) was incorporated as a C-corporation in the State of Delaware effective July 1, 1997. Texona Acquisition Company was incorporated as a subchapter S corporation in the State of Texas effective July 21, 1995. Under terms of an Agreement and Plan of Merger (the Agreement of Merger) dated October 22, 1997, Texona Acquisition Company, was merged with and into Texona Petroleum Corporation, the surviving corporation. The Agreement of Merger is intended to qualify as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     The Company is a domestic independent energy company engaged in the exploration and production of oil and natural gas. The Company's production operations are focused onshore in Alabama, Arkansas, Colorado, Kansas, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Texas, and Wyoming.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CRUDE OIL AND NATURAL GAS PROPERTIES

     The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas reserves, including directly related geological and geophysical costs are capitalized. Sales, dispositions and other crude oil and natural gas property retirements are accounted for as adjustments to the full cost pool, with no recognition of gain or loss unless the disposition would significantly alter the amortization rate.

     Maintenance and repairs are charged to expense; betterments of property are capitalized and depreciated as described below.

     All capitalized costs of oil and natural gas properties, including the estimated future costs to develop proved reserves, are depleted and depreciated on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not depleted or depreciated until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the unproved properties are impaired, the amount of the impairment is added to the capitalized costs to be depreciated and depleted.

     Capitalized costs of crude oil and natural gas properties are subject to a "ceiling test", which limits such costs to the aggregate of the "estimated present value discounted at a 10% interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties, if any; less related income tax effects".

     Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas, in which case the gain or loss is recognized in the Company's results from operations.

  OTHER PROPERTY, PLANT AND EQUIPMENT

     Other property, plant and equipment is stated at cost, with depreciation provided on the straight-line method over the estimated useful lives of the related assets ranging from 3 to 10 years. Other property, plant and equipment is evaluated for impairment based on analysis of future net cash flows in accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of".

                          TEXONA PETROLEUM CORPORATION

  REVENUE RECOGNITION

     The Company uses the sales method of accounting for oil and natural gas revenues. Under the sales method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers.

  INCOME TAXES

     Deferred tax assets and liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of the Company's assets and liabilities using enacted tax rates in effect at year end. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

  STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, ("SFAS 123") "Accounting for Stock-Based Compensation," encourages, but does not require, the adoption of a fair value-based method of accounting for employee stock-based compensation transactions. The Company has elected to apply the provisions of Accounting Principles Board Opinion No. 25 ("Opinion 25"), "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its employee stock-based compensation plans. Under Opinion 25, compensation cost is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant above the amount an employee must pay to acquire the stock.

  SIGNIFICANT RISKS AND UNCERTAINTIES

     The Company's operations are subject to all of the operational and environmental risks normally associated with the crude oil and natural gas industry. As of December 31, 1999 there had been no claims made against the Company.

  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and trade receivables. The Company places its cash with high credit quality financial institutions. The Company sells crude oil and natural gas to various customers. In addition, the Company participates with other parties in the drilling, completion, and operation of crude oil and natural gas wells. Substantially all of the Company's accounts receivable are due from either purchasers of crude oil or natural gas or participants in crude oil and natural gas wells for which the Company serves as the operator. Generally, operators of oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Crude oil and natural gas sales are generally unsecured.

  PERVASIVENESS OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, amounts due from banks and all highly liquid investments with original maturities of three months or less. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

                          TEXONA PETROLEUM CORPORATION

  FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and notes payable approximate fair value, unless otherwise stated, as of December 31, 1999.

  COMPREHENSIVE INCOME

     For the year ended December 31, 1999, the Company had no components of comprehensive income other than those included in net income.

  INTERIM FINANCIALS

     In the opinion of the Company's management, the information furnished herein reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the interim periods reported herein. Operating results for the six months ended June 30, 2000 may not necessarily be indicative of the results for the year ending December 31, 2000.

3.  NOTE PAYABLE

     The Company's note payable at December 31 consists of the following:

                                                                 1999
                                                              ----------
Borrowings under a line of credit agreement with a bank, due
  August 2002...............................................  $2,437,220
Less: current portion.......................................     483,336
                                                              ----------
                                                              $1,953,884
                                                              ==========

     Maturities of the note payable at December 31, 1999 are as follows:

2000........................................................   $  483,336
2001........................................................      483,336
2002........................................................    1,470,548
                                                               ----------
     Total..................................................   $2,437,220
                                                               ==========

     At December 31, 1999, the Company had a $10 million revolving credit facility with a bank. The credit facility, which matures August 1, 2002, bears interest at prime plus .25% (8.5% at December 31, 1999) and is collateralized by specific crude oil and natural gas properties. Under the terms of the credit facility, beginning June 10, 1999 the Company is required to make monthly principal payments of $40,278 plus interest with any unpaid principal and interest due August 1, 2002. The credit facility requires the maintenance of certain ratios relating to tangible net worth and working capital. The Company was in compliance of all financial covenants under the terms of the credit facility at December 31, 1999.

     The carrying value of the Company's note payable approximates its fair value.

                          TEXONA PETROLEUM CORPORATION

4.  INCOME TAXES

     The following is a reconciliation of the provision for income taxes computed at the statutory rate to the reported provision for income taxes:

                                                               1999
                                                              -------
Tax at statutory rate of 34%................................  $23,920
Adjustments to the valuation allowance......................  (23,920)
                                                              -------
Provision for income taxes..................................  $    --
                                                              =======

     Deferred tax assets (liabilities) at December 31, consisted of the following:

                                                                1999
                                                              --------
Non-current deferred tax assets:
  Net operating loss carryforward...........................  $315,450
  Crude oil and natural gas properties due to differences in depreciation methods and intangible drilling costs.....  (315,450)
                                                              --------
Non-current deferred tax assets.............................  $     --
                                                              ========

     At December 31, 1999, the Company had net operating loss carryforwards for federal income tax purposes of approximately $936,000, which will be available to offset future taxable income and income tax through 2018 and 2019.

5.  STOCKHOLDERS' EQUITY

  STOCK OPTION PLAN

     On October 22, 1997 the Board of Directors of the Company approved a stock option plan and approved 50,000 shares to be available for employees to purchase under the plan and exercisable for a period of ten years. Any shares purchased under this plan cannot be sold without first offering the right to purchase the shares to the Company.

     During 1999, the Company granted 19,300 options to its employees and shareholders with option prices of $10.00 per share. The options vest in three equal portions on the anniversaries of the respective grant dates and expire ten years from the grant date. The Company granted no options during 1998.

     The Company accounts for stock options issued to employees in accordance with APB Opinion 25. "Accounting for Stock Issued to Employees." No compensation expense was recorded for the 1997 grants since the exercise price equaled or exceeded the market price per share at date of grant.

     SFAS 123 requires the Company to provide pro forma information regarding net income (loss) applicable to common stockholders as if compensation cost for the Company's stock options granted to employees had been determined in accordance with SFAS 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants issued in 1999, a dividend yield of 0%, a risk free interest rate of 6.0%, and an expected life of 3 years.

                          TEXONA PETROLEUM CORPORATION

     Had compensation cost been determined on the basis of fair value pursuant to SFAS 123 for stock options issued to employees, net income for the year ended December 31, 1999 would have been reduced as follows:

                                                               1999
                                                              -------
Net income:
  As reported...............................................  $70,354
  Pro forma.................................................   38,476

     A summary of the status of the Company's stock options to employees and directors as of December 31, 1999, and the changes during the year ending on this date is presented below:

                                                                       1999
                                                              -----------------------
                                                                          WEIGHTED
                                                                          AVERAGE
                                                              SHARES   EXERCISE PRICE
                                                              ------   --------------
Outstanding at beginning of year............................  25,400       $10.00
Granted.....................................................  19,300        10.00
Exercised...................................................      --           --
Forfeited...................................................      --           --
                                                              ------       ------
Outstanding end of year.....................................  44,700        10.00
                                                              ======       ======
Options exercisable at year-end.............................  23,600       $10.00
                                                              ======       ======

6.  COMMITMENTS AND CONTINGENCIES

     Various federal, state and local laws and regulations covering discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company's operations and the costs of its crude oil and natural gas exploitation, development and production operations. The Company does not anticipate that it will be required in the near future to expend amounts material in relation to the financial statements taken as a whole by reason of environmental laws and regulations. Because these laws and regulations are constantly being changed, the Company is unable to predict the conditions and other factors, over which it does not exercise control, that may give rise to environment liabilities affecting the Company.

7.  MAJOR CUSTOMERS

     The Company had revenues from a single customer that represented 29% in 1999, of the Company's crude oil and natural gas sales revenues. At December 31, 1999, crude oil and natural gas sales receivable from this customer amounted to $121,606.

8.  SUBSEQUENT EVENTS

     On July 5, 2000, the Company entered into an agreement in principle to sell all of its outstanding common stock to Toreador Resources Corporation (a publicly traded Dallas-based oil and gas exploration and production company) in exchange for approximately 1.1 million shares of Toreador Resources Corporation.

                               COMPILATION REPORT

To the Directors of Toreador Resources Corporation

     We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of Toreador Resources Corporation as at September 30, 2001 and pro forma consolidated statements operations for the nine months then ended and for the year ended December 31, 2000, which have been prepared for inclusion in the joint proxy statement/prospectus relating to the sale and issue of the common stock of Toreador Resources Corporation in connection with its proposed merger with Madison Oil Company. In our opinion, the pro forma consolidated balance sheet and pro forma consolidated statements of operation have been properly compiled to give effect to the proposed transactions and assumptions described in notes thereto.

                                          /s/  ERNST & YOUNG LLP

Dallas, Texas
November 28, 2001

           COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN
                 CANADIAN AND UNITED STATES REPORTING STANDARDS

     The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. To report conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review of substantially greater scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying pro forma financial information.

                                          /s/  ERNST & YOUNG LLP

Dallas, Texas
November 28, 2001

                         TOREADOR RESOURCES CORPORATION

                        UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

     The unaudited pro forma consolidated statements of operations of Toreador Resources Corporation ("Toreador") for the nine months ended September 30, 2001, and year ended December 31, 2000, give effect to the proposed merger with Madison Oil Company ("Madison") as if such merger had occurred on January 1, 2000. The unaudited pro forma consolidated statement of operations of Toreador for the year ended December 31, 2000 also gives effect to the merger with Texona Petroleum Corporation (Texona) on September 19, 2000, as if such merger had occurred on January 1, 2000.

     The unaudited pro forma consolidated balance sheet of Toreador as of September 30, 2001 gives effect to the proposed merger with Madison as if such merger had occurred on September 30, 2001.

     The unaudited pro forma consolidated financial statements of Toreador have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The unaudited pro forma consolidated financial statements of Toreador are presented based on the historical consolidated financial statements of Toreador, Madison, and Texona, and should be read in conjunction with such financial statements and the related notes thereto, which are included herein.

     The unaudited pro forma consolidated financial statements of Toreador are based upon assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated financial statements, and the actual recording of the transactions could differ. The unaudited pro forma consolidated financial statements of Toreador are not necessarily indicative of the financial results that would have occurred had the mergers been effective on and as of the dates indicated and should not be viewed as indicative of operations in the future.

                        UNAUDITED PRO FORMA CONSOLIDATED

                            STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      TOREADOR     MADISON                   COMBINED
                                                     HISTORICAL   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                      AMOUNTS      AMOUNTS     FOR MERGER     AMOUNTS
                                                     ----------   ----------   -----------   ---------
Revenues:
  Oil and gas sales................................   $11,568      $10,898        $  --       $22,466
  Gain on commodity derivatives....................     1,022           --           --         1,022
  Lease bonuses and rentals........................       488           --           --           488
                                                      -------      -------        -----       -------
       Total revenues..............................    13,078       10,898           --        23,976
Costs and expenses:
  Lease operating..................................     2,332        4,347           --         6,679
  Exploration and acquisition......................       921           --           --           921
  Depreciation, depletion and amortization.........     2,278        1,870          179(1)      4,327
  General and administrative.......................     2,036        1,622           --         3,658
                                                      -------      -------        -----       -------
       Total costs and expenses....................     7,567        7,839          179        15,585
                                                      -------      -------        -----       -------
Operating income...................................     5,511        3,059         (179)        8,391
Other expense......................................      (730)        (867)          --        (1,597)
                                                      -------      -------        -----       -------
Income before federal income taxes.................     4,781        2,192         (179)        6,794
Provision for federal income taxes.................     1,769           --           --         1,769
                                                      -------      -------        -----       -------
Net income.........................................     3,012        2,192         (179)        5,025
                                                      -------      -------        -----       -------
Dividends on preferred shares......................       270           --           --           270
                                                      -------      -------        -----       -------
Income applicable to common shares.................   $ 2,742      $ 2,192        $(179)      $ 4,755
                                                      =======      =======        =====       =======
Basic income per share.............................   $  0.43      $  0.08                    $  0.50
                                                      =======      =======                    =======
Diluted income per share...........................   $  0.40      $  0.08                    $  0.47
                                                      =======      =======                    =======
Weighted average shares outstanding
Basic..............................................     6,320       25,933                      9,421
Diluted............................................     7,568       25,933                     10,669

                        UNAUDITED PRO FORMA CONSOLIDATED

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          TOREADOR      TEXONA      MADISON     ADJUSTMENTS     COMBINED
                                         HISTORICAL   HISTORICAL   HISTORICAL       FOR         PRO FORMA
                                          AMOUNTS      AMOUNTS      AMOUNTS       MERGER         AMOUNTS
                                         ----------   ----------   ----------   -----------     ---------
                                                                    RESTATED
Revenues:
  Oil and gas sales....................   $13,164       $1,715      $ 9,436        $  --         $24,315
  Loss on commodity derivatives........      (135)          --           --           --            (135)
  Lease bonuses and rentals............       472           --           --           --             472
                                          -------       ------      -------        -----         -------
       Total revenues..................    13,501        1,715        9,436           --          24,652
Costs and expenses:
  Lease operating......................     2,325          649        4,215           --           7,189
  Exploration and acquisition..........       309           --          535           --             844
  Depreciation, depletion and
     amortization......................     2,439          328        1,966          338(1)(2)     5,071
General and administrative.............     2,273          250        1,873           --           4,396
                                          -------       ------      -------        -----         -------
       Total costs and expenses........     7,346        1,227        8,589          338          17,500
                                          -------       ------      -------        -----         -------
Operating income.......................     6,155          488          847         (338)          7,152
Other expense..........................    (1,038)         (20)        (143)          --          (1,201)
                                          -------       ------      -------        -----         -------
Income before federal income taxes.....     5,117          468          704         (338)          5,951
Provision for federal income taxes.....     1,764           --           --           --           1,764
                                          -------       ------      -------        -----         -------
Net income.............................   $ 3,353       $  468      $   704        $(338)        $ 4,187
                                          =======       ======      =======        =====         =======
Dividends on preferred shares/Minority
  interest.............................       360           --          276           --             636
                                          -------       ------      -------        -----         -------
Income applicable to common shares.....   $ 2,993       $  468      $   428        $(338)        $ 3,551
                                          =======       ======      =======        =====         =======
Basic income per share.................   $  0.54       $ 1.34      $  0.02                      $  0.38
                                          =======       ======      =======                      =======
Diluted income per share...............   $  0.50       $ 1.19      $  0.02                      $  0.37
                                          =======       ======      =======                      =======
Weighted average shares outstanding
Basic..................................     5,522          348       25,757                        9,392
Diluted................................     6,691          392       25,757                       10,561

                        UNAUDITED PRO FORMA CONSOLIDATED
                                 BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001
                             (AMOUNTS IN THOUSANDS)

                                                      TOREADOR     MADISON                   COMBINED
                                                     HISTORICAL   HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                      AMOUNTS      AMOUNTS     FOR MERGER     AMOUNTS
                                                     ----------   ----------   -----------   ---------
                                                ASSETS

Current assets:
  Cash and cash equivalents........................   $   252      $ 1,073       $(1,000)(2)  $   325
  Accounts and notes receivable....................     2,161        2,904            --        5,065
  Other............................................     1,676          471            --        2,147
                                                      -------      -------       -------      -------
       Total current assets........................     4,089        4,448        (1,000)       7,537
                                                      -------      -------       -------      -------
Properties and equipment, less accumulated
  depreciation, depletion and amortization.........    42,910       32,155         5,059(4)    80,124
Other assets.......................................       848          190            --        1,038
Deferred tax benefit...............................        --           --            --           --
                                                      -------      -------       -------      -------
       Total assets................................   $47,847      $36,793       $ 4,059      $88,699
                                                      =======      =======       =======      =======

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities.........   $ 1,124      $ 3,360       $    --      $ 4,484
  Federal income taxes payable.....................     1,194           --            --        1,194
  Current portion of long-term debt................        --        4,180            --        4,180
                                                      -------      -------       -------      -------
       Total current liabilities...................     2,318        7,540            --        9,858
Long-term debt.....................................    18,904       16,525            --       35,429
Deferred tax liability/Payables to affiliates......     3,455        2,160            --        5,615
                                                      -------      -------       -------      -------
       Total liabilities...........................    24,677       26,225            --       50,902
                                                      -------      -------       -------      -------
Stockholders' equity:
  Preferred stock, $1.00 par value, 4,000,000
     shares authorized; 160,000 issued.............       160           --            --          160
  Common stock, $0.15625 par value, 20,000,000
     shares authorized; 6,953,971 shares issued....     1,087            3           482(5)     1,572
  Capital in excess of par value...................    15,612       11,863         2,279(5)    29,754
  Retained earnings................................     8,317       (1,298)        1,298(5)     8,317
                                                      -------      -------       -------      -------
                                                       25,176       10,568         4,059       39,803
  Treasury stock at cost:
     614,027 shares................................    (2,006)          --            --       (2,006)
                                                      -------      -------       -------      -------
       Total stockholders' equity..................    23,170       10,568         4,059       37,797
                                                      -------      -------       -------      -------
       Total liabilities and stockholders'
          equity...................................   $47,847      $36,793       $ 4,059      $88,689
                                                      =======      =======       =======      =======

                          NOTES TO UNAUDITED PRO FORMA

                       CONSOLIDATED FINANCIAL STATEMENTS

ADJUSTMENTS FOR MERGER

(1) To record additional depletion expense on the additional costs allocated to producing oil and gas properties (see note 4). The effective depletion rates on Madison's properties were 3.86% for the year ended December 31, 2000 and 3.68% for the nine months ended September 30, 2001.

(2) To record additional depreciation on the costs allocated to producing oil and gas properties acquired in the merger with Texona.

(3) To record the estimated costs of the proposed merger with Madison.

(4) To record the allocation of purchase price to producing and non-producing leasehold costs. Non-producing leasehold costs represent the cost of Madison's rights to develop oil and gas producing properties on certain acreages under renewable exploration licenses and permits. Toreador believes that these rights are worth $1.55 per acre, based upon historical acquisition and seismic costs. Madison had 3.8 million acres under such permits, resulting in fair value of $5.9 million. The remaining $31.3 million of the $37.2 million allocated to properties and equipment was attributed to producing oil and gas properties.

(5) To reflect the issuance of an estimated 3,101,000 shares of Toreador common stock using a stock price of $4.36 per share, and the issuance of common stock options to former Madison shareholders at fair value. The stock price of $4.36 per share represents the closing price of Toreador common stock on November 23, 2001, the last date for which such information was available prior to the compilation of the pro forma information to be included in this joint proxy statement/prospectus.

  CALCULATION OF PURCHASE PRICE (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Estimated number of shares to be issued.....................    3,101
Closing price of Toreador common stock on November 23,
  2001......................................................  $  4.36
                                                              -------
Fair value of common stock to be issued.....................  $13,520
Add:
  Fair value of stock options to be issued..................      107
  Estimated merger costs....................................    1,000
                                                              -------
  Total purchase price......................................  $14,627
                                                              =======

  ALLOCATION OF PURCHASE PRICE (IN THOUSANDS):

Current assets..............................................  $  3,448
Properties and equipment....................................    37,214
Other assets................................................       190
Current liabilities.........................................    (7,540)
Long-term liabilities.......................................   (18,685)
                                                              --------
                                                              $ 14,627
                                                              ========

     The purchase price calculation and allocation are subject to changes in: the actual number of shares issued to Madison shareholders; the closing price on the effective date of the merger; and the actual merger costs incurred. These items will not be known until the effective date of the merger.

                          NOTES TO UNAUDITED PRO FORMA

  UNAUDITED PRO FORMA SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURE

     The following tables set forth certain unaudited pro forma information concerning Toreador's proved oil and natural gas reserves at September 30, 2001, giving effect to the merger with Madison as if it had occurred on January 1, 2001. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represent estimates only and should not be construed as being exact. The proved oil and natural gas reserve information is as of September 30, 2001 and reflects prices and costs in effect as of that date.

  RESERVES:


                              TOREADOR                   MADISON             COMBINED PRO FORMA
                       -----------------------   -----------------------   -----------------------
                       OIL (MBbl)   GAS (MMcf)   OIL (MBbl)   GAS (MMcf)   OIL (MBbl)   GAS (MMcf)
                       ----------   ----------   ----------   ----------   ----------   ----------
Reserves at January
  1, 2001............    2,523        13,684        6,238           --        8,761       13,684
Revisions of previous
  estimates..........      (29)       (2,764)        (290)          --         (319)      (2,764)
Extensions and
  discoveries........       34           641           --           --           34          641
Purchases of reserves
  in place...........       62         4,262        4,667(1)        --        4,729        4,262
Production...........     (223)       (1,238)        (391)          --         (614)      (1,238)
                         -----        ------      -------       ------       ------       ------
Reserves at September
  30, 2001...........    2,367        14,585       10,224           --       12,591       14,585
                         =====        ======      =======       ======       ======       ======


---------------

(1) Reflects the purchase of a 38% interest in Madison Chart Energy, SCS and the acquisition of ARCO Turkey.

  STANDARDIZED MEASURE OF DISCOUNTED FUTURE CASH FLOWS RELATING TO PROVED OIL AND NATURAL GAS RESERVES (IN THOUSANDS):

                                                                              COMBINED
                                                       TOREADOR   MADISON    PRO FORMA
                                                       --------   --------   ----------
Future cash inflows..................................  $99,808    $242,111    $341,919
Future production costs..............................   29,975      95,272     125,247
Future development costs.............................      337      11,284      11,621
Future income taxes..................................   17,960      29,593      47,553
                                                       -------    --------    --------
Future net cash flows................................   51,536     105,962     157,498
10% discount factor..................................   19,351      49,829      69,180
                                                       -------    --------    --------
Standardized measure of future net cash flows
  relating to proved oil and gas reserves............  $32,185    $ 56,133    $ 88,318
                                                       =======    ========    ========

                          NOTES TO UNAUDITED PRO FORMA

CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE CASH FLOWS RELATING TO
PROVED OIL AND NATURAL   GAS RESERVES (IN THOUSANDS):

     The following are the principal sources of change in the standardized measure:


                                                                             COMBINED
                                                       TOREADOR   MADISON    PRO FORMA
                                                       --------   --------   ---------
Balance at January 1, 2001...........................  $ 57,656   $ 29,496   $ 87,152
Sales of oil and gas, net............................    (9,236)    (6,551)   (15,787)
Net change in price and production costs.............   (54,528)    11,825    (42,703)
Extensions and discoveries...........................     3,294         --      3,294
Revisions of previous quantity estimates.............   (15,795)    (2,681)   (18,476)
Net change in income taxes...........................    32,324    (17,315)    15,009
Accretion of discount................................     5,766      2,950      8,716
Purchases of reserves................................    12,385     35,571     47,956
Other................................................       319      2,838      3,157
                                                       --------   --------   --------
Balance at September 30, 2001........................  $ 32,185   $ 56,133   $ 88,318
                                                       ========   ========   ========

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        TOREADOR RESOURCES CORPORATION,

                          MOC ACQUISITION CORPORATION

                                      AND

                              MADISON OIL COMPANY

                          Dated as of October 3, 2001

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE I THE MERGER.................................................   A-1
  1.1    The Merger..................................................   A-1
  1.2    Effective Time of the Merger................................   A-1
  1.3    Tax Treatment...............................................   A-1
  1.4    Accounting Treatment........................................   A-1
ARTICLE II THE SURVIVING CORPORATION.................................   A-1
  2.1    Certificate of Incorporation................................   A-1
  2.2    Bylaws......................................................   A-2
  2.3    Directors and Executive Officers............................   A-2
ARTICLE III CONVERSION OF SHARES.....................................   A-2
  3.1    Conversion of Capital Stock.................................   A-2
  3.2    Surrender and Payment.......................................   A-3
  3.3    Stock Options and Warrants..................................   A-5
  3.4    No Fractional Shares........................................   A-5
  3.5    Appraisal Rights............................................   A-5
  3.6    Closing.....................................................   A-6
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MADISON.................   A-6
  4.1    Organization and Qualification..............................   A-6
  4.2    Capitalization..............................................   A-7
  4.3    Authority...................................................   A-8
  4.4    Consents and Approvals; No Violation........................   A-9
  4.5    Madison Public Reports......................................   A-9
  4.6    Madison Financial Statements................................  A-10
  4.7    Absence of Undisclosed Liabilities..........................  A-10
  4.8    Absence of Certain Changes..................................  A-10
  4.9    Taxes.......................................................  A-11
  4.10   Litigation..................................................  A-12
  4.11   Employee Benefit Plans; ERISA...............................  A-13
  4.12   Environmental Liability.....................................  A-15
  4.13   Compliance with Applicable Laws.............................  A-17
  4.14   Insurance...................................................  A-17
  4.15   Labor Matters; Employees....................................  A-17
  4.16   Reserve Reports.............................................  A-18
  4.17   Permits.....................................................  A-18
  4.18   Title to Property...........................................  A-18
  4.19   Minute Books; Books and Records.............................  A-19
  4.20   Improper Government Influence...............................  A-19
  4.21   Compliance with Sanctions...................................  A-19
  4.22   Material Contracts..........................................  A-19
  4.23   Interested Party Transactions...............................  A-20
  4.24   Required Stockholder Vote...................................  A-20
  4.25   Intellectual Property.......................................  A-20
  4.26   Hedging.....................................................  A-20

                                                                       PAGE
                                                                       ----
  4.27   Brokers.....................................................  A-21
  4.28   Bank Accounts; Power of Attorney............................  A-21
  4.29   Absence of Claims Against Madison...........................  A-21
  4.30   Tax Matters.................................................  A-21
  4.31   Representations Complete....................................  A-21
ARTICLE V REPRESENTATIONS AND WARRANTIES OF TOREADOR AND MERGER
  SUB................................................................  A-22
  5.1    Organization and Qualification..............................  A-22
  5.2    Capitalization..............................................  A-22
  5.3    Authority...................................................  A-23
  5.4    Consents and Approvals; No Violation........................  A-23
  5.5    Toreador SEC Reports........................................  A-24
  5.6    Toreador Financial Statements...............................  A-24
  5.7    Absence of Undisclosed Liabilities..........................  A-24
  5.8    Absence of Certain Changes..................................  A-24
  5.9    Litigation..................................................  A-25
  5.10   Environmental Liability.....................................  A-25
  5.11   Reserve Reports.............................................  A-25
  5.12   Title to Property...........................................  A-26
  5.13   Required Stockholder Vote...................................  A-26
  5.14   Brokers.....................................................  A-26
  5.15   Tax Matters.................................................  A-26
ARTICLE VI CONDUCT OF BUSINESS BY MADISON PENDING THE MERGER.........  A-27
  6.1    Conduct of Business by Madison..............................  A-27
ARTICLE VII ADDITIONAL AGREEMENTS....................................  A-29
  7.1    Access and Information......................................  A-29
  7.2    Acquisition Proposals.......................................  A-29
  7.3    Directors' and Officers' Indemnification and Insurance......  A-30
  7.4    Further Assurances..........................................  A-30
  7.5    Expenses....................................................  A-30
  7.6    Cooperation.................................................  A-31
  7.7    Publicity...................................................  A-31
  7.8    Additional Actions..........................................  A-32
  7.9    Filings.....................................................  A-32
  7.10   Consents....................................................  A-32
  7.11   Employee Matters; Benefit Plans.............................  A-32
  7.12   Ciavarra Options............................................  A-32
  7.13   Historic Business...........................................  A-33
  7.14   Madison Stock Options.......................................  A-33
  7.15   Compliance with the DGCL....................................  A-33
  7.16   Board.......................................................  A-33
  7.17   Stockholders Meetings.......................................  A-33
  7.18   Preparation of the Joint Proxy/Prospectus and Registration
         Statement...................................................  A-34
  7.19   Stock Exchange Listing......................................  A-35

                                                                       PAGE
                                                                       ----
  7.20   Notice of Certain Events....................................  A-35
  7.21   Affiliate Agreements; Tax Treatment.........................  A-35
  7.22   Stockholder Litigation......................................  A-36
  7.23   Listing on Toronto Stock Exchange...........................  A-36
  7.24   Termination of Tax-Sharing Agreements.......................  A-36
  7.25   Application for Repatriation................................  A-36
ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER................  A-36
  8.1    Conditions to the Obligation of Each Party..................  A-36
  8.2    Conditions to the Obligations of Toreador...................  A-37
  8.3    Conditions to the Obligations of Madison....................  A-37
ARTICLE IX SURVIVAL..................................................  A-38
  9.1    Survival of Representations and Warranties..................  A-38
  9.2    Survival of Covenants and Agreements........................  A-38
ARTICLE X TERMINATION, AMENDMENT AND WAIVER..........................  A-38
  10.1   Termination.................................................  A-38
  10.2   Effect of Termination.......................................  A-39
ARTICLE XI MISCELLANEOUS.............................................  A-40
  11.1   Notices.....................................................  A-40
  11.2   Severability................................................  A-40
  11.3   Assignment..................................................  A-40
  11.4   Interpretation..............................................  A-40
  11.5   Counterparts................................................  A-40
  11.6   Entire Agreement............................................  A-41
  11.7   Governing Law...............................................  A-41
  11.8   Attorneys' Fees.............................................  A-41
  11.9   No Third Party Beneficiaries................................  A-41
  11.10  Disclosure Schedules........................................  A-41
  11.11  Amendments and Supplements..................................  A-41
  11.12  Extensions, Waivers, Etc. ..................................  A-41

                                   SCHEDULES

3.3(a)        Surviving Madison Stock Options
3.3(b)        Surviving Madison Warrants
4.1(a)        Foreign Jurisdictions
4.1(b)        List of Subsidiaries and Jurisdictions
4.1(c)        Non-Subsidiary Holdings
4.2(a)        Capitalization
4.2(b)        Pledge to Barclays
4.2(c)        Percentage Holding in Trinidad Exploration & Development
              Ltd.
4.4(b)        Consents
4.8           Absence of Certain Change
4.9           Taxes
4.9(a)        Adjusted Cost Base
4.10          Litigation
4.11(a),(f)   Employee Benefit Plans & ERISA Affiliates
4.11(b)       Madison Benefit Plan
4.11(d)       Severance Plans or Similar Arrangements
4.12(d)       License, Permits under Environmental Laws
4.14          Insurance Policies and Self-Insurance Arrangement
4.15          Labor Matters -- Employees
4.15(c)       Employees & Contractors
4.18          Real Property -- Liens
4.22(a)       Material Contracts
4.22(b)       Material Breach
4.22(c)       Calls for Payment
4.22(d)       Oil and Gas Interest (Royalty Increase)
4.22(f)       Restrictions on Registration of Debt or Equity Under U.S.
              Securities Act or Canadian Securities Laws
4.26          Hydro Carbon Delivery Obligations
4.27          Brokers
4.28          Bank Accounts, Power of Attorney
5.1           Organization and Qualification
5.2(b)        Liens
5.4(b)        Approvals
5.4(c)        Consents
6.1(d)        Disposal of Assets or Properties
6.1(j)        Future Agreements
6.1(m)        Acquisition/Issue of Shares

                                    EXHIBITS

7.14(a)       Madison Stock Option Termination
7.14(b)       Madison Stock Options being cancelled
7.21          Form of Affiliate Agreement
8.2(e)        Form of Amended and Restated Convertible Debenture

                           GLOSSARY OF DEFINED TERMS

                                                              PAGE
                                                              ----
Agreement...................................................    1
Canadian Securities Laws....................................   11
Canadian Securities Regulatory Authorities..................   12
Certificate of Merger.......................................    1
Ciavarra....................................................   42
Ciavarra Stock Option Agreement.............................   42
Closing.....................................................    7
Closing Date................................................    7
COBRA.......................................................   18
Confidentiality Provisions..................................   37
Contingent Consideration....................................    3
Convertible Debenture.......................................   48
Customary Post-Closing Consents.............................   11
D&O Insurance...............................................   39
DGCL........................................................    1
Dissenting Stockholder......................................    7
Distribution Agent..........................................    5
DOL.........................................................   18
Effective Time..............................................    1
Enforceability Exception....................................   11
Environmental Laws..........................................   20
ERISA.......................................................   16
ERISA Affiliate.............................................   16
Exchange Act................................................   11
Exchange Agent..............................................    4
Exchange Ratio..............................................    2
Expenses....................................................   40
GDPA........................................................    3
Governmental Authority......................................   11
Hazardous Substances........................................   21
Hydrocarbons................................................   23
Indemnified Party...........................................   38
Intellectual Property.......................................   26
IRC.........................................................    1
IRS.........................................................   15
Joint Proxy/Prospectus......................................   43
Knowledge...................................................    9
Liens.......................................................   10
Line of Credit..............................................    1
Madison.....................................................    1
Madison Acquisition Proposal................................   38
Madison Benefit Plans.......................................   16

                                                              PAGE
                                                              ----
Madison Breach..............................................   50
Madison Common Stock........................................    2
Madison Director Nominees...................................   42
Madison Disclosure Schedule.................................    8
Madison Engagement Letters..................................   27
Madison Facilities..........................................   21
Madison Material Adverse Effect.............................    9
Madison Material Contracts..................................   25
Madison Predecessor.........................................   12
Madison Preferred Stock.....................................    9
Madison Public Reports......................................   12
Madison Reserve Report......................................   23
Madison Shareholders' Approval..............................   26
Madison Stock Options.......................................    6
Madison Stockholder Meeting.................................   43
Madison Superior Proposal...................................   50
Madison Termination Fee.....................................   40
Madison Warrants............................................    7
Merger......................................................    1
Merger Consideration........................................    2
Merger Sub..................................................    1
Multiemployer Plans.........................................   16
Oil and Gas Interests.......................................   23
Option Cancellation and Release Agreements..................   42
Ordinary Course of Business.................................   13
PBGC........................................................   18
Permits.....................................................   24
Person......................................................    5
Registered Capital..........................................    3
Registration Statement......................................   43
Regulations.................................................   20
Repatriation................................................    3
Retained Employees..........................................   41
SEC.........................................................    6
Securities Act..............................................   11
Stock Certificate...........................................    3
Subsidiary..................................................    9
Substitute Option...........................................    6
Substitute Warrant..........................................    7
Surviving Corporation.......................................    1
Surviving Madison Stock Options.............................    6
Surviving Madison Warrants..................................    7
Tax.........................................................   15
Tax Authority...............................................   15

                                                              PAGE
                                                              ----
Tax Return..................................................   15
Taxes.......................................................   15
TED.........................................................    8
Termination Agreement.......................................   42
Termination Date............................................   50
Toreador....................................................    1
Toreador Breach.............................................   50
Toreador Common Stock.......................................    2
Toreador Disclosure Schedule................................   28
Toreador Facilities.........................................   32
Toreador Material Adverse Effect............................   29
Toreador Preferred Stock....................................   29
Toreador Reserve Report.....................................   33
Toreador SEC Reports........................................   31
Toreador Stockholder Meeting................................   43
Toreador Stockholders' Approval.............................   34
Toreador Termination Fee....................................   40
Turkish Subsidiaries........................................    3
U.S. GAAP...................................................   13
Voting Agreements...........................................    1
WARN Act....................................................   23

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "AGREEMENT") dated as of October 3, 2001, by and among Toreador Resources Corporation, a Delaware corporation ("TOREADOR"), MOC Acquisition Corporation, a Delaware corporation ("MERGER SUB"), and Madison Oil Company, a Delaware corporation ("MADISON").

     WHEREAS, the respective Boards of Directors of Toreador, Merger Sub and Madison have determined that the merger of Merger Sub with and into Madison (the "MERGER") upon the terms and subject to the conditions set forth herein is advisable and in the best interests of their respective stockholders, and such Boards of Directors and Toreador, as the sole stockholder of Merger Sub, have approved the Merger;

     WHEREAS, concurrently with the execution and delivery of this Agreement, Toreador has entered into voting agreements with each of Herbert L. Brewer, David M. Brewer and PHD Partners LP, pursuant to which such parties have among other things agreed to vote for and support the Merger upon the terms and conditions set forth therein (collectively, the "VOTING AGREEMENTS");

     WHEREAS, Toreador and Madison contemporaneously herewith have entered into a Subordinated Revolving Credit Agreement pursuant to which Toreador has extended a line of credit of up to $5,000,000 to Madison (the "LINE OF CREDIT"); and

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS (as defined below) pursuant to the Internal Revenue Code of 1986, as amended, or any successor law (the "IRC").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into Madison and the separate corporate existence of Merger Sub shall thereupon cease and Madison shall be the surviving corporation in the Merger (sometimes referred to herein as the "SURVIVING CORPORATION"). The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL"), including the Surviving Corporation's succession to and assumption of all rights and obligations of Merger Sub.

     1.2 Effective Time of the Merger. The Merger shall become effective (the "EFFECTIVE TIME") upon the latest of (i) the filing of a properly executed certificate of merger (the "CERTIFICATE OF MERGER") relating to the Merger with the Secretary of State of Delaware in accordance with the DGCL, and the issuance by the Secretary of State of Delaware of a certificate of merger with respect thereto, or (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger.

     1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization for United States federal income tax purposes under Section 368(a) of the IRC.

     1.4 Accounting Treatment. It is intended that the Merger shall be accounted for as a purchase transaction for financial accounting purposes.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

     2.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

     2.3 Directors and Executive Officers. At and after the Effective Time, the directors and executive officers of the Surviving Corporation shall be the directors and executive officers of Merger Sub immediately prior to the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and bylaws.

                                  ARTICLE III

                              CONVERSION OF SHARES

     3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

          (a) All shares of Common Stock of Madison, par value $0.0001 ("MADISON COMMON STOCK"), that are held in Madison's treasury or owned by a wholly-owned subsidiary of Madison shall be canceled and no Toreador capital stock or other consideration shall be delivered in exchange therefor.

          (b) Subject to Sections 3.4 and 3.5, each share of Madison Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Madison Common Stock treated in accordance with Section 3.1(a)) shall be converted into the right to receive 0.118 fully paid and nonassessable shares (the "EXCHANGE RATIO") of Toreador Common Stock, par value $0.15625 per share ("TOREADOR COMMON STOCK") (collectively, the shares of Toreador Common Stock into which Madison Common Stock shall be converted into being referred to as the "MERGER CONSIDERATION"), and the right to receive on a per share pro rata basis the Contingent Consideration (as defined below), if any is subsequently payable hereunder. All such shares of Madison Common Stock, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to be outstanding, and the holder of a certificate ("STOCK CERTIFICATE") that, immediately prior to the Effective Time, represented outstanding shares of Madison Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate,
     (i) the applicable Merger Consideration and (ii) at a subsequent date, the applicable Contingent Consideration, if any. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Toreador Common Stock or Madison Common Stock shall have been changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. As used herein: (i) "CONTINGENT CONSIDERATION" means that amount which is equal to (x) 30% of the Registered Capital (as defined below) of Madison Oil Turkey Inc. and Madison (Turkey) Inc (collectively, the "TURKISH SUBSIDIARIES" in respect of which an application for Repatriation (as defined below) is made on or prior to the second anniversary of the Effective Time and is actually received by Toreador or any of its Subsidiaries on or prior to the third anniversary of the Effective Time, minus (y) the pro rata portion of the former holders of Madison Common Stock of any and all costs and expenses (including reasonable attorneys' fees) that may be incurred by Toreador or any of its Subsidiaries after the date hereof in connection with the processing of such application for Repatriation and receipt of Registered Capital and the full amount, as determined by the Distribution Agent (as defined below) in its sole discretion but consistent with reasonable commercial standards, for reasonable compensation and all reasonable estimated costs and expenses to be incurred by the Distribution Agent in connection with distributing such Registered Capital to former holders of Madison Common Stock and otherwise complying with the terms and conditions hereof; (ii) "REGISTERED CAPITAL" means the value of all cash funds and rights thereto and materials and other assets forming a part of the capital asset base of a Turkish Subsidiary imported into Turkey for use in its petroleum operations, as determined on the basis of the official rate of exchange for Turkish currency prevailing on the date the importation was made, as registered with the General Directorate of Petroleum Affairs ("GDPA"); and (iii) "REPATRIATION" means the cash transfer outside of Turkey of the value of Registered Capital, pursuant to a certification by the GDPA. The Contingent Consideration may be paid in either U.S. Dollars or Toreador Common Stock, or in any portion of each as determined in Toreador's sole discretion, in accordance with the terms set forth in Section 3.2(g)below, except that Toreador shall not pay in U.S. Dollars an amount of Contingent Consideration that would cause the Merger not to qualify as a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the IRC. There can be no assurance that any Registered Capital will be received pursuant to an application for Repatriation; therefore, there can be no assurance that any Contingent Consideration will be paid to the former holders of Madison Common Stock.

          (c) Each share of Toreador Common Stock issued and outstanding immediately prior to the Effective Time shall not be affected by the Merger.

          (d) At the Effective Time, each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01, of the Surviving Corporation without any action on the part of the holder thereof.

          (e) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any un-surrendered Stock Certificate with respect to the applicable Merger Consideration represented thereby until the holder of record of such Stock Certificate shall surrender such Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Merger Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to Merger Consideration has not occurred prior to the surrender of such Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate.

          (f) All Merger Consideration issued and the right to receive the Contingent Consideration, if any, upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and the Madison Common Stock formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Madison Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

     3.2  Surrender and Payment.

     (a) Toreador shall authorize Continental Stock Transfer & Trust Co., or such similar institution reasonably acceptable to Madison, to act as Exchange Agent hereunder (the "EXCHANGE AGENT") with respect to the Merger Consideration. At or prior to the Effective Time, Toreador shall make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in exchange for surrendered Stock Certificates pursuant to Section 3.1.

     (b) Promptly after the Effective Time, Toreador shall send, or shall cause the Exchange Agent to send, to each holder of a Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding Madison Common Stock a letter of transmittal and instructions for use in effecting the exchange of such Stock Certificates for certificates representing the Merger Consideration. Provision also shall be made for holders of Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the applicable Merger Consideration.

     (c) After the Effective Time, Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor the applicable Merger Consideration and the applicable Contingent Consideration, if any, and the Stock Certificates so surrendered shall be canceled. Until so surrendered, each such Stock Certificate shall, after the Effective Time, represent for all purposes only the right to receive the applicable Merger Consideration and the right to receive applicable Contingent Consideration, if any is subsequently payable.

     (d) If any shares of Toreador Common Stock are to be issued as part of the Merger Consideration to a Person other than the registered holder of the Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance or payment that the Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance of shares of Toreador Common Stock to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) that remains unclaimed by the holders of Madison Common Stock one year after the Effective Time shall be returned to Toreador, upon demand, and any such holder who has not exchanged such holder's Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to Toreador, as a general creditor thereof, to exchange such Stock Certificates. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable in respect of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable in respect of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Toreador, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Toreador, Madison or the Surviving Corporation shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Toreador, the posting by such Person of a bond in such reasonable amount as Toreador may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

     (g) If on or prior to the third anniversary of the Effective Time, Toreador or any of its Subsidiaries receives any Registered Capital of any Turkish Subsidiary due to an application for Repatriation made on or prior to the second anniversary of the Effective Time, Toreador or such Subsidiary, as the case may be, within a period of 10 business days following the third anniversary of the Effective Time, shall forward to Continental Stock Transfer & Trust Company, or such similar institution reasonably acceptable to Toreador (the "DISTRIBUTION AGENT"), the Contingent Consideration. If Toreador decides to pay the Contingent Consideration utilizing any shares of Toreador Common Stock, Toreador shall provide the Distribution Agent with that number of shares of Toreador Common Stock (rounded to the nearest whole share) having an aggregate Market Value (as defined below) equal to that portion of the Contingent Consideration being paid in shares of Toreador Common Stock. Such shares shall be registered upon issuance with the Securities and Exchange Commission (the "SEC") and freely tradable under applicable Canadian Securities Laws (as defined below) or Toreador shall covenant to cause such shares to be registered and freely tradable within 180 days after the date so provided to the Distribution Agent. The number of shares of Toreador Common Stock to be issued shall be determined based on the weighted trading average prices of Toreador Common Stock as reported on the Nasdaq National Market System, or if Toreador is not listed on the Nasdaq National Market System then on such securities exchange or quotation system as Toreador Common Stock is listed, for the 20 consecutive trading days ending at least three business days prior to the date on which the Contingent Consideration is delivered to the Distribution Agent. Within 20 business days following receipt of any Contingent Consideration or as soon thereafter as practicable, the Distribution Agent shall mail to each Person who received Toreador Common Stock in exchange for Madison Common Stock such Person's pro rata share of the Contingent Consideration (rounded to the nearest whole share if the Contingent Consideration is paid in Toreador Common Stock and rounded to the nearest whole cent if the Contingent Consideration is paid in U.S. Dollars). The Distribution Agent shall mail such payments to the address reflected on the records of the Exchange Agent for each Person who surrendered a Stock Certificate after the Effective Date for receipt of the Merger Consideration, unless such Person provides written notification to the Distribution Agent of a change of address prior to the date that is thirty (30) days prior to the third anniversary of the Effective Time. The Distribution Agent shall be entitled to impose any reasonable rules, restrictions or regulations as it may deem appropriate relating to the distribution of the Contingent Consideration and the timing of the receipt thereof. Notwithstanding anything herein to the contrary and except with respect to any covenant relating to registration, neither Toreador nor any of its Subsidiaries shall have any liability to any former holder of Madison Common Stock or any other third party, including the Distribution Agent, after Toreador delivers the Contingent Consideration to the Distribution Agent.

     3.3  Stock Options and Warrants.

     (a) At the Effective Time, each stock option to purchase Madison Common Stock ("MADISON STOCK OPTIONS") set forth on Section 3.3(a) of the Madison Disclosure Schedule (as defined below) ("SURVIVING MADISON STOCK OPTIONS"), whether or not then exercisable or fully vested (after giving effect to any provisions that would result in acceleration of vesting of such Surviving Madison Stock Option at the Effective Time), shall in accordance with its terms by virtue of the Merger and without any action on the part of the holder be deemed to represent an option ("SUBSTITUTE OPTION") to purchase the number of shares of Toreador Common Stock determined by multiplying the number of shares of Madison Common Stock subject to such Surviving Madison Stock Option immediately prior to the Effective Time by the Exchange Ratio (rounding such number to the nearest whole share), at an exercise price per share equal to the exercise price per share of Madison Common Stock immediately prior to the Effective Time divided by the Exchange Ratio, with such new exercise price being converted into U.S. Dollars at an exchange rate of Cdn$1 per U.S.$0.6332 (rounding such number to the nearest whole cent); provided, that in the case of any Surviving Madison Stock Option to which Section 421 of the IRC applies by reason of its qualification as an incentive stock option under Section 422 of the IRC or as an employee stock purchase plan option under Section 423 of the IRC, the conversion formula shall be adjusted if necessary to comply with
Section 424(a) of the IRC.

     (b) At the Effective Time, each outstanding Warrant to purchase Madison Common Stock ("MADISON WARRANTS") set forth on Section 3.3(b) of (the "SURVIVING MADISON WARRANTS") shall represent by virtue of the Merger and without any action on the part of the holder of the Surviving Madison Warrant be deemed to represent a warrant ("SUBSTITUTE WARRANT") to acquire, on the same terms and subject to the same conditions as were applicable to such Madison Warrant, the number of shares of Toreador Common Stock determined by multiplying the number of shares of Madison Common Stock subject to such Madison Warrant immediately prior to the Effective Time by the Exchange Ratio (rounding such number to the nearest whole share), at an exercise price per share equal to the exercise price per share of Madison Common Stock immediately prior to the Effective Time divided by the Exchange Ratio, with such new exercise price being converted into U.S. Dollars at an exchange rate of Cdn$1 per U.S.$0.6332 (rounding to the nearest whole cent).

     3.4 No Fractional Shares. No fractional shares of Toreador Common Stock shall be issued in the Merger and, notwithstanding anything herein to the contrary and except as otherwise required by applicable law, all fractional shares shall be rounded to the nearest whole share of Toreador Common Stock.

     3.5 Appraisal Rights. At the Effective Time, any shares of Madison Common Stock of a holder thereof properly exercising its appraisal rights under the DGCL (a "DISSENTING STOCKHOLDER") shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder under the DGCL; except that any such shares that a Dissenting Stockholder holds for which, after the Effective Time, such Dissenting Stockholder withdraws its demand for appraisal as provided in the DGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive the applicable Merger Consideration and the applicable Contingent Consideration, if any. Madison shall give Toreador prompt notice of any written demands for appraisal served under the DGCL in connection with the Merger. Notwithstanding the foregoing, it shall be a condition of closing that holders of no more than 2% of the Madison Common Stock shall indicate in writing prior to the Effective Time that they intend to exercise their appraisal rights under the DGCL.

     3.6 Closing. As promptly as practicable, and in no event later than the first business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (or such other date as may be agreed upon in writing by the parties hereto), the parties hereto shall cause the Merger to be consummated by causing the Merger to become effective as set forth in Section
1.2 hereof. The Merger shall become effective at the Effective Time. Immediately prior to the Effective Time, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Haynes and Boone, LLP, 901 Main St., Suite 3100, Dallas, Texas 75202 at 9:00 a.m., local time, (the "CLOSING DATE").

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF MADISON

     To induce Toreador and Merger Sub to enter into this Agreement and consummate the transactions contemplated herein, Madison represents and warrants to Toreador and Merger Sub as follows:

     4.1  Organization and Qualification.

     (a) Madison is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered to Toreador and Merger Sub contemporaneously with the execution hereof (the "MADISON DISCLOSURE SCHEDULE"), which include each jurisdiction in which the character of Madison's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not constitute, individually or in the aggregate, a Madison Material Adverse Effect (as defined below). Madison has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Madison has made available to Toreador a complete and correct copy of its Certificate of Incorporation and bylaws, each as amended to date, and Madison's Certificate of Incorporation and bylaws as so delivered are in full force and effect. Madison is not in default in any respect in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or bylaws.

     (b) Section 4.1(b) of the Madison Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Madison and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Madison's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business as a foreign corporation and in good standing in the jurisdictions listed in Section 4.1(b) of the Madison Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except jurisdictions, if any, where the failure to be so qualified would constitute, individually or in the aggregate, a Madison Material Adverse Effect. Each of Madison's Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Madison has made available to Toreador and Merger Sub a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Madison's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No

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

Subsidiary of Madison is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents).

     (c) Except as set forth on Section 4.1(c) of the Madison Disclosure Schedule and except for Trinidad Exploration and Development Limited, a Trinidad and Tobago corporation ("TED") and the Madison Subsidiaries, Madison does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization or entity, whether incorporated or unincorporated. Section 4.1(c) of the Madison Disclosure Schedule lists, to the Knowledge of Madison (as defined below), the jurisdictions in which TED is qualified or holds licenses to do business as a foreign corporation as of the date hereof. To the Knowledge of Madison, TED is an entity duly organized, validly existing and in good standing under the laws of Trinidad and Tobago, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions listed in Section 4.1(c) of the Madison Disclosure Schedule, which includes each jurisdiction in which the character of TED's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not constitute, individually or in the aggregate, a Madison Material Adverse Effect. To the Knowledge of Madison, TED has the requisite organizational power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. To the Knowledge of Madison, Madison has made available to Toreador and Merger Sub a complete and correct copy of the organizational documents of TED, each as amended to date, and the organizational documents as so delivered are in full force and effect. To the Knowledge of Madison, TED is not in default in any respect in the performance, observation or fulfillment of any provision of its organizational documents. An individual will be deemed to have "KNOWLEDGE" of a particular fact or other matter if such individual is actually aware of such fact or matter or is such individual would reasonably be expected to become aware of such fact or matter with the exercise of reasonable due inquiry. Madison shall be deemed to have KNOWLEDGE of a particular fact or matter if Herbert Brewer, David Brewer or Richard Preston or any other person serving as an officer of Madison has KNOWLEDGE of such fact or matter.

     (d) For purposes of this Agreement, (i) a "MADISON MATERIAL ADVERSE EFFECT" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Madison and its Subsidiaries taken as a whole; provided, that such term shall not include effects to Madison after the date hereof resulting solely from either (x) one or more downturns in the oil and gas industry; (y) one or more downturns in the United States economy; or (z) the announcement or consummation of the transactions contemplated hereby and (ii) "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

     4.2  Capitalization.

     (a) The authorized capital stock of Madison consists of 100,000,000 shares of Madison Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share ("MADISON PREFERRED STOCK"). As of the date of this Agreement,
(i) 25,936,096 shares of Madison Common Stock were issued and outstanding, (ii) no shares of Madison Preferred Stock were issued and outstanding, (iii) Madison Stock Options to acquire 1,526,000 shares of Madison Common Stock were issued and outstanding under all stock option plans and agreements of Madison or its Subsidiaries, as more particularly set forth in Section 4.2(a) of the Madison Disclosure Schedule, with the exercise prices and expiration dates (assuming the consummation of the Merger) of such Madison Stock Options being as indicated in such Section 4.2(a) of the Madison Disclosure Schedule, (iv) Madison Warrants to acquire 500,000 shares of Madison Common Stock were issued and outstanding, as more particularly set forth in Section 4.2(a) of the Madison Disclosure Schedule, with the exercise prices and expiration dates of such Madison Warrants being as indicated in such Section 4.2(a) of the Madison Disclosure Schedule, and (v) the Convertible Debenture (as defined below) is issued and outstanding which is convertible into 1,439,831 shares of Madison Common Stock, as more particularly set forth in Section 4.2(a) of the Madison Disclosure Schedule, with the conversion price and maturity date being as indicated in such
Section 4.2(a) of the Madison Disclosure Schedule. All such shares of Madison Common Stock have been validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth above, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including "rights plans" or "poison pills") obligating Madison to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

     (b) Except as set forth in Section 4.2(b) of the Madison Disclosure Schedule, Madison is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Madison Subsidiary, there are no irrevocable proxies or voting agreements with respect to any such shares, and no equity securities of any Madison Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Madison Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Madison or any Madison Subsidiary is or may be bound to issue additional shares of capital stock of any Madison Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. All of such shares so owned by Madison, directly or indirectly, are validly issued, fully paid and nonassessable and, except as set forth in Section 4.2(b) of the Madison Disclosure Schedule, are owned by it, directly or indirectly, free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "LIENS").

     (c) The percentage of record and beneficial ownership of Madison in TED is set forth in Section 4.2(c) of the Madison Disclosure Schedule. Except as set forth in Section 4.2(c) of the Madison Disclosure Schedule, there are no irrevocable proxies or voting agreements with respect to any equity securities of TED, and to the Knowledge of Madison, no equity securities of TED are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, equity securities of TED, and to the Knowledge of Madison, there are no contracts, commitments, understandings or arrangements by which TED is or may be bound to issue additional equity securities of TED or securities convertible into or exchangeable or exercisable for any such equity securities. All equity securities of TED owned by Madison, directly or indirectly, are validly issued, fully paid and nonassessable and, except as set forth in Section 4.2(b) of the Madison Disclosure Schedule are owned by Madison, directly or indirectly, free and clear of all Liens.

     4.3 Authority. Madison has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Madison Stockholders' Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Madison's Board of Directors, and no other corporate proceedings on the part of Madison are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Madison Stockholders' Approval. This Agreement has been duly and validly executed and delivered by Madison and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes, or upon execution will constitute, valid and binding obligations of Madison enforceable against Madison in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "ENFORCEABILITY EXCEPTION").

     4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Madison of its obligations hereunder will not:

          (a) subject to obtaining the Madison Stockholders' Approval, conflict with any provision of Madison's Certificate of Incorporation or bylaws or the certificate of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

          (b) subject to obtaining the Madison Stockholders' Approval or as set forth in Section 4.4(b) of the Madison Disclosure Schedule, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any governmental or regulatory authority or agency (a "GOVERNMENTAL AUTHORITY"), except for applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state laws relating to takeovers, if applicable, state securities or blue sky laws, or the securities legislation, regulations and rules of the all the provinces and territories of Canada ("CANADIAN SECURITIES LAWS") as set forth in Section 4.4(b) of the Madison Disclosure Schedule and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("CUSTOMARY POST-CLOSING CONSENTS") which Customary Post-Closing Consents are set forth in Section 4.4(b) of the Madison Disclosure Schedule or (ii) any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits where the failure to provide such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits would not (i) constitute, individually or in the aggregate, a Madison Material Adverse Effect, (ii) materially impair the ability of Madison or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Madison or any of its Subsidiaries is a party or by which Madison or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) constitute a Madison Material Adverse Effect, (ii) materially impair the ability of Madison or any of its Subsidiaries to perform its obligations under this Agreement or
     (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (d) violate the provisions of any material order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Madison or any Subsidiary of Madison; or

          (e) result in the creation of any Lien upon any properties or assets or on any shares of capital stock of Madison or any of its Subsidiaries under any agreement or instrument to which Madison or any of its Subsidiaries is a party or by which Madison or any of its Subsidiaries or any of their properties or assets is bound, except for Liens that would not, individually or in the aggregate, constitute a Madison Material Adverse Effect.

     4.5 Madison Public Reports. Madison (or its predecessor reporting issuer under the applicable Canadian Securities Laws, Trans-Dominion Energy Corporation, an Alberta corporation (the "MADISON PREDECESSOR")) has filed with the securities commissions of all of the provinces and territories of Canada (the "CANADIAN SECURITIES REGULATORY AUTHORITIES"), and has heretofore made available to Toreador true and complete copies of, each form, prospectus, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the Canadian Securities Regulatory Authorities since January 1, 1998 under the applicable Canadian Securities Laws (collectively, the "MADISON PUBLIC REPORTS"). As of the respective dates such Madison Public Reports were filed or, if any such Madison Public Reports were amended, as of the date such amendment was filed, each of the Madison Public Reports, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of Canadian Securities Laws, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Madison Public Report has occurred that would require Madison to file a material change report under applicable Canadian Securities Laws. Madison has not received any notice of delisting or threat to delist the Madison Common Stock from the Toronto Stock Exchange and is in compliance in all material respects with the rules and regulations thereof.

     4.6 Madison Financial Statements. Each of the audited consolidated financial statements of the Madison Predecessor (including any related notes and schedules) included (or incorporated by reference) in the Madison Predecessor's Annual Reports for each of the two fiscal years ended December 31, 1998 and 1999 have been prepared from, and are in accordance with, the books and records of the Madison Predecessor and its consolidated Subsidiaries, comply in all respects with applicable accounting requirements and with the published rules and regulations of the applicable Canadian Securities Laws with respect thereto, have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of the Madison Predecessor and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Madison Predecessor and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments). Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Madison (including any related notes and schedules) included (or incorporated by reference) in Madison's Annual Report for the fiscal year ended December 31, 2000 and Madison's interim financial statements for the fiscal quarters ended March 31, 2001 and June 30, 2001, have been prepared from, and are in accordance with, the books and records of Madison and its consolidated Subsidiaries, comply in all respects with applicable accounting requirements and with the published rules and regulations of the applicable Canadian Securities Laws with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and present fairly, in all material respects, the consolidated financial position of Madison and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Madison and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     4.7 Absence of Undisclosed Liabilities. Except (i) as specifically disclosed in the Madison Public Reports filed since December 31, 2000 and (ii) for liabilities and obligations incurred in the Ordinary Course of Business (as defined below) since December 31, 2000, neither Madison nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would constitute, individually or in the aggregate, a Madison Material Adverse Effect or would be required by U.S. GAAP to be reflected on a consolidated balance sheet of Madison and its Subsidiaries or the notes thereto which are not so reflected. "ORDINARY COURSE OF BUSINESS" means an action taken by a Person that: (x) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (y) is not required to be authorized by the Board of Directors of such Person (or by any Person or group of Persons exercising similar authority); and (z) is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     4.8 Absence of Certain Changes. Except as contemplated by this Agreement, as set forth in Section 4.8 of the Madison Disclosure Schedule or as disclosed in the Madison Public Reports filed since December 31, 2000, since December 31, 2000 (i) Madison and its Subsidiaries have conducted their business in all respects in the Ordinary Course of Business, (ii) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, constitute a Madison Material

Adverse Effect, (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Madison, or any repurchase, redemption or other acquisition by Madison or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Madison or any of its Subsidiaries, (iv) there has not been any amendment of any term of any outstanding security of Madison or any of its Subsidiaries, and (v) there has not been any change in any method of accounting or accounting practice by Madison or any of its Subsidiaries, except for any such change required because of a concurrent change in U.S. GAAP or to conform a Subsidiary's accounting policies and practices to those of Madison.

     4.9  Taxes.

     (a) Except as otherwise disclosed in Section 4.9 of the Madison Disclosure Schedule and for matters that would not constitute, individually or in the aggregate, a Madison Material Adverse Effect: (i) Madison has timely filed and caused each of the Subsidiaries to timely file all Tax Returns (as defined below) that any such entity was required to file pursuant to applicable law,
(ii) all such Tax Returns were correct and complete in all respects, (iii) all Taxes (as defined below) due and owing by Madison and any of the Subsidiaries (whether or not shown on any Tax Return) have been paid, (iv) Madison's audited consolidated financial statement for the period ended December 31, 2000 and Madison's interim financial statements for the period ended June 30, 2001 reflect an adequate reserve (other than a reserve for deferred income taxes established to reflect differences between book basis and tax basis of assets and liabilities) for all Taxes payable by Madison and the Subsidiaries for all taxable periods and portions thereof through the dates of these financial statements, (v) neither Madison nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or the collection of Taxes, (vi) no deficiencies, adjustments or claims for any Taxes have been proposed, asserted or assessed against Madison or any of the Subsidiaries, (vii) there are no Liens for Taxes other than for current Taxes not yet due upon any assets of Madison or any of the Subsidiaries, (viii) none of the Tax Returns of Madison or any of the Subsidiaries have been selected for or are now under audit or examination by any Tax Authority (as defined below) or other Governmental Authority, and there are no suits, actions, proceedings or investigations pending or, to the Knowledge of Madison or any of the Subsidiaries, threatened against Madison or any of the Subsidiaries with respect to any Taxes, (ix) all Taxes that are required by law to be withheld or collected by Madison or any of the Subsidiaries have been duly withheld and collected and, to the extent required by applicable law, have been paid to the proper Tax Authority or other Governmental Authority or properly segregated or deposited, (x) neither Madison nor any of the Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has liability for the Taxes of any Person (other than Madison or any of the Subsidiaries) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign law, as transferee or successor, by contract or otherwise, (xi) neither Madison nor any of the Subsidiaries is party to any Tax sharing or other agreement or arrangement that will require any payment with respect to Taxes, (xii) no property of Madison or any of the Subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the IRC or under any similar provision of state or local law, (xiii) neither Madison nor any of the Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or under any similar provision of state or local law,
(xiv) no property of Madison or any of the Subsidiaries secures any debt the interest on which is tax-exempt under Section 103(a) of the IRC or under any similar provision of state or local law, (xv) neither Madison nor any of the Subsidiaries is a borrower or guarantor of any outstanding industrial revenue bonds, and is not a tenant, principal user or related Person to any principal user (within the meaning of Section 144(a) of the IRC) of any property which has been financed or improved with the proceeds of any industrial revenue bonds or under any similar provision of state or local law, (xvi) none of the assets of Madison or the Subsidiaries were acquired in a reorganization within the meaning of Section 368(a) or a liquidation qualifying under sections 332 and 337 of the IRC, (xvii) neither Madison nor the Subsidiaries have entered into any compensatory agreements with respect to the performance of services that payment thereunder would result in a nondeductible expense to Madison or the Subsidiaries pursuant to section 280G of the IRC or an excise Tax to the recipient of such payment pursuant to section 4999 of the IRC, (xviii) subject to any changes required as a result of Madison or the Subsidiaries utilizing the cash method of accounting, neither Madison nor the Subsidiaries is required to include in income any adjustment under section 481(a) of the IRC by reason of a change in accounting method initiated by Madison or the Subsidiaries and the IRS has not proposed any such adjustment or change in accounting method, (xix) neither Madison nor the Subsidiaries has pending any private letter ruling request with the IRS, (xx) no consent has been filed relating to Madison or the Subsidiaries pursuant to section 341(f) of the IRC, (xxi) other than as a result of this transaction, none of Madison's or the Subsidiaries' Tax attributes, if any, is subject to the limitations of sections 382, 383 or 384 of the IRC or Temporary Treasury Regulation sections 1.1502-15T or 1.1502-21T(c), (xxii) neither Madison nor any of the Subsidiaries is a real property holding company within the meaning of Section 897(c) of the IRC, (xxiii) neither Madison nor the Subsidiaries is liable for Taxes to any foreign taxing authority and does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, (xxiv) neither Madison nor any of the Subsidiaries has executed powers of attorney with respect to Taxes or Tax Returns which will be outstanding as of the Closing Date, (xxv) Section 4.9 of the Madison Disclosure Schedule sets forth Madison's and the Subsidiaries' cost as of December 31, 2000 and accumulated depreciation and adjusted Tax bases for federal income Tax purposes in its assets, each as of December 31, 2000, and such section of the Madison Disclosure Schedule is true and complete in all material respects, and (xxvi) all elections with respect to Taxes affecting Madison and the Subsidiaries as of the date hereof are set forth in Section 4.9 of the Madison Disclosure Schedule.

     (b) For purposes of this Agreement, (i) "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury, (ii) "TAX" (or "TAXES") means any federal, state, local, municipal or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, (iii) "TAX AUTHORITY" shall mean the IRS and any other domestic or foreign bureau, department, entity, agency or other Governmental Entity responsible for the administration of any Tax, and (iv) "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law, ordinance or regulation relating to any Tax.

     (c) Madison has delivered to Toreador, or made available to Toreador's outside tax accountants, true and correct copies of the four (4) most recently filed U.S. federal income Tax Returns, state income/franchise Tax Returns and foreign Tax Returns of each of Madison and the Subsidiaries.

     4.10 Litigation. Except as disclosed in the Madison Public Reports filed since December 31, 2000 or as set forth in Section 4.10 of the Madison Disclosure Schedule and for matters that would not constitute, individually or in the aggregate, a Madison Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Madison, threatened against or directly affecting Madison, any Subsidiaries of Madison or any of the directors or officers of Madison or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could constitute, individually or in the aggregate, a Madison Material Adverse Effect, if adversely determined. Neither Madison nor any of its Subsidiaries, nor any officer, director or employee of Madison or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Madison or such Subsidiary nor, to the Knowledge of Madison, is Madison, any Subsidiary or any officer, director or employee of Madison or its Subsidiaries under investigation by any Governmental Authority. There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Madison or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

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

     4.11  Employee Benefit Plans; ERISA.

     (a) Section 4.11(a) of the Madison Disclosure Schedule contains a true and complete list of (i) all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all specified fringe benefit plans as defined in Section 6039D of the IRC, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, subject to the laws of the United States, which currently is sponsored, established, maintained or contributed to or required to be contributed to by Madison, any of its Subsidiaries or for which Madison or any of its Subsidiaries has any liability, contingent or otherwise, and (ii) all "multiemployer plans," as that term is defined in Section 4001 of ERISA ("MULTIEMPLOYER PLANS") and all "employee benefit plans" (as defined in Section 3(3) of ERISA) that are subject to Title IV of ERISA or Section 412 of the IRC which Madison or any other corporation or trade or business controlled by, controlling, or under common control with Madison (within the meaning of Section 414 of the IRC or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA AFFILIATE") has maintained or contributed to or been required to contribute to at any time within six (6) years prior to the Effective Time or with respect to which, to Madison's Knowledge, Madison or any ERISA Affiliate has any liability (collectively, the "MADISON BENEFIT PLANS").

     (b) With respect to each Madison Benefit Plan other than a Multiemployer Plan and except as set forth in Section 4.11(b) of the Madison Disclosure
Schedule:

          (i) except for any qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the IRC, and any regulations, rulings, or other IRS releases thereunder, has not expired, if intended to qualify under Section 401(a) or 401(k) of the IRC, such plan satisfies the requirements of such sections, has received a favorable determination letter from the IRS with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the IRC and, to the Knowledge of Madison, nothing has occurred since the date of such letter to adversely affect such qualification or exemption;

          (ii) such plan is currently in compliance in all material respects with ERISA, the IRC, and all other applicable laws and has been operated in accordance with the terms and provisions of the plan document;

          (iii) neither Madison nor any Madison ERISA Affiliate has engaged in, and Madison has no Knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Madison or any Madison ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that would constitute, individually or in the aggregate, a Madison Material Adverse Effect;

          (iv) there are no pending or, to the Knowledge of Madison, threatened claims by or on behalf of any such plan, or by any person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries, or any pending or threatened claims regarding breaches of fiduciary duty under ERISA, and to Madison's Knowledge there is no basis for any such claim;

          (v) neither Madison nor any Madison ERISA Affiliate has engaged in, and Madison has no Knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the IRC for which no exemption exists or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA, in either case that would constitute, individually or in the aggregate, a Madison Material Adverse Effect;

          (vi) all contributions and other payments required to be made by Madison or any of its Subsidiaries to such plan have been made or reserves adequate for such contributions or other payments have been set aside therefore and have been reflected on the financial statements of Madison or its Subsidiaries.

          (vii) no event has occurred or circumstance exists that could result in a material increase in premium costs of such plans that are insured, or a material increase in benefit costs of such plans that are self-insured;

          (viii) no such plan is a plan covered by Title IV of ERISA or subject to the funding requirements of Code sec. 412, or is a "multiple employer plan" (within the meaning of Section 413(c) of the IRC), and no event has occurred with respect to Madison or a Madison ERISA Affiliate in connection with which Madison could be subject to any liability, lien or encumbrance with respect to any such plan;

          (ix) except to the extent required under ERISA sec. 601 et seq. and IRC sec. 4980B, neither Madison nor any Madison ERISA Affiliate provides health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service;

          (x) no such plan is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of the ERISA;

          (xi) no payment that is owed or may become due to any director, officer, employee, or agent of Madison or any Madison ERISA Affiliate will be non-deductible to Madison or Madison ERISA Affiliate or subject to tax under Code sec. 280G or sec. 4999, nor shall Madison or any Madison ERISA Affiliate be required to "gross-up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person;

          (xii) the termination of any such plan would not result in any liability or further obligation on the part of Madison or any Madison ERISA Affiliate and each such plan can be terminated without the vesting or acceleration of any benefits promised by such plan, except for any vesting of benefits of any such plan intended to qualify under Section 401(a) or 401(k) of the IRC;

          (xiii) except as would not constitute, individually or in the aggregate, a Madison Material Adverse Effect, all reports and other documents required to be filed by any of such plans with any governmental agency or distributed to plan participants or beneficiaries (including notices required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), actuarial reports, audits, or tax returns) have been timely filed or distributed. All contributions made or required to be made under any such plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Madison or a Madison ERISA Affiliate;

          (xiv) no employer securities, employer real property or other employer property is included in the assets of any such plan;

          (xv) neither Madison nor any of its Subsidiaries has filed or been required to file any notices, forms or reports with the IRS, the Pension Benefit Guaranty Corporation (the "PBGC"); or the Department of Labor ("DOL"), pursuant to statute, other than annual reports, within the four
     (4) years preceding the date hereof;

          (xvi) neither Madison nor any of its Subsidiaries has received any notice from the IRS, the PBGC, or the DOL relating to any such plan regarding an audit of any such plan or the assessment of a material penalty; and

          (xvii) neither Madison nor any of its Subsidiaries has filed or been required to file any registration statements with the SEC with respect to any such plans.

     (c) No Madison Benefit Plan is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

     (d) Except as set forth in Section 4.11(d) of the Madison Disclosure Schedule, no employees of Madison or any of its Subsidiaries are covered by any severance plan or similar arrangement.

     (e) With respect to Madison Benefit Plans other than Multiemployer Plans, Madison has made available to Toreador:

          (i) copies of the current plan document and any amendments thereto for each such plan and copies of any related trusts, and (A) the most recent summary plan description of such plans for which Madison or any of its Subsidiaries is required to prepare, file, and distribute summary plan descriptions, and (B) the most recent copy of all summaries and descriptions furnished to participants and beneficiaries regarding such plans for which a plan description or summary plan description is not required;

          (ii) a sample copy of the forms currently used by Madison and any of its Subsidiaries for providing all notifications required to be given to employees under Section 601 et seq. of ERISA, Section 4980B of the IRC,
     Section 9801 et seq. of the IRC, and under all other applicable federal and state laws regulating the notice requirements of Group Health Plans (as defined in Section 607(1) of ERISA);

          (iii) the Form 5500 filed in each of the most recent three (3) plan years with respect to each such plan, including all schedules thereto and any opinions of independent accountants relating thereto;

          (iv) all insurance policies or agreements regarding other funding arrangements that are currently in force which were purchased by or that provide benefits under any such plan or otherwise reimburse for benefits paid under such plans;

          (v) all written agreements that are currently in force with third party administrators, investment managers, consultants and service providers relating to any such plan and any and all written reports, including discrimination testing, submitted to Madison or any of its Subsidiaries by such third party administrators, investment managers, consultants and service providers within the four (4) years preceding the date hereof;

          (vi) with respect to such plans that are Qualified Plans, the most recent determination letter for each such plan;

          (vii) with respect to each trust funding such a plan that is intended to be qualified under Section 501(c)(9) of the IRC, a copy of the determination letter for such trust; and

          (viii) a true and complete list of all current and former employees of Madison and its Subsidiaries, including each person employed by Madison or any of its Subsidiaries within the 36 month period immediately preceding the Effective Time, who: (x) as of the Effective Time are receiving health care continuation coverage under COBRA, (y) are eligible, as of the Effective Time, to receive health care continuation coverage under COBRA but elected not to receive such coverage, or (z) will be eligible to elect health care continuation coverage under COBRA in connection with the sale (as such phrase is described in Section 54.4980B-9, Q&A-8 of the Income Tax Regulations ("REGULATIONS")) contemplated by this Agreement.

     (f) Neither Madison nor any of its Subsidiaries sponsors, contributes to, or is required to contribute to any "employee benefit plan" (as defined in Section 3(3) of ERISA), cafeteria plan, flexible spending arrangement, sick leave and vacation policy, bonus, stock option, stock purchase, restricted stock, incentive compensation, deferred compensation, retirement, severance, medical, life, dental, disability or other welfare benefit plan, or any other benefit plans, programs, agreements, policies, or arrangements or is a party to any employment termination, severance, assignment, or other employment contracts or employee agreements governed, required, or imposed by the law of any jurisdiction outside of the United States, whether written or oral with respect to which any liability is borne, outside the fifty (50) states of the United States of America, except for such plans that are sponsored by a government or governmental entity and set forth in Section 4.11(f) of the Madison Disclosure Schedule.

     4.12 Environmental Liability. Except for matters that would not constitute, individually or in the aggregate, a Madison Material Adverse Effect:

          (a) The businesses of Madison and its Subsidiaries have been and are operated in compliance with all applicable federal, state, local, municipal, foreign, international, or multinational legal requirements, administrative orders, constitutions, laws, ordinances, principles of common law, regulations, statutes or treaties, of any Governmental Authority, including without limitation, the Governmental Authorities of Turkey, France and Trinidad, applicable to the businesses of Madison and its Subsidiaries and which relate to the protection of human health, safety, public welfare, or the environment, including, without limitation, legal requirements relating to the generation, processing, treatment, storage, transport, disposal, investigation, remediation, management, handling and use of Hazardous Substances (as defined below) and those relating to the protection of environmentally sensitive areas ("ENVIRONMENTAL LAWS").

          (b) Neither Madison nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum or natural gas products or any substance that is regulated under any Environmental Law ("HAZARDOUS SUBSTANCES") at any real property, leasehold or other interest in real property currently or formerly owned or operated by Madison or any of its current or former Subsidiaries ("MADISON FACILITIES"), except in compliance with all Environmental Laws, and, to Madison's Knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any Madison Facility except in compliance with all Environmental Laws.

          (c) Neither Madison, any of its Subsidiaries nor any Madison Facility has received any written notice from any Governmental Authority or third party alleging or concerning any violation by Madison, any of its Subsidiaries or any Madison Facility of, or responsibility or liability of Madison, any of its Subsidiaries or any Madison Facility under, any Environmental Law (or as regards environmental conditions under the common law). There are no pending, or to the Knowledge of Madison, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Madison, any of its Subsidiaries or any Madison Facility alleging or concerning any violation of or responsibility or liability under any Environmental Law (or as regards environmental conditions under the common law).

          (d) Section 4.12(d) of the Madison Disclosure Schedule sets forth all permits, licenses, identification numbers, notifications, registrations, and other authorizations held by Madison and its Subsidiaries under Environmental Laws. Madison and its Subsidiaries are in possession of all approvals, permits, licenses, registrations and similar type authorizations from, and have timely filed all permit renewal applications, notices and registrations with, all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Madison and its Subsidiaries; there are no pending or, to the Knowledge of Madison, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

          (e) There has been no discharge, release or disposal at any of the Madison Facilities or any real property, leasehold or other interest in real property owned or operated by any of Madison's or its Subsidiaries' predecessors in interest or by any person or entity whose liability Madison or its Subsidiaries or any predecessor in interest whose liability Madison, its Subsidiaries or any predecessor in interest has or may have retained or assumed either contractually or by operation of law or at any disposal or treatment facility which received Hazardous Substances generated by Madison, its Subsidiaries, or any predecessor in interest or by any person or entity whose liability Madison or its Subsidiaries or any predecessor in interest has or may have retained or assumed either contractually or by operation of law that could require any cleanup, removal, remediation, or other response action under applicable Environmental Laws or that could create or has created liability that would constitute a Madison Adverse Effect, or as regards environmental conditions, under the common law.

          (f) Madison and its Subsidiaries have provided to Toreador true and correct copies of and results of all environmental and health and safety studies, reports, audits, investigations, monitoring, analyses and assessments of Madison and its Subsidiaries, and of any real or personal property, including offsite disposal facilities, which are now or have been previously owned, used, leased, operated or managed, in whole or in part by Madison or its Subsidiaries or in connection with the business of Madison or its

     Subsidiaries that could require any cleanup, removal, mediation, or other response action under applicable Environmental Laws or that could create or has created liability under Environmental Laws, or as regards environmental conditions, under the common law.

     4.13 Compliance with Applicable Laws. Madison and each of its Subsidiaries hold all approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Madison nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate do not have and would not constitute a Madison Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in
Section 4.12.

     4.14 Insurance. Section 4.14 of the Madison Disclosure Schedule lists each of the insurance policies relating to Madison or its Subsidiaries which are currently in effect. Madison has made available to Toreador a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of Madison, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Madison does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not constitute a Madison Material Adverse Effect. Section 4.14 of the Madison Disclosure Schedule describes any self-insurance arrangements affecting Madison or its Subsidiaries. The insurance policies listed in Section 4.14 of the Madison Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Madison and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Madison and its Subsidiaries.

     4.15  Labor Matters; Employees.

     (a) Except as set forth in Section 4.15 of the Madison Disclosure Schedule,
(i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Knowledge of Madison, threatened against or affecting Madison or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Madison or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Madison or any of its Subsidiaries, (iii) none of the employees of Madison or any of its Subsidiaries are represented by any labor organization and none of Madison or any of its Subsidiaries have any Knowledge of any current union organizing activities among the employees of Madison or any of its Subsidiaries nor does any question concerning representation exist concerning such employees,
(iv) there is no unfair labor practice charge or complaint against any of Madison or any of its Subsidiaries pending or, to the Knowledge of Madison, threatened before the National Labor Relations Board or any similar state or foreign agency, (v) there is no pending grievance or arbitration proceeding arising out of any collective bargaining agreement or other pending grievance procedure relating to Madison or any of its Subsidiaries, (vi) to the Knowledge of Madison, neither the Occupational Safety and Health Administration nor any corresponding state or foreign agency has threatened to file any citation, and there are no pending citations, relating to Madison or any of its Subsidiaries, and (vii) there is no employee or governmental claim or, to the Knowledge of Madison, investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or, to the Knowledge of Madison, threatened claims.

     (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN ACT"), neither Madison nor any of its Subsidiaries has employed a sufficient number of employees to be an "employer," as defined under the WARN Act, nor has Madison or any of its Subsidiaries employed a sufficient number of employees to trigger application of any similar state, local or foreign law.

     (c) Set forth in Section 4.15(c) of the Madison Disclosure Schedule is a list of each employee employed by or consultant, contractor, leased employee, or temporary worker hired by Madison or any of its Subsidiaries and each contract, lease, agreement, arrangement or understanding to which Madison or any of its Subsidiaries is subject relating to the employment of employees or the hiring of consultants, contractors, leased employees, or temporary workers.

     4.16 Reserve Reports. All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Madison or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Madison or its Subsidiaries) supplied to LaRoche Petroleum Consultants, Inc. by or on behalf of Madison and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Madison and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Madison and its Subsidiaries as of July 1, 2001 and prepared by such engineering firm (collectively, the "MADISON RESERVE REPORT") was (at the time supplied or as modified or amended prior to the issuance of the Madison Reserve Report) true and correct in all material respects and Madison has no Knowledge of any errors in such information that existed at the time of such issuance. For purposes of this Agreement "OIL AND GAS INTERESTS" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "HYDROCARBONS") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Madison Reserve Report that would constitute, individually or in the aggregate, a Madison Material Adverse Effect.

     4.17 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Madison and its Subsidiaries shall hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("PERMITS") required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as currently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not constitute a Madison Material Adverse Effect; provided, that notwithstanding the foregoing, no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

     4.18 Title to Property. Madison and its Subsidiaries have good and defensible title to all of their respective real property, if any, and have good and valid title to all of their respective personal property and assets, reflected in the most recent Madison Public Reports or acquired after the most recent Madison Public Reports (except properties, interests in properties and assets sold or otherwise disposed of since the most recent Madison Public Reports in the Ordinary Course of Business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all Liens of any kind or character, except (i) as set forth in Section 4.18 of the Madison Disclosure Schedule, (ii) Liens for current Taxes not yet due and payable, (iii) such imperfections of title, Liens and easements as would not constitute, individually or in the aggregate, a Madison Material Adverse Effect, (iv) Liens securing landlord or lessor debt which encumbers leased property, (v) Liens which secure debt of Madison or any of its Subsidiaries that is not in default, that is in each case fully reflected on the most recent Madison Public Reports, and (vi) Liens arising as a matter of law in the Ordinary Course of Business with respect to obligations incurred after the date of the most recent Madison Public Reports, except for such Liens as would constitute, individually or in the aggregate, a Madison Material Adverse Effect.

     4.19 Minute Books; Books and Records. The minute books of Madison and its Subsidiaries have been made available to Toreador and contain a complete and accurate record of all corporate actions taken by the Boards of Directors, stockholders or other governing bodies of such entities and contain all minutes and resolutions adopted by the Boards of Directors, stockholders or other governing bodies since January 1, 1996 and reflect all transactions referred to in such minutes accurately in all material respects, and such minutes or consents have not been rescinded or amended except as reflected in such minute books. The books of account, minute books and stock record books of Madison and its Subsidiaries have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not Madison or any of its Subsidiaries are subject to that Section of the Exchange Act), including the maintenance of an adequate system of internal controls.

     4.20 Improper Government Influence. Neither Madison, any of its Subsidiaries, nor any of its or its Subsidiaries' former or current officers or directors (or equivalent positions), employees, consultants, agents or representatives has offered, paid or agreed to pay, directly or indirectly, any consideration of any nature whatsoever to any official, agent, employee of any government or any department, agency or instrumentality of any government, to any political party or an official thereof or to any candidate for political office in any country, to influence the act, decision, or omission of any such official, agent, employee, political party, political party official or candidate in his or its official capacity, which is contrary to, prohibited by, or penalized under any law, rule or regulation, including but not limited to the Foreign Corrupt Practices Act of the United States of America.

     4.21 Compliance with Sanctions. Neither Madison nor any of its Subsidiaries is in violation of any statute, ordinance, regulation or order that prohibits or limits the ability of U.S. or non-U.S. persons to conduct business with certain governments, entities or persons.

     4.22  Material Contracts.

     (a) Set forth in Section 4.22(a) of the Madison Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Madison or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Madison (the "MADISON MATERIAL CONTRACTS").

     (b) Except as set forth in Section 4.22(a) or 4.22(b) of the Madison Disclosure Schedule, the Oil and Gas Interests of Madison and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the Ordinary Course of Business in which the amount involved is in excess of $100,000. In addition, (A) all Madison Material Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, subject to the Enforceability Exception; (B) except as set forth in Section 4.22(b) of the Madison Disclosure Schedule, Madison is not in material breach or default with respect to, and to the Knowledge of Madison, no other party to any Madison Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) Madison has not given or received written notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Madison Material Contract; and (D) no Madison Material Contract contains any provision that prevents Madison or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Madison and its Subsidiaries in accordance with historical practices.

     (c) As of the date of this Agreement, with respect to authorizations for expenditure executed on or after January 1, 2001, (i) except as set forth in
Section 4.22(c) of the Madison Disclosure Schedule, there are no outstanding calls for payments in excess of $100,000 that are due or which Madison or its Subsidiaries are committed to make that have not been made; (ii) there are no operations with respect to which Madison or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

     (d) (i) except as set forth in Section 4.22(d) of the Madison Disclosure Schedule, there are no provisions applicable to the Oil and Gas Interests of Madison and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Madison and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

     (e) Neither Madison nor any of its Subsidiaries is a party to or bound by a non-competition agreement or any other agreement or obligation that purports to limit the manner in which, or the localities in which, the current business of Madison or its Subsidiaries, or Toreador or its Subsidiaries is conducted.

     (f) Section 4.22(f) of the Madison Disclosure Schedule lists each contract or other agreement purporting to require, preclude, or limit the ability of Madison or any of its Subsidiaries to register the issuance of debt or equity securities under the Securities Act or Canadian Securities Laws.

     4.23 Interested Party Transactions. Except as disclosed in the Madison Public Reports filed since December 31, 2000, (i) neither Madison nor any of its Subsidiaries is indebted to any director or officer (or equivalent position) of Madison or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), (ii) no such person is indebted to Madison or any of its Subsidiaries, and (iii) there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

     4.24 Required Stockholder Vote. The only vote or written consent of the holders of any class or series of Madison's capital stock that will be necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of the Madison Common Stock (the "MADISON STOCKHOLDERS' APPROVAL").

     4.25 Intellectual Property. Madison or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("INTELLECTUAL PROPERTY")currently used in the conduct of the business of Madison and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, constitute a Madison Material Adverse Effect. No Person has notified either Madison or any of its Subsidiaries that its use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Madison and its Subsidiaries that could constitute, individually or in the aggregate, a Madison Material Adverse Effect, and, to Madison's Knowledge, no Person is infringing on any right of Madison or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Madison's Knowledge, threatened that Madison or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

     4.26 Hedging. Section 4.26 of the Madison Disclosure Schedule sets forth, for the periods shown, obligations of Madison and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Madison or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.26 of the Madison Disclosure Schedule, as of the date of this Agreement, neither Madison nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

     4.27 Brokers. Except as listed on Section 4.27 of the Madison Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by Madison or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Madison or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with such brokers (the "MADISON ENGAGEMENT LETTERS") have been provided to Toreador.

     4.28 Bank Accounts; Power of Attorney. Section 4.28 of the Madison Disclosure Schedule sets forth a list of:

          (a) the name of each financial institution in which Madison or any of its Subsidiaries has any account or safe deposit box;

          (b) the names in which the accounts or boxes are held;

          (c) the type of account; and

          (d) the name of each Person authorized to draw thereon or have access thereto.

     Section 4.28 of the Madison Disclosure Schedule also sets forth the name of each Person, holding a general or special power of attorney from Madison or any of its Subsidiaries and a description of the terms of such power.

     4.29 Absence of Claims Against Madison. To the Knowledge of Madison, its stockholders have no claims against Madison.

     4.30 Tax Matters. Neither Madison nor, to the Knowledge of Madison, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the IRC. Without limiting the generality of the foregoing:

          (a) No assets of Madison have been sold, transferred or otherwise disposed of which would prevent Toreador from continuing the historic business of Madison or from using a significant portion of Madison's historic business assets in a business following the Merger.

          (b) Madison and the stockholders of Madison shall each pay their respective expenses, if any, incurred in connection with the Merger.

          (c) There is no intercorporate indebtedness existing between Madison and Toreador that was issued, acquired, or will be settled at a discount.

          (d) Madison is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the IRC.

          (e) Madison is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (f) The liabilities of Madison were incurred by Madison in its Ordinary Course of Business.

     4.31 Representations Complete. No statement, certificate, instrument or other writing furnished or to be furnished by Madison pursuant to this Agreement, including the Madison Disclosure Schedule, or any certificate, instrument or other writing furnished or to be furnished by Madison pursuant to this Agreement contains or will contain at the Effective Time any untrue statement of material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which there were made, not misleading.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                           OF TOREADOR AND MERGER SUB

     To induce Madison to enter into this Agreement and consummate the transactions contemplated hereby, Toreador and Merger Sub represent and warrant to Madison as follows:

     5.1  Organization and Qualification.

     (a) Toreador is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered to Madison contemporaneously with the execution hereof (the "TOREADOR DISCLOSURE SCHEDULE"), which include each jurisdiction in which the character of Toreador's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not constitute, individually or in the aggregate, a Toreador Material Adverse Effect (as defined below). Toreador has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Toreador has made available to Madison a complete and correct copy of its Certificate of Incorporation and bylaws, each as amended to date, and Toreador's Certificate of Incorporation and bylaws as so delivered are in full force and effect. Toreador is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

     (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has all requisite power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Toreador owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Merger Sub.

     (c) For purposes of this Agreement, a "TOREADOR MATERIAL ADVERSE EFFECT" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Toreador and its Subsidiaries taken as a whole; provided, that such term shall not include effects to Toreador after the date hereof resulting solely from either (x) one or more downturns in the oil and gas industry; (y) one or more downturns in the United States economy; or (z) the announcement of or consummation of the transactions contemplated hereby.

     5.2  Capitalization.

     (a) The authorized capital stock of Toreador consists of 20,000,000 shares of Toreador Common Stock, and 4,000,000 shares of preferred stock of Toreador, par value $1.00 per share ("TOREADOR PREFERRED STOCK"). As of the date of this Agreement, (i) 6,953,971 shares of Toreador Common Stock were issued and outstanding, (ii) 608,327 shares of Toreador Common Stock were in treasury,
(iii) 160,000 shares of Toreador Preferred Stock were outstanding and convertible into 1,000,000 shares of Toreador Common Stock and (iv) stock options to acquire 1,020,140 shares of Toreador Common Stock were outstanding under all stock option plans and agreements of Toreador. All such shares of Toreador Common Stock have been validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth above, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including "rights plans" or "poison pills") obligating Toreador to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

     (b) Toreador is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Toreador Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Toreador Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Toreador Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Toreador or any Toreador Subsidiary is or may be bound to issue additional shares of capital stock of any Toreador Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.2(b) of the Toreador Disclosure Schedule, all of such shares so owned by Toreador are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

     5.3 Authority. Toreador and Merger Sub have full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Toreador Stockholders' Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Toreador's Board of Directors and Merger Sub's Board of Directors and Merger Sub's stockholders, and no other corporate proceedings on the part of Toreador or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than obtaining the Toreador Stockholders' Approval. This Agreement has been duly and validly executed and delivered by Toreador and Merger Sub and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes valid and binding obligations of Toreador and Merger Sub enforceable against Toreador and Merger Sub in accordance with its terms, except for the Enforceability Exception.

     5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Toreador and Merger Sub of their obligations hereunder will not:

          (a) subject to obtaining the Toreador Stockholders' Approval, conflict with any provision of Toreador's Certificate of Incorporation or bylaws or the Certificates of Incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

          (b) subject to obtaining the Toreador Stockholders' Approval, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, or Canadian Securities Laws as detailed in
     Section 5.4(b) of the Toreador Disclosure Schedule and except for Customary Post-Closing Consents, which Customary Post-Closing Consents are set forth in Section 5.4(b) of the Toreador Disclosure Schedule or (ii) except as set forth in Section 5.4(b) of the Toreador Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits where the failure to obtain such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits would not (i) constitute, individually or in the aggregate, a Toreador Material Adverse Effect, (ii) materially impair the ability of Toreador or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (c) except as set forth in Section 5.4(c) of the Toreador Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Toreador or any of its Subsidiaries is a party or by which Toreador or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) constitute a Toreador Material Adverse Effect, (ii) materially impair the ability of Toreador or any of its Subsidiaries to perform its obligations under this Agreement or
     (iii) prevent the consummation of any of the transactions contemplated by this Agreement;

          (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Toreador or any Subsidiary of Toreador;

          (e) result in the creation of any Lien upon any properties or assets or on any shares of capital stock of Toreador or its Subsidiaries under any agreement or instrument to which Toreador or any of its Subsidiaries is a party or by which Toreador or any of its Subsidiaries or any of their properties or assets is bound, except for Liens that would not, individually or in the aggregate, constitute a Toreador Material Adverse Effect; or

          (f) result in any holder of any securities of Toreador being entitled to appraisal, dissenters' or similar rights.

     5.5 Toreador SEC Reports. Toreador has filed with the SEC, and has heretofore made available to Madison true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since January 1, 1998 under the Securities Act or the Exchange Act (collectively, the "TOREADOR SEC REPORTS"). As of the respective dates such Toreador SEC Reports were filed or, if any such Toreador SEC Reports were amended, as of the date such amendment was filed, each of the Toreador SEC Reports, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Toreador SEC Report has occurred that would require Toreador to file a Current Report on Form 8-K.

     5.6 Toreador Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Toreador (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1998, 1999 and 2000 and its Quarterly Report on Form 10-Q for its fiscal quarters ended March 31, 2001 and June 30, 2001, have been prepared from, and are in accordance with, the books and records of Toreador and its consolidated Subsidiaries, comply in all respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and present fairly, in all material respects, the consolidated financial position of Toreador and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Toreador and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

     5.7 Absence of Undisclosed Liabilities. Except (a) as specifically disclosed in the Toreador SEC Reports, (b) as may result pursuant to the provisions hereof and (c) for liabilities and obligations incurred in the Ordinary Course of Business since June 30, 2001, neither Toreador nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would constitute, individually or in the aggregate, a Toreador Material Adverse Effect or would be required by U.S. GAAP to be reflected on a consolidated balance sheet of Toreador and its Subsidiaries or the notes thereto which are not so reflected.

     5.8 Absence of Certain Changes. Except as contemplated by this Agreement or as disclosed in the Toreador SEC Reports filed prior to the date hereof, since December 31, 2000 (a) Toreador and its Subsidiaries have conducted their business in all respects in the Ordinary Course of Business, (b) there have not been any change or development, or combination of changes or developments that, individually or in the aggregate, would constitute, individually or in the aggregate, a Toreador Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Toreador or any repurchase, redemption or other acquisition by Toreador or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or ownership interests in, Toreador or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Toreador or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Toreador or any of its Subsidiaries, except for any such change required because of a concurrent change in U.S. GAAP or to conform a Subsidiary's accounting policies and practices to those of Toreador.

     5.9 Litigation. Except as disclosed in the Toreador SEC Reports and for matters that would not constitute, individually or in the aggregate, a Toreador Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Toreador's Knowledge, threatened against or directly affecting Toreador, any Subsidiaries of Toreador or any of the directors or officers of Toreador or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could constitute, individually or in the aggregate, a Toreador Material Adverse Effect, if adversely determined. Neither Toreador nor any of its Subsidiaries, nor any officer, director or employee of Toreador or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Toreador or such Subsidiary nor, to the Knowledge of Toreador, is Toreador, any Subsidiary or any officer, director or employee of Toreador or its Subsidiaries under investigation by any Governmental Authority. There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring Toreador or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Toreador shall be deemed to have KNOWLEDGE of a particular fact or matter if G. Thomas Graves III or Douglas W. Weir or any other person serving as an officer of Toreador has KNOWLEDGE of such fact or matter.

     5.10 Environmental Liability. Except for matters that would not constitute, individually or in the aggregate, a Toreador Material Adverse
Effect:

          (a) The businesses of Toreador have been and are operated in compliance with all Environmental Laws.

          (b) To Toreador's Knowledge, Toreador has not caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any real property, leasehold or other interest in real property currently or formerly owned or operated by Toreador ("TOREADOR FACILITIES"), except in compliance with all Environmental Laws.

          (c) Toreador has not received any written notice from any Governmental Authority or third party alleging or concerning any violation by Toreador of, or responsibility or liability of Toreador under, any Environmental Law (or as regards environmental conditions under the common law). There are no pending, or to the Knowledge of Toreador, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Toreador alleging or concerning any violation of or responsibility or liability under any Environmental Law (or as regards environmental conditions under the common law).

          (d) Toreador is in possession of all approvals, permits, licenses, registrations and similar type authorizations from, and have timely filed all permit renewal applications, notices and registrations with, all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Toreador; there are no pending or, to the Knowledge of Toreador, threatened actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

          (e) To the Knowledge of Toreador, there has been no discharge, release or disposal at any of the Toreador Facilities owned or operated by Toreador or at any disposal or treatment facility which received Hazardous Substances generated by Toreador, which would require any cleanup, removal, remediation, or other response action under applicable Environmental Laws, or that could create or has created liability under Environmental Laws, or as regards environmental conditions, under the common law.

     5.11 Reserve Reports. All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Toreador or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Toreador or its

Subsidiaries) supplied to LaRoche Petroleum Consultants, Inc. by or on behalf of Toreador and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Toreador and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Toreador and its Subsidiaries as of July 1, 2001 and prepared by such engineering firm (collectively, the "TOREADOR RESERVE REPORT") was (at the time supplied or as modified or amended prior to the issuance of the Toreador Reserve Report) true and correct in all material respects and Toreador has no Knowledge of any errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Toreador Reserve Report that would constitute, individually or in the aggregate, a Toreador Material Adverse Effect.

     5.12 Title to Property. Toreador and its Subsidiaries have good and defensible title to all of their respective real property, including mineral interests, and have good and valid title to all of their respective personal property and assets, reflected in the most recent Toreador SEC Reports or acquired after the most recent Toreador SEC Reports (except properties, interests in properties and assets sold or otherwise disposed of since the most recent Toreador SEC Reports in the Ordinary Course of Business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all Liens of any kind or character, except (i) Liens for current Taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as would not constitute, individually or in the aggregate, a Toreador Material Adverse Effect, (iii) Liens securing landlord or lessor debt which encumbers leased property, (iv) Liens which secure debt of Toreador or any of its Subsidiaries that is not in default, that is in each case fully reflected on the most recent Toreador SEC Reports, and (v) Liens arising as a matter of law in the Ordinary Course of Business with respect to obligations incurred after the date of the most recent Toreador SEC Reports, except for such Liens as would constitute, individually or in the aggregate, a Toreador Material Adverse Effect.

     5.13 Required Stockholder Vote. The only vote of the holders of any class or series of Toreador's capital stock that will be necessary to consummate the Merger is the approval of the issuance of the additional shares of Toreador Common Stock to be issued pursuant to the terms of this Agreement by the holders of a majority of the shares of Toreador Common Stock represented in person or by proxy and voting at the Toreador Stockholder Meeting (the "TOREADOR STOCKHOLDERS' APPROVAL").

     5.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by Toreador or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Toreador or any of its Subsidiaries.

     5.15 Tax Matters. Neither Toreador nor, to the Knowledge of Toreador, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the IRC. Without limiting the generality of the foregoing:

          (a) In connection with the Merger, none of Madison Common Stock will be acquired by Toreador or a Person related (as defined in Treas. Reg.
     sec. 1.3681(e)(3)) to Toreador for consideration other than Toreador Common Stock or the Contingent Consideration, and no such Contingent Consideration shall be paid in cash in an amount that would prevent the Merger from constituting a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the IRC.

          (b) There is no intercorporate indebtedness existing between Madison and Toreador that was issued, acquired, or will be settled at a discount.

          (c) Toreador shall pay its own expenses incurred in connection with or as part of the Merger or related transactions. Toreador has not paid and shall not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Madison Common Stock in connection with or as part of the Merger or any related transactions. Toreador has not agreed to assume, nor shall it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Madison Common Stock.

          (d) Toreador is not an "investment company" within the meaning of
     Section 368(a)(2)(F) of the IRC.

          (e) Toreador has no plan or intention to sell or otherwise dispose of any of the assets of Madison except for dispositions made in the Ordinary Course of Business or transfers or successive transfers to one or more corporations controlled (within the meaning of Section 368(c) of the IRC) in each case by the transferor corporation, or to reacquire any of the Toreador Common Stock issued in the Merger.

                                   ARTICLE VI

               CONDUCT OF BUSINESS BY MADISON PENDING THE MERGER

     6.1 Conduct of Business by Madison. From the date hereof until the Effective Time, unless Toreador shall otherwise agree in writing, or except as set forth in the Madison Disclosure Schedule or as otherwise contemplated by this Agreement, Madison shall conduct, and shall cause each of its Subsidiaries to conduct its business in the Ordinary Course of Business shall use and shall cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Madison Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Toreador, which consent shall not be unreasonably withheld:

          (a) Madison shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change to its Certificate of Incorporation or bylaws (or similar organizational documents);

          (b) Madison shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Madison or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Madison or any of its Subsidiaries, other than intercompany acquisitions of stock;

          (c) Madison shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $500,000, or enter a new line of business or commence business operations in any country in which Madison is not operating as of the date of this Agreement;

          (d) Except as set forth in Section 6.1(d) of the Madison Disclosure Schedule, Madison shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Madison and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $500,000 (other than sales of Hydrocarbons in the Ordinary Course of Business);

          (e) Madison shall not settle any Audit, make or change any Tax election or file any amended Tax Return, unless required by applicable law;

          (f) Except as otherwise permitted by this Agreement, Madison shall not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Madison Public Reports or the Madison Disclosure Schedule), enter into any amendment of any term of any outstanding security of Madison or of any of its Subsidiaries, incur any indebtedness except trade debt in the Ordinary Course of Business and debt pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Madison Benefit Plan, increase compensation, bonus or other benefits payable to, or modify, adopt or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the Ordinary Course of Business;

          (g) Madison shall not change any method of accounting or accounting practice by Madison or any of its Subsidiaries, except for any such change required by U.S. GAAP;

          (h) Madison shall not, and shall not permit any of its Subsidiaries to, become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interest that constitutes a capital cost in each case in excess of $1,000,000 unless the operation is a currently existing obligation of Madison or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

          (i) Except as set forth in Section 6.1(j) of the Madison Disclosure Schedule, Madison shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the Ordinary Course of Business in accordance with Madison's current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

          (j) Madison shall not, and shall not permit any of its Subsidiaries to, (i) take, or agree or commit to take, any action that would make any representation and warranty of Madison hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

          (k) Madison shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by Madison or any Subsidiary, or amendments required by law to preserve the qualified status of a Madison Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Madison or any Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Madison Benefit Plan or trust created thereunder) in connection with which Madison or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Madison Benefit Plan in a manner, or take any other action with respect to any Madison Benefit Plan (other than with respect to routine claims for benefits), that could result in the liability of Madison or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Madison Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Madison Benefit Plan, any agreement relating thereto or applicable law, Madison or any Subsidiary are required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Madison Benefit Plan;

          (l) Madison shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $250,000, other than pursuant to agreements or commitments existing on the date of this Agreement;

          (m) Madison shall not (i) redeem any of its Common Stock, (ii) except as set forth in Section 6.1(m) of the Madison Disclosure Schedule, make any extraordinary distribution with respect to its Common Stock, or (iii) permit any of its Common Stock to be acquired by Madison or any Person related (as defined in Treas. Reg. sec. 1.368-1(e)(3) without regard to sec. 1.368-1(e)(3)(i)(A) to Madison;

          (n) Madison shall not, and shall permit any of its Subsidiaries to,
     (i) operate its business except as it has historically been operated, within the meaning of Treas. Reg. sec. 1.368-1(d) or (ii) use a significant portion of its historic business assets except in connection with a business, within the meaning of Treas. Reg. sec. 1.368-1(d);

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

          (o) Madison shall not settle any intercorporate indebtedness existing between Madison and Toreador at a discount; and

          (p) Madison shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     7.1 Access and Information. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal, state or foreign securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party shall deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the confidentiality provisions contained in the Letter Agreement dated July 23, 2001, as amended, between Toreador and Madison (the "CONFIDENTIALITY PROVISIONS") shall survive the execution and delivery of this Agreement.

     7.2 Acquisition Proposals. From the date of this Agreement until the termination hereof, Madison and its Subsidiaries shall not, and shall cause or permit their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Madison Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Madison or its Subsidiaries, respectively, or afford access to their respective properties, books or records to any Person that may be considering making, has made, or can reasonably be expected to lead to a Madison Acquisition Proposal. Nothing contained in this Section 7.2 shall prohibit Madison and its Board of Directors from furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Madison Acquisition Proposal if, and only to the extent that, (i) such unsolicited bona fide proposal relating to a Madison Acquisition Proposal is made by a third party that the Board of Directors of Madison determines in good faith has the good faith intent to proceed with negotiations to consider, and financial capability to consummate, such Madison Acquisition Proposal, (ii) the Board of Directors of Madison, after duly consulting with outside legal counsel to Madison, determines in good faith that such action is required for the Board of Directors of Madison to comply with its fiduciary duties (imposed by applicable law) to the extent such duties would exist in the absence of this Section, (iii) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person Madison provides written notice to Toreador to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person and (iv) Madison uses all reasonable efforts to keep Toreador informed in all material respects of the status and material terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Toreador copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Toreador agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Toreador pursuant to this clause (iv), which confidentiality agreement shall be subject to Toreador's disclosure obligations arising under applicable law or securities exchange regulations. The term "MADISON ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Madison or any of Madison's Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

     7.3  Directors' and Officers' Indemnification and Insurance.

     (a) For six (6) years after the Effective Time, Toreador shall indemnify, defend and hold harmless each person who is now or who becomes prior to the Effective Time, an officer or director of Madison or one of its Subsidiaries or an employee of Madison or any of its Subsidiaries who as of the date hereof or prior to the Effective Time acts as a fiduciary under any of the Madison Benefit Plans (each an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Toreador, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time but only to the extent permitted under the DGCL or Madison's Certificate of Incorporation and bylaws and Madison's written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that if any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided,further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, Toreador's Certificate of Incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Toreador and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Madison (if selected prior to the Effective Time) and Toreador (if selected after the Effective Time).

     (b) Toreador shall maintain Madison's existing officers' and directors' liability insurance policy ("D&O INSURANCE") for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that Toreador may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

     7.4 Further Assurances. Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Toreador and Madison shall duly preserve all files, records or any similar items of Toreador or Madison received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

     7.5  Expenses.

     (a) Except as provided in paragraphs (c) and (d) of this Section 7.5, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided, that if this Agreement is terminated for any reason, then the allocable share of Toreador and Madison for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel) related to preparing, printing, filing and mailing the Registration Statement, the Joint Proxy/Prospectus (as defined below) and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and Joint Proxy/Prospectus, shall be allocated one-half each. The allocation of Expenses in this Section 7.5(a) shall be exclusive remedy for the parties hereto if this Agreement is terminated other than pursuant to the termination provisions set forth in paragraphs (c) and (d) of this Section 7.5 and each party hereto hereby waives, releases and discharges forever the other parties hereto for all liabilities (including, but not limited to, incidental or consequential damages), whether known or unknown that such party may otherwise have under applicable law.

     (b) "EXPENSES" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy/Prospectus, the solicitation of stockholder approvals, and all other matters related to the consummation of the transactions contemplated hereby.

     (c) Madison agrees that, if (i) Toreador terminates this Agreement pursuant to Section 10.1(g), (ii) Madison terminates this Agreement pursuant to Section 10.1(h), (iii) Toreador terminates this Agreement pursuant to Section 10.1(d), or (iv) Toreador terminates this Agreement pursuant to Section 10.1(b)at a time that a Madison Breach (as defined in Section 10.1(d)) exists, Madison shall pay to Toreador a termination fee of $5,000,000, plus the reasonably documented Expenses of Toreador ("MADISON TERMINATION FEE"). In no event shall any such Madison Termination Fee be payable if the Toreador Board of Directors withdraws, modifies or changes its recommendation in favor of the issuance of the Toreador Common Stock to be issued pursuant to the Merger or the stockholders of Toreador fail to give the Toreador Stockholders' Approval when the proposal regarding such issuance is properly submitted to a vote at the Toreador Stockholder Meeting or any postponement or adjournment thereof. The Madison Termination Fee shall be the exclusive remedy for Toreador if this Agreement is terminated by
(i) by Toreador pursuant to Section 10.1(g), (ii) Madison pursuant to Section 10.1(h), (iii) Toreador pursuant to Section 10.1(d) or (iv) Toreador pursuant to
Section 10.1(b) at a time that a Madison Breach exists and Toreador and Merger Sub hereby waive, release and discharge forever Madison for all liabilities (including, but not limited to, incidental or consequential damages), whether known or unknown that Toreador or Merger Sub may otherwise have under applicable law.

     (d) Toreador agrees that, if (i) Madison terminates this Agreement pursuant to Section 10.1(c) or (ii) Madison terminates this Agreement pursuant to Section 10.1(b) at a time that a Toreador Breach (as defined in Section 10.1(c)) exists, Toreador shall forgive any indebtedness owed by Madison pursuant to the Line of Credit and pay to Madison the reasonably documented Expenses of Madison ("TOREADOR TERMINATION FEE"). In no event shall any such Toreador Termination fee be payable if the Madison Board of Directors withdraws, modifies or changes its recommendation in favor of the approval and adoption of this Agreement or the stockholders of Madison fail to give the Madison Stockholder's Approval when the proposal regarding such approval and adoption is properly submitted to a vote at the Madison Stockholder Meeting or any postponement or adjournment thereof. The Toreador Termination Fee shall be the exclusive remedy for Madison if this Agreement is terminated by Madison pursuant to (i) Section 10.1(c) or
(ii) Section 10.1(b) at a time that a Toreador Breach exists and Madison hereby waives, releases and discharges forever Toreador and Merger Sub for all liabilities (including, but not limited to, incidental or consequential damages), whether known or unknown that Madison may otherwise have under applicable law.

     7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     7.7 Publicity. Neither Madison, Toreador, Merger Sub nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange or automated quotation system of a national securities association and shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release. The parties agree that Toreador shall be entitled to prepare (in its sole discretion) and file Form 8-Ks and any other periodic reports with the SEC pursuant to the Exchange Act concerning the Merger. Madison shall cooperate with Toreador in connection with the preparation of any such reports.

     7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of Madison and Toreador required so to vote.

     7.9 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

     7.10 Consents. Each of Toreador and Madison shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

     7.11 Employee Matters; Benefit Plans. Toreador shall cause Madison to evaluate Madison's personnel needs and consider continuing the employment of certain employees of Madison after the Effective Time on a case-by-case basis. Madison shall not be obligated to continue the employment of any of the Madison employees. After the Effective Time, Toreador shall initially provide or cause Madison to provide to any employees of Madison and its Subsidiaries who are employed by Madison or its Subsidiaries as of the Effective Time (the "RETAINED EMPLOYEES") such base salary, wages and stock options provided to similarly situated employees of Toreador, subject to such changes in base salary, wages and stock options as shall be determined by Toreador after the Effective Time. Toreador shall provide to each Retained Employee such employee benefits that, in the aggregate, are substantially similar to those provided as of the Effective Time to employees of Toreador, and shall waive any preexisting limitations applicable to the Retained Employees (and their eligible dependents) to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under any terminated or discontinued group health plan. With respect to any plan sponsored, established or maintained by Toreador that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code, Toreador shall cause such plan to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Madison, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Madison and its Subsidiaries. Toreador shall cause such other benefit plan or arrangement to credit the Retained Employees for their period of employment with Madison, its Subsidiaries or their predecessors to the extent such predecessor employment was recognized by Madison or its Subsidiaries.

     7.12 Ciavarra Options. Pursuant to the Amended and Restated Termination Agreement and Release of Claims dated July 11, 2001 by and between J. Joseph Ciavarra ("CIAVARRA") and Madison (the "TERMINATION AGREEMENT"), Ciavarra has Madison Stock Options to acquire 250,000 shares of Madison Common Stock at an exercise price of Cdn$1.40 per share with such other terms set forth in the agreement by and between Ciavarra and Madison to acquire Madison Stock Options dated July 12, 2000 (the "CIAVARRA STOCK OPTION AGREEMENT"). After the Effective Time, Toreador shall use reasonable efforts to modify the terms of the Termination Agreement so as to substitute for the Madison Stock Options Toreador stock options entitling Ciavarra to purchase that number of shares of Toreador Common Stock determined by multiplying 250,000 by the Exchange Ratio (rounding such number to the nearest whole share) at an exercise price per share equal to Cdn$1.40 divided by the Exchange Ratio with such new exercise price being converted into U.S. Dollars at an exchange rate of Cdn$1 per U.S.$0.6332 (rounding such number to the nearest whole cent).

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

     7.13 Historic Business. After the Effective Time, Toreador shall cause the Surviving Corporation to continue the historic business of Madison or use a significant portion of its assets in a business, within the meaning of Treas. Reg. sec. 1.368-1(d).

     7.14 Madison Stock Options. At or prior to the Effective Time and as a condition to Closing, all Madison Stock Options other than the Surviving Madison Stock Options set forth on Section 3.3(a) of the Madison Disclosure Schedule will either (a) have been terminated pursuant to their terms with neither Toreador nor Madison having any obligations to the holders of such Madison Stock Options (such Madison Stock Options terminating pursuant to their terms as listed on Exhibit 7.14(a) hereof) or (b) have been terminated pursuant to a cancellation and release agreement (collectively, the "OPTION CANCELLATION AND RELEASE AGREEMENTS") which Option Cancellation and Release Agreements shall cancel such Madison Stock Options and release Madison and Toreador, along with their respective affiliates, from any and all liabilities related thereto and shall be in form and substance reasonably satisfactory to Toreador and its counsel (such Madison Stock Options that will be terminated pursuant to Option Cancellation and Release Agreements are listed on Exhibit 7.14(b) hereof).

     7.15 Compliance with the DGCL. Without limiting any of the representations and warranties contained herein, Toreador and Madison shall comply with all provisions of the DGCL applicable to consummating the Merger and the other transactions contemplated by this Agreement.

     7.16 Board. Toreador shall take such action, including amending its bylaws, as shall be required to cause the Board of Directors of Toreador immediately after the Effective Time to have eleven members. Prior to the mailing to stockholders of the Joint Proxy/Prospectus, the Board of Directors of Madison shall select from among the current members of the Board of Directors of Madison three individuals (which nominees shall be Ernest C. Mercier, Herbert L. Brewer and David M. Brewer) (the "MADISON DIRECTOR NOMINEES") for nomination as directors of Toreador. In addition, Toreador shall use all reasonable efforts to cause the Madison Director Nominees to be elected as members of Toreador's Board of Directors by Toreador's existing Board of Directors simultaneous with Closing. If at any time prior to the Effective Time, any Madison Director Nominee shall be unable to serve as a director at the Effective Time, the Madison Board of Directors shall designate another individual to serve in such individual's place.

     7.17  Stockholders Meetings.

     (a) Madison shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold the Madison Stockholder Meeting for the purpose of securing the Madison Stockholders' Approval, (ii) distribute to its stockholders the Joint Proxy/ Prospectus in accordance with applicable federal, state and foreign law and with its certificate of incorporation and bylaws, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of the this Agreement and the transactions contemplated hereby and to secure the Madison Stockholders' Approval, and (iv) cooperate and consult with Toreador with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.17(a) shall prohibit the Madison Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Madison stockholders hereunder if the Board of Directors of Madison, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

     (b) Toreador shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "TOREADOR STOCKHOLDER MEETING") for the purpose of securing the Toreador Stockholders' Approval, (ii) distribute to its stockholders the Joint Proxy/Prospectus in accordance with applicable federal, state and foreign law and its Certificate of Incorporation and bylaws, which Joint Proxy/Prospectus shall contain the recommendation of the Toreador Board of Directors that its stockholders approve this Agreement, (iii) use all reasonable efforts to solicit from its stockholders proxies to secure the Toreador Stockholders' Approval, and (iv) cooperate and consult with Madison with respect to each of the foregoing matters.

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

     7.18  Preparation of the Joint Proxy/Prospectus and Registration Statement.

     (a) None of the information to be supplied by Madison for inclusion in (a) the joint proxy statement relating to the special meeting of Madison's stockholders (the "MADISON STOCKHOLDER MEETING") with respect to the Madison Stockholders' Approval and the Toreador Stockholder Meeting (also constituting the prospectus in respect of Toreador Common Stock into which shares of Madison Common Stock will be converted) (the "JOINT PROXY/PROSPECTUS"), to be filed by Toreador with the SEC and Madison with the Canadian Securities Regulatory Authorities, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by Toreador with the SEC and the Canadian Securities Regulatory Authorities in connection with the issuance of all Toreador Common Stock in the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy/Prospectus, at the time the Joint Proxy/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Madison and Toreador, at the time of the Madison Stockholder Meeting and the Toreador Stockholder Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information to be supplied by Toreador for inclusion in (a) the Joint Proxy/Prospectus to be filed by Madison and Toreador with the SEC and the Canadian Securities Regulatory Authorities, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Toreador with the SEC and the Canadian Securities Regulatory Authorities in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy/Prospectus, at the time the Joint Proxy/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Madison and Toreador, at the time of the Madison Stockholder Meeting and the Toreador Stockholder Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (c) Toreador and Madison shall promptly prepare and file with the SEC a preliminary version of the Joint Proxy/Prospectus and shall use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Joint Proxy/Prospectus. At any time from (and including) the initial filing with the SEC of the Joint Proxy/Prospectus, Toreador shall file with the SEC the Registration Statement containing the Joint Proxy/Prospectus so long as Toreador shall have provided to Madison a copy of the Registration Statement containing the Joint Proxy/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, the date that the Registration Statement is filed with the SEC shall be determined jointly by Toreador and Madison. Each of Toreador and Madison shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act and as promptly as practicable after such filing. Toreador shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state or foreign securities laws in connection with the issuance of Toreador Common Stock in the Merger and Madison shall furnish all information concerning Madison and the holders of shares of Madison capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Toreador and Madison shall cause the Joint Proxy/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Joint Proxy/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Toreador shall advise Madison and Madison shall advise Toreador, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Toreador Common Stock for offering or sale in any jurisdiction, or any request by the SEC or Canadian

Securities Regulatory Authorities for amendment of the Joint Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC or Canadian Securities Regulatory Authorities for additional information.

     (d) Prior to the effective date of the Registration Statement, Toreador shall use all reasonable efforts to obtain a written opinion from Morgan, Keegan & Company Inc. to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the holders of Toreador Common Stock.

     (e) Following receipt by Ernst & Young LLP, Toreador's independent auditors, of an appropriate request from Madison pursuant to SAS No. 72, Toreador shall use all reasonable efforts to cause to be delivered to Madison a letter of Ernst & Young LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Madison, in form and substance reasonably satisfactory to Madison and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/ Prospectus.

     (f) Following receipt by the Institute for Tax and Financial Services, Madison's independent auditors, of an appropriate request from Toreador pursuant to SAS No. 72, Madison shall use all reasonable efforts to cause to be delivered to Toreador a letter of the Institute for Tax and Financial Services, dated a date within two business days before the effective date of the Registration Statement, and addressed to Toreador, in form and substance satisfactory to Toreador and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Prospectus.

     7.19 Stock Exchange Listing. Toreador shall use all reasonable efforts to cause the Toreador Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market System prior to the Effective Time, subject to official notice of issuance.

     7.20 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

          (a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its Knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.9, or 5.10 or which relate to the consummation of the transactions contemplated by this Agreement;

          (d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any agreement; and

          (e) any Madison Material Adverse Effect or Toreador Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Madison Material Adverse Effect or a Toreador Material Adverse Effect, as the case may be.

     7.21  Affiliate Agreements; Tax Treatment.

     (a) Madison shall identify in a letter to Toreador all persons who are, on the date hereof, "affiliates" of Madison, as such term is used in Rule 145 under the Securities Act. Madison shall use all reasonable efforts to cause its respective affiliates to deliver to Toreador not later than 10 days prior to the date of the Toreador Stockholder Meeting, a written agreement substantially in the form attached hereto as Exhibit 7.21, and shall use all reasonable efforts to cause persons who become "affiliates" after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

     (b) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization for United States federal income tax purposes under the provisions of Section 368(a) of the IRC.

     7.22 Stockholder Litigation. Each of Toreador and Madison shall give the other the reasonable opportunity to participate in the defense of any litigation against Toreador or Madison, as applicable, and its directors relating to the transactions contemplated by this Agreement.

     7.23 Listing on Toronto Stock Exchange. Toreador shall use all reasonable efforts to cause the Toreador Common Stock to be approved for listing on the Toronto Stock Exchange prior to the Effective Time, provided, in order to list the Toreador Common Stock on the Toronto Stock Exchange, Toreador shall not be required to delist the Toreador Common Stock from the Nasdaq National Market System.

     7.24 Termination of Tax-Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving Madison or the Subsidiaries shall be terminated prior to the Effective Time and, after the Effective Time, neither Madison nor the Subsidiaries shall be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Effective Time.

     7.25 Application for Repatriation. Toreador shall use all reasonable efforts to (i) apply for the Repatriation of Registered Capital on or prior to the second anniversary of the Effective Time and (ii) receive any such Repatriation of Registered Capital on or prior to the third anniversary of the Effective Time.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Madison Stockholders' Approval and the Toreador Stockholders' Approval shall have been obtained, subject to holders of no more than 2% of the Madison Common Stock indicating in writing prior to the Effective Time that they intend to exercise their appraisal rights under the DGCL.

          (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Merger.

          (c) The Registration Statement with respect to the issuance of all Toreador Common Stock in the Merger shall have become effective in accordance with the provisions of the Securities Act, any required discretionary exemption orders under applicable Canadian Securities Laws to permit the Toreador shares of Common Stock to be issued in exchange for Madison Common Stock to be free trading in Canada shall have been obtained, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC or any Canadian Securities Regulatory Authority.

          (d) Each of Madison and Toreador shall have obtained such permits, authorizations, consents, or approvals required to consummate the transactions contemplated hereby, including but not necessarily limited to the following:

             (i) consent from Barclays Banc Plc and Barclays Capital pursuant to the Credit Agreement dated March 30, 2001 between Madison Oil Company Europe, Madison Oil France, Madison Chart Energy SCS, Barclays Banc Plc and Barclays Capital;

             (ii) consent or non-objection, as the case may be, from the French Ministry of Industry; and

             (iii) consent from Bank of Texas, N.A., pursuant to the Loan Agreement dated February 16, 2001.

          (e) The shares of Toreador Common Stock to be issued as the Merger Consideration shall have been approved for listing on the Nasdaq National Market System, subject to official notice of issuance.

     8.2 Conditions to the Obligations of Toreador. The obligation of Toreador to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Madison shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Madison contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Madison Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date, and Toreador shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Madison as to the satisfaction of this condition.

          (b) All proceedings to be taken by Madison in connection with the consummation of the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Madison in connection with the consummation of the transactions contemplated by this Agreement shall be delivered by Madison to Toreador and shall be reasonably satisfactory in form and substance to Toreador and its counsel.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Madison and its Subsidiaries, taken as a whole, that would constitute a Madison Material Adverse Effect, other than any such change that affects both Toreador and Madison in a substantially similar manner.

          (d) All Madison Stock Options other than the Surviving Madison Stock Options set forth in Section 3.3(a) of the Madison Disclosure Schedule shall have terminated either by their terms or pursuant to Option Cancellation and Release Agreements, and Madison shall have delivered to Toreador the Option Cancellation and Release Agreements duly executed by Madison and the Persons set forth on Exhibit 7.14(b) hereof.

          (e) The Convertible Debenture issued by Madison in favor of PHD Partners LP dated March 30, 2001, in the aggregate amount of $2,159,746 (the "CONVERTIBLE DEBENTURE") shall have been amended and restated such that any payments of interest to be made in shares in Madison Common Stock shall be payable in shares of Toreador Common Stock and the right to convert the debenture into Madison Common Stock shall become the right to convert the amount payable into Toreador Common Stock, and Madison shall deliver to Toreador the Amended and Restated Convertible Debenture, in substantially the form set forth in Exhibit 8.2(e) hereof, duly executed by Madison and PHD Partners LP.

          (f) Prior to the effective date of the Registration Statement, Toreador shall have received a written opinion from Morgan, Keegan & Company to the effect that as of the date of such opinion, the Exchange Ratio is fair to the holders of Toreador Common Stock.

     8.3 Conditions to the Obligations of Madison. The obligation of Madison to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Toreador shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Toreador contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Toreador Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be determined as of such date, and Madison shall have received a certificate of the Chief Executive Officer and Chief Financial Officer (or person performing similar functions) of Toreador as to the satisfaction of this condition.

          (b) All proceedings to be taken by Toreador in connection with the consummation of the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Toreador in connection with the consummation of the transactions contemplated by this Agreement shall be delivered by Toreador to Madison and shall be reasonably satisfactory in form and substance to Madison and its counsel.

          (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Parent and its Subsidiaries, taken as a whole, that would constitute a Toreador Material Adverse Effect, other than any such change that affects both Toreador and Madison in a substantially similar manner.

          (d) Madison shall have received opinions from Haynes and Boone, LLP both prior to the effectiveness of the Registration Statement and immediately prior to the Effective Time to the effect that (i) the Merger will constitute a reorganization for United States federal income tax purposes under Section 368(a) of the IRC, (ii) Madison and Toreador shall each be a party to that reorganization, and (iii) no gain or loss will be recognized by the United States stockholders of Madison upon the receipt of shares of Toreador Common Stock in exchange for shares of Madison Common Stock pursuant to the Merger.

                                   ARTICLE IX

                                    SURVIVAL

     9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

     9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

     10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Madison or Toreador:

          (a) by the mutual written consent of Toreador and Madison;

          (b) by either Toreador or Madison, if the Effective Time shall not have occurred on or before February 28, 2002 (the "TERMINATION DATE"); provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date.

          (c) by Madison, if there has been a breach by Toreador or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Toreador of written notice of such breach (a "TOREADOR BREACH");

          (d) by Toreador, if there has been a breach by Madison of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty business days following receipt by Madison of written notice of such breach (a "MADISON BREACH");

          (e) by either Madison or Toreador, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

          (f) by either Madison or Toreador, if the Toreador Stockholder Approval or the Madison Stockholder Approval shall not have been obtained because of the failure to obtain the requisite approval upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

          (g) by Toreador, if (i) the Board of Directors of Madison withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Toreador or shall have resolved to do any of the foregoing or the Board of Directors of Madison shall have recommended to the stockholders of Madison any Madison Acquisition Proposal or resolved to do so; or (ii) a tender offer or exchange offer for outstanding shares of capital stock of Madison then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of Madison does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; and

          (h) by Madison, if Madison accepts a Madison Superior Proposal and pays the Madison Termination Fee as required pursuant to Section 7.5. For purposes of this Agreement, "MADISON SUPERIOR PROPOSAL" means an unsolicited bona fide proposal made by a third party relating to a Madison Acquisition Proposal on terms that the Board of Directors of Madison determines it cannot reject in favor of the Merger, based on applicable fiduciary duties to the extent such duties would exist in absence of this Section and the advice of Madison's outside counsel; provided, that Madison shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) unless it has used all reasonable efforts to provide Toreador with three business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the material terms and conditions of such Madison Acquisition Proposal; provided further, that prior to any such termination, Madison shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Toreador to make such adjustments in the terms and conditions of this Agreement as would enable Madison to proceed with the transactions contemplated herein, and it is acknowledged by Toreador that such negotiations with Toreador shall be conducted in a manner consistent with the fiduciary duties of the Madison Board of Directors.

     10.2 Effect of Termination. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this ARTICLE X, all obligations of the parties shall terminate, except for the provisions of Sections 7.5 and 7.7,
Article XI and the last two sentences of Section 7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

                                   ARTICLE XI

                                 MISCELLANEOUS

     11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

        To Toreador or Merger Sub:

        Toreador Resources Corporation
        4809 Cole Avenue, Suite 108
        Dallas, Texas 75205
        Attention: G. Thomas Graves III
        Facsimile No.: (214) 559-3945

           With a copy (which shall not constitute notice) to:

           Haynes and Boone, LLP
           901 Main St., Suite 3100
           Dallas, Texas 75202-3789
           Attention: Janice V. Sharry
           Facsimile No.: (214) 651-5940

        To Madison:

        Madison Oil Company
        9400 North Central Expressway, Suite 1209
        Dallas, Texas 75231
        Attention: Richard Preston
        Facsimile No.: (214) 373-7892

           With a copy (which shall not constitute notice) to:

           Meighen Demers LLP
           200 King Street West
           Toronto, ON M5H 3T4
           Attention: Richard S. Sutin
           Facsimile No.: (416) 340-6121

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or
(iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     11.2 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

     11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

     11.6 Entire Agreement. This Agreement and the Confidentiality Provisions represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

     11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Texas, without reference to rules relating to conflicts of law.

     11.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     11.9 No Third Party Beneficiaries. Except as provided in Sections 7.3 and 7.16, no Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

     11.10 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Madison Disclosure Schedule and the Toreador Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule shall not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Madison Material Adverse Effect or a Toreador Material Adverse Effect, as applicable.

     11.11 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Toreador and Madison and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Toreador and Madison with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Toreador there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Toreador, and following approval and adoption of this Agreement by the stockholders of Madison there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without the further approval of the stockholders of Madison.

     11.12 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

          (a) extend the time for the performance of any of the obligations or acts of the other party;

          (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

          (c) subject to the proviso of Section 11.11 waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing, no failure or delay by Toreador or Madison in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          TOREADOR RESOURCES CORPORATION

                                          By:  /s/ G. THOMAS GRAVES III
                                             -----------------------------------

                                          Name:  G. Thomas Graves III
                                               ---------------------------------

                                          Title:  President and CEO
                                                --------------------------------

                                          MOC ACQUISITION CORPORATION

                                          By:  /s/ G. THOMAS GRAVES III
                                             -----------------------------------

                                          Name:  G. Thomas Graves III
                                               ---------------------------------

                                          Title:  President
                                                --------------------------------

                                          MADISON OIL COMPANY

                                          By:  /s/ HERBERT L. BREWER
                                             -----------------------------------

                                          Name:  Herbert L. Brewer
                                               ---------------------------------

                                          Title:  Chairman and CEO
                                                --------------------------------

                                                                         ANNEX B

                           [MORGAN KEEGAN LETTERHEAD]
October 22, 2001

Board of Directors
Toreador Resources Corporation
4809 Cole Avenue
Suite 108
Dallas, TX 75205

Gentlemen:

     The Board of Directors of Toreador has requested our opinion as to the fairness, from a financial point of view, to Toreador Resources Corporation ("Toreador") of that certain exchange ratio to be used in connection with the proposed transaction between Toreador and Madison Oil Company ("Madison"). You have advised us that Toreador and Madison have entered into that certain Agreement and Plan of Merger dated as of October 3, 2001 (the "Agreement"). The Agreement provides, among other things, for the merger of a wholly-owned subsidiary of Toreador with and into Madison, as a result of which Madison will become a wholly-owned subsidiary of Toreador (the "Transaction"). Pursuant to and as a result of the Transaction, each issued and outstanding share of common stock of Madison, $0.0001 par value per share (the "Madison Common Stock"), will be converted into the right to receive 0.118 share of common stock of Toreador, $0.15625 par value per share (the "Exchange Ratio"). Pursuant to and as a result of the Transaction, each issued and outstanding share of common stock of Madison, $0.0001 par value per share, will also be converted into the right to receive a per share pro rata amount of certain contingent consideration, if any, described more fully in the Agreement; however, we are expressing no opinion with respect to such contingent consideration. The terms and conditions of the Transaction are more fully set forth in the Agreement.

     In connection with our opinion, we have (1) participated in discussions with various members of management of Toreador concerning Madison's historical and current operations, and the financial condition, prospects and strategic objectives of both Toreador and Madison; (2) reviewed historical financial and operating data that was furnished to us by Toreador relating to Madison's business; (3) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of Toreador relating to Madison's business; (4) reviewed certain publicly available information with respect to certain other companies in lines of business that we believe to be generally comparable to those of Madison and the trading markets for such other companies' securities; (5) reviewed certain publicly available information concerning the financial terms of certain other transactions that we deemed relevant to our inquiry; (6) reviewed Madison's third party reserve reports prepared by independent petroleum engineers as provided by Toreador; (7) analyzed the equity value of Madison based on the trading multiples of certain comparable publicly traded companies, the multiples of comparable mergers and acquisitions, Madison's estimated proved reserves, a discounted cash flow analysis, and the premiums paid for comparable mergers and acquisitions; (8) analyzed the pro forma impact of the proposed transaction on Toreador's earnings and cash flow per share and financial ratios; (9) reviewed the Agreement, including the Schedules and Exhibits thereto; and (10) undertook such other studies, analyses and investigations, and considered such other information, as we deemed relevant.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us. We have not been engaged to, and have not attempted to, independently verify any of such information and have further relied upon the assurances of management of Toreador that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have assumed that there have been no material changes in Toreador's or Madison's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial information made available to us.

Toreador Resources Corporation
October 22, 2001
Page  2

     With respect to the financial and operational forecasts made available to us by the management of Toreador and used in our analysis, we have assumed that such financial and operational forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view or opinion as to such projections or assumptions. We have not conducted a physical inspection or appraisal of any of the assets or liabilities of Toreador or Madison nor have we been furnished with any such evaluation or appraisal. You have informed us, and we have assumed, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and will be consummated in accordance with the terms set forth in the Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances.

     It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio in the Transaction and does not address the underlying business decision to effect the Transaction or any other terms of the Transaction. We have also assumed that the conditions to the Transaction as set forth in the Agreement will be satisfied, without any waiver or modification thereof, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement. We are not expressing any opinion as to the prices at which Toreador's common stock may trade following the date of this opinion.

     In the ordinary course of our business, we may actively trade in the equity securities of Toreador for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities. We have been engaged by the Board of Directors of Toreador to render this opinion in connection with the Transaction, and we will receive a fee from Toreador for our services.

     Our opinion is rendered only to the Board of Directors of Toreador in connection with its consideration of the Transaction and does not constitute a recommendation to any stockholder of Toreador as to how such stockholder should vote in connection with the Transaction. This letter may not be disclosed, quoted or otherwise referred to without our prior written consent in each instance. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Toreador.

                                          Yours very truly,

                                          MORGAN KEEGAN & COMPANY, INC.

                                          By:     /s/ R. KEVIN ANDREWS
                                             -----------------------------------

                                          Title:  First Vice President
                                                --------------------------------

                                                                         ANNEX C

                      GENERAL CORPORATION LAW OF DELAWARE

                        SECTION 262 -- APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d)of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d)of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of such stockholder's shares of stock under the circumstances described in subsections (b)and (c)of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251(other than a merger effected pursuant to sec. 251(g)of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i)listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii)held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f)of sec. 251 of this title.

          (2) Notwithstanding paragraph (1)of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 and sec. 264 of
     this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof)or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d)and
(e)of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b)or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX D

                         TOREADOR RESOURCES CORPORATION
                             2002 STOCK OPTION PLAN

     The purpose of the 2002 Stock Option Plan is to promote the growth and general prosperity of Toreador Resources Corporation, a Delaware corporation (the "Corporation") by permitting the Corporation to grant to the officers, key employees and key consultants of the Corporation or its Affiliates stock options to acquire a proprietary interest in the Corporation so that they will apply their best efforts for the benefit of the Corporation, and to aid the Corporation in attracting able persons to enter the service of the Corporation and its Affiliates. It is further intended that the options granted pursuant to this Plan will be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options.

                                   ARTICLE I

                                  DEFINITIONS

     For the purposes of this Plan, in addition to the other terms specifically defined elsewhere herein, the following terms shall have the meanings indicated unless the context requires otherwise:

     "AFFILIATE" means (a) any corporation, other than the Corporation, in an unbroken chain of corporations ending with the Corporation if, at the time of granting of the Stock Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing fifty-percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (b) any corporation, other than the Corporation, beginning with the Corporation if, at the time of granting of the Stock Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing fifty-percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     "BOARD" means the board of directors of the Corporation.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMITTEE" means the committee appointed or designated by the Board to administer the Plan in accordance with Article 2 of this Plan.

     "COMMON STOCK" means the common stock which the Corporation is currently authorized to issue or may in the future be authorized to issue.

     "CORPORATION" means Toreador Resources Corporation, a Delaware corporation.

     "DATE OF GRANT" means the effective date on which a Stock Option is awarded to a Participant as set forth in the Option Agreement.

     "DISABILITY" means total and permanent disability as defined in Section 22(e)(3) of the Code.

     "EFFECTIVE DATE" means January 1, 2002.

     "ELIGIBLE PARTICIPANT" shall have the meaning set forth in Section 5.1 hereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "FAIR MARKET VALUE" means, as of a particular date, (a) the closing sales price per share of Common Stock on the Nasdaq National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (b) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by Nasdaq, or, if not reported by Nasdaq, by the National Quotation Bureau, Inc., or (c) if none of the above is applicable, such amount as may be determined by the Board (acting on the advice of an

Independent Third Party, should the Board elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock.

     "INDEPENDENT THIRD PARTY" means an individual or entity independent of the Corporation having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Board may utilize one or more Independent Third Parties.

     "INCENTIVE STOCK OPTION" means an option to purchase shares of Common Stock granted to an Eligible Participant pursuant to Article V and which is intended to qualify as an incentive stock option under Section 422 of the Code.

     "1934 ACT" means the Securities Exchange Act of 1934, as amended.

     "NONEMPLOYEE DIRECTOR" means any director of the Board who is not an employee of the Corporation or any Affiliate.

     "NONQUALIFIED STOCK OPTION" means an option to purchase shares of Common Stock granted to a Participant pursuant to Article IV and which is not intended to qualify as an incentive stock option under Section 422 of the Code.

     "OPTION AGREEMENT" means a written agreement between the Corporation and a Participant that sets forth the terms, conditions and limitations applicable to a Stock Option.

     "PARTICIPANT" means any employee, consultant, or Nonemployee Director of the Corporation or any Affiliate of the Corporation who is, or who is proposed to be, a recipient of a Stock Option.

     "PLAN" means the Toreador Resources Corporation 2002 Stock Option Plan, as it may be amended from time to time.

     "SPREAD" shall have the meaning set forth in Article XII hereof.

     "STOCK DIVIDEND" means a dividend or other distribution declared on the shares of Common Stock payable in (i) capital stock of the Corporation or any Affiliate of the Corporation, or (ii) rights, options or warrants to receive or purchase capital stock of the Corporation or any Affiliate of the Corporation, or (iii) securities convertible into or exchangeable for capital stock of the Corporation or any Affiliate of the Corporation, or (iv) any capital stock received upon the exercise, or with respect to, the foregoing.

     "STOCK OPTION" shall mean an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

     "TERMINATION FOR CAUSE" means: (1) for any person other than Nonemployee Directors, Termination of Service by the Board or the Board of Directors of an Affiliate because of incompetence, insubordination, dishonesty, or other acts detrimental to the interest of the Corporation or its Affiliates, or any material breach by the Participant of any employment, nondisclosure, covenant not to compete, or other contract with the Corporation or one of its Affiliates;
(2) for Nonemployee Directors, Termination of Service on account of any act of
(a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation. Termination for Cause shall be determined by the Board or, if applicable, the Board of Directors of an Affiliate, in its sole discretion and in good faith.

     "TERMINATION OF SERVICE" means termination of employment with the Corporation and all of its Affiliates for an employee, termination of service as a director for a Nonemployee Director, or the expiration or termination of the contract between a Participant who is an independent contractor and the Corporation or any Affiliate.

                                   ARTICLE II

                                 ADMINISTRATION

     Subject to the terms of this Article II, the Plan shall be administered by the Committee which shall consist of not less than three (3) members of the Board. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. Each member of the Committee, at the time of his appointment to the Committee and while he is a member thereof, must be a "disinterested person", as that term is defined in Rule 16b-3 promulgated under the 1934 Act, and an "outside director" under
Section 162(m) of the Code.

     The Board shall select one of its members to act as the Chairman of the Committee, and the Committee shall make such rules and regulations for its operation as it deems appropriate. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by all members of the Committee shall be the act of the Committee. Subject to the terms hereof, the Committee shall have exclusive power to:

          a. Designate, from time to time, the particular officers, key employees, Nonemployee Directors, and consultants to whom Stock Options will be granted;

          b. Designate the time or times when Stock Options will be granted;

          c. Determine the number of shares of Common Stock subject to issuance pursuant to any Stock Option award, and all of the terms, conditions, restrictions and limitations, if any, of an award of Stock Options, including the time and conditions of exercise or vesting;

          d. Accelerate the vesting or exercise of any Stock Options when such actions would be in the best interests of the Corporation;

          e. Interpret the Plan, prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan; and

          f. Make such other determinations and take such other action as it deems necessary or advisable in connection with the foregoing.

     The Committee shall have full authority and responsibility to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Stock Options issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Except as provided below, any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties, including the Corporation and all Participants.

                                  ARTICLE III

                           SHARES SUBJECT TO THE PLAN

     Subject to the provisions of Articles XI and XII of the Plan, the maximum aggregate number of shares of Common Stock issuable pursuant to the exercise of Stock Options granted under the Plan shall be 500,000 shares of Common Stock. The Committee and the appropriate officers of the Corporation shall from time to time take whatever actions are necessary to execute, acknowledge, file and deliver any documents required to be filed with or delivered to any governmental authority or any stock exchange or transaction reporting system on which shares of Common Stock are listed or quoted in order to make shares of Common Stock available for issuance pursuant to this Plan. Shares of Common Stock subject to Stock Options that (i) are forfeited or terminated, (ii) expire unexercised,
(iii) are settled in cash in lieu of Common Stock, or (iv) are exchanged for Common Stock owned by the Participant upon exercise of a Stock Option, shall immediately become available for the subsequent granting of Stock Options; provided, however, that in no event shall the number of shares of Common Stock subject to Incentive Stock Options exceed, in the aggregate, 500,000 shares of Common Stock plus shares subject to Incentive Stock Options which are forfeited or terminated, or expire unexercised. Shares to be distributed and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Corporation in its treasury.

                                   ARTICLE IV

                              STOCK OPTION GRANTS

     4.1 Eligibility. The Committee shall, from time to time, select the particular officers, key employees, and key consultants of the Corporation and its Affiliates to whom the Stock Options are to be granted and/or distributed in recognition of each such Participant's contribution to the Corporation's or the Affiliate's success. Nonemployee Directors who do not elect to decline to participate pursuant to the following sentence will be eligible to receive Stock Options as provided in Section 4.2. A director otherwise eligible to participate in the Plan may make an irrevocable, one-time election, by written notice to the Committee within ten (10) days after his or her initial election to the Board, to decline to participate in the Plan.

     4.2  Grant of Stock Options.  All grants of Stock Options under this
Article IV shall be awarded by the Committee. Each grant of Stock Options shall be evidenced by an Option Agreement setting forth the total number of shares subject to the Stock Option, the option exercise price, the term of the Stock Option, the vesting schedule, and such other terms and provisions as are approved by the Committee, but, except to the extent permitted herein, are not inconsistent with the Plan. In the case of an Incentive Stock Option, the Option Agreement shall also include provisions that may be necessary to assure that the option is an Incentive Stock Option under the Code. The Corporation shall execute Option Agreements upon instructions from the Committee. Any Nonemployee Director who does not, in accordance with Section 4.1, decline to participate shall, on the date that is ten (10) days after his or her initial election as a director of the Corporation, automatically be granted a Stock Option to purchase 10,000 shares of Common Stock, as adjusted in accordance with Article XI. Any Nonemployee Director who does not, in accordance with Section 4.1, decline to participate shall, on the date that is ten (10) days after an annual meeting of the Company, automatically be granted a Stock Option to purchase 10,000 shares of Common Stock, as adjusted in accordance with Article XI. The options will be granted at fair market value on the grant date and become exercisable, subject to certain conditions, in three (3) equal annual installments on the first three
(3) anniversaries of the grant date and terminate (10) years from the grant date unless terminated sooner as a result of the death or termination of directorship of the holder thereof. If, on the Date of Grant of a Stock Option to a Nonemployee Director, fewer shares of Common Stock remain available for grant than are necessary to permit the grant of Stock Options to each person entitled to receive a Stock Option, then a Stock Option covering an equal number of whole shares of Common Stock, up to 10,000 shares or 10,000 shares, as the case may be, shall be granted to each Nonemployee Director who has not previously been granted a Stock Option.

     4.3 Exercise Price. The exercise price for a Nonqualified Stock Option shall not be less than the Fair Market Value per share of the Common Stock on the Date of Grant. Subject to the terms of Section 5.1 hereof, the exercise price for an Incentive Stock Option shall be equal to the Fair Market Value per share of the Common Stock on the Date of Grant. Notwithstanding anything to the contrary contained in this Section 4.3, the exercise price of each Stock Option granted pursuant to the Plan shall not be less than the par value per share of the Common Stock.

     4.4 Option Period. The option period will begin and terminate on the respective dates specified by the Committee, but may not terminate later than ten (10) years from the Date of Grant. No Stock Option granted under the Plan may be exercised at any time after the expiration of its option period. The Committee may provide for the vesting and exercise of Stock Options in installments and upon such terms, conditions and restrictions as it may determine. In addition to the provisions contained elsewhere herein concerning automatic acceleration of unmatured installments of Stock Options, the Committee shall have the right to accelerate the time at which any Stock Option granted to a Participant shall become vested, or exercisable.

                                   ARTICLE V

                       LIMITS ON INCENTIVE STOCK OPTIONS

     5.1 Eligibility; Option Period. Only employees of the Corporation or an Affiliate may receive an Incentive Stock Option. Notwithstanding the provisions of Section 4.4 hereof, if a Participant eligible to receive an Incentive Stock Option under Section 422 of the Code (an "Eligible Participant") owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Corporation (or any Affiliate of the Corporation) and an Incentive Stock Option is granted to such Eligible Participant, the option period term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant. In addition, the option price of any such Incentive Stock Option granted to any such Eligible Participant owning more than 10% of the combined voting power of all classes of stock of the Corporation (or any Affiliate of the Corporation) shall be at least 110% of the Fair Market Value of the Common Stock on the Date of Grant.

     5.2  Limitation on Exercises of Shares Subject to Incentive Stock
Options. To the extent required by the Code for incentive stock options, the exercise of Incentive Stock Options granted under the Plan shall be subject to the $100,000 calendar year limit as set forth in Section 422(d) of the Code; to the extent that any grant exceeds such $100,000 calendar year limit, the portion of such granted Stock Option shall be deemed a Nonqualified Stock Option granted pursuant to Article IV.

     5.3 Disqualifying Disposition. If Common Stock acquired upon exercise of an Incentive Stock Option is disposed of by an Eligible Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares to such Eligible Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Eligible Participant shall notify the Corporation in writing of the date and terms of such disposition. A disqualifying disposition by an Eligible Participant shall not affect the status of any other Stock Option granted under the Plan as an incentive stock option within the meaning of Section 422 of the Code.

     5.4 Termination. Notwithstanding the provisions of Article VII, the option period of an Eligible Participant's Incentive Stock Options shall terminate no later than ninety (90) days after such Participant's Termination of Service with the Corporation and its Affiliates; provided, that if such service terminates by reason of the death or Disability of the Participant, then the option period of such Participant's Incentive Stock Options shall terminate no later than twelve (12) months after such termination by reason of death or Disability.

                                   ARTICLE VI

                  EXERCISE OF STOCK OPTIONS; RESTRICTED STOCK

     6.1  Exercise of Options.

     (a) Options granted to employees, consultants, and Nonemployee Directors shall be exercisable in accordance with the terms of the applicable Option Agreement.

     (b) Except as otherwise provided in Section 14.2, a Stock Option may be exercised solely by the Participant during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution.

     (c) The purchase price of the shares as to which a Stock Option is exercised shall be paid in full at the time of the exercise. The full purchase price of shares purchased shall be paid upon exercise of the Stock Option in cash, or, with the consent of the Committee, with shares of Common Stock previously owned by the Participant or, with the consent of the Committee, by a combination of cash and such shares. Additionally, the Committee in its sole discretion may provide for payment of the exercise price, (a) by loans from the Corporation or (b) by authorizing a third party to sell the shares (or a sufficient portion thereof) acquired upon exercise of a Stock Option, and assigning the delivery to the Corporation of a sufficient amount of the sale proceeds to pay for all the shares acquired through such exercise and any tax withholding obligations resulting from such exercise. No holder of a Stock Option shall be, or have any of the rights or privileges of, a shareholder of the Corporation in respect of any shares subject to any Stock Option unless and until certificates evidencing such shares shall have been issued by the Corporation to such holder.

     6.2 Restricted Stock. Each Option Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of Common Stock acquired pursuant to an Option Agreement granted hereunder or otherwise and such restrictions on the transferability of shares of the Common Stock acquired pursuant to an Option Agreement hereunder or otherwise as the Committee in its sole and absolute discretion shall deem proper and advisable. Such conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Participant render substantial services to the Corporation or its Affiliates for a specified period of time. Such restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Corporation and shareholders of the Corporation ,other than the Participant who is a party to the particular Option Agreement relating to such share of Common Stock or a subsequent holder of the shares of Common Stock who is bound by such Option Agreement. Such Certificates for shares of Common Stock, when issued, may have the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

     The shares of Stock evidenced by this certificate have been issued to the registered owner in reliance upon written representations that these shares have been purchased for investment. These shares may not be sold, transferred, or assigned unless, in the opinion of the Corporation or its legal counsel, such sale, transfer, or assignment will not be in violation of the Securities Act of 1933, as amended, applicable rules and regulations of the Securities and Exchange Commission, and any applicable state securities laws.

                                  ARTICLE VII

                             TERMINATION OF SERVICE

     Upon the Termination of Service of a Participant for any reason, the specific Option Agreement shall govern the treatment of any unexercised Stock Options. In the event of such a termination, the Committee may, in its discretion, provide for the extension of the exercisability of a Stock Option for any period that is not beyond the applicable expiration date thereof, accelerate the vesting or exercisability of a Stock Option, eliminate or make less restrictive any restrictions contained in a Stock Option, waive any restriction or other provision of this Plan or a Stock Option or otherwise amend or modify the Stock Option in any manner that is either (a) not adverse to such Participant or (b) consented to by such Participant.

     Except as otherwise set forth above, or as provided in Section 5.4 with respect to Incentive Stock Options, a Participant's Stock Options may be exercised as follows in the event of such Participant's Termination of Service:

          (a) Death. In the event of the Participant's death prior to Termination of Service, all unmatured installments of Stock Options outstanding shall thereupon automatically be accelerated and exercisable in full, and the Stock Options may be exercised for a period of twelve (12) months after the Participant's death or until expiration of the option period (if sooner), by the Participant's estate or personal representative(s), or by the person(s) who acquired the right to exercise the Stock Option by bequest or inheritance or by reason of the Participant's death;

          (b) Disability. In the event of a Participant's (other than a Nonemployee Director) Termination of Service as the result of Disability, then all unmatured installments of Stock Options outstanding shall thereupon automatically be accelerated and exercisable in full, and the Stock Options may be exercised by such Participant or his guardian or legal representative for a period of twelve (12) months after such termination or until expiration of the option period (if sooner);

          (c) Termination for Cause. In the event of the Participant's Termination for Cause, then all unvested Stock Options, or any unvested portion thereof, shall not be exercisable and shall thereupon immediately terminate; and

          (d) Other Termination. In the event of a voluntary Termination of Service by a Participant (including as a result of retirement by that Participant) or Termination of Service of a Participant by the Corporation or its Affiliate for any other reason, then all vested Stock Options may be exercised for a period of three (3) months after such termination or until expiration of the option period (if sooner) and upon such date, all of the Participant's outstanding Stock Options shall thereupon immediately terminate.

Notwithstanding the foregoing, an individual grant of a Stock Option to a Participant under the Plan may provide, pursuant to the terms of the particular Option Agreement, more restrictive terms than those contained in this Plan concerning any exercise of such Stock Option with respect to any Termination of Service by such Participant.

                                  ARTICLE VIII

                          AMENDMENT OR DISCONTINUANCE

     Subject to the limitations set forth in this Article VIII, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part. In the event of any amendment to the Plan, the holder of any Stock Option outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Option Agreement relating thereto within such reasonable time as the Committee shall specify in such request. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article VIII shall adversely affect any rights of Participants or obligations of the Corporation to Participants with respect to any Stock Options theretofore granted under the Plan without the consent of the affected Participant.

                                   ARTICLE IX

                               EFFECT OF THE PLAN

     Neither the adoption of this Plan nor any action of the Committee shall be deemed to give any employee, consultant or Nonemployee Director any right to be granted a Stock Option or to purchase or receive Common Stock of the Corporation or any other rights except as may be evidenced by an Option Agreement, or any amendment thereto, duly authorized by and executed on behalf of the Corporation and then only to the extent of and upon and subject to the terms and conditions expressly set forth therein.

                                   ARTICLE X

                                      TERM

     The Plan shall be submitted to the Corporation's stockholders for their approval; adoption of the Plan by the Corporation and the award of any Option Agreement hereunder shall be subject to and conditioned upon such stockholders' approval of the Plan. Unless sooner terminated by action of the Board, the Plan will terminate on the 1st day of January, 2012. Stock Options under the Plan may not be granted after that date, but Stock Options granted before that date will continue to be effective in accordance with their terms and conditions.

                                   ARTICLE XI

                              CAPITAL ADJUSTMENTS

     If at any time while the Plan is in effect or unexercised Stock Options are outstanding there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock through the declaration of a Stock Dividend or through any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, then and in such event:

          (i) An appropriate adjustment shall be made in the maximum number of shares of Common Stock then subject to being awarded under grants pursuant to the Plan, to the end that the same proportion of the Corporation's issued and outstanding shares of Common Stock shall continue to be subject to being so awarded; and

          (ii) Appropriate adjustments shall be made in the number of shares of Common Stock and the exercise price per share thereof then subject to purchase pursuant to each such Stock Option previously granted and unexercised, to the end that the same proportion of the Corporation's issued and outstanding shares of Common Stock in each instance shall remain subject to purchase at the same aggregate exercise price.

     Any fractional shares resulting from any adjustment made pursuant to this
Article XI shall be eliminated for the purposes of such adjustment. Except as otherwise expressly provided herein, the issuance by the Corporation of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of shares of Common Stock then subject to outstanding Stock Options granted under the Plan.

                                  ARTICLE XII

                   RECAPITALIZATION, MERGER AND CONSOLIDATION

     (a) The existence of this Plan and Stock Options granted hereunder shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options or warrants to purchase same), or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) Subject to any required action by the stockholders, if the Corporation shall be the surviving or resulting corporation in any merger or consolidation, any outstanding Stock Option granted hereunder shall pertain to and apply to the securities or rights (including cash, property or assets) to which a holder of the number of shares of Common Stock subject to the Stock Option would have been entitled.

     (c) In the event of any reorganization, merger or consolidation pursuant to which the Corporation is not the surviving or resulting corporation, or of any proposed sale of substantially all of the assets of the Corporation, there may be substituted for each share of Common Stock subject to the unexercised portions of such outstanding Stock Option that number of shares of each class of stock or other securities or that amount of cash, property or assets of the surviving or consolidated company which were distributed or distributable to the stockholders of the Corporation in respect of each share of Common Stock held by them, such outstanding Stock Options to be thereafter exercisable for such stock, securities, cash or property in accordance with their terms. Notwithstanding the foregoing, however, the Committee, in its sole discretion, may cancel all such Stock Options as of the effective date of any such reorganization, merger or consolidation, or of any such proposed sale of substantially all of the assets of the Corporation, or of any dissolution or liquidation of the Corporation, and either:

          (i) give notice to each holder thereof or his personal representative of its intention to cancel such Stock Options and permit the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares subject to such outstanding Stock Options, including shares as to which such Stock Options would not otherwise be exercisable; or

          (ii) pay the holder thereof an amount equal to a reasonable estimate of an amount (hereinafter the "Spread") equal to the difference between the net amount per share payable in such transaction or as a result of such transaction, less the exercise price of such Stock Options. In estimating the Spread, appropriate adjustments to give effect to the existence of the Stock Options shall be made, such as deeming the Stock Options to have been exercised, with the Corporation receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Options as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Corporation, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Corporation after giving effect to expenses and charges, including but not limited to taxes, payable by the Corporation before such liquidation could be completed.

     (d) In the event of a "Change in Control" of the Corporation, then, notwithstanding any other provision in the Plan to the contrary, all unmatured installments of Stock Options outstanding shall thereupon automatically be accelerated and exercisable in full. Such acceleration of exercisability shall not apply to a given Stock Option granted to any Participant other than Nonemployee Directors if any surviving acquiring corporation agrees to assume such Stock Option in connection with the Change in Control. For the purposes of this Plan, a "Change in Control" shall mean any one of the following: (i) during any period of two (2) consecutive years, individuals who, at the beginning of such period constituted the entire Board, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Corporation's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; (ii) any person or group of persons (i.e., two or more persons agreeing to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Corporation) (other than any "group" deemed to exist by virtue of aggregating the number of securities beneficially owned by any or all of the current directors of the Corporation (and the "Affiliates" of such directors, as that term is defined below) serving as such as of the date of this Plan (collectively, the "Exempt Group")) together with his or its Affiliates, becomes the beneficial owner, directly or indirectly, of 50.1% or more of the voting power of the Corporation's then outstanding securities entitled generally to vote for the election of the Corporation's directors; (iii) the merger or consolidation of the Corporation with or into any other entity if the Corporation is not the surviving entity (or the Corporation is the surviving entity but voting securities of the Corporation are exchanged for securities of any other entity) and any person or group of persons (as defined above) (other than the Exempt Group), together with his or its Affiliates, is the beneficial owner, directly or indirectly, of 50.1% or more of the surviving entity's then outstanding securities entitled generally to vote for the election of the surviving entity's directors; or (iv) the sale of all or substantially all of the assets of the Corporation or the liquidation or dissolution of the Corporation. The term "Affiliate" with respect to any person shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

     (e) Notwithstanding sub-Section (c) above of this Article XII, in case the Corporation shall, at any time while any Stock Option under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property or (ii) dissolve, liquidate, or wind up its affairs, then, provided that the Committee so determines in its sole discretion, each Participant may thereafter receive upon exercise hereof (in lieu of each share of Common Stock of the Corporation which such Participant would have been entitled to receive) the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Corporation. In the event that the Corporation shall, at any time prior to the expiration of any Stock Option, make any partial distribution of its assets in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of retained earnings or earned surplus and designated as such), then in such event the exercise prices then in effect with respect to each option shall be reduced, as of the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of the Corporation's Common Stock (determined in accordance with generally accepted accounting principles) resulting by reason of such distribution; provided, that in no event shall any adjustment of exercise prices in accordance with the terms of the Plan result in any exercise prices being reduced below the par value per share of the Common Stock.

     (f) Upon the occurrence of each event requiring an adjustment of the exercise price and/or the number of shares purchasable pursuant to Stock Options granted pursuant to the terms of this Plan, the Corporation shall mail forthwith to each Participant a copy of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant, except as to any Participant who contests such computation by written notice to the Corporation within thirty (30) days after receipt thereof by such Participant.

                                  ARTICLE XIII

                   OPTIONS IN SUBSTITUTION FOR STOCK OPTIONS
                         GRANTED BY OTHER CORPORATIONS

     Stock Options may be granted under the Plan from time to time in substitution for such stock options held by employees of a corporation who become or are about to become employees of the Corporation or an Affiliate as the result of a merger or consolidation of the employing corporation with the Corporation or an Affiliate or the acquisition by either of the foregoing of stock of the employing corporation as the result of which it becomes an Affiliate. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

                                  ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

     14.1 Other Compensation Plans. The adoption of this Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Corporation or any Affiliate, nor shall the Plan preclude the Corporation or any Affiliate from establishing any other forms of incentive or other compensation plans.

     14.2 Exercise of Stock Options. Stock Options granted under the Plan may be exercised during the option period, at such times and in such amounts, in accordance with the terms and conditions and subject to such restrictions as are set forth herein and in the applicable Option Agreements.

     14.3 Assignability. A Stock Option granted to a Participant optionee may not be transferred or assigned other than by will or the laws of descent and distribution or, with respect to a Nonqualified Stock Option, pursuant to the terms of a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, or, with respect to an Incentive Stock Option, by the Participant or his legally authorized representative during the Participant's lifetime. The Committee may, in its discretion, authorize all or a portion of the Stock Options granted to a Participant to be on terms which permit transfer by such Participant to (A) the spouse, ex-spouse, children, step children or grandchildren of the Participant ("Immediate Family Members"), (B) a trust or trusts for the exclusive benefit of one or more Immediate Family Members, or (C) a partnership or limited liability company in which one or more Immediate Family Members are the only partners or members, so long as (i) the Option Agreement evidencing any option granted pursuant to this Plan is approved by the Committee and expressly provides for transferability in a manner consistent with this Section 14.2 and (ii) subsequent transfers of such option shall be prohibited except for transfers by will or the laws of descent and distribution. Furthermore, the Committee may, in its discretion, authorize all or a portion of the Stock Options granted to a Participant to be on terms which permit transfer by such Participant to other entities or persons to whom the Committee may in its discretion permit transfers of the option. Notwithstanding any provision contained herein to the contrary, in the case of an Incentive Stock Option, any transfer or assignment may occur only to the extent it will not result in disqualifying such option as an incentive Stock Option under
Section 422 of the Code, or any successor provision. Any attempted assignment or transfer in violation of this Section 14.2 shall be null and void.

     14.4 Investment Intent. The Corporation may require that there be presented to and filed with it by any Participant(s) under the Plan, such evidence as it may deem necessary to establish that the Stock Options granted or the shares of Common Stock to be purchased or transferred are being acquired for investment purposes and not with a view to their distribution.

     14.5 Allotment of Shares. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of Stock Options to Participants under the Plan. The grant of a Stock Option to a Participant shall not, by itself, be deemed either to entitle the Participant to, or to disqualify the Participant from, participation in any other grant of Stock Options under the Plan.

     14.6 No Right to Continue Employment. This Plan does not constitute a contract of employment. Nothing in the Plan or in any Stock Option confers upon any employee the right to continue in the employ of the Corporation or any of its Affiliates or interferes with or restricts in any way the right of the Corporation or any of its Affiliates to discharge any employee at any time (subject to any contract rights of such employee).

     14.7 Stockholders' Rights. The holder of a Stock Option shall have none of the rights or privileges of a stockholder except with respect to shares which have been actually issued.

     14.8 Tax Requirements. Any Participant who exercises any Stock Option shall be required to pay the Corporation the amount of all taxes which the Corporation is required to withhold as a result of the exercise of the Stock Option. With respect to an Incentive Stock Option, in the event of a subsequent disqualifying disposition of Common Stock within the meaning of Section 422 of the Code, such payment of taxes may be made in cash, by check or through the delivery of shares of Common Stock which the employee then owns, which shares have an aggregate Fair Market Value equal to the required withholding payment, or any combination thereof. With respect to the exercise of a Nonqualified Stock Option, the Participant's obligation to pay such taxes may be satisfied by the following, or any combination thereof: (i) the delivery of cash to the Corporation in an amount necessary to satisfy the required tax withholding obligation of the Corporation and/or (ii) the actual delivery by the exercising Participant to the Corporation of shares of Common Stock which the Participant owns and/or the Corporation's withholding of a number of shares to be delivered upon the exercise of the Stock Option), which shares so delivered or withheld have an aggregate Fair Market Value which equals or exceeds (if necessary to avoid the issuance of fractional shares) the required tax withholding payment. Any such withholding payments with respect to the exercise of a Nonqualified Stock Option made by a Participant in cash or by actual delivery of shares of Common Stock shall be required to be made within thirty (30) days after the delivery to the Participant of any certificate representing the shares of Common Stock acquired upon exercise of the Stock Option.

     14.9 Indemnification of Committee. No current or previous member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all such members of the Committee and each and any officer or employee of the Corporation acting on its behalf shall, to the extent permitted by law, be fully indemnified and protected by the Corporation in respect of any such action, determination or interpretation. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Corporation's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

     14.10 Restrictions. This Plan, and the granting and exercise of Stock Options hereunder, and the obligation of the Corporation to sell and deliver Common Stock under such Stock Options, shall be subject to all applicable foreign and United States laws, rules and regulations, and to such approvals on the part of any governmental agencies or stock exchanges or transaction reporting systems as may be required. No Common Stock or other form of payment shall be issued with respect to any Stock Option unless the Corporation shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws and the requirements of any regulatory authority having jurisdiction over the securities of the Corporation. Unless the Stock Options and Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, each person exercising a Stock Option under this Plan may be required by the Corporation to give a representation in writing in form and substance satisfactory to the Corporation to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof. If any provision of this Plan is found not to be in compliance with such rules, such provision shall be null and void to the extent required to permit this Plan to comply with such rules. Certificates evidencing shares of Common Stock delivered under this Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or quoted, and any applicable federal, foreign and state securities law. The Committee may cause a legend or legends to be placed upon any such certificates to make appropriate reference to such restrictions.

     14.11 Gender and Number. Where the context permits, words in the masculine gender shall include the feminine and neuter genders, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form.

     14.12 Headings. Headings of articles and sections hereof are inserted for convenience of reference and constitute no part of the Plan.

     IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed as of the 1st day of January, 2002 by its Chief Executive Officer pursuant to prior action taken by the Board.

                                            TOREADOR RESOURCES CORPORATION

                                            By:
                                               ---------------------------------
                                                President and Chief Executive
                                                            Officer

Attest:

------------------------------------------------------
Secretary

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

     Toreador's Certificate of Incorporation (the "Certificate of Incorporation"), provides that no director of Toreador will be personally liable to Toreador or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the General Corporation Law of the State of Delaware ("Delaware Code") nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to Toreador or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

     The Bylaws of Toreador provide that Toreador shall indemnify its directors and officers and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of Section 145 of the Delaware Code, Toreador has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of Toreador) by reason of the fact that he is or was a director, officer, employee, or agent of Toreador, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of Toreador and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of Toreador as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT NO.                            EXHIBIT DESCRIPTION
-----------                            -------------------
   2.1*       --   Agreement and Plan of Merger, dated as of October 3, 2001, between Toreador Resources Corporation and Madison Oil
                   Company is included herein as Annex A.
   2.2*       --   Subordinated Revolving Credit Agreement, dated as of October
                   3, 2001, between Madison Oil Company and Toreador Resources
                   Corporation.
   2.3*       --   Subordinated Revolving Credit Note, dated as of October 3,
                   2001, between Toreador Resources Corporation and Madison Oil
                   Company.
   2.4*       --   Voting Agreement, dated as of October 3, 2001, by Herbert L.
                   Brewer, David M. Brewer and PHD Partners, LP for the benefit of Toreador Resources Corporation.
   2.5        --   Certificate of Ownership and Merger merging Toreador
                   Resources Corporation into Toreador Royalty Corporation,
                   effective June 5, 2000 (previously filed as Exhibit 2.1 to
                   Toreador Resources Corporation Current Report on Form 8-K
                   filed on June 5, 2000, file No. 0-2517 and incorporated
                   herein by reference).
   3.1        --   Certificate of Incorporation, as amended, of Toreador
                   Royalty Corporation (previously filed as Exhibit 3.1 to
                   Toreador Royalty Corporation Annual Report on Form 10-K for
                   the year ended December 31, 1998, file No. 0-2517 and
                   incorporated herein by reference).
   3.2        --   Amended and Restated Bylaws, as amended, of Toreador Royalty
                   Corporation (previously filed as Exhibit 3.2 to Toreador
                   Royalty Corporation Annual Report on Form 10-K for the year ended December 31, 1998, file No. 0-2517 and incorporated
                   herein by reference).
   3.3        --   Certificate of Designation of Series A Convertible Preferred
                   Stock of Toreador Royalty Corporation, dated December 14,
                   1998 (previously filed as Exhibit 10.3 to Toreador Royalty
                   Corporation Current Report on Form 8-K filed with the
                   Securities and Exchange Commission on December 31, 1998,
                   file No. 0-2517 and incorporated herein by reference).
   3.4        --   Amendment to Certificate of Designation of Series A
                   Convertible Preferred Stock of Toreador Resources
                   Corporation, dated December 31, 1998 (previously filed as
                   Exhibit 3.1 to Toreador Resources Corporation Annual Report
                   on Form 10-K for the year ended December 31, 2000, file No.
                   0-2517 and incorporated herein by reference).
   4.1        --   Form of Letter Agreement regarding Series A Convertible
                   Preferred Stock, dated as of March 15, 1999, between
                   Toreador Royalty Corporation and the holders of Series A
                   Convertible Preferred Stock (previously filed as Exhibit 4.1 to Toreador Royalty Corporation Annual Report on Form 10-K
                   for the year ended December 31, 1998, file No. 0-2517 and
                   incorporated herein by reference).
   4.2        --   Registration Rights Agreement, effective December 16, 1998, among Toreador Royalty Corporation and persons party thereto
                   (previously filed as Exhibit 10.2 to Toreador Royalty
                   Corporation Current Report on Form 8-K filed with the
                   Securities and Exchange Commission on December 31, 1998,
                   file No. 0-2517 and incorporated herein by reference).
   4.3        --   Settlement Agreement, dated June 25, 1998, among the Gralee
                   Persons, the Dane Falb Persons and Toreador Royalty
                   Corporation (previously filed as Exhibit 10.1 to Toreador
                   Royalty Corporation Current Report on Form 8-K filed with
                   the Securities and Exchange Commission on July 1, 1998, file
                   No. 0-2517 and incorporated herein by reference).
   4.4        --   Registration Rights Agreement, effective September 11, 2000, among Toreador Resources Corporation and Earl E. Rossman,
                   Jr., Representative of the Holders (previously filed as
                   Exhibit 4.6 to Toreador Resources Corporation Registration
                   Statement on Form S-3, No. 333-52522, filed with the
                   Securities and Exchange Commission on December 22, 2000, and
                   incorporated herein by reference).
   4.5        --   Registration Rights Agreement, effective July 31, 2000,
                   among Toreador Royalty Corporation and persons party thereto
                   (previously filed as Exhibit 4.6 to Toreador Resources
                   Corporation Registration Statement on Form S-3, No.
                   333-52522, filed with the Securities and Exchange Commission on December 22, 2000, and incorporated herein by reference).
   5.1**      --   Opinion of Haynes and Boone, LLP.
   8.1**      --   Opinion of Haynes and Boone, LLP regarding certain tax
                   matters.

EXHIBIT NO.                            EXHIBIT DESCRIPTION
-----------                            -------------------
   8.2**      --   Opinion of Ogilvy Renault regarding certain tax matters.
  10.1        --   Employment Agreement, dated as of May 1, 1997, between
                   Toreador Royalty Corporation and Edward C. Marhanka
                   (previously filed as Exhibit 10.5 to Toreador Royalty
                   Corporation Quarterly Report on Form 10-Q for the quarter
                   ended June 30, 1997, file No. 0-2517 and incorporated herein by reference).
  10.2        --   Toreador Royalty Corporation 1990 Stock Option Plan
                   (previously filed as Exhibit 10.7 to Toreador Royalty
                   Corporation Annual Report on Form 10-K for the year ended
                   December 31, 1994, file No. 0-2517 and incorporated herein for reference).
  10.3        --   Amendment to Toreador Royalty Corporation 1990 Stock Option
                   Plan, effective as of May 15, 1997 (previously filed as
                   Exhibit 10.14 to Toreador Royalty Corporation Annual Report
                   on Form 10-K for the year ended December 31, 1997, file No.
                   0-2517 and incorporated herein by reference).
  10.4        --   Toreador Royalty Corporation 1994 Non-Employee Director
                   Stock Option Plan, as amended (previously filed as Exhibit
                   10.12 to Toreador Royalty Corporation Annual Report on Form
                   10-K for the year ended December 31, 1995, file No. 0-2517 and incorporated herein by reference).
  10.5        --   Toreador Royalty Corporation Amended and Restated 1990 Stock
                   Option Plan, effective as of September 24, 1998 (previously filed as Exhibit A to Toreador Royalty Corporation
                   Preliminary Proxy Statement filed with the Securities and
                   Exchange Commission on March 12, 1999, file No. 0-2517 and incorporated herein by reference).
  10.6        --   Form of Indemnification Agreement, dated as of April 25,
                   1995, between Toreador Royalty Corporation and each of the members of our Board of Directors (previously filed as
                   Exhibit 10 to Toreador Royalty Corporation Quarterly Report
                   on Form 10-Q for the quarterly period ended June 30, 1995, file No. 0-2517 and incorporated herein by reference).
  10.7        --   Toreador Royalty Corporation Amended and Restated 1990 Stock
                   Option Plan Nonqualified Stock Option Agreement, dated
                   September 24, 1998, between Toreador Royalty Corporation and
                   G. Thomas Graves III (previously filed as Exhibit 10.13 to
                   Toreador Royalty Corporation Annual Report on Form 10-K for
                   the year ended December 31, 1998, file No. 0-2517 and
                   incorporated herein by reference).
  10.8        --   Toreador Royalty Corporation Amended and Restated 1990 Stock
                   Option Plan Nonqualified Stock Option Agreement, dated
                   September 24, 1998, between Toreador Royalty Corporation and
                   John Mark McLaughlin (previously filed as Exhibit 10.14 to
                   Toreador Royalty Corporation Annual Report on Form 10-K for
                   the year ended December 31, 1998, file No. 0-2517 and
                   incorporated herein by reference).
  10.9        --   Loan Agreement, effective February 16, 2001, between
                   Toreador Resources Corporation, Toreador Exploration &
                   Production Inc., Toreador Acquisition Corporation and
                   Tormin, Inc. and Bank of Texas, National Association
                   (previously filed as Exhibit 10.9 to Toreador Resources
                   Corporation Annual Report on Form 10-K for the year ended
                   December 31, 2000, file No. 0-2517 and incorporated herein by reference).
  10.10       --   Purchase and Sale Agreement, effective November 24, 1999,
                   between Lario Oil & Gas Company and Toreador Exploration &
                   Production Inc. (previously filed as Exhibit 10.1 to
                   Toreador Royalty Corporation Current Report on Form 8-K
                   filed on January 6, 2000, file No. 0-2517 and incorporated herein by reference).
  10.11       --   Merger Agreement, effective September 11, 2000, between
                   Texona Petroleum Corporation, Toreador Resources Corporation
                   and Toreador Acquisition Corporation (previously filed as
                   Exhibit 10.1 to Toreador Resources Corporation Current
                   Report on Form 8-K filed on October 2, 2000, file No. 0-2517 and incorporated herein by reference).
  10.12       --   First Amendment to Merger Agreement, effective January 30,
                   2001, between Texona Petroleum Corporation, Toreador
                   Resources Corporation and Toreador Acquisition Corporation
                   (previously filed as Exhibit 10.12 to Toreador Resources
                   Corporation Annual Report on Form 10-K for the year ended
                   December 31, 2000, file No. 0-2517 and incorporated herein by reference).

EXHIBIT NO.                            EXHIBIT DESCRIPTION
-----------                            -------------------
  16.1        --   Letter on Change in Certifying Accountant from
                   PricewaterhouseCoopers LLP, dated June 30, 1999 (previously filed as Exhibit 16 to Amendment No. 2 to Toreador Royalty
                   Corporation Current Report on Form 8-K/A filed on June 30,
                   1999, file No. 0-2517 and incorporated herein by reference).
  21.1        --   Subsidiaries of Toreador Resources Corporation.
  23.1**      --   Consent of Ernst & Young LLP, Toreador Resources
                   Corporation's independent auditors.
  23.2**      --   Consent of James A. Moyers, CPA, Madison Oil Company's
                   independent auditors.
  23.3**      --   Consent of Harlan Consulting -- Toreador Resources
                   Corporation.
  23.4**      --   Consent of LaRoche Petroleum Consultants, Inc. -- Toreador
                   Resources Corporation.
  23.5**      --   Consent of LaRoche Petroleum Consultants, Inc. -- Madison
                   Oil Company.
  23.6**      --   Consent of Haynes and Boone, LLP (included in the opinion
                   filed as Exhibit 5.1 to this Registration Statement).
  23.7*       --   Consent of Morgan Keegan & Company, Inc.
  23.8**      --   Consent of Haynes and Boone, LLP
  23.9**      --   Consent of Ogilvy Renault
  23.10*      --   Acknowledgment of Inclusion of Compilation Report by Ernst &
                   Young LLP
  24.1*       --   Power of Attorney
  99.1**      --   Form of Proxy Card for Toreador Resources Corporation
                   Special Meeting.
  99.2**      --   Form of Proxy Card for Madison Oil Company Special Meeting.


---------------

 * Previously filed.

** Filed herewith.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          1. that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          2. that every prospectus: (a) that is filed pursuant to paragraph (1) immediately preceding, or (b) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          3. to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request; and

          4. to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 29th of November, 2001.


                                          TOREADOR RESOURCES CORPORATION

                                          By:   /s/ G. THOMAS GRAVES III
                                             -----------------------------------
                                                    G. Thomas Graves III
                                                     President and CEO

     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-4 has been signed by the following persons in the capacities indicated as of the date set forth below.


                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

             /s/ G. THOMAS GRAVES III                  President, Chief Executive      November 29, 2001
 ------------------------------------------------         Officer and Director
               G. Thomas Graves III

                /s/ J.W. BULLION*                               Director               November 29, 2001
 ------------------------------------------------
                   J.W. Bullion

             /s/ EDWARD NATHAN DANE*                            Director               November 29, 2001
 ------------------------------------------------
                Edward Nathan Dane

                /s/ PETER L. FALB*                              Director               November 29, 2001
 ------------------------------------------------
                  Peter L. Falb

           /s/ THOMAS P. KELLOGG, JR.*                          Director               November 29, 2001
 ------------------------------------------------
              Thomas P. Kellogg, Jr.

               /s/ WILLIAM I. LEE*                              Director               November 29, 2001
 ------------------------------------------------
                  William I. Lee

            /s/ JOHN MARK MCLAUGHLIN*                           Director               November 29, 2001
 ------------------------------------------------
               John Mark McLaughlin

              /s/ H.R. SANDERS, JR.*                            Director               November 29, 2001
 ------------------------------------------------
                H.R. Sanders, Jr.

               /s/ DOUGLAS W. WEIR                     Vice President-Finance and      November 29, 2001
 ------------------------------------------------    Treasurer (Principal Financial
                 Douglas W. Weir                         and Accounting Officer)

             /s/ G. THOMAS GRAVES III                                                  November 29, 2001
 ------------------------------------------------
              G. Thomas Graves III*
    *Pursuant to power of attorney previously
filed with the Securities and Exchange Commission

                               INDEX TO EXHIBITS


EXHIBIT NO.                            EXHIBIT DESCRIPTION
-----------                            -------------------
   2.1*       --   Agreement and Plan of Merger, dated as of October 3, 2001, between Toreador Resources Corporation and Madison Oil
                   Company is included herein as Annex A.
   2.2*       --   Subordinated Revolving Credit Agreement, dated as of October
                   3, 2001, between Madison Oil Company and Toreador Resources
                   Corporation.
   2.3*       --   Subordinated Revolving Credit Note, dated as of October 3,
                   2001, between Toreador Resources Corporation and Madison Oil
                   Company.
   2.4*       --   Voting Agreement, dated as of October 3, 2001, by Herbert L.
                   Brewer, David M. Brewer and PHD Partners, LP for the benefit of Toreador Resources Corporation.
   2.5        --   Certificate of Ownership and Merger merging Toreador
                   Resources Corporation into Toreador Royalty Corporation,
                   effective June 5, 2000 (previously filed as Exhibit 2.1 to
                   Toreador Resources Corporation Current Report on Form 8-K
                   filed on June 5, 2000, file No. 0-2517 and incorporated
                   herein by reference).
   3.1        --   Certificate of Incorporation, as amended, of Toreador
                   Royalty Corporation (previously filed as Exhibit 3.1 to
                   Toreador Royalty Corporation Annual Report on Form 10-K for
                   the year ended December 31, 1998, file No. 0-2517 and
                   incorporated herein by reference).
   3.2        --   Amended and Restated Bylaws, as amended, of Toreador Royalty
                   Corporation (previously filed as Exhibit 3.2 to Toreador
                   Royalty Corporation Annual Report on Form 10-K for the year ended December 31, 1998, file No. 0-2517 and incorporated
                   herein by reference).
   3.3        --   Certificate of Designation of Series A Convertible Preferred
                   Stock of Toreador Royalty Corporation, dated December 14,
                   1998 (previously filed as Exhibit 10.3 to Toreador Royalty
                   Corporation Current Report on Form 8-K filed with the
                   Securities and Exchange Commission on December 31, 1998,
                   file No. 0-2517 and incorporated herein by reference).
   3.4        --   Amendment to Certificate of Designation of Series A
                   Convertible Preferred Stock of Toreador Resources
                   Corporation, dated December 31, 1998 (previously filed as
                   Exhibit 3.1 to Toreador Resources Corporation Annual Report
                   on Form 10-K for the year ended December 31, 2000, file No.
                   0-2517 and incorporated herein by reference).
   4.1        --   Form of Letter Agreement regarding Series A Convertible
                   Preferred Stock, dated as of March 15, 1999, between
                   Toreador Royalty Corporation and the holders of Series A
                   Convertible Preferred Stock (previously filed as Exhibit 4.1 to Toreador Royalty Corporation Annual Report on Form 10-K
                   for the year ended December 31, 1998, file No. 0-2517 and
                   incorporated herein by reference).
   4.2        --   Registration Rights Agreement, effective December 16, 1998, among Toreador Royalty Corporation and persons party thereto
                   (previously filed as Exhibit 10.2 to Toreador Royalty
                   Corporation Current Report on Form 8-K filed with the
                   Securities and Exchange Commission on December 31, 1998,
                   file No. 0-2517 and incorporated herein by reference).
   4.3        --   Settlement Agreement, dated June 25, 1998, among the Gralee
                   Persons, the Dane Falb Persons and Toreador Royalty
                   Corporation (previously filed as Exhibit 10.1 to Toreador
                   Royalty Corporation Current Report on Form 8-K filed with
                   the Securities and Exchange Commission on July 1, 1998, file
                   No. 0-2517 and incorporated herein by reference).
   4.4        --   Registration Rights Agreement, effective September 11, 2000, among Toreador Resources Corporation and Earl E. Rossman,
                   Jr., Representative of the Holders (previously filed as
                   Exhibit 4.6 to Toreador Resources Corporation Registration
                   Statement on Form S-3, No. 333-52522, filed with the
                   Securities and Exchange Commission on December 22, 2000, and
                   incorporated herein by reference).
   4.5        --   Registration Rights Agreement, effective July 31, 2000,
                   among Toreador Royalty Corporation and persons party thereto
                   (previously filed as Exhibit 4.6 to Toreador Resources
                   Corporation Registration Statement on Form S-3, No.
                   333-52522, filed with the Securities and Exchange Commission on December 22, 2000, and incorporated herein by reference).
   5.1**      --   Opinion of Haynes and Boone, LLP.
   8.1**      --   Opinion of Haynes and Boone, LLP regarding certain tax
                   matters.
   8.2**      --   Opinion of Ogilvy Renault regarding certain tax matters.

EXHIBIT NO.                            EXHIBIT DESCRIPTION
-----------                            -------------------
  10.1        --   Employment Agreement, dated as of May 1, 1997, between
                   Toreador Royalty Corporation and Edward C. Marhanka
                   (previously filed as Exhibit 10.5 to Toreador Royalty
                   Corporation Quarterly Report on Form 10-Q for the quarter
                   ended June 30, 1997, file No. 0-2517 and incorporated herein by reference).
  10.2        --   Toreador Royalty Corporation 1990 Stock Option Plan
                   (previously filed as Exhibit 10.7 to Toreador Royalty
                   Corporation Annual Report on Form 10-K for the year ended
                   December 31, 1994, file No. 0-2517 and incorporated herein for reference).
  10.3        --   Amendment to Toreador Royalty Corporation 1990 Stock Option
                   Plan, effective as of May 15, 1997 (previously filed as
                   Exhibit 10.14 to Toreador Royalty Corporation Annual Report
                   on Form 10-K for the year ended December 31, 1997, file No.
                   0-2517 and incorporated herein by reference).
  10.4        --   Toreador Royalty Corporation 1994 Non-Employee Director
                   Stock Option Plan, as amended (previously filed as Exhibit
                   10.12 to Toreador Royalty Corporation Annual Report on Form
                   10-K for the year ended December 31, 1995, file No. 0-2517 and incorporated herein by reference).
  10.5        --   Toreador Royalty Corporation Amended and Restated 1990 Stock
                   Option Plan, effective as of September 24, 1998 (previously filed as Exhibit A to Toreador Royalty Corporation
                   Preliminary Proxy Statement filed with the Securities and
                   Exchange Commission on March 12, 1999, file No. 0-2517 and incorporated herein by reference).
  10.6        --   Form of Indemnification Agreement, dated as of April 25,
                   1995, between Toreador Royalty Corporation and each of the members of our Board of Directors (previously filed as
                   Exhibit 10 to Toreador Royalty Corporation Quarterly Report
                   on Form 10-Q for the quarterly period ended June 30, 1995, file No. 0-2517 and incorporated herein by reference).
  10.7        --   Toreador Royalty Corporation Amended and Restated 1990 Stock
                   Option Plan Nonqualified Stock Option Agreement, dated
                   September 24, 1998, between Toreador Royalty Corporation and
                   G. Thomas Graves III (previously filed as Exhibit 10.13 to
                   Toreador Royalty Corporation Annual Report on Form 10-K for
                   the year ended December 31, 1998, file No. 0-2517 and
                   incorporated herein by reference).
  10.8        --   Toreador Royalty Corporation Amended and Restated 1990 Stock
                   Option Plan Nonqualified Stock Option Agreement, dated
                   September 24, 1998, between Toreador Royalty Corporation and
                   John Mark McLaughlin (previously filed as Exhibit 10.14 to
                   Toreador Royalty Corporation Annual Report on Form 10-K for
                   the year ended December 31, 1998, file No. 0-2517 and
                   incorporated herein by reference).
  10.9        --   Loan Agreement, effective February 16, 2001, between
                   Toreador Resources Corporation, Toreador Exploration &
                   Production Inc., Toreador Acquisition Corporation and
                   Tormin, Inc. and Bank of Texas, National Association
                   (previously filed as Exhibit 10.9 to Toreador Resources
                   Corporation Annual Report on Form 10-K for the year ended
                   December 31, 2000, file No. 0-2517 and incorporated herein by reference).
  10.10       --   Purchase and Sale Agreement, effective November 24, 1999,
                   between Lario Oil & Gas Company and Toreador Exploration &
                   Production Inc. (previously filed as Exhibit 10.1 to
                   Toreador Royalty Corporation Current Report on Form 8-K
                   filed on January 6, 2000, file No. 0-2517 and incorporated herein by reference).
  10.11       --   Merger Agreement, effective September 11, 2000, between
                   Texona Petroleum Corporation, Toreador Resources Corporation
                   and Toreador Acquisition Corporation (previously filed as
                   Exhibit 10.1 to Toreador Resources Corporation Current
                   Report on Form 8-K filed on October 2, 2000, file No. 0-2517 and incorporated herein by reference).
  10.12       --   First Amendment to Merger Agreement, effective January 30,
                   2001, between Texona Petroleum Corporation, Toreador
                   Resources Corporation and Toreador Acquisition Corporation
                   (previously filed as Exhibit 10.12 to Toreador Resources
                   Corporation Annual Report on Form 10-K for the year ended
                   December 31, 2000, file No. 0-2517 and incorporated herein by reference).
  16.1        --   Letter on Change in Certifying Accountant from
                   PricewaterhouseCoopers LLP, dated June 30, 1999 (previously filed as Exhibit 16 to Amendment No. 2 to Toreador Royalty
                   Corporation Current Report on Form 8-K/A filed on June 30,
                   1999, file No. 0-2517 and incorporated herein by reference).
  21.1        --   Subsidiaries of Toreador Resources Corporation.

EXHIBIT NO.                            EXHIBIT DESCRIPTION
-----------                            -------------------
  23.1**      --   Consent of Ernst & Young LLP, Toreador Resources
                   Corporation's independent auditors.
  23.2**      --   Consent of James A. Moyers, CPA, Madison Oil Company's
                   independent auditors.
  23.3**      --   Consent of Harlan Consulting -- Toreador Resources
                   Corporation.
  23.4**      --   Consent of LaRoche Petroleum Consultants, Inc. -- Toreador
                   Resources Corporation.
  23.5**      --   Consent of LaRoche Petroleum Consultants, Inc. -- Madison
                   Oil Company.
  23.6**      --   Consent of Haynes and Boone, LLP (included in the opinion
                   filed as Exhibit 5.1 to this Registration Statement).
  23.7*       --   Consent of Morgan Keegan & Company, Inc.
  23.8**      --   Consent of Haynes and Boone, LLP
  23.9**      --   Consent of Ogilvy Renault
  23.10*      --   Acknowledgment of Inclusion of Compilation Report by Ernst &
                   Young LLP
  24.1*       --   Power of Attorney
  99.1**      --   Form of Proxy Card for Toreador Resources Corporation
                   Special Meeting.
  99.2**      --   Form of Proxy Card for Madison Oil Company Special Meeting.


---------------

 * Previously filed.

** Filed herewith.